Form 10-K, Exhibit 13
period 1993-12-31
UST INC
filed 1994-03-16
CIK 811669

                                                                    EXHIBIT 13.1

                                      UST

                       CONSOLIDATED INDUSTRY SEGMENT DATA
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 1993         1992        1991
                                                              ----------   ----------   --------
NET SALES TO UNAFFILIATED CUSTOMERS
  Tobacco
     Smokeless tobacco......................................  $  930,465   $  832,929   $732,149
     Other tobacco products.................................      21,124       51,048     41,054
                                                              ----------   ----------   --------
                                                                 951,589      883,977    773,203
  Wine......................................................      80,205       70,458     60,985
  Other.....................................................      81,489       87,603     73,374
  Elimination of intersegment sales.........................      (2,880)      (2,663)    (3,135)
                                                              ----------   ----------   --------
          Net sales.........................................  $1,110,403   $1,039,375   $904,427
                                                              ----------   ----------   --------
                                                              ----------   ----------   --------
OPERATING PROFIT
  Tobacco...................................................    $572,062     $508,775   $438,633
  Wine......................................................       6,126        4,770      3,738
  Other.....................................................       9,228        9,630      2,311
                                                              ----------   ----------   --------
          Operating profit..................................     587,416      523,175    444,682
  Corporate expenses........................................     (22,664)     (22,412)   (20,877)
  Interest income, net......................................       2,004        1,866      2,279
  Gain on disposal of product line..........................      35,029        - 0 -      - 0 -
                                                              ----------   ----------   --------
          Earnings before income taxes and cumulative effect
            of accounting changes...........................    $601,785     $502,629   $426,084
                                                              ----------   ----------   --------
                                                              ----------   ----------   --------
IDENTIFIABLE ASSETS at December 31
  Tobacco...................................................    $394,805     $371,560   $347,822
  Wine......................................................     167,157      150,527    137,433
  Other.....................................................      95,674       91,620     80,679
  Corporate.................................................      48,559       60,258     90,579
                                                              ----------   ----------   --------
                                                                $706,195     $673,965   $656,513
                                                              ----------   ----------   --------
                                                              ----------   ----------   --------
CAPITAL EXPENDITURES
  Tobacco...................................................     $38,797      $19,438    $17,008
  Wine......................................................       9,354        8,604      8,874
  Other.....................................................       3,648          732      1,163
  Corporate.................................................       2,711        1,279      1,360
                                                              ----------   ----------   --------
                                                                 $54,510      $30,053    $28,405
                                                              ----------   ----------   --------
                                                              ----------   ----------   --------
DEPRECIATION
  Tobacco...................................................     $17,069      $15,158    $14,611
  Wine......................................................       5,877        5,265      4,493
  Other.....................................................       2,027        2,287      2,294
  Corporate.................................................         933          855        866
                                                              ----------   ----------   --------
                                                                 $25,906      $23,565    $22,264
                                                              ----------   ----------   --------
                                                              ----------   ----------   --------