Form 10-K, Exhibit 13
period 1993-12-31
UST INC
filed 1994-03-16
CIK 811669

                                                                    EXHIBIT 13.2

                                      UST

                           DIVIDENDS AND STOCK PRICES

CASH DIVIDENDS

     The Company increased its 1993 cash dividend by 20 percent to an annual rate of 96 cents per share. Since 1990, the dividend rate has increased 74.5 percent reflecting an average annual increase of 20.4 percent. Total cash dividends paid by the Company in 1993 were $199.7 million or 57.2 percent of net earnings. Cash dividends paid to stockholders have exceeded 50 percent of net earnings in each of the last three years.

     In December 1993, the Board of Directors approved a first quarter 1994 dividend of 28 cents per share. This equates to an indicated annual rate of $1.12 and represents an increase of 16.7 percent. The Company has paid cash dividends without interruption since 1912. Future dividends depend on many factors, including internal estimates of future performance and the Company's need for funds.

STOCK PRICES

     UST shares are traded on the New York Stock Exchange and the Pacific Stock Exchange, ticker symbol -- UST.

     The number of stockholders of record at December 31, 1993 was 13,601. The following table sets forth dividends paid per share and the high and low market prices for the year and each quarter of 1993 and 1992.

                                                                        MARKET PRICE
                                                  CASH                PER COMMON SHARE
                                                DIVIDENDS           --------------------
                                                  PAID              HIGH            LOW
                                                ---------           -----          -----
        1st Quarter
          1993................................    $ .24            $32 3/4        $24 3/4
          1992................................      .20             33 1/4         26 3/4
        2nd Quarter
          1993................................      .24             30 7/8         25 7/8
          1992................................      .20             32 1/2         25 3/8
        3rd Quarter
          1993................................      .24             29 7/8         26 1/4
          1992................................      .20             33             28 1/4
        4th Quarter
          1993................................      .24             31 3/8         24 3/8
          1992................................      .20             35 3/8         30 1/8
        Year
          1993................................      .96             32 3/4         24 3/8
          1992................................      .80             35 3/8         25 3/8