Form 10-K, Exhibit 13
period 1993-12-31
UST INC
filed 1994-03-16
CIK 811669

                                                                    EXHIBIT 13.3
                                      UST

                CONSOLIDATED SELECTED FINANCIAL DATA -- 11 YEARS

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

SUMMARY OF OPERATIONS for the year ended December 31            1993           1992         1991
                                                          ----------     ----------     --------
Net sales................................................ $1,110,403     $1,039,375     $904,427
Cost of products sold....................................    246,445        256,796      227,546
Selling, advertising and administrative expenses.........    299,206        281,816      253,076
                                                          ----------     ----------     --------
Operating income.........................................    564,752        500,763      423,805
Other income (expense):
  Interest income (expense) net..........................      2,004          1,866        2,279
  Gain on disposal of product line.......................     35,029          - 0 -        - 0 -
                                                          ----------     ----------     --------
Earnings before income taxes and cumulative effect of
  accounting changes.....................................    601,785        502,629      426,084
                                                          ----------     ----------     --------
Income taxes.............................................    232,893        190,071      160,179
                                                          ----------     ----------     --------
Earnings before cumulative effect of accounting
  changes................................................    368,892        312,558      265,905
Cumulative effect of accounting changes (net of income
  tax benefit)...........................................     19,846          - 0 -        - 0 -
                                                          ----------     ----------     --------
Net earnings............................................. $  349,046     $  312,558     $265,905
                                                          ----------     ----------     --------
                                                          ----------     ----------     --------
PER SHARE DATA
Primary earnings per common share before cumulative
  effect of accounting changes...........................      $1.71          $1.41        $1.18
Primary earnings per common share........................       1.62           1.41         1.18
Dividends per common share...............................        .96            .80          .66
Market price per common share:
  High...................................................     32 3/4         35 3/8       33 7/8
  Low....................................................     24 3/8         25 3/8       16 3/8
                                                          ----------     ----------     --------
FINANCIAL CONDITION at December 31
Current assets...........................................   $334,996       $330,208     $305,430
Current liabilities......................................    106,642         81,208       95,455
Working capital..........................................    228,354        249,000      209,975
Ratio of current assets to current liabilities...........      3.1:1          4.1:1        3.2:1
Total assets.............................................    706,195        673,965      656,513
Long-term debt...........................................     40,000          - 0 -        - 0 -
Deferred taxes...........................................      7,955         46,358       50,928
Stockholders' equity.....................................    462,972        516,606      482,875
                                                          ----------     ----------     --------
OTHER DATA
Common stock repurchased.................................   $236,704       $212,581     $184,424
Dividends paid on common shares..........................   $199,725       $167,951     $139,670
Dividends paid as a percentage of net earnings...........      57.2%          53.7%        52.5%
Return on net sales......................................      31.4%          30.1%        29.4%
Return on average assets.................................      50.6%          47.0%        41.6%
Return on average stockholders' equity...................      71.3%          62.5%        55.6%
Percent of long-term debt to stockholders' equity........       8.6%          - 0 -        - 0 -
Average number of common shares (in
  thousands) -- primary..................................    215,719        222,033      225,130
                                                          ----------     ----------     --------

- ---------------

See Management's Discussion and Analysis.
All share data have been adjusted to reflect the two-for-one stock splits distributed on January 27, 1992, 1989 and 1987.
Net sales, cost of products sold and selling, advertising and administrative expenses for previous years have been reclassified to conform to the 1993 presentation.

      1990         1989         1988         1987         1986         1985         1984         1983
    --------     --------     --------     --------     --------     --------     --------     --------
    $761,741     $679,322     $615,614     $573,298     $516,031     $478,347     $442,367     $382,700
     191,824      185,464      174,560      168,942      158,719      156,783      156,000      146,795
     220,927      195,433      180,839      166,957      157,038      144,442      121,314       94,677
    --------     --------     --------     --------     --------     --------     --------     --------
     348,990      298,425      260,215      237,399      200,274      177,122      165,053      141,228
       3,203        3,190        1,068       (2,768)      (5,534)      (5,898)      (5,147)      (4,688)
       - 0 -        - 0 -        - 0 -        - 0 -        - 0 -        - 0 -        - 0 -        - 0 -
    --------     --------     --------     --------     --------     --------     --------     --------
     352,193      301,615      261,283      234,631      194,740      171,224      159,906      136,540
    --------     --------     --------     --------     --------     --------     --------     --------
     128,918      111,128       99,133      103,760       90,802       77,695       76,179       65,892
    --------     --------     --------     --------     --------     --------     --------     --------
     223,275      190,487      162,150      130,871      103,938       93,529       83,727       70,648
       - 0 -        - 0 -        - 0 -        - 0 -        - 0 -        - 0 -        - 0 -        - 0 -
    --------     --------     --------     --------     --------     --------     --------     --------
    $223,275     $190,487     $162,150     $130,871     $103,938     $ 93,529     $ 83,727     $ 70,648
    --------     --------     --------     --------     --------     --------     --------     --------
    --------     --------     --------     --------     --------     --------     --------     --------
        $.98         $.82         $.70         $.56         $.46         $.41         $.36         $.30
         .98          .82          .70          .56          .46          .41          .36          .30
         .55          .46          .37          .30      .24 1/2      .21 1/2          .18      .14 1/2
      18 1/4       15 3/8       10 1/2            8        5 5/8        4 7/8        5 3/8            5
      12 3/8        9 5/8            6        4 7/8        3 3/4        3 5/8        3 7/8        2 5/8
    --------     --------     --------     --------     --------     --------     --------     --------
    $265,854     $275,954     $291,006     $260,530     $250,460     $222,378     $183,927     $175,518
      68,660       66,643       69,935       63,242       60,895       55,732       65,077       53,116
     197,194      209,311      221,071      197,288      189,565      166,646      118,850      122,402
       3.9:1        4.1:1        4.2:1        4.1:1        4.1:1        4.0:1        2.8:1        3.3:1
     622,595      630,155      597,955      548,951      523,927      468,125      408,465      372,843
       3,060        6,789       21,828       37,131       47,061       57,039       35,999       39,488
      53,301       55,108       52,939       47,465       44,412       31,978       26,298       20,203
     473,873      482,254      453,253      401,113      371,559      323,376      281,091      260,036
    --------     --------     --------     --------     --------     --------     --------     --------
    $151,259      $97,517      $67,356      $50,865       $9,907      $16,288      $30,310        - 0 -
    $118,295     $101,197      $81,672      $66,789      $54,744      $47,835      $40,494      $32,493
       53.0%        53.1%        50.4%        51.0%        52.7%        51.1%        48.4%        46.0%
       29.3%        28.0%        26.3%        22.8%        20.1%        19.6%        18.9%        18.5%
       35.6%        31.0%        28.3%        24.4%        21.0%        21.3%        21.4%        20.0%
       46.7%        40.7%        38.0%        33.9%        29.9%        30.9%        30.9%        29.5%
         .6%         1.4%         4.8%         9.3%        12.7%        17.6%        12.8%        15.2%
     227,667      233,305      230,417      232,370      227,142      228,350      234,140      233,600
    --------     --------     --------     --------     --------     --------     --------     --------