Form 10-K, Exhibit 13
period 1993-12-31
UST INC
filed 1994-03-16
CIK 811669

                                                                    EXHIBIT 13.4

                                      UST

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

CONSOLIDATED RESULTS

  1993 COMPARED WITH 1992

     Consolidated net sales rose to $1.11 billion, a 6.8 percent increase over 1992.

     Tobacco segment sales increased 7.6 percent, and accounted for 95.2 percent of the $71 million sales increase. The Wine segment also contributed to the overall sales gain, posting a 13.8 percent increase. Other segment sales were lower due to the absence of Zig-Zag cigarette papers and related products resulting from the sale of its distribution rights on March 31, 1993.

     Over the last three years, net sales have increased 45.8 percent at an average annual rate of 13.5 percent.

     Cost of products sold decreased 4 percent to $246.4 million. Cost of products sold for the Tobacco segment was lower due to significant volume declines for other tobacco products which was partially offset by higher unit costs and increased unit volume for moist smokeless tobacco. Costs for the Other segment were lower primarily due to the absence of cigarette papers, while Wine segment unit costs were higher.

     Gross profit increased $81.4 million, or 10.4 percent over 1992 primarily due to higher selling prices and increased unit volume for moist smokeless tobacco.

     The gross profit percentage rose to 77.8 percent mainly due to the favorable results for moist smokeless tobacco and volume declines for lower margin products. The gross profit percentage has increased 3 percentage points over the last three years.

     Selling, advertising and administrative expenses rose 6.2 percent to $299.2 million. Selling and advertising expenses increased for all segments. Administrative and other expenses were generally lower, with increases in salary and related costs being offset by lower spending in other areas and gains recorded on the sale of corporate investments.

     Operating income increased 12.8 percent in 1993 to $564.8 million.

     The Company realized net interest income as a result of income from cash equivalent investments exceeding interest expense.

     Results for 1993, as compared to 1992, were affected by several developments. The Company sold its distribution rights for Zig-Zag cigarette papers and related products on March 31, 1993 for $39 million in cash and additional consideration based on future earnings for the next ten years. This transaction resulted in an after-tax gain of $22 million, amounting to 10 cents per share. The absence of these products in operating results for the remainder of 1993 reduced primary earnings per share by 2 cents. In addition, the "Omnibus Budget Reconciliation Act," which increased the statutory corporate federal income tax rate to 35 percent retroactive to January 1, 1993, reduced primary earnings per share by 3 cents for the year.

     In the first quarter of 1993 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes." As a result of adopting SFAS No. 106 the Company recorded a one-time charge to net earnings of $32.7 million. The adoption of SFAS No. 109 resulted in an increase in net earnings of $12.8 million. The cumulative effect of these accounting changes reduced primary earnings per share by 9 cents for the year.

     Profit margins rose to 54.2 percent on earnings before income taxes and the cumulative effect of accounting changes of $601.8 million. Over the last three years, earnings before income taxes and the cumulative effect of accounting changes have increased 70.9 percent at an average annual rate of 19.6 percent, while pretax margins have averaged 49.9 percent.

     The overall tax rate for 1993 increased due to the higher statutory corporate federal income tax rate.

     Net earnings increased for the 33rd consecutive year rising 11.7 percent to $349 million. Primary earnings per share before the cumulative effect of accounting changes rose to $1.71, a 21.3 percent increase over 1992, and have increased 74.5 percent over the last three years at an average annual rate of
20.4 percent. Primary earnings per share, after the cumulative effect of accounting changes, rose to $1.62, a 14.9 percent increase over 1992. Primary earnings per share have increased 65.3 percent over the last three years at an average annual rate of 18.3 percent.

  1992 COMPARED WITH 1991

     Certain amounts reported in 1992 and 1991 have been reclassified to conform to the 1993 presentation. (See Wine segment for additional information.)

     Consolidated net sales rose 14.9 percent to $1.04 billion.

     The Tobacco segment accounted for 82.1 percent of the $134.9 million sales increase. The Wine and Other segments also contributed to the sales increase, posting gains of 15.5 percent and 19.4 percent, respectively.

     Cost of products sold increased 12.9 percent to $256.8 million, primarily due to increased unit sales and higher unit costs for other tobacco products, moist smokeless tobacco and wine. Volume gains for businesses in the Other segment also contributed to the increase.

     Gross profit increased $105.7 million, or 15.6 percent over 1991, primarily due to higher selling prices and increased unit volume for moist smokeless tobacco.

     The gross profit percentage for 1992 rose slightly to 75.3 percent with the increase of moist smokeless tobacco margins being partially offset by lower margins for other tobacco products and the Wine segment.

     Selling, advertising and administrative expenses rose 11.4 percent to $281.8 million. Selling and advertising expenses increased in all segments. Administrative and other expenses were generally higher, primarily due to salary and related costs.

     Interest income resulted as income from cash equivalent investments exceeded interest expense.

     Pretax profit margins rose to 48.4 percent on earnings before taxes of $502.6 million.

     The overall tax rate for 1992 remained stable.

     Net earnings increased 17.5 percent to $312.6 million. Primary earnings per share rose to $1.41, a 19.5 percent increase over 1991.

TOBACCO SEGMENT

  1993 COMPARED WITH 1992

     Tobacco segment sales increased 7.6 percent to $951.6 million and accounted for 85.7 percent of consolidated revenues. Smokeless tobacco sales increased
11.7 percent to $930.5 million, representing 83.8 percent of consolidated sales. Other tobacco product sales decreased significantly due to lower unit volume of imported cigarettes.

     The increase in smokeless tobacco sales resulted from higher selling prices and unit volume gains for moist smokeless tobacco. Unit volume results for both the year and fourth quarter of 1993 included one less shipping day as compared with the similar periods in 1992. Domestic unit volume for moist smokeless tobacco products increased 2.3 percent in 1993 to 611.6 million cans, as compared with the similar period for 1992, and would have increased 3.1 percent on an equivalent shipping day basis. Fourth quarter unit volume remained stable on sales of 152 million cans, compared with the similar 1992 period, and would have increased 3 percent on an equivalent shipping day basis.

     Moist smokeless tobacco unit costs increased slightly due to higher leaf tobacco costs and increased excise taxes imposed January 1, 1993. Cost of sales for the Tobacco segment were significantly lower due to decreased unit volume for other tobacco products which have higher unit costs as compared to moist smokeless tobacco.

     Gross profit for the segment rose substantially during 1993. Higher selling prices and unit volume gains for moist smokeless tobacco were the primary reasons for the increase.

     Selling expenses increased 12.9 percent, primarily due to higher costs associated with promotional activities as well as higher salaries and increased expenses for the sales force.

     Advertising costs increased significantly as compared with the prior year. Selling and advertising expenses were directed at the promotion and support of our moist smokeless tobacco products, including the two new flavors which were introduced during the year. Administrative expenses were lower as increased salary and related costs were offset by lower spending in other areas.

     Operating profit increased 12.4 percent to $572.1 million.

  1992 COMPARED WITH 1991

     Tobacco segment sales rose to $884 million for an increase of 14.3 percent and accounted for 85 percent of consolidated revenues. Smokeless tobacco sales increased 13.8 percent to $832.9 million, and represented 80.1 percent of consolidated sales. Other tobacco product sales increased significantly due to higher unit volume of imported cigarettes.

     The increase in smokeless tobacco sales resulted from higher selling prices and unit volume gains for moist smokeless tobacco. Domestic unit volume for moist smokeless tobacco products increased 3.7 percent in 1992, to 597.8 million cans.

     Moist smokeless tobacco unit costs increased slightly due to higher leaf tobacco costs. Cost of sales for other tobacco products were substantially higher, primarily due to volume gains and higher unit costs.

     Gross profit for the segment rose substantially during 1992 as a result of higher selling prices and unit volume gains for moist smokeless tobacco.

     Selling expenses increased 6.9 percent, primarily due to higher salaries and increased expenses for the sales force and higher costs associated with promotional activities. Advertising costs increased significantly as compared with the prior year. Selling and advertising expenses were aimed at supporting and expanding consumer awareness of our moist smokeless tobacco products. Administrative expenses were higher primarily due to increased salary and related costs.

     Operating profit increased 16 percent to $508.8 million.

WINE SEGMENT

  1993 COMPARED WITH 1992

     Wine segment revenue increased 13.8 percent to $80.2 million and accounted for 7.2 percent of consolidated sales. Higher case volume for premium wine accounted for the increase. Case volume for premium wine increased 14.4 percent, while overall case volume for the Wine segment increased 7.6 percent. Chateau Ste. Michelle and Columbia Crest, our two leading brands of premium wine, accounted for approximately 69 percent of total wine revenue.

     Overall, unit costs increased primarily due to higher grape costs resulting from low harvest yields in 1991 and prior years.

     The Company uses grapes both harvested from its own vineyards and purchased from regional independent growers in its wine production. For the second consecutive year, the 1993 grape harvest yields experienced by the Company and throughout the region were exceptional. Total grape tonnage harvested and purchased in 1993 was significantly higher than in 1992 resulting in increased inventory levels. The outstanding harvest in 1993 will continue to assist the Company in meeting its expanding requirements for premium brands and will have a favorable effect on future unit costs.

     Gross profit for the Wine segment increased 10.7 percent primarily as a result of an increase in premium wine case volume partially offset by higher unit costs.

     Selling, advertising and administrative expenses increased in 1993. Selling expenses increased primarily to support higher volume levels of premium brands.

     Advertising expenses were higher and were aimed at supporting and expanding national brand awareness of our existing premium wines and recently introduced products.

     Administrative and other expenses were slightly lower as compared to 1992, as higher salary and related costs were offset by lower spending in other areas.

     The Wine segment recorded an operating profit of $6.1 million in 1993, an increase of 28.4 percent over 1992.

  1992 COMPARED WITH 1991

     In 1993, the Company reclassified certain discounts and allowances which were previously included in selling expense, to sales and cost of sales, to better reflect competitive market conditions. All prior period amounts have been reclassified to conform to the 1993 presentation.

     Wine segment revenue increased 15.5 percent to $70.5 million and accounted for 6.8 percent of consolidated sales. Higher case volume for premium wine accounted for the increase. Overall case volume for the Wine segment increased
12.3 percent, while case volume for premium wine increased 14 percent.

     Overall, unit costs increased primarily due to higher grape costs resulting from low harvest yields in prior years.

     Total grape tonnage harvested and purchased in 1992 was higher than in 1991, resulting in increased inventory levels which will provide lower future unit costs. However, unit costs for 1993 will continue to reflect higher costs due to lower harvest yields in prior years.

     Gross profit for the Wine segment increased 6.9 percent primarily as a result of an increase in premium wine case volume.

     Selling, advertising and administrative expenses increased in 1992. Selling expenses increased primarily due to promotions and expenses incurred to support higher volume levels of premium brands.

     Advertising expenses increased and were focused on supporting and expanding national brand awareness of Columbia Crest.

     Administrative expenses increased due to higher salary and related costs.

     The Wine segment recorded an operating profit of $4.8 million in 1992.

OTHER SEGMENT

  1993 COMPARED WITH 1992

     Other segment sales were $81.5 million, a 7 percent decrease from 1992, and accounted for 7.3 percent of consolidated sales. Other segment sales were lower due to the sale of the distribution rights for Zig-Zag cigarette papers and related products on March 31, 1993. The absence of these products for the remainder of 1993 had an adverse effect on the operating results for the Other segment and will continue to have an adverse effect in the first quarter of 1994.

     Operating profit was significantly lower for tobacco-related products due to the sale of the cigarette paper business, but was partially offset by favorable results for other businesses. Overall, the Other segment recorded an operating profit of $9.2 million in 1993.

  1992 COMPARED WITH 1991

     Other segment sales rose 19.4 percent to $87.6 million and accounted for
8.4 percent of consolidated sales. Volume gains and higher selling prices for Zig-Zag cigarette papers and related products accounted for the majority of the increase. Operating profit for these tobacco-related products, which increased significantly in 1992, were partially offset by losses recorded for other businesses. The Other segment recorded an operating profit of $9.6 million in 1992.

                               HEALTH CARE REFORM

     In October 1993, the Clinton Administration announced the Health Security Act, which provides for, among other things, increased federal excise taxes on all tobacco products, including moist snuff. The proposed federal excise tax rate on moist snuff would increase from 36 cents per pound to $12.86 per pound. The Company intends to vigorously oppose this proposed increase. The debate over this health care proposal, as well as other alternatives which do not include excise tax increases, is expected to continue for many months in Congress. Accordingly, the Company is not able to predict the amount, if any, by which the federal excise tax rate may increase, or assess the future effect that any such increase may have on the sale of its tobacco products.

                              FINANCIAL CONDITION

SOURCES AND USES OF CASH -- OPERATIONS

     Cash provided by operating activities is the major source of funds available to the Company. Cash from operations increased to $367.6 million in 1993, as compared to $288.8 million in 1992 and $272 million in 1991. The primary reason for the increase was higher earnings generated by the Tobacco segment.

     Significant inventories of leaf tobacco are required primarily in connection with our smokeless tobacco products. During the last three years, $158.1 million was used for the purchase of leaf tobacco. In addition, the cost of grapes harvested and purchased totaled $61.6 million over the last three years.

INVESTING ACTIVITIES

     Net cash used in investing activities was $17.3 million in 1993. Purchases of property, plant and equipment over the last three years totaled $122.2 million.

     Major areas of capital spending from 1991 through 1993 were:

     Tobacco segment

     o Manufacturing, processing and packaging equipment

     o Automobiles for the sales force

     o Building renovations

     Wine segment

     o Storage capacity and processing equipment

     o New facilities and building renovations

     o Irrigation and vineyard development

     Other segment

     o Equipment

     o Building additions and renovations

     Shared assets

     o Transportation equipment -- primarily aircraft

     o Headquarters, conference and training facility renovations

     In 1994, the Company's capital program is expected to approximate $38 million, and will primarily include improvements to the tobacco processing and manufacturing operations and the expansion of wine processing and storage facilities.

     On March 31, 1993, the Company sold its distribution rights for Zig-Zag cigarette papers and related products for $39 million in cash and additional consideration based on future earnings.

FINANCING ACTIVITIES

     Other significant sources and uses of cash over the last three years have included long-term borrowings, the issuance of common stock, stock repurchases and cash dividends. During the fourth quarter of 1993, the Company borrowed $40 million under a short-term line of credit with a bank and used the proceeds to repurchase additional shares of its common stock. In January 1994, the Company entered into a revolving credit and term loan agreement for $50 million with the same bank and converted the outstanding amount of $40 million to long-term debt. The Company intends to borrow the additional $10 million in 1994 to increase the funds available for the stock repurchase program. (See Revolving Credit and Term Loan Agreement and Short-Term Lines of Credit Note.)

     Common stock was issued upon the exercise of options granted under the Company's stock option plans. Options are granted to employees who have made or who are expected to make contributions to the growth of the Company. The Company receives income tax benefits upon the exercise of certain of these options. Since 1990, funds received from the exercise of options, together with these tax benefits, totaled $203.4 million.

     During 1993, the Company continued its program to repurchase shares of its common stock as authorized by the Board of Directors. The current program authorizes the Company to repurchase up to 40 million shares of its common stock from time to time in open market or negotiated transactions to be used in connection with employee benefit programs and other corporate purposes.

     During 1993, the Company repurchased 8.5 million shares at a cost of $236.7 million and as of December 31, 1993, 6.4 million shares remained to be repurchased under the current program. The Company anticipates repurchasing these remaining shares in 1994.

     It is the Company's philosophy that its stockholders should benefit directly from increases in net earnings. Accordingly, the Company has regularly increased dividend payments as earnings have risen. During the last three years, cash dividends distributed to stockholders amounted to $507.3 million, totaling
54.7 percent of net earnings for the period.

LIQUIDITY

     Uses of cash exceeded sources of cash by $11 million in 1993. The Company anticipates that cash generated from operating activities will meet most of its requirements in 1994. Seasonal purchases of leaf tobacco occasionally require the Company to use short-term borrowings in the form of commercial paper, when necessary, to augment cash generated by operating activities. In 1993 sufficient cash was generated to meet these requirements and short-term borrowings were limited. The Company anticipates that leaf tobacco purchases in 1994 will approximate $55.4 million as compared to $54.1 million for 1993.

     The ratio of current assets to current liabilities (current ratio) at December 31, 1993 was 3.1 to 1 and has averaged 3.5 to 1 over the last three years. Cash used in investing and financing activities, along with an increase in income taxes payable, reduced the current ratio from prior years. However, the Company continues to maintain a strong liquidity position. Further enhancing this position is the fact that certain inventories are carried at costs computed under the LIFO method. The average costs of these inventories was $39.6 million more than the amount at which they are carried in the Consolidated Statement of Financial Position at December 31, 1993.

     The Company believes that adequate credit facilities are available through committed short-term credit lines. The Company has available short-term lines of credit with domestic and foreign banks totaling $100 million at December 31, 1993. The lines of credit are generally committed for a one-year period expiring mid-1994 and provide for borrowing at prime rates. These arrangements require commitment fees which are not significant. These facilities can be used as bank financing or as support for commercial paper borrowing. The commercial paper market is expected to continue as an attractive source of funds. The Company has the highest ratings available on its commercial paper.

     The Company intends to maintain appropriate facilities to ensure access to credit markets providing sufficient financial resources and operational flexibility.

CAPITAL RESOURCES

     The Company had $40 million of long-term debt outstanding at December 31, 1993. The percentage of long-term debt outstanding to stockholders' equity is
8.6 percent. The Company had no short-term debt outstanding at December 31, 1993.

     Stockholders' equity decreased in 1993, as the effects of the stock repurchase program and dividend payments exceeded the effects of net earnings and common stock issued under the Company's stock option plans.

     The return on average stockholders' equity has increased by 24.6 percentage points to 71.3 percent over the last three years.

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

       GRAPHICAL INFORMATION INCLUDED IN EXHIBIT 13.4 IS DESCRIBED BELOW.

         (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS AND PERCENTAGES)

The following are bar graphs:

  Consolidated Net Sales: 1991 -- $904.4, 1992 -- $1,039.4 and 1993 -- $1,110.4.

  Consolidated Gross Profit: 1991 -- $676.9, 1992 -- $782.6 and 1993 -- $864.0

  Pretax Margins: 1991 -- 47.1%, 1992 -- 48.4% and 1993 -- 54.2%.

  Earnings Per Share: 1991 -- $1.18, 1992 -- $1.41 and 1993 -- $1.62.

  Tobacco Sales: 1991 -- $773.2, 1992 -- $884.0 and 1993 -- $951.6.

  Wine Sales: 1991 -- $61.0, 1992 -- $70.5 and 1993 -- $80.2.

  Other Sales: 1991 -- $73.4, 1992 -- $87.6 and 1993 -- $81.5.

  Net Cash Provided by Operating Activities: 1991 -- $272.0, 1992 -- $288.8 and 1993 -- $367.6.

  Return on Average Stockholders' Equity: 1991 -- 55.6%, 1992 -- 62.5% and 1993 -- 71.3%.

  Dividends Per Share: 1991 -- $.66, 1992 -- $.80 and 1993 -- $.96.

The following bar graph illustrates the relationship between net earnings and dividends paid:

  Net Earnings: 1991 -- $265.9, 1992 -- $312.6 and 1993 -- $349.0.

  Dividends Paid: 1991 -- $139.7, 1992 -- $168.0 and 1993 -- $199.7.

A pie chart illustrating the percentage of capital expenditures by segment for 1991-1993:
  Tobacco 66%, Wine 24%, Other 5% and Corporate 5%.