Form 10-K, Exhibit 13
period 1993-12-31
UST INC
filed 1994-03-16
CIK 811669

                                                                    EXHIBIT 13.5
                                      UST

                       CONSOLIDATED INDUSTRY SEGMENT DATA
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                          --------------------------------------
                                                             1993           1992          1991
                                                          ----------     ----------     --------
NET SALES TO UNAFFILIATED CUSTOMERS
  Tobacco
     Smokeless tobacco..................................  $  930,465     $  832,929     $732,149
     Other tobacco products.............................      21,124         51,048       41,054
                                                          ----------     ----------     --------
                                                             951,589        883,977      773,203
  Wine..................................................      80,205         70,458       60,985
  Other.................................................      81,489         87,603       73,374
  Elimination of intersegment sales.....................      (2,880)        (2,663)      (3,135)
                                                          ----------     ----------     --------
          Net sales.....................................  $1,110,403     $1,039,375     $904,427
                                                          ----------     ----------     --------
                                                          ----------     ----------     --------
OPERATING PROFIT
  Tobacco...............................................    $572,062       $508,775     $438,633
  Wine..................................................       6,126          4,770        3,738
  Other.................................................       9,228          9,630        2,311
                                                          ----------     ----------     --------
          Operating profit..............................     587,416        523,175      444,682
  Corporate expenses....................................     (22,664)       (22,412)     (20,877)
  Interest income, net..................................       2,004          1,866        2,279
  Gain on disposal of product line......................      35,029          - 0 -        - 0 -
                                                          ----------     ----------     --------
          Earnings before income taxes and cumulative
            effect of accounting changes................    $601,785       $502,629     $426,084
                                                          ----------     ----------     --------
                                                          ----------     ----------     --------
IDENTIFIABLE ASSETS at December 31
  Tobacco...............................................    $394,805       $371,560     $347,822
  Wine..................................................     167,157        150,527      137,433
  Other.................................................      95,674         91,620       80,679
  Corporate.............................................      48,559         60,258       90,579
                                                          ----------     ----------     --------
                                                            $706,195       $673,965     $656,513
                                                          ----------     ----------     --------
                                                          ----------     ----------     --------
CAPITAL EXPENDITURES
  Tobacco...............................................     $38,797        $19,438      $17,008
  Wine..................................................       9,354          8,604        8,874
  Other.................................................       3,648            732        1,163
  Corporate.............................................       2,711          1,279        1,360
                                                          ----------     ----------     --------
                                                             $54,510        $30,053      $28,405
                                                          ----------     ----------     --------
                                                          ----------     ----------     --------
DEPRECIATION
  Tobacco...............................................     $17,069        $15,158      $14,611
  Wine..................................................       5,877          5,265        4,493
  Other.................................................       2,027          2,287        2,294
  Corporate.............................................         933            855          866
                                                          ----------     ----------     --------
                                                             $25,906        $23,565      $22,264
                                                          ----------     ----------     --------
                                                          ----------     ----------     --------

                                      UST

                       CONSOLIDATED STATEMENT OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                          --------------------------------------
                                                             1993           1992          1991
                                                          ----------     ----------     --------
NET SALES...............................................  $1,110,403     $1,039,375     $904,427
COSTS AND EXPENSES
  Cost of products sold.................................     246,445        256,796      227,546
  Selling, advertising and administrative...............     299,206        281,816      253,076
                                                          ----------     ----------     --------
TOTAL COSTS AND EXPENSES................................     545,651        538,612      480,622
                                                          ----------     ----------     --------
OPERATING INCOME........................................     564,752        500,763      423,805
                                                          ----------     ----------     --------
OTHER INCOME
  Interest income, net..................................       2,004          1,866        2,279
  Gain on disposal of product line......................      35,029          - 0 -        - 0 -
                                                          ----------     ----------     --------
EARNINGS BEFORE INCOME TAXES
  AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES....................................     601,785        502,629      426,084
                                                          ----------     ----------     --------
INCOME TAXES............................................     232,893        190,071      160,179
                                                          ----------     ----------     --------
EARNINGS BEFORE CUMULATIVE EFFECT OF ACCOUNTING
  CHANGES...............................................     368,892        312,558      265,905
                                                          ----------     ----------     --------
CUMULATIVE EFFECT OF ACCOUNTING CHANGES
  Postretirement benefits other than pensions
     (net of income tax benefit of $18,115).............     (32,690)         - 0 -        - 0 -
  Income taxes..........................................      12,844          - 0 -        - 0 -
                                                          ----------     ----------     --------
NET EARNINGS............................................  $  349,046     $  312,558     $265,905
                                                          ----------     ----------     --------
                                                          ----------     ----------     --------
Earnings per share
  Primary earnings before cumulative effect of
     accounting changes.................................       $1.71          $1.41        $1.18
  Cumulative effect of accounting changes...............        (.09)         - 0 -        - 0 -
Net earnings per share
  Primary...............................................       $1.62          $1.41        $1.18
  Fully diluted.........................................       $1.62          $1.41        $1.17
Average number of common shares outstanding
  Primary...............................................     215,719        222,033      225,130
  Fully diluted.........................................     215,779        222,423      228,032

See Notes to Consolidated Financial Statements.

                                      UST

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1993         1992
                                                                         --------     --------
ASSETS
Current assets
  Cash and cash equivalents............................................  $ 25,327     $ 36,370
  Accounts receivable..................................................    64,376       53,819
  Inventories..........................................................   215,635      213,480
  Prepaid expenses and other current assets............................    29,658       26,539
                                                                         --------     --------
            Total current assets.......................................   334,996      330,208
                                                                         --------     --------
Property, plant and equipment, net.....................................   309,611      281,005
Other assets...........................................................    61,588       62,752
                                                                         --------     --------
                                                                         $706,195     $673,965
                                                                         --------     --------
                                                                         --------     --------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses................................  $ 62,445     $ 59,063
  Income taxes.........................................................    44,197       22,145
                                                                         --------     --------
          Total current liabilities....................................   106,642       81,208
                                                                         --------     --------
Long-term debt.........................................................    40,000        - 0 -
Deferred income taxes..................................................     7,955       46,358
Postretirement benefits other than pensions............................    56,782        - 0 -
Other liabilities......................................................    31,844       29,793
                                                                         --------     --------
          Total liabilities............................................   243,223      157,359
                                                                         --------     --------
Stockholders' equity
  Capital stock........................................................   106,612      105,518
  Additional paid-in capital...........................................   337,842      303,885
  Retained earnings....................................................   255,222      107,203
                                                                         --------     --------
                                                                          699,676      516,606
  Less cost of shares in treasury......................................   236,704        - 0 -
                                                                         --------     --------
          Total stockholders' equity...................................   462,972      516,606
                                                                         --------     --------
                                                                         $706,195     $673,965
                                                                         --------     --------
                                                                         --------     --------

See Notes to Consolidated Financial Statements.

                                      UST

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1993         1992         1991
                                                             --------     --------     --------
OPERATING ACTIVITIES
Net earnings...............................................  $349,046     $312,558     $265,905
Adjustments to reconcile net earnings to cash provided by
  operating activities:
  Depreciation and amortization............................    26,674       24,467       22,560
  Deferred income taxes....................................   (24,783)      (5,212)      (1,996)
  Cumulative effect of accounting changes..................    37,961        - 0 -        - 0 -
  Gain on disposal of product line.........................   (35,029)       - 0 -        - 0 -
  Changes in operating assets and liabilities:
     Increase in accounts receivable.......................   (10,557)      (3,743)     (14,795)
     Increase in inventories...............................    (4,866)     (19,751)     (22,787)
     Increase in prepaid expenses and other assets.........    (1,590)     (10,979)      (3,475)
     Increase (decrease) in accounts payable, accrued
       expenses and other liabilities......................     8,719       (5,057)      21,041
     Increase (decrease) in income taxes payable...........    22,052       (3,458)       5,512
                                                             --------     --------     --------
       Net cash provided by operating activities...........   367,627      288,825      271,965
                                                             --------     --------     --------
INVESTING ACTIVITIES
Purchases of property, plant and equipment.................   (58,199)     (33,998)     (30,035)
Other, principally long-term investments...................     - 0 -       17,288       10,908
Dispositions of property, plant and equipment..............     3,689        3,945        1,630
Proceeds received from sales of businesses.................    37,218          100          268
                                                             --------     --------     --------
       Net cash used in investing activities...............   (17,292)     (12,665)     (17,229)
                                                             --------     --------     --------
FINANCING ACTIVITIES
Proceeds from long-term debt...............................    40,000        - 0 -        - 0 -
Proceeds from the issuance of common stock.................    35,051      100,458       67,923
Reduction of long-term debt................................     - 0 -       (1,250)      (3,599)
Dividends paid.............................................  (199,725)    (167,951)    (139,670)
Common stock repurchased...................................  (236,704)    (212,581)    (184,424)
                                                             --------     --------     --------
       Net cash used in financing activities...............  (361,378)    (281,324)    (259,770)
                                                             --------     --------     --------
       Decrease in cash and cash equivalents...............   (11,043)      (5,164)      (5,034)
       Cash and cash equivalents at beginning of year......    36,370       41,534       46,568
                                                             --------     --------     --------
       Cash and cash equivalents at end of year............  $ 25,327     $ 36,370     $ 41,534
                                                             --------     --------     --------
                                                             --------     --------     --------
Supplemental disclosure of cash flow information
  Cash paid during the year for:
     Income taxes..........................................  $201,082     $147,784     $126,741
     Interest..............................................     1,150          756          810

See Notes to Consolidated Financial Statements.

                                      UST

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 ADDITIONAL                                  TOTAL
                                      COMMON      PAID-IN      RETAINED     TREASURY     STOCKHOLDERS'
                                      STOCK       CAPITAL      EARNINGS       STOCK         EQUITY
                                     --------    ----------    ---------    ---------    -------------
Balance at December 31, 1990........ $ 53,246     $159,665      $260,962    $   - 0 -       $473,873
Net earnings for the year...........    - 0 -        - 0 -       265,905        - 0 -        265,905
Cash dividends -- $.66 per share....    - 0 -        - 0 -      (139,670)       - 0 -       (139,670)
Exercise of stock
  options -- 5,998,600 shares.......    1,499       36,364         - 0 -        - 0 -         37,863
Income tax benefits and decrease in
  receivables from exercise of stock
  options...........................    - 0 -       30,060         - 0 -        - 0 -         30,060
Common stock repurchased for
  treasury and retired -- 8,002,000
  shares............................   (2,001)      (8,671)     (173,752)       - 0 -       (184,424)
Common stock issued in two-for-one
  stock split.......................   52,746        - 0 -       (52,746)       - 0 -          - 0 -
Adjustment for additional minimum
  pension liability, net of taxes...    - 0 -        - 0 -          (732)       - 0 -           (732)
                                     --------     --------      --------    ---------       --------
Balance at December 31, 1991........  105,490      217,418       159,967        - 0 -        482,875
Net earnings for the year...........    - 0 -        - 0 -       312,558        - 0 -        312,558
Cash dividends -- $.80 per share....    - 0 -        - 0 -      (167,951)       - 0 -       (167,951)
Exercise of stock
  options -- 6,964,400 shares.......    3,482       49,171         - 0 -        - 0 -         52,653
Income tax benefits net of increase
  in receivables from exercise of
  stock options.....................    - 0 -       47,805         - 0 -        - 0 -         47,805
Common stock repurchased for
  treasury and retired -- 6,907,000
  shares............................   (3,454)     (10,509)     (198,618)       - 0 -       (212,581)
Adjustment for additional minimum
  pension liability, net of taxes...    - 0 -        - 0 -         1,247        - 0 -          1,247
                                     --------     --------      --------    ---------       --------
Balance at December 31, 1992........  105,518      303,885       107,203        - 0 -        516,606
Net earnings for the year...........    - 0 -        - 0 -       349,046        - 0 -        349,046
Cash dividends -- $.96 per share....    - 0 -        - 0 -      (199,725)       - 0 -       (199,725)
Exercise of stock
  options -- 2,186,700 shares.......    1,094       18,745         - 0 -        - 0 -         19,839
Income tax benefits net of increase
  in receivables from exercise of
  stock options.....................    - 0 -       15,212         - 0 -        - 0 -         15,212
Common stock repurchased for treasury --
  8,467,000 shares..................    - 0 -        - 0 -         - 0 -     (236,704)      (236,704)
Adjustment for additional minimum
  pension liability, net of taxes...    - 0 -        - 0 -        (1,302)       - 0 -         (1,302)
                                     --------     --------      --------    ---------       --------
Balance at December 31, 1993........ $106,612     $337,842      $255,222    $(236,704)      $462,972
                                     --------     --------      --------    ---------       --------
                                     --------     --------      --------    ---------       --------

See Notes to Consolidated Financial Statements.

                                      UST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and all of its subsidiaries after the elimination of intercompany accounts and transactions. Investments in a limited partnership and 50 percent or less owned companies, accounted for by the equity method, are carried at amounts equal to the Company's equity in the underlying assets of such entities.

     Certain amounts in the Wine segment which were previously included in selling, general and administrative expenses have been reclassified to net sales and cost of products sold to conform to the 1993 presentation.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of amounts reported in the consolidated financial statements have been determined by using available market information and appropriate valuation methodologies. All current assets and current liabilities are carried at their fair value, because of their short-term nature. The fair value of long-term investments, notes receivable and long-term debt approximate their carrying value.

  INVENTORIES

     Inventories are stated at lower of cost or market. The major portion of leaf tobacco and briar inventory costs is determined by the last-in, first-out
(LIFO) method. The cost of the remaining inventories is determined by the first-in, first-out (FIFO) and average cost methods. Leaf tobacco and wine inventories are included in current assets as a standard industry practice, notwithstanding the fact that such inventories are carried for several years for the purpose of curing and aging.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost less allowances for depreciation computed by the straight line method.

  GOODWILL

     Goodwill represents the excess of cost over the fair value of net assets of businesses acquired. Unamortized goodwill is included in other assets and is being amortized ratably over periods from ten to forty years ending in 2026.

  INCOME TAXES

     Income taxes are provided on all revenue and expense items included in the Consolidated Statement of Earnings regardless of the period in which such items are recognized for income tax purposes, except for items representing permanent differences between pretax accounting income and taxable income. Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes," which requires a change in the method of accounting for income taxes from the deferred method to the liability method. (See Income Taxes Note for the effects of this change.)

  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard requires the accrual basis of accounting for postretirement benefits. Postretirement benefit costs prior to adoption of SFAS No. 106 were accounted for on a pay-as-you-go (cash) basis. (See Postretirement Benefits Other Than Pensions Note for the effects of this change.)

                                      UST

  EARNINGS PER SHARE

     Primary earnings per share are calculated by dividing net earnings by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares are shares which would be issuable upon the exercise of outstanding stock options, reduced by the number of shares which are assumed to be purchased by the Company from the resulting proceeds at the average market price during the period.

     For the fully diluted earnings per share calculation, shares are assumed to be purchased by the Company at the higher of the average or period-end price and may include additional dilutive options.

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CASH AND CASH EQUIVALENTS

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                    1993            1992
                                                                   -------         -------
    Cash.........................................................  $11,327         $13,378
    Commercial paper.............................................   14,000          22,992
                                                                   -------         -------
                                                                   $25,327         $36,370
                                                                   -------         -------
                                                                   -------         -------

     Cash equivalents are all highly liquid investments generally with maturities of three months or less when acquired.

INVENTORIES

                                                                       DECEMBER 31,
                                                                 -------------------------
                                                                   1993             1992
                                                                 --------         --------
    Leaf tobacco...............................................  $ 90,742         $ 82,719
    Products in process and finished goods.....................   108,117          110,946
    Other materials and supplies...............................    16,776           19,815
                                                                 --------         --------
                                                                 $215,635         $213,480
                                                                 --------         --------
                                                                 --------         --------

     At December 31, 1993 and 1992, $88.4 million and $80.3 million, respectively, of inventories were valued using the LIFO method. The average costs of these inventories are greater than the amounts at which these inventories are carried in the Consolidated Statement of Financial Position by $39.6 million and $36.3 million, respectively.

                                      UST

PROPERTY, PLANT AND EQUIPMENT

                                                                       DECEMBER 31,
                                                                 -------------------------
                                                                   1993             1992
                                                                 --------         --------
    Land.......................................................  $ 27,318         $ 27,291
    Buildings..................................................   184,147          171,671
    Machinery and equipment....................................   261,388          224,974
                                                                 --------         --------
                                                                  472,853          423,936
    Less allowances for depreciation...........................   163,242          142,931
                                                                 --------         --------
    Net property, plant and equipment..........................  $309,611         $281,005
                                                                 --------         --------
                                                                 --------         --------

OTHER ASSETS

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                    1993            1992
                                                                   -------         -------
    Prepaid pensions costs.......................................  $23,517         $21,404
    Investments in unconsolidated companies......................   12,910          12,933
    Long-term investments........................................    3,691           4,507
    Notes receivable.............................................    1,910           4,179
    Goodwill.....................................................    7,756           8,651
    Intangible pension asset.....................................    4,263           4,754
    Other........................................................    7,541           6,324
                                                                   -------         -------
                                                                   $61,588         $62,752
                                                                   -------         -------
                                                                   -------         -------

     The investments in unconsolidated companies consist principally of a limited partnership that owns and leases a cogeneration facility.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                    1993            1992
                                                                   -------         -------
    Trade accounts payable.......................................  $21,285         $20,892
    Employee compensation and benefits...........................   18,349          17,220
    Taxes, other than income.....................................    6,050           5,635
    Other accrued expenses.......................................   16,761          15,316
                                                                   -------         -------
                                                                   $62,445         $59,063
                                                                   -------         -------
                                                                   -------         -------

                                      UST

REVOLVING CREDIT AND TERM LOAN AGREEMENT AND SHORT-TERM LINES OF CREDIT

     During the fourth quarter of 1993, the Company borrowed $40 million under a $50 million short-term line of credit which in January 1994 was converted into a revolving credit and term loan. The current interest rate is 3.5 percent and the agreement expires in January 2000.

     The terms of the agreement provide for a three-year revolving line of credit. At the Company's option, any balance outstanding thereafter may be converted into a three-year term loan. Under the terms of the agreement, the Company may borrow funds and elect either the "Base Rate," "Money Market" or "Eurodollar" interest rates. Principal repayments are optional during the revolving credit period, while 36 equal monthly installments are required during the term loan period. The Company is required to pay a commitment fee of 1/8 of 1 percent per annum on the $50 million commitment during the credit term.

     Certain provisions of this agreement require the maintenance of tangible net worth levels as well as certain financial ratios.

     At December 31, 1993, this amount was classified as long-term debt in the Consolidated Statement of Financial Position.

     In addition, the Company has available short-term lines of credit with domestic and foreign banks totaling $100 million and $95 million at December 31, 1993 and 1992, respectively. The lines of credit are generally committed for a one-year period expiring mid-1994, and provide for borrowing at prime rates. These arrangements require commitment fees which are not significant.

OTHER LIABILITIES

     Other liabilities include the noncurrent portion of the net pension liabilities (see Employee Benefit and Compensation Plans Note) for 1993 and 1992 of $30.9 million and $26.1 million, respectively.

CAPITAL STOCK

     The Company has two classes of capital stock, preferred stock and common stock. Preferred stock carries a par value of $.10 and no shares have been issued. Common stock carries a $.50 par value. Authorized preferred stock is 10 million shares and authorized common stock is 600 million shares.

     In 1993, the Company repurchased 8,467,000 of its shares pursuant to a stock repurchase program authorized by the Board of Directors on January 1, 1990. The program allows the Company to repurchase up to 40 million shares of its common stock from time to time in open market or negotiated transactions to be used in connection with employee benefit programs and other corporate purposes. As of December 31, 1993, 6.4 million shares remained to be repurchased under the current program.

     Common stock issued and outstanding at December 31, 1993 and 1992 was 204,756,636 shares and 211,036,936 shares, respectively.

     Events causing changes in the issued and outstanding shares are described in the Consolidated Statement of Changes in Stockholders' Equity.

STOCK OPTIONS

     The Company maintains two stock option plans, the 1992 and 1982 Stock Option Plans. At December 31, 1993, 9,205,400 shares were available for grant under the 1992 plan, while no shares were available under the 1982 plan. Under the plans, options may be granted at not less than the fair market value on the date of grant. Under the 1992 Stock Option Plan, options first become exercisable, in ratable installments or otherwise, over a period of one to five years from the date of grant and may be exercised up to a maximum of 10 years from date of grant using various payment methods.

     Receivables from the exercise of options in the amount of $17.4 million in 1993, $17.2 million in 1992 and $12.5 million in 1991 have been deducted from stockholders' equity.

                                      UST

     Changes in outstanding options were as follows:

                                                               PRICE RANGE         SHARES
                                                             ---------------     ----------
    Outstanding
      Dec. 31, 1990........................................  $ 1.94 - $14.84     24,015,200
         Options granted...................................   18.28 -  24.19      3,217,400
         Options exercised.................................    1.94 -  18.28     (5,998,600)
                                                                                 ----------
    Outstanding
      Dec. 31, 1991........................................    2.16 -  24.19     21,234,000
         Options granted...................................            30.81      3,798,400
         Options exercised.................................    2.16 -  30.81     (6,964,400)
         Options expired...................................             2.16         (2,400)
                                                                                 ----------
    Outstanding
      Dec. 31, 1992........................................    4.05 -  30.81     18,065,600
         Options granted...................................            25.50      1,198,800
         Options exercised.................................    4.05 -  30.81     (2,186,700)
         Options forfeited.................................            25.50         (4,200)
                                                                                 ----------
    Outstanding
      Dec. 31, 1993........................................    4.05 -  30.81     17,073,500
                                                                                 ----------
                                                                                 ----------

     Under the 1982 Stock Option Plan, incentive and nonqualified options to purchase a total of 15,878,900 shares were outstanding and exercisable as of December 31, 1993. The average price per share is $17.68, with expiration dates ranging from February 7, 1994 to February 6, 2002.

     Under the 1992 Stock Option Plan, incentive and nonqualified options to purchase a total of 1,194,600 shares were outstanding but due to vesting requirements were not exercisable as of December 31, 1993. The price per share is $25.50, with an expiration date of February 22, 2003.

EMPLOYEE BENEFIT AND COMPENSATION PLANS

     The Company and its subsidiaries maintain a number of noncontributory defined benefit pension plans covering substantially all employees over age 21 with at least one year of service. The Company's plan for salaried employees provides pension benefits based on their highest three-year average compensation. The Company's funding policy for this plan is to contribute an amount sufficient to meet or exceed ERISA minimum requirements. All other funded plans base benefits on the employee's compensation in each year of employment. The Company's funding policy for these plans is generally to contribute the annual normal cost plus the amount required to amortize unfunded liabilities over 20 years from the date established. The Company also maintains unfunded plans providing pension and additional benefits for certain employees.

     The assumptions used to determine expense for 1993, 1992 and 1991 were:

                                                                     1993     1992     1991
                                                                     ----     ----     ----
    Discount rate..................................................   8.0%     8.0%     8.5%
    Average rate of increase in compensation levels................   6.0%     6.0%     6.0%
    Expected long-term rate of return on plan assets...............  10.0%    10.0%    10.5%

                                      UST

     Net periodic pension cost for 1993, 1992 and 1991 include the following components (in millions):

                                                                  1993      1992      1991
                                                                  -----     -----     -----
    Service cost -- benefits earned during period...............  $ 7.1     $ 6.5     $ 5.4
    Interest cost on projected benefit obligation...............   13.9      13.1      11.4
    Actual return on plan assets................................  (18.7)    (8.3)     (53.1)
    Net amortization and deferral...............................    1.6     (9.0)      39.9
                                                                  -----     -----     -----
    Net periodic pension cost...................................  $ 3.9     $ 2.3     $ 3.6
                                                                  -----     -----     -----
                                                                  -----     -----     -----

     The following table presents a reconciliation of the funded status of the plans (in millions):

                                                     DECEMBER 31, 1993               DECEMBER 31, 1992
                                               -----------------------------   -----------------------------
                                                PLANS WHOSE     PLANS WHOSE     PLANS WHOSE     PLANS WHOSE
                                               ASSETS EXCEED    ACCUMULATED    ASSETS EXCEED    ACCUMULATED
                                                ACCUMULATED      BENEFITS       ACCUMULATED      BENEFITS
                                                 BENEFITS      EXCEED ASSETS     BENEFITS      EXCEED ASSETS
                                               -------------   -------------   -------------   -------------
Actuarial present value of benefit
  obligations:
  Vested benefits............................     $(125.6)        $ (31.1)        $(110.1)        $ (25.2)
  Nonvested benefits.........................       (14.0)           (3.8)          (10.5)           (2.6)
                                                  -------         -------         -------         -------
  Accumulated benefits.......................      (139.6)          (34.9)         (120.6)          (27.8)
  Effect of future pay increases.............       (23.8)           (6.5)          (22.9)           (6.2)
                                                  -------         -------         -------         -------
  Projected benefit obligation...............      (163.4)          (41.4)         (143.5)          (34.0)
Plan assets at fair value....................       195.8             1.6           185.5           - 0 -
Unrecognized net (gain) loss.................        (2.3)           14.1           (13.0)           11.6
Prior service cost not yet recognized in net
  periodic pension cost......................         (.5)           (1.5)            (.5)           (1.6)
Unrecognized portion of initial net
  obligation (asset).........................        (6.1)            4.9            (7.1)            5.6
Adjustment to recognize additional minimum
  liability..................................       - 0 -           (11.5)          - 0 -            (9.6)
                                                  -------         -------         -------         -------
Net pension asset (liability)................     $  23.5         $ (33.8)        $  21.4         $ (28.0)
                                                  -------         -------         -------         -------
                                                  -------         -------         -------         -------

     For 1993 and 1992, the net pension assets of $23.5 million and $21.4 million, respectively, consist of prepaid pension costs and are included in other assets. The noncurrent portion of the net liabilities for 1993 and 1992 of $33.8 million and $28 million, respectively, are included in other liabilities.

     For pension plans whose accumulated benefits exceed assets at December 31, 1993, the Consolidated Statement of Financial Position reflects an additional minimum liability of $11.5 million: an intangible asset of $4.3 million included in other assets and a reduction of retained earnings of $4.8 million, which is net of deferred tax benefits of $2.4 million. At December 31, 1992, the Consolidated Statement of Financial Position included an additional minimum liability of $9.6 million: an intangible asset of $4.8 million and a reduction of retained earnings of $3.2 million, which is net of deferred tax benefits of $1.6 million.

     Plan assets include marketable equity securities (including common stock of the Company having a market value of $35.5 million as of December 31, 1993 and $45.8 million as of December 31, 1992) and corporate and government debt securities.

     The discount rate used in determining the present value of benefit obligations was 7 percent for 1993 and 8 percent for 1992.

     The Company sponsors a defined contribution plan (Employees' Savings Plan) covering substantially all of its employees. The plan requires one year of service prior to eligibility for participation. Company

                                      UST
contributions are based upon participant contributions. The expense was $3.6 million in 1993, $3.4 million in 1992 and $3.2 million in 1991.

     The Company has an Incentive Compensation Plan which provides for incentive payments to designated employees based on stated percentages of net income as defined in the plan. Expenses under the plan amounted to $28.8 million for 1993, $26.3 million for 1992 and $22.2 million for 1991.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company and certain of its subsidiaries maintain a number of postretirement welfare benefit plans which provide certain medical and life insurance benefits to substantially all full-time employees who have attained certain age and service requirements upon retirement. The health care benefits are subject to deductibles, co-insurance and in some cases flat dollar contributions which vary by plan, age and service at retirement. All life insurance coverage is noncontributory. The welfare plans are not funded.

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 106 requires the Company to accrue the expected cost of providing postretirement benefits as an employee renders service. Prior to the change costs were charged to expense on a pay-as-you-go
(cash) basis.

     The Company elected to immediately recognize the accumulated postretirement benefit obligation of $50.8 million through a one-time cumulative effect adjustment to earnings of $32.7 million, net of income taxes. The liability is stated separately in the Consolidated Statement of Financial Position.

     The following table sets forth the combined status of the plans at December 31, 1993:

    Accumulated postretirement benefit obligation:
      Retirees.................................................................  $ 15,599
      Fully eligible active plan participants..................................     8,076
      Other active plan participants...........................................    24,886
                                                                                 --------
                                                                                   48,561
    Unrecognized net gain......................................................     8,221
                                                                                 --------
    Accrued postretirement benefit obligation..................................  $ 56,782
                                                                                 --------
                                                                                 --------

     Postretirement benefit expense was $7.3 million in 1993, $1.6 million in 1992 and $.9 million in 1991. The net periodic postretirement benefit cost for 1993 included the following components:

    Service cost................................................................  $ 3,311
    Interest cost...............................................................    4,009
                                                                                  -------
    Net periodic postretirement benefit cost....................................  $ 7,320
                                                                                  -------
                                                                                  -------

     The rate of increase in per capita costs of covered health care benefits is assumed to be 12.3 percent for 1994 and decrease gradually to 5 percent by the year 2008 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by approximately $8 million and the 1993 net periodic postretirement benefit cost by approximately $1.5 million.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7 percent at December 31, 1993.

                                      UST

EXCISE TAXES

     Net sales and cost of products sold include excise taxes of $30 million in 1993, $31.7 million in 1992 and $27.8 million in 1991.

INTEREST

     Interest income, net, is comprised of amounts relating to income from cash equivalent investments and expense associated with short-term and long-term obligations.

                                                              YEAR ENDED DECEMBER 31,
                                                        -----------------------------------
                                                         1993          1992          1991
                                                        -------       -------       -------
    Income from cash equivalents......................  $(3,247)      $(2,599)      $(2,962)
    Short-term obligations............................    1,091           700           479
    Long-term obligations.............................      152            33           204
                                                        -------       -------       -------
                                                          1,243           733           683
                                                        -------       -------       -------
                                                        $(2,004)      $(1,866)      $(2,279)
                                                        -------       -------       -------
                                                        -------       -------       -------

INCOME TAXES

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires a change in the method of accounting for income taxes from the deferred method to the liability method. The Company reflected this change through a cumulative effect adjustment which increased net earnings and reduced deferred tax liabilities reported in the Consolidated Statement of Financial Position by $12.8 million.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of the Company's deferred tax liabilities and assets as of December 31, 1993 are as follows:

    Deferred tax liabilities:
      Depreciation.............................................................  $38,452
      Investment in limited partnerships.......................................   11,198
      Prepaid pension assets...................................................    8,360
                                                                                 -------
           Total deferred tax liabilities......................................   58,010
                                                                                 -------
    Deferred tax assets:
      Postretirement benefits other than pensions..............................   19,927
      Other accrued liabilities................................................   16,773
      Accrued pension liabilities..............................................    9,920
      All other, net...........................................................    3,435
                                                                                 -------
           Total deferred tax assets...........................................   50,055
                                                                                 -------
              Net deferred tax liabilities.....................................  $ 7,955
                                                                                 -------
                                                                                 -------

                                      UST

     Significant components of the provision for income taxes are as follows:

                                                         LIABILITY
                                                          METHOD          DEFERRED METHOD
                                                         ---------     ---------------------
                                                           1993          1992         1991
                                                         ---------     --------     --------
    Current:
      Federal..........................................  $ 208,059     $168,357     $140,899
      State and local..................................     31,502       26,926       21,276
                                                         ---------     --------     --------
              Total current............................    239,561      195,283      162,175
                                                         ---------     --------     --------
    Deferred:
      Federal..........................................    (23,261)      (5,164)      (1,996)
      State and local..................................     (1,522)         (48)       - 0 -
                                                         ---------     --------     --------
              Total deferred...........................    (24,783)      (5,212)      (1,996)
                                                         ---------     --------     --------
                                                         $ 214,778     $190,071     $160,179
                                                         ---------     --------     --------
                                                         ---------     --------     --------

     The current tax provisions do not reflect $15.4 million, $52.5 million and $29.8 million for 1993, 1992 and 1991, respectively, of tax benefits arising from the exercise of stock options. These amounts were credited directly to additional paid-in capital.

     The deferred tax provision for 1993 includes the benefit of $18.1 million resulting from the adoption of SFAS No. 106. In addition, the deferred tax provisions for 1993, 1992 and 1991 do not reflect the respective tax effects of $.8 million, $(.6) million and $.4 million, resulting from the minimum pension liability adjustment required by SFAS No. 87, "Employers' Accounting for Pensions."

     The 1993 "Omnibus Budget Reconciliation Act" increased the statutory corporate federal income tax rate to 35 percent retroactive to January 1, 1993.

     Differences between the effective tax rate and the statutory U.S. federal income tax rate are explained as follows:

                                                                         1993     1992     1991
                                                                         ----     ----     ----
Statutory U.S. federal income tax rate.................................  35.0%    34.0%    34.0%
State and local taxes, net of federal benefit..........................   3.5      3.5      3.3
Other, net.............................................................    .5       .3       .3
                                                                         ----     ----     ----
                                                                         39.0%    37.8%    37.6%
                                                                         ----     ----     ----
                                                                         ----     ----     ----

                                      UST

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                      FIRST        SECOND       THIRD        FOURTH         YEAR
                                     --------     --------     --------     --------     ----------
1993
  Net sales........................  $265,019     $279,707     $278,978     $286,699     $1,110,403
  Gross profit.....................   201,866      219,230      220,464      222,398        863,958
  Earnings before cumulative effect
     of accounting changes.........   103,555       89,836       88,703       86,798        368,892
  Net earnings.....................    83,709       89,836       88,703       86,798        349,046
  Primary earnings per share before
     cumulative effect of
     accounting changes............      $.47         $.41         $.41         $.41          $1.71
  Primary earnings per share.......      $.38         $.41         $.41         $.41          $1.62
                                     --------     --------     --------     --------     ----------
1992
  Net sales........................  $234,477     $262,022     $271,785     $271,091     $1,039,375
  Gross profit.....................   180,019      196,925      205,971      199,664        782,579
  Net earnings.....................    69,858       78,085       84,736       79,879        312,558
  Primary earnings per share.......      $.31         $.35         $.38         $.36          $1.41

     The first quarter of 1993 includes a pretax gain of $35 million, amounting to 10 cents per share, from the sale of a tobacco-related business. This gain was offset by the cumulative effect of accounting changes as a result of the adoption of SFAS No. 106 and SFAS No. 109, which resulted in a decrease in net earnings of $19.8 million, or 9 cents per share.

     Certain amounts previously included in selling, general and administrative expenses have been reclassified to net sales and cost of products sold in both years.

INDUSTRY SEGMENT DATA

     The Company's industry segments are Tobacco, Wine and Other. The Company operates primarily in the tobacco industry and also produces and markets a number of nontobacco products. Tobacco segment sales are principally to a large number of wholesalers and chain stores which are widely dispersed. In 1993, sales to one wholesale customer accounted for approximately 16 percent of Tobacco segment sales.

     The Company operates primarily in the United States; foreign operations and export sales are not significant. Intersegment sales are accounted for at cost.

     Operating profit is total revenue less operating expenses excluding corporate expenses, net interest income and gain on disposal of product line. Identifiable assets by segment include both assets directly identified with those operations and an allocable share of jointly used assets. Corporate assets consist primarily of cash and cash equivalents, other long-term investments and an allocation of property, plant and equipment associated with nonsegment activities.

     Net sales for the Wine segment for 1992 and 1991 have been restated to conform to the 1993 presentation.

                                      UST

OTHER MATTERS

     In January 1992, the Company was named as a defendant in an amended complaint against the major cigarette manufacturers and others. The action purportedly is brought on behalf of flight attendants who have allegedly sustained physical, psychological and emotional injuries as a result of exposure to environmental tobacco smoke on airplanes. On May 19, 1992, the Court dismissed the class action allegations in plaintiffs' amended complaint. Plaintiffs filed a notice of appeal from the Court's dismissal on June 17, 1992 and this appeal has not been decided. The Company has had only limited involvement with cigarettes. Prior to 1985, the Company manufactured some cigarette products which had a de minimis market share, and the Company is indemnified for the small volume of imported cigarettes which it currently distributes. The Company believes that the action is without merit, intends to defend it vigorously and does not believe it will result in any material liability to the Company.

     On March 31, 1993, the Company sold its distribution rights for Zig-Zag cigarette papers and related products for $39 million in cash and additional consideration based on future earnings for the next ten years. The transaction resulted in a pretax gain of $35 million, amounting to 10 cents per share.

                 REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS

To the Directors and Stockholders
UST Inc.

     We have audited the accompanying consolidated statement of financial position of UST Inc. as of December 31, 1993 and 1992, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UST Inc. at December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

     As discussed in the notes to the financial statements, in 1993 the Company changed its methods of accounting for Income Taxes and Postretirement Benefits Other Than Pensions.

                                          ERNST & YOUNG

Stamford, Connecticut
February 1, 1994