Form 10-K405, Exhibit 13
period 1994-12-31
UST INC
filed 1995-03-03
CIK 811669

                                                                    EXHIBIT 13.1

                                      UST

                       CONSOLIDATED INDUSTRY SEGMENT DATA
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31
                                                         ----------------------------------------
                                                            1994           1993           1992
                                                         ----------     ----------     ----------
NET SALES TO UNAFFILIATED CUSTOMERS
Tobacco
  Smokeless tobacco....................................  $1,045,546     $  930,465     $  832,929
  Other tobacco products...............................      12,715         21,124         51,048
                                                         ----------     ----------     ----------
                                                          1,058,261        951,589        883,977
Wine...................................................      89,170         80,205         70,458
Other..................................................      78,737         81,489         87,603
Elimination of intersegment sales......................      (3,152)        (2,880)        (2,663)
                                                         ----------     ----------     ----------
          NET SALES....................................  $1,223,016     $1,110,403     $1,039,375
                                                          =========      =========      =========
OPERATING PROFIT
Tobacco................................................    $653,695       $572,062       $508,775
Wine...................................................       8,832          6,126          4,770
Other..................................................       1,485          9,228          9,630
                                                         ----------     ----------     ----------
          OPERATING PROFIT.............................     664,012        587,416        523,175
  Corporate expenses...................................     (23,284)       (22,664)       (22,412)
  Interest (expense) income, net.......................         (92)         2,004          1,866
  Gain on disposal of product line.....................          --         35,029             --
                                                         ----------     ----------     ----------
          EARNINGS BEFORE INCOME TAXES AND CUMULATIVE
            EFFECT OF ACCOUNTING CHANGES...............    $640,636       $601,785       $502,629
                                                          =========      =========      =========
IDENTIFIABLE ASSETS AT DECEMBER 31
  Tobacco..............................................    $414,888       $394,805       $371,560
  Wine.................................................     164,950        167,157        150,527
  Other................................................      88,529         95,674         91,620
  Corporate............................................      72,869         48,559         60,258
                                                         ----------     ----------     ----------
                                                           $741,236       $706,195       $673,965
                                                          =========      =========      =========
CAPITAL EXPENDITURES (DISPOSITIONS), NET
  Tobacco..............................................     $14,407        $38,797        $19,438
  Wine.................................................       9,253          9,354          8,604
  Other................................................        (536)         3,648            732
  Corporate............................................         560          2,711          1,279
                                                         ----------     ----------     ----------
                                                            $23,684        $54,510        $30,053
                                                          =========      =========      =========
DEPRECIATION
  Tobacco..............................................     $18,307        $17,069        $15,158
  Wine.................................................       6,562          5,877          5,265
  Other................................................       1,834          2,027          2,287
  Corporate............................................         707            933            855
                                                         ----------     ----------     ----------
                                                            $27,410        $25,906        $23,565
                                                          =========      =========      =========