Form 10-K405, Exhibit 13
period 1994-12-31
UST INC
filed 1995-03-03
CIK 811669

                                                                    EXHIBIT 13.2

                                      UST

                           DIVIDENDS AND STOCK PRICES

CASH DIVIDENDS

     The Company increased its 1994 cash dividend by 16.7 percent to an annual rate of $1.12 per share. Since 1991, the dividend rate has increased 69.7 percent reflecting an average annual increase of 19.3 percent. Total cash dividends paid by the Company in 1994 were $225.7 million or 58.2 percent of net earnings. Cash dividends paid to stockholders have exceeded 50 percent of net earnings in each of the last three years.

     In December 1994, the Board of Directors approved a first quarter 1995 dividend of 32 1/2 cents per share. This equates to an indicated annual rate of $1.30, and represents an increase of 16.1 percent. The Company has paid cash dividends without interruption since 1912. Future dividends depend on many factors, including internal estimates of future performance and the Company's need for funds.

STOCK PRICES

     UST shares are traded on the New York Stock Exchange and the Pacific Stock Exchange, ticker symbol -- UST.

     The number of stockholders of record at December 31, 1994 was 13,116. The following table sets forth dividends paid per share and the high and low market prices for the year and each quarter of 1994 and 1993.

                                                                          MARKET PRICE
                                                          CASH          PER COMMON SHARE
                                                        DIVIDENDS       ----------------
                                                          PAID          HIGH        LOW
                                                        ---------       -----      -----
        1st Quarter
          1994........................................    $ .28        $29 5/8    $24 3/8
          1993........................................      .24         32 3/4     24 3/4

        2nd Quarter
          1994........................................      .28         28 1/2     23 5/8
          1993........................................      .24         30 7/8     25 7/8

        3rd Quarter
          1994........................................      .28         31 1/2     27 1/4
          1993........................................      .24         29 7/8     26 1/4

        4th Quarter
          1994........................................      .28         29 3/8     26
          1993........................................      .24         31 3/8     24 3/8

        Year
          1994........................................     1.12         31 1/2     23 5/8
          1993........................................      .96         32 3/4     24 3/8