Form 10-K405, Exhibit 13
period 1994-12-31
UST INC
filed 1995-03-03
CIK 811669

                                                                    EXHIBIT 13.3

                                      UST

                CONSOLIDATED SELECTED FINANCIAL DATA -- 11 YEARS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31
                                          ---------------------------------------------------------------------
                                             1994         1993         1992        1991       1990       1989
                                          ----------   ----------   ----------   --------   --------   --------
SUMMARY OF OPERATIONS
  Net sales.............................  $1,223,016   $1,110,403   $1,039,375   $904,427   $761,741   $679,322
  Cost of products sold.................     251,944      246,445      256,796    227,546    191,824    185,464
  Selling, advertising and
    administrative expenses.............     330,344      299,206      281,816    253,076    220,927    195,433
                                          ----------   ----------   ----------   --------   --------   --------
  Operating income......................     640,728      564,752      500,763    423,805    348,990    298,425
  Other (expense) income:
    Interest (expense) income, net......         (92)       2,004        1,866      2,279      3,203      3,190
    Gain on disposal of product line....          --       35,029           --         --         --         --
                                          ----------   ----------   ----------   --------   --------   --------
  Earnings before income taxes and
    cumulative effect of accounting
    changes.............................     640,636      601,785      502,629    426,084    352,193    301,615
                                          ----------   ----------   ----------   --------   --------   --------
  Income taxes..........................     253,110      232,893      190,071    160,179    128,918    111,128
                                          ----------   ----------   ----------   --------   --------   --------
  Earnings before cumulative effect of
    accounting changes..................     387,526      368,892      312,558    265,905    223,275    190,487
  Cumulative effect of accounting
    changes (net of income tax
    benefit)............................          --       19,846           --         --         --         --
                                          ----------   ----------   ----------   --------   --------   --------
  Net earnings..........................  $  387,526   $  349,046   $  312,558   $265,905   $223,275   $190,487
                                          ==========   ==========   ==========   =========  =========  =========
PER SHARE DATA
  Primary earnings per common share
    before cumulative effect of
    accounting changes..................       $1.87        $1.71        $1.41      $1.18       $.98       $.82
  Primary earnings per common share.....        1.87         1.62         1.41       1.18        .98        .82
  Dividends per common share............        1.12          .96          .80        .66        .55        .46
  Market price per common share:
    High................................      31 1/2       32 3/4       35 3/8     33 7/8     18 1/4     15 3/8
    Low.................................      23 5/8       24 3/8       25 3/8     16 3/8     12 3/8      9 5/8
FINANCIAL CONDITION
  Current assets........................    $381,937     $334,996     $330,208   $305,430   $265,854   $275,954
  Current liabilities...................     160,755      106,642       81,208     95,455     68,660     66,643
  Working capital.......................     221,182      228,354      249,000    209,975    197,194    209,311
  Ratio of current assets to current
    liabilities.........................       2.4:1        3.1:1        4.1:1      3.2:1      3.9:1      4.1:1
  Total assets..........................     741,236      706,195      673,965    656,513    622,595    630,155
  Long-term debt........................     125,000       40,000           --         --      3,060      6,789
  Deferred taxes........................       5,065        7,955       46,358     50,928     53,301     55,108
  Stockholders' equity..................     361,669      462,972      516,606    482,875    473,873    482,254
OTHER DATA
  Common stock repurchased..............    $298,843     $236,704     $212,581   $184,424   $151,259    $97,517
  Dividends paid on common shares.......    $225,715     $199,725     $167,951   $139,670   $118,295   $101,197
  Dividends paid as a percentage of net
    earnings............................       58.2%        57.2%        53.7%      52.5%      53.0%      53.1%
  Return on net sales...................       31.7%        31.4%        30.1%      29.4%      29.3%      28.0%
  Return on average assets..............       53.5%        50.6%        47.0%      41.6%      35.6%      31.0%
  Return on average stockholders'
    equity..............................       94.0%        71.3%        62.5%      55.6%      46.7%      40.7%
  Percent of long-term debt to
    stockholders' equity................       34.6%         8.6%           --         --        .6%       1.4%
  Average number of common shares (in
    thousands) -- primary...............     207,504      215,719      222,033    225,130    227,667    233,305

- ---------------
See Management's Discussion and Analysis.

All share data have been adjusted to reflect the two-for-one stock splits distributed on January 27, 1992, 1989 and 1987.

                                      UST

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       YEAR ENDED DECEMBER 31
                                                        ----------------------------------------------------
                                                          1988       1987       1986       1985       1984
                                                        --------   --------   --------   --------   --------
SUMMARY OF OPERATIONS
  Net sales...........................................  $615,614   $573,298   $516,031   $478,347   $442,367
  Cost of products sold...............................   174,560    168,942    158,719    156,783    156,000
  Selling, advertising and administrative
    expenses..........................................   180,839    166,957    157,038    144,442    121,314
                                                        --------   --------   --------   --------   --------
  Operating income....................................   260,215    237,399    200,274    177,122    165,053
  Other (expense) income:
    Interest (expense) income, net....................     1,068     (2,768)    (5,534)    (5,898)    (5,147)
    Gain on disposal of product line..................        --         --         --         --         --
                                                        --------   --------   --------   --------   --------
  Earnings before income taxes and
    cumulative effect of accounting changes...........   261,283    234,631    194,740    171,224    159,906
                                                        --------   --------   --------   --------   --------
  Income taxes........................................    99,133    103,760     90,802     77,695     76,179
                                                        --------   --------   --------   --------   --------
  Earnings before cumulative effect of
    accounting changes................................   162,150    130,871    103,938     93,529     83,727
  Cumulative effect of accounting changes
    (net of income tax benefit).......................        --         --         --         --         --
                                                        --------   --------   --------   --------   --------
  Net earnings........................................  $162,150   $130,871   $103,938   $ 93,529   $ 83,727
                                                        =========  =========  =========  =========  =========
PER SHARE DATA
  Primary earnings per common share before
    cumulative effect of accounting changes...........      $.70       $.56       $.46       $.41       $.36
  Primary earnings per common share...................       .70        .56        .46        .41        .36
  Dividends per common share..........................       .37        .30    .24 1/4    .21 1/2        .18
  Market price per common share:
    High..............................................    10 1/2          8      5 5/8      4 7/8      5 3/8
    Low...............................................         6      4 7/8      3 3/4      3 5/8      3 7/8
FINANCIAL CONDITION
  Current assets......................................  $291,006   $260,530   $250,460   $222,378   $183,927
  Current liabilities.................................    69,935     63,242     60,895     55,732     65,077
  Working capital.....................................   221,071    197,288    189,565    166,646    118,850
  Ratio of current assets to current liabilities......     4.2:1      4.1:1      4.1:1      4.0:1      2.8:1
  Total assets........................................   597,955    548,951    523,927    468,125    408,465
  Long-term debt......................................    21,828     37,131     47,061     57,039     35,999
  Deferred taxes......................................    52,939     47,465     44,412     31,978     26,298
  Stockholders' equity................................   453,253    401,113    371,559    323,376    281,091
OTHER DATA
  Common stock repurchased............................   $67,356    $50,865     $9,907    $16,288    $30,310
  Dividends paid on common shares.....................   $81,672    $66,789    $54,744    $47,835    $40,494
  Dividends paid as a percentage of net
    earnings..........................................     50.4%      51.0%      52.7%      51.1%      48.4%
  Return on net sales.................................     26.3%      22.8%      20.1%      19.6%      18.9%
  Return on average assets............................     28.3%      24.4%      21.0%      21.3%      21.4%
  Return on average stockholders' equity..............     38.0%      33.9%      29.9%      30.9%      30.9%
  Percent of long-term debt to stockholders'
    equity............................................      4.8%       9.3%      12.7%      17.6%      12.8%
  Average number of common shares (in
    thousands) -- primary.............................   230,417    232,370    227,142    228,350    234,140