Form 10-K405, Exhibit 13
period 1994-12-31
UST INC
filed 1995-03-03
CIK 811669

                                                                    EXHIBIT 13.4

                                      UST

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

CONSOLIDATED RESULTS

  1994 compared with 1993

     Consolidated net sales rose to $1.22 billion, a 10.1 percent increase over 1993.

     Tobacco segment sales increased 11.2 percent, and accounted for 94.7 percent of the $112.6 million sales increase. The Wine segment also contributed to the overall sales gain, posting an 11.2 percent increase. Other segment sales were lower due to the absence of Zig-Zag cigarette papers and related products resulting from the sale of its distribution rights on March 31, 1993, partially offset by increased sales in the entertainment business.

     Over the last three years, net sales have increased 35.2 percent at an average annual rate of 10.6 percent.

     Cost of products sold increased 2.2 percent to $251.9 million. Cost of products sold for the Tobacco segment was slightly higher, as higher unit costs and increased unit volume for moist smokeless tobacco were offset by lower costs for other tobacco products resulting from significant volume declines. Wine segment costs were higher due to volume gains which were partially offset by lower unit costs. Costs for the Other segment were lower primarily due to the absence of cigarette papers and lower Canadian excise taxes, partially offset by increased costs due to volume gains for the entertainment business.

     Gross profit increased $107.1 million, or 12.4 percent over 1993 primarily due to higher selling prices and increased unit volume for moist smokeless tobacco.

     The gross profit percentage rose to 79.4 percent mainly due to the favorable results for moist smokeless tobacco and volume declines for lower margin products. The gross profit percentage has increased 4.6 percentage points over the last three years.

     Selling, advertising and administrative expenses rose 10.4 percent to $330.3 million. Selling and advertising expenses increased for the Tobacco and Other segments and remained stable in the Wine segment. Administrative and other expenses were generally higher due to increases in salary and related costs, increased spending associated with addressing legal and regulatory issues, the early adoption of Statement of Financial Accounting Standards (SFAS) No. 116, "Accounting for Contributions Received and Contributions Made" and reserves recorded for nonstrategic assets.

     The Company incurred net interest expense as a result of interest expense on short-term borrowings and long-term debt exceeding income from cash equivalent investments.

     The comparison of earnings per share for the year 1994 as compared to 1993, was adversely affected by 3 cents due to several events which occurred in 1993. On March 31, 1993, the Company sold its distribution rights for Zig-Zag cigarette papers and related products which resulted in an after-tax gain of $22 million or 10 cents per share. In addition, operating results for the year of 1994 do not include Zig-Zag and related products amounting to 2 cents per share. Also in 1993, the Company adopted SFAS No. 106 and SFAS No. 109, which reduced primary earnings per share by 9 cents.

     Pretax profit margins decreased slightly to 52.4 percent on earnings before income taxes of $640.6 million. Over the last three years, earnings before income taxes have increased 50.4 percent at an average annual rate of 14.7 percent, while pretax margins have averaged 51.7 percent.

     The overall tax rate for 1994 increased slightly.

     Net earnings increased for the 34th consecutive year rising 11 percent to $387.5 million. Primary earnings per share rose to $1.87, a 15.4 percent increase over 1993. Primary earnings per share have increased 58.5 percent over the last three years at an average annual rate of 16.6 percent.

  1993 compared with 1992

     Consolidated net sales rose 6.8 percent to $1.11 billion.

     The Tobacco segment accounted for 95.2 percent of the $71 million sales increase. The Wine segment also contributed to the overall sales gain, posting a
13.8 percent increase. Other segment sales were lower due to the absence of Zig-Zag cigarette papers and related products resulting from the sale of its distribution rights on March 31, 1993.

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

     Gross profit increased $81.4 million, or 10.4 percent over 1992, primarily due to higher selling prices and increased unit volume for moist smokeless tobacco.

     The gross profit percentage rose to 77.8 percent, mainly due to favorable results for moist smokeless tobacco and volume declines for lower margin products.

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

     Net interest income resulted as income from cash equivalent investments exceeded interest expense.

     Results for 1993, as compared to 1992, were affected by several events. The Company sold its distribution rights for Zig-Zag cigarette papers and related products on March 31, 1993 for $39 million in cash and additional consideration based on future earnings for the next ten years. This transaction resulted in an after-tax gain of $22 million, amounting to 10 cents per share. The absence of these products in operating results for the remainder of 1993 reduced primary earnings per share by 2 cents. In addition, the "Omnibus Budget Reconciliation Act," which increased the statutory corporate federal income tax rate to 35 percent retroactive to January 1, 1993, reduced primary earnings per share by 3 cents for the year. Also in 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes." As a result of adopting SFAS No. 106 the Company recorded a one-time charge to net earnings of $32.7 million. The adoption of SFAS No. 109 resulted in an increase in net earnings of $12.8 million. The cumulative effect of these accounting changes reduced primary earnings per share by 9 cents.

     Profit margins rose to 54.2 percent on earnings before income taxes and the cumulative effect of accounting changes of $601.8 million.

     The overall tax rate for 1993 increased due to the higher statutory corporate federal income tax rate.

     Net earnings increased 11.7 percent to $349 million. Primary earnings per share before the cumulative effect of accounting changes rose to $1.71, a 21.3 percent increase over 1992. Primary earnings per share, after the cumulative effect of accounting changes, rose to $1.62, a 14.9 percent increase over 1992.

TOBACCO SEGMENT

  1994 compared with 1993

     Tobacco segment sales increased 11.2 percent to $1.06 billion and accounted for 86.5 percent of consolidated revenues. Smokeless tobacco sales increased
12.4 percent to $1.05 billion, representing 85.5 percent of consolidated sales. Other tobacco product sales decreased significantly due to volume declines.

     The increase in smokeless tobacco sales resulted from higher selling prices and unit volume gains for moist smokeless tobacco. Domestic unit volume for moist smokeless tobacco products increased 2.6 percent in 1994 to 627.4 million cans, as compared with the similar period for 1993. Fourth quarter unit volume increased 4.1 percent to 158.2 million cans, compared with the similar 1993 period. The unit volume comparison for the fourth quarter of 1994 to the similar period in the prior year was favorably affected by distributor inventory build-up in December.

     Cost of sales for the Tobacco segment was slightly higher, as higher unit costs and increased unit volume for moist smokeless tobacco were offset by lower costs due to significant volume declines for other tobacco products. Moist smokeless tobacco unit costs increased slightly due to higher leaf tobacco costs and overhead expenses.

     Gross profit for the segment rose substantially during 1994. Higher selling prices and unit volume gains for moist smokeless tobacco were the primary reasons for the increase.

     Selling expenses increased 7.5 percent, primarily due to higher costs associated with promotional activities as well as higher salaries for the sales force and support personnel.

     Advertising costs increased slightly as compared with the prior year. Selling and advertising expenses were directed at the promotion and support of our moist smokeless tobacco products. Administrative expenses were significantly higher primarily due to expenses incurred to address legal and regulatory issues and increased salary and related costs.

     Operating profit increased 14.3 percent to $653.7 million.

  1993 compared with 1992

     Tobacco segment sales rose to $951.6 million for an increase of 7.6 percent and accounted for 85.7 percent of consolidated revenues. Smokeless tobacco sales increased 11.7 percent to $930.5 million, and represented 83.8 percent of consolidated sales. Other tobacco product sales decreased significantly due to lower unit volume.

     The increase in smokeless tobacco sales resulted from higher selling prices and unit volume gains for moist smokeless tobacco. Domestic unit volume for moist smokeless tobacco products increased 2.3 percent in 1993, to 611.6 million cans, which included one less shipping day as compared to 1992. On an equivalent shipping day basis unit volume for domestic moist smokeless tobacco would have increased 3.1 percent.

     Moist smokeless tobacco unit costs increased slightly due to higher leaf tobacco costs and increased excise taxes imposed January 1, 1993. Cost of sales for the Tobacco segment was significantly lower due to decreased unit volume for other tobacco products which have higher unit costs as compared to moist smokeless tobacco.

     Gross profit for the segment rose substantially during 1993 as a result of higher selling prices and unit volume gains for moist smokeless tobacco.

     Selling expenses increased 12.9 percent, primarily due to higher costs associated with promotional activities and higher salaries and increased expenses for the sales force.

     Advertising costs increased significantly as compared with the prior year. Selling and advertising expenses were directed at the promotion and support of our moist smokeless tobacco products, including two new flavors which were introduced during 1993. Administrative expenses were lower as increased salary and related costs were offset by lower spending in other areas.

     Operating profit increased 12.4 percent to $572.1 million.

WINE SEGMENT

  1994 compared with 1993

     Wine segment revenue increased 11.2 percent to $89.2 million and accounted for 7.3 percent of consolidated sales. Higher case volume for premium wine accounted for the increase. Case volume for premium wine increased 13.2 percent. Overall case volume for the Wine segment increased 9.2 percent. Chateau Ste. Michelle and Columbia Crest, our two leading brands of premium wine, accounted for approximately 70 percent of total wine revenue.

     Unit costs decreased slightly primarily due to excellent harvest yields in 1992 and 1993.

     The Company uses grapes both harvested from its own vineyards and purchased from regional growers in its wine production. Total grape tonnage harvested and purchased in 1994 was significantly lower than the exceptional harvest experienced in 1993. As a result of lower harvest yields, the cost for grapes was slightly higher which will affect future unit costs. However, the 1994 harvest level was adequate to enable the Company to meet its requirements for premium wine.

     Gross profit for the Wine segment increased 13.1 percent primarily as a result of an increase in premium wine case volume and slightly lower unit costs.

     Selling, advertising and administrative expenses remained stable in 1994. Selling and advertising expenses were directed toward expanding the brand awareness of premium wines, primarily Columbia Crest and Domaine Ste. Michelle.

     Administrative and other expenses, primarily salary and related expenses, were slightly higher.

     The Wine segment recorded an operating profit of $8.8 million in 1994, an increase of 44.2 percent over 1993.

  1993 compared with 1992

     Wine segment revenue increased 13.8 percent to $80.2 million and accounted for 7.2 percent of consolidated sales. Higher case volume for premium wine accounted for the increase. Overall case volume for the Wine segment increased
7.6 percent, while case volume for premium wine increased 14.4 percent.

     Overall, unit costs increased primarily due to higher grape costs resulting from low harvest yields in prior years.

     Total grape tonnage harvested and purchased in 1993 was significantly higher than in 1992, resulting in increased inventory levels, which will have a favorable effect on future unit costs.

     Gross profit for the Wine segment increased 10.7 percent primarily as a result of an increase in premium wine case volume partially offset by higher unit costs.

     Selling, advertising and administrative expenses increased in 1993. Selling expenses increased primarily to support higher volume levels of premium brands.

     Advertising expenses were higher and were aimed at supporting and expanding national brand awareness of our existing premium wines and new products.

     Administrative and other expenses were slightly lower as higher salary and related costs were offset by lower spending in other areas.

     The Wine segment recorded an operating profit of $6.1 million in 1993.

OTHER SEGMENT

  1994 compared with 1993

     Other segment sales were $78.7 million, a 3.4 percent decrease from 1993, and accounted for 6.4 percent of consolidated sales. Other segment sales were lower due to the sale of the distribution rights for Zig-Zag cigarette papers and related products on March 31, 1993, partially offset by higher revenues for the entertainment business.

     The absence of the cigarette paper operations for the entire year, higher spending associated with developing international markets and reserves recorded for nonstrategic assets more than offset favorable results for the entertainment business. Overall, the Other segment recorded an operating profit of $1.5 million in 1994.

  1993 compared with 1992

     Other segment sales decreased 7 percent to $81.5 million and accounted for
7.3 percent of consolidated sales. Other segment sales were lower due to the sale of the distribution rights for Zig-Zag cigarette papers and related products on March 31, 1993. The absence of these products for the remainder of 1993 had an adverse effect on the operating results for the Other segment.

     Operating profit was significantly lower for tobacco-related products due to the sale of the cigarette paper business, but was partially offset by favorable results for other businesses. The Other segment recorded an operating profit of $9.2 million in 1993.

HEALTH CARE REFORM

     As introduced by the Clinton Administration during the 103rd Congress, The Health Security Act proposed, among other things, a significant federal excise tax increase on all tobacco products, including moist snuff. This proposal failed last year. We expect some form of health care debate during the 104th Congress and we will vigorously oppose any proposed increase in the federal excise tax on our tobacco products. Accordingly, the Company is not able to predict the amount, if any, by which the federal excise tax rate may increase, or assess the future effect that any such increase may have on its tobacco business.

FINANCIAL CONDITION

SOURCES AND USES OF CASH -- OPERATIONS

     Cash provided by operating activities is the major source of funds available to the Company. Cash from operations increased to $453.2 million in 1994, as compared to $367.6 million in 1993 and $288.8 million in 1992. The primary reason for the increase was higher earnings generated by the Tobacco segment.

     Significant inventories of leaf tobacco are required primarily in connection with our smokeless tobacco products. During the last three years, $175.4 million was used for the purchase of leaf tobacco and related costs. In addition, the cost of grapes harvested and purchased totaled $64.7 million over the last three years.

INVESTING ACTIVITIES

     Net cash used in investing activities was $21.5 million in 1994. Purchases of property, plant and equipment over the last three years totaled $119.9 million.

     Major areas of capital spending from 1992 through 1994 were:

Tobacco segment

- - Manufacturing, processing and packaging equipment

- - Automobiles for the sales force

- - Building renovations

Wine segment

- - Storage capacity and processing equipment

- - New facilities and building renovations

- - Irrigation and vineyard development

Other segment

- - Equipment

- - Building additions and renovations

Shared assets

- - Transportation equipment -- primarily aircraft

- - Headquarters, conference and training facility renovations

     In 1995, the Company's capital program is expected to approximate $52 million, and will primarily include improvements to the tobacco processing and manufacturing operations and the expansion of wine processing and storage facilities.

     In 1993 the Company sold its distribution rights for Zig-Zag cigarette papers and related products for $39 million in cash and additional consideration based on future earnings.

FINANCING ACTIVITIES

     Other significant sources and uses of cash over the last three years have included long-term borrowings, the issuance of common stock, stock repurchases and cash dividends. During 1994, the Company entered into a $200 million revolving credit and term loan agreement with several banks replacing the similar $50 million credit facility. The Company has borrowed $125 million under this credit facility since 1993 and used the funds for its share repurchase program. The remaining $75 million is available and may be used for the stock repurchase program depending on market conditions. (See Revolving Credit and Term Loan Agreement and Short-Term Lines of Credit Note.)

     Common stock was issued upon the exercise of options granted under the Company's stock option plans. Options are granted to employees who have made or who are expected to make contributions to the growth of the Company. The Company receives income tax benefits upon the exercise of certain of these options. Since 1991, funds received from the exercise of options, together with these tax benefits, totaled $168.7 million.

     During 1994, the Company continued its program to repurchase shares of its common stock as authorized by the Board of Directors. In 1994, the Board of Directors approved a new stock repurchase program, authorizing the Company to repurchase up to 20 million shares of its common stock from time to time in open market or negotiated transactions to be used in connection with employee benefit programs and other corporate purposes. The new program commenced during the fourth quarter of 1994, upon completion of the prior program, which provided for the repurchase of up to 40 million shares.

     During 1994, the Company repurchased 10.6 million shares at a cost of $298.8 million. As of December 31, 1994, 15.8 million shares remained to be repurchased under the new program.

     It is the Company's philosophy that its stockholders should benefit directly from increases in net earnings. Accordingly, the Company has regularly increased dividend payments as earnings have risen. During the last three years, cash dividends distributed to stockholders amounted to $593.4 million, totaling
56.6 percent of net earnings for the period.

LIQUIDITY

     Sources of cash exceeded uses of cash by $25.4 million in 1994. The Company anticipates that cash generated from operating activities will meet most of its requirements in 1995. Seasonal purchases of leaf tobacco occasionally require the Company to use short-term borrowings in the form of commercial paper, when necessary, to augment cash generated by operating activities. In 1994 sufficient cash was generated to meet these requirements and short-term borrowings were limited. The Company anticipates that leaf tobacco purchases and related costs in 1995 will increase to approximately $82 million as compared to $70 million for 1994. Increased spending in 1995 reflects the Company's plan to maintain a higher level of leaf tobacco inventory.

     The ratio of current assets to current liabilities (current ratio) at December 31, 1994 was 2.4 to 1 and has averaged 3.2 to 1 over the last three years. Increases in accrued expenses and income taxes payable reduced the current ratio from prior years. However, the Company continues to maintain a strong liquidity position. Further enhancing this position is the fact that certain inventories are carried at costs computed under the

LIFO method. The average costs of these inventories was $41.8 million more than the amount at which they are carried in the Consolidated Statement of Financial Position at December 31, 1994.

     The Company believes that adequate credit facilities are available through committed short-term credit lines. The Company has available short-term lines of credit with domestic and foreign banks totaling $100 million at December 31, 1994. The lines of credit are generally committed for a one-year period expiring at various times during 1995 and provide for borrowing at prime rates. These arrangements require commitment fees which are not significant. These facilities can be used as bank financing or as support for commercial paper borrowing. The commercial paper market is expected to continue as an attractive source of funds. The Company has the highest ratings available on its commercial paper.

     The Company intends to maintain appropriate facilities to ensure access to credit markets providing sufficient financial resources and operational flexibility.

CAPITAL RESOURCES

     Over the last two years the Company has taken advantage of its strong capital structure and relatively low interest rates in the marketplace and has borrowed $125 million under its $200 million credit facility. This amount was classified as long-term debt at December 31, 1994. These borrowings were used for the stock repurchase program. Depending on market conditions the Company may borrow the additional $75 million available under this credit facility in 1995 and use the proceeds for the stock repurchase program. (See Revolving Credit and Term Loan Agreement and Short-Term Lines of Credit Note.)

     The percentage of long-term debt outstanding to stockholders' equity is
34.6 percent. The Company had no short-term debt outstanding at December 31, 1994.

     Stockholders' equity decreased in 1994, as the effects of the stock repurchase program and dividend payments exceeded the effects of net earnings and common stock issued under the Company's stock option plans.

     The return on average stockholders' equity has increased by 38.4 percentage points to 94 percent over the last three years.

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

STOCK PRICES

     UST shares are traded on the New York Stock Exchange and the Pacific Stock Exchange, ticker symbol -- UST.

     The number of stockholders of record at December 31, 1994 was 13,116. The following table sets foth dividends paid per share and the high and low market prices for the year and each quarter of 1994 and 1993.

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
          1993........................................      .24         31 3/8     24 3/8

        Year
          1994........................................     1.12         31 1/2     23 5/8
          1993........................................      .96         32 3/4     24 3/8

       GRAPHICAL INFORMATION INCLUDED IN EXHIBIT 13.4 IS DESCRIBED BELOW.

           (DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS AND PERCENTAGES)

The following are bar graphs:

     Consolidated Net Sales: 1992 - $1,039, 1993 - $1,110 and 1994 - $1,223.

     Consolidated Gross Profit: 1992 - $783, 1993 - $864 and 1994 - $971.

     Pretax Margins: 1992 - 48.4%, 1993 - 54.2% and 1994 - 52.4%.

     Earnings Per Share: 1992 - $1.41, 1993 - $1.62 and 1994 - $1.87.

     Tobacco Sales: 1992 - $884, 1993 - $952 and 1994 - $1,058.

     Wine Sales: 1992 - $70, 1993 - $80 and 1994 - $89.

     Other Sales: 1992 - $88, 1993 - $81 and 1994 - $79.

     Net Cash Provided By Operating Activities: 1992 - $289, 1993 - $368 and 1994 - $453.

     Return On Average Stockholders' Equity: 1992 - 62.5%, 1993 - 71.3% and 1994
- - 94.0%.

     Dividends Per Share: 1992 - $.80, 1993 - $.96 and 1994 - $1.12.

The following bar graph illustrates the relationship between net earnings and dividends paid:

     Net Earnings: 1992 - $313, 1993 - $349 and 1994 - $388.

     Dividends Paid: 1992 - $168, 1993 - $200 and 1994 - $226.

A pie chart illustrating the percentage of capital expenditures by segment for 1992 - 1994:
     Tobacco 67%, Wine 25%, Other 4% and Corporate 4%.