Form 10-K405, Exhibit 13
period 1994-12-31
UST INC
filed 1995-03-03
CIK 811669

                                                                    EXHIBIT 13.5

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
                                                          =========      =========      =========

                                      UST

                       CONSOLIDATED STATEMENT OF EARNINGS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31
                                                         ----------------------------------------
                                                            1994           1993           1992
                                                         ----------     ----------     ----------
NET SALES..............................................  $1,223,016     $1,110,403     $1,039,375
COSTS AND EXPENSES
  Cost of products sold................................     251,944        246,445        256,796
  Selling, advertising and administrative..............     330,344        299,206        281,816
                                                         ----------     ----------     ----------
TOTAL COSTS AND EXPENSES...............................     582,288        545,651        538,612
                                                         ----------     ----------     ----------
OPERATING INCOME.......................................     640,728        564,752        500,763
                                                         ----------     ----------     ----------
OTHER (EXPENSE) INCOME
  Interest (expense) income, net.......................         (92)         2,004          1,866
  Gain on disposal of product line.....................          --         35,029             --
                                                         ----------     ----------     ----------
EARNINGS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES...................................     640,636        601,785        502,629
                                                         ----------     ----------     ----------
INCOME TAXES...........................................     253,110        232,893        190,071
                                                         ----------     ----------     ----------
EARNINGS BEFORE CUMULATIVE EFFECT OF ACCOUNTING
  CHANGES..............................................     387,526        368,892        312,558
                                                         ----------     ----------     ----------
CUMULATIVE EFFECT OF ACCOUNTING CHANGES
  Postretirement benefits other than pensions (net of
     income tax benefit of $18,115)....................          --        (32,690)            --
  Income taxes.........................................          --         12,844             --
                                                         ----------     ----------     ----------
NET EARNINGS...........................................  $  387,526     $  349,046     $  312,558
                                                          =========      =========      =========
EARNINGS PER SHARE
  Primary earnings before cumulative effect of
     accounting changes................................       $1.87          $1.71          $1.41
  Cumulative effect of accounting changes..............          --           (.09)            --
NET EARNINGS PER SHARE
  Primary..............................................       $1.87          $1.62          $1.41
  Fully diluted........................................       $1.87          $1.62          $1.41
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
  Primary..............................................     207,504        215,719        222,033
  Fully diluted........................................     207,576        215,779        222,423

See Notes to Consolidated Financial Statements.

                                      UST

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                                 (IN THOUSANDS)

                                                                              DECEMBER 31
                                                                         ----------------------
                                                                           1994         1993
                                                                         ---------    ---------
ASSETS
Current assets
  Cash and cash equivalents............................................  $  50,718    $  25,327
  Accounts receivable..................................................     65,883       64,376
  Inventories..........................................................    237,720      215,635
  Prepaid expenses and other current assets............................     27,616       29,658
                                                                         ---------    ---------
          Total current assets.........................................    381,937      334,996
                                                                         ---------    ---------
Property, plant and equipment, net.....................................    305,885      309,611
Other assets...........................................................     53,414       61,588
                                                                         ---------    ---------
                                                                         $ 741,236    $ 706,195
                                                                          ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses................................  $ 104,558    $  62,445
  Income taxes.........................................................     56,197       44,197
                                                                         ---------    ---------
          Total current liabilities....................................    160,755      106,642
                                                                         ---------    ---------
Long-term debt.........................................................    125,000       40,000
Deferred income taxes..................................................      5,065        7,955
Postretirement benefits other than pensions............................     61,286       56,782
Other liabilities......................................................     27,461       31,844
                                                                         ---------    ---------
          Total liabilities............................................    379,567      243,223
                                                                         ---------    ---------
Stockholders' equity
  Capital stock........................................................    100,172      106,612
  Additional paid-in capital...........................................    343,390      337,842
  Retained earnings....................................................     33,713      255,222
                                                                         ---------    ---------
                                                                           477,275      699,676
  Less cost of shares in treasury......................................    115,606      236,704
                                                                         ---------    ---------
          Total stockholders' equity...................................    361,669      462,972
                                                                         ---------    ---------
                                                                         $ 741,236    $ 706,195
                                                                          ========     ========

See Notes to Consolidated Financial Statements.

                                      UST

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31
                                                             ----------------------------------
                                                               1994         1993         1992
                                                             --------     --------     --------
OPERATING ACTIVITIES
  Net earnings.............................................  $387,526     $349,046     $312,558
  Adjustments to reconcile net earnings to cash provided by
     operating activities:
     Depreciation and amortization.........................    28,169       26,674       24,467
     Deferred income taxes.................................    (4,257)     (24,783)      (5,212)
     Cumulative effect of accounting changes...............        --       37,961           --
     Gain on disposal of product line......................        --      (35,029)          --
     Changes in operating assets and liabilities:
       Increase in accounts receivable.....................    (1,507)     (10,557)      (3,743)
       Increase in inventories.............................   (22,085)      (4,866)     (19,751)
       Decrease (increase) in prepaid expenses
          and other assets.................................     6,038       (1,590)     (10,979)
       Increase (decrease) in accounts payable, accrued
          expenses and other liabilities...................    47,338        8,719       (5,057)
       Increase (decrease) in income taxes payable.........    12,000       22,052       (3,458)
                                                             --------     --------     --------
          Net cash provided by operating activities........   453,222      367,627      288,825
                                                             --------     --------     --------
INVESTING ACTIVITIES
  Purchases of property, plant and equipment...............   (27,659)     (58,199)     (33,998)
  Dispositions of property, plant and equipment............     3,975        3,689        3,945
  Proceeds received from sales of businesses...............     2,221       37,218          100
  Other, principally long-term investments.................        --           --       17,288
                                                             --------     --------     --------
          Net cash used in investing activities............   (21,463)     (17,292)     (12,665)
                                                             --------     --------     --------
FINANCING ACTIVITIES
  Proceeds from long-term debt.............................    85,000       40,000           --
  Proceeds from the issuance of common stock...............    33,190       35,051      100,458
  Reduction of long-term debt..............................        --           --       (1,250)
  Dividends paid...........................................  (225,715)    (199,725)    (167,951)
  Common stock repurchased.................................  (298,843)    (236,704)    (212,581)
                                                             --------     --------     --------
          Net cash used in financing activities............  (406,368)    (361,378)    (281,324)
                                                             --------     --------     --------
          Increase (decrease) in cash and cash
            equivalents....................................    25,391      (11,043)      (5,164)
          Cash and cash equivalents at beginning of year...    25,327       36,370       41,534
                                                             --------     --------     --------
          Cash and cash equivalents at end of year.........  $ 50,718     $ 25,327     $ 36,370
                                                             ========     ========     ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Income taxes..........................................  $232,615     $201,082     $147,784
     Interest..............................................     4,708        1,150          756

See Notes to Consolidated Financial Statements.

                                      UST

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                ADDITIONAL                                    TOTAL
                                    COMMON       PAID-IN       RETAINED     TREASURY      STOCKHOLDERS'
                                    STOCK        CAPITAL       EARNINGS       STOCK          EQUITY
                                   --------     ----------     --------     ---------     -------------
Balance at December 31, 1991.....  $105,490      $ 217,418     $159,967     $      --       $ 482,875
Net earnings for the year........        --             --      312,558            --         312,558
Cash dividends -- $.80 per
  share..........................        --             --     (167,951)           --        (167,951)
Exercise of stock
  options -- 6,964,400 shares....     3,482         49,171           --            --          52,653
Income tax benefits net of
  increase in receivables from
  exercise of stock options......        --         47,805           --            --          47,805
Common stock repurchased for
  treasury and
  retired -- 6,907,000 shares....    (3,454)       (10,509)    (198,618)           --        (212,581)
Adjustment for additional minimum
  pension liability, net of
  taxes..........................        --             --        1,247            --           1,247
                                   --------     ----------     --------     ---------     -------------
Balance at December 31, 1992.....   105,518        303,885      107,203            --         516,606
Net earnings for the year........        --             --      349,046            --         349,046
Cash dividends -- $.96 per
  share..........................        --             --     (199,725)           --        (199,725)
Exercise of stock
  options -- 2,186,700 shares....     1,094         18,745           --            --          19,839
Income tax benefits net of
  increase in receivables from
  exercise of stock options......        --         15,212           --            --          15,212
Common stock repurchased for
  treasury -- 8,467,000 shares...        --             --           --      (236,704)       (236,704)
Adjustment for additional minimum
  pension liability, net of
  taxes..........................        --             --       (1,302)           --          (1,302)
                                   --------     ----------     --------     ---------     -------------
Balance at December 31, 1993.....   106,612        337,842      255,222      (236,704)        462,972
Net earnings for the year........        --             --      387,526            --         387,526
Cash dividends -- $1.12 per
  share..........................        --             --     (225,715)           --        (225,715)
Exercise of stock
  options -- 2,001,800 shares....     1,001         16,514           --            --          17,515
Income tax benefits and decrease
  in receivables from exercise of
  stock options..................        --         15,675           --            --          15,675
Common stock repurchased for
  treasury -- 10,648,000
  shares.........................        --             --           --      (298,843)       (298,843)
Retirement of treasury stock --
  14,881,800 shares..............    (7,441)       (26,641)    (385,859)      419,941              --
Adjustment for additional minimum
  pension liability, net of
  taxes..........................        --             --        2,539            --           2,539
                                   --------     ----------     --------     ---------     -------------
Balance at December 31, 1994.....  $100,172      $ 343,390     $ 33,713     $(115,606)      $ 361,669
                                   ========       ========     ========     =========      ==========

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

  Fair Value of Financial Instruments

     The estimated fair value of amounts reported in the consolidated financial statements have been determined by using available market information and appropriate valuation methodologies. All current assets and current liabilities are carried at their fair value, which approximates market value, because of their short-term nature. The fair value of long-term investments and long-term debt approximate their carrying value.

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

  Income Taxes

     Income taxes are provided on all revenue and expense items included in the Consolidated Statement of Earnings, regardless of the period in which such items are recognized for income tax purposes, except for items representing permanent differences between pretax accounting income and taxable income. Deferred income taxes are provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

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

                                      UST

                (Dollars in thousands, except per share amounts)

CASH AND CASH EQUIVALENTS

                                                                          DECEMBER 31
                                                                     ---------------------
                                                                      1994          1993
                                                                     -------       -------
    Cash...........................................................  $ 9,718       $11,327
    Commercial paper...............................................   41,000        14,000
                                                                     -------       -------
                                                                     $50,718       $25,327
                                                                     =======       =======

     Cash equivalents are all highly liquid investments generally with maturities of three months or less when acquired.

INVENTORIES

                                                                          DECEMBER 31
                                                                     ---------------------
                                                                       1994         1993
                                                                     --------     --------
    Leaf tobacco...................................................  $104,313     $ 90,742
    Products in process and finished goods.........................   115,261      108,117
    Other materials and supplies...................................    18,146       16,776
                                                                     --------     --------
                                                                     $237,720     $215,635
                                                                     ========     ========

     At December 31, 1994 and 1993, $103.2 million and $88.4 million, respectively, of inventories were valued using the LIFO method. The average costs of these inventories are greater than the amounts at which these inventories are carried in the Consolidated Statement of Financial Position by $41.8 million and $39.6 million, respectively.

PROPERTY, PLANT AND EQUIPMENT

                                                                          DECEMBER 31
                                                                     ---------------------
                                                                       1994         1993
                                                                     --------     --------
    Land...........................................................  $ 27,259     $ 27,318
    Buildings......................................................   188,872      184,147
    Machinery and equipment........................................   273,160      261,388
                                                                     --------     --------
                                                                      489,291      472,853
    Less allowances for depreciation...............................   183,406      163,242
                                                                     --------     --------
    Net property, plant and equipment..............................  $305,885     $309,611
                                                                     ========     ========

OTHER ASSETS

                                                                          DECEMBER 31
                                                                     ---------------------
                                                                      1994          1993
                                                                     -------       -------
    Prepaid pension costs..........................................  $22,083       $23,517
    Investments in unconsolidated companies........................   12,683        12,910
    Goodwill.......................................................    6,822         7,756
    Long-term investments..........................................    3,690         3,691
    Intangible pension asset.......................................    3,065         4,263
    Other..........................................................    5,071         9,451
                                                                     -------       -------
                                                                     $53,414       $61,588
                                                                     =======       =======

     The investments in unconsolidated companies consist principally of a limited partnership that owns and leases a cogeneration facility.

                                      UST

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                          DECEMBER 31
                                                                      --------------------
                                                                        1994        1993
                                                                      --------     -------
    Trade accounts payable..........................................  $ 20,544     $21,285
    Employee compensation and benefits..............................    49,059      18,349
    Taxes, other than income........................................     7,358       6,050
    Other accrued expenses..........................................    27,597      16,761
                                                                      --------     -------
                                                                      $104,558     $62,445
                                                                      ========     =======

REVOLVING CREDIT AND TERM LOAN AGREEMENT AND SHORT-TERM LINES OF CREDIT

     In 1994, the Company entered into a $200 million revolving credit and term loan agreement with several banks. This agreement replaced the $50 million revolving credit and term loan agreement which had been in effect since 1993.

     At December 31, 1994 the Company had $125 million outstanding under this agreement at interest rates ranging from 5.9 percent to 6.5 percent. At December 31, 1994 this amount was classified as long-term debt in the Consolidated Statement of Financial Position.

     Under the terms of the agreement, the Company may borrow funds and elect to pay interest under the "Base Rate," "Competitive Bid" or "Eurodollar" interest rate provisions. The terms of the agreement provide for a three-year revolving line of credit. At the Company's option, any balance outstanding thereafter may be converted into a three-year term loan. Principal repayments are optional during the revolving credit period, while 36 equal monthly installments are required during the term loan period. The Company is required to pay a facility fee of 1/10 of 1 percent per annum during the revolving credit period.

     Certain provisions of this agreement require the maintenance of tangible net worth levels as well as certain financial ratios. The agreement expires in August of 2000.

     In addition, the Company has available short-term lines of credit with domestic and foreign banks totaling $100 million at December 31, 1994 and 1993. The lines of credit are generally committed for a one-year period expiring at various times during 1995, and provide for borrowing at prime rates. These arrangements require commitment fees which are not significant.

OTHER LIABILITIES

     Other liabilities include the non-current portion of the net pension liabilities for 1994 and 1993 of $27.1 million and $30.9 million, respectively. (See Employee Benefit and Compensation Plans Note.)

CAPITAL STOCK

     The Company has two classes of capital stock, preferred stock and common stock. Preferred stock carries a par value of $.10 and no shares have been issued. Common stock carries a $.50 par value. Authorized preferred stock is 10 million shares and authorized common stock is 600 million shares.

     In 1994, the Board of Directors approved a new stock repurchase program, authorizing the Company to repurchase up to 20 million shares of its common stock from time to time in open market or in negotiated transactions for use in connection with employee benefit programs and other corporate purposes. The new program began upon the completion of the prior program which provided for the repurchase of up to 40 million shares of the Company's common stock and had been in effect since 1990. In 1994, the Company repurchased a total of 10.6 million shares of its common stock pursuant to its stock repurchase programs of which
4.2 million shares related to the new program.

                                      UST

     Common stock issued and outstanding at December 31, 1994 and 1993 was 196,110,436 shares and 204,756,636 shares, respectively.

     Events causing changes in the issued and outstanding shares are described in the Consolidated Statement of Changes in Stockholders' Equity.

STOCK OPTIONS

     The Company maintains two stock option plans, the 1992 and 1982 Stock Option Plans. At December 31, 1994, 7,502,700 shares were available for grant under the 1992 plan, while no shares were available under the 1982 plan. Under the plans, options may be granted at not less than the fair market value on the date of grant.

     Under the 1992 Stock Option Plan, options first become exercisable, in ratable installments or otherwise, over a period of one to five years from the date of grant and may be exercised up to a maximum of ten years from the date of grant using various payment methods.

     Receivables from the exercise of options in the amount of $15.3 million in 1994, $17.4 million in 1993 and $17.2 million in 1992 have been deducted from stockholders' equity.

     Changes in outstanding options were as follows:

                                                                PRICE RANGE        SHARES
                                                               -------------     ----------
    Outstanding
      Dec. 31, 1991..........................................  $ 2.16-$24.19     21,234,000
      Options granted........................................          30.81      3,798,400
      Options exercised......................................    2.16- 30.81     (6,964,400)
      Options expired........................................           2.16         (2,400)
                                                                                 ----------

    Outstanding
      Dec. 31, 1992..........................................    4.05- 30.81     18,065,600
      Options granted........................................          25.50      1,198,800
      Options exercised......................................    4.05- 30.81     (2,186,700)
      Options forfeited......................................          25.50         (4,200)
                                                                                 ----------

    Outstanding
      Dec. 31, 1993..........................................    4.05- 30.81     17,073,500
      Options granted........................................   27.81- 27.88      1,706,400
      Options exercised......................................    4.05- 30.81     (2,001,800)
      Options forfeited......................................   25.50- 27.81         (3,700)
                                                                                 ----------

    Outstanding
      Dec. 31, 1994..........................................    4.05- 30.81     16,774,400
                                                                                 ==========

     Under the 1982 Stock Option Plan, incentive and nonqualified options to purchase a total of 13,894,400 shares were outstanding and exercisable as of December 31, 1994. The average price per share is $18.97, with expiration dates ranging from February 11, 1995 to February 6, 2002.

     Under the 1992 Stock Option Plan, incentive and nonqualified options to purchase a total of 2,880,000 shares were outstanding, of which 807,900 shares were exercisable at December 31, 1994 due to vesting requirements. The average price per share is $26.88, with expiration dates ranging from February 22, 2003 to November 16, 2004.

                                      UST

EMPLOYEE BENEFIT AND COMPENSATION PLANS

     The Company and its subsidiaries maintain a number of noncontributory defined benefit pension plans covering substantially all employees over age 21 with at least one year of service. The Company's plan for salaried employees provides pension benefits based on their highest three-year average compensation. The Company's funding policy for this plan is to contribute an amount sufficient to meet or exceed ERISA minimum requirements. All other funded plans base benefits on the employee's compensation in each year of employment. The Company's funding policy for these plans is generally to contribute the annual normal cost plus the amount required to amortize unfunded liabilities over 20 years from the date established. The Company also maintains unfunded plans providing pension and additional benefits for certain employees. The assumptions used to determine expense for 1994, 1993 and 1992 were:

                                                                     1994     1993     1992
                                                                     ----     ----     ----
    Discount rate..................................................   7%        8%       8%
    Average rate of increase in compensation levels................   5%        6%       6%
    Expected long-term rate of return on plan assets...............   9%       10%      10%

Net periodic pension cost for 1994, 1993 and 1992 include the following components (in millions):

                                                                     1994     1993    1992
                                                                    ------   ------   -----
    Service cost -- benefits earned during period.................  $  8.2   $  7.1   $ 6.5
    Interest cost on projected benefit obligation.................    14.2     13.9    13.1
    Actual return on plan assets..................................     4.3    (18.7)   (8.3)
    Net amortization and deferral.................................   (20.2)     1.6    (9.0)
                                                                    ------   ------   -----
    Net periodic pension cost.....................................  $  6.5   $  3.9   $ 2.3
                                                                    ======   ======   =====

                                      UST

     The following table presents a reconciliation of the funded status of the plans (in millions):

                                                                    DECEMBER 31,
                                         -------------------------------------------------------------------
                                                      1994                                1993
                                         -------------------------------     -------------------------------
                                             PLANS             PLANS             PLANS             PLANS
                                             WHOSE             WHOSE             WHOSE             WHOSE
                                         ASSETS EXCEED      ACCUMULATED      ASSETS EXCEED      ACCUMULATED
                                          ACCUMULATED        BENEFITS         ACCUMULATED        BENEFITS
                                           BENEFITS        EXCEED ASSETS       BENEFITS        EXCEED ASSETS
                                         -------------     -------------     -------------     -------------
Actuarial present value of benefit
  obligations:
  Vested benefits......................     $(109.3)          $ (28.0)          $(125.6)          $ (31.1)
  Nonvested benefits...................       (12.5)             (2.3)            (14.0)             (3.8)
                                         -------------     -------------     -------------     -------------
  Accumulated benefits.................      (121.8)            (30.3)           (139.6)            (34.9)
  Effect of future pay increases.......       (15.9)             (5.9)            (23.8)             (6.5)
                                         -------------     -------------     -------------     -------------
  Projected benefit obligation.........      (137.7)            (36.2)           (163.4)            (41.4)
Plan assets at fair value..............       185.7                --             195.8               1.6
Unrecognized net (gain) loss...........       (17.9)              6.8              (2.3)             14.1
Prior service cost not yet recognized
  in net periodic pension cost.........        (2.7)               .8               (.5)             (1.5)
Unrecognized portion of initial net
  obligation (asset)...................        (5.3)              4.4              (6.1)              4.9
Adjustment to recognize additional
  minimum liability....................          --              (6.1)               --             (11.5)
                                         -------------     -------------     -------------     -------------
Net pension asset (liability)..........     $  22.1           $ (30.3)          $  23.5           $ (33.8)
                                         ==========        ==========        ==========        ==========

     For 1994 and 1993, the net pension assets of $22.1 million and $23.5 million, respectively, consist of prepaid pension costs and are included in other assets. The noncurrent portion of the net liabilities for 1994 and 1993 of $30.3 million and $33.8 million, respectively, are included in other liabilities.

     For pension plans whose accumulated benefits exceed assets at December 31, 1994, the Consolidated Statement of Financial Position reflects an additional minimum liability of $6.1 million: an intangible asset of $3.1 million included in other assets and a reduction of retained earnings of $2 million, which is net of deferred tax benefits of $1 million. At December 31, 1993, the Consolidated Statement of Financial Position included an additional minimum liability of $11.5 million: an intangible asset of $4.3 million and a reduction of retained earnings of $4.8 million, which is net of deferred tax benefits of $2.4 million.

     Plan assets include marketable equity securities (including common stock of the Company having a market value of $35.7 million as of December 31, 1994 and $35.5 million as of December 31, 1993) and corporate and government debt securities.

     The discount rate used in determining the present value of benefit obligations was 9 percent for 1994 and 7 percent for 1993.

     The Company sponsors a defined contribution plan (Employees' Savings Plan) covering substantially all of its employees. The Plan requires one year of service prior to eligibility for participation. Company contributions are based upon participant contributions. The expense was $3.7 million in 1994, $3.6 million in 1993 and $3.4 million in 1992.

     The Company has an Incentive Compensation Plan which provides for incentive payments to designated employees based on stated percentages of net income as defined in the Plan. Expenses under the Plan amounted to $33.5 million for 1994, $28.8 million for 1993 and $26.3 million for 1992.

                                      UST

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

     Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires the Company to accrue the expected cost of providing postretirement benefits as an employee renders service.

     In 1993 the Company elected to immediately recognize the accumulated postretirement benefit obligation of $50.8 million through a one-time cumulative effect adjustment to earnings of $32.7 million, net of income taxes. The liability is stated separately in the Consolidated Statement of Financial Position.

     The following table sets forth the combined status of the plans at December 31:

                                                                        1994        1993
                                                                       -------     -------
    Accumulated postretirement benefit obligation:
      Retirees.......................................................  $15,153     $15,599
      Fully eligible active plan participants........................    7,719       8,076
      Other active plan participants.................................   22,400      24,886
                                                                       -------     -------
                                                                        45,272      48,561
    Unrecognized net gain............................................   16,014       8,221
                                                                       -------     -------
    Accrued postretirement benefit obligation........................  $61,286     $56,782
                                                                       =======     =======

     Postretirement benefit expense was $6 million in 1994, $7.3 million in 1993 and $1.6 million in 1992. The expense for 1992 was recorded on a pay-as-you-go
(cash) basis. The net periodic postretirement benefit cost for 1994 and 1993 included the following components:

                                                                        1994         1993
                                                                       ------       ------
    Service cost.....................................................  $2,835       $3,311
    Interest cost....................................................   3,342        4,009
    Amortization of unrecognized gain................................    (226)          --
                                                                       ------       ------
    Net periodic postretirement benefit cost.........................  $5,951       $7,320
                                                                       ======       ======

     The discount rate used in determining the net periodic postretirement benefit cost was 7 percent for 1994 and 8 percent for 1993.

     The rate of increase in per capita costs of covered health care benefits is assumed to be 11.1 percent for 1995 and to decrease gradually to 6.5 percent by the year 2008 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 by approximately $7 million and the 1994 net periodic postretirement benefit cost by approximately $1.2 million.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 9 percent at December 31, 1994 and 7 percent at December 31, 1993.

                                      UST

INCOME TAXES

     Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes," which required a change in the method of accounting for income taxes from the deferred method to the liability method. The Company reflected this change through a cumulative effect adjustment which increased net earnings and reduced deferred tax liabilities reported in the Consolidated Statement of Financial Position by $12.8 million.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

                                                                        1994        1993
                                                                       -------     -------
    Deferred tax liabilities:
      Depreciation...................................................  $40,883     $38,452
      Investment in limited partnerships.............................   10,269      11,198
      Prepaid pension assets.........................................    8,230       8,360
                                                                       -------     -------
              Total deferred tax liabilities.........................   59,382      58,010
                                                                       -------     -------
    Deferred tax assets:
      Postretirement benefits other than pensions....................   21,450      19,927
      Other accrued liabilities......................................   19,608      16,773
      Accrued pension liabilities....................................    9,674       9,920
      All other, net.................................................    3,585       3,435
                                                                       -------     -------
              Total deferred tax assets..............................   54,317      50,055
                                                                       -------     -------
    Net deferred tax liabilities.....................................  $ 5,065     $ 7,955
                                                                       =======     =======

     Significant components of the provision for income taxes are as follows:

                                                                                     DEFERRED
                                                             LIABILITY METHOD         METHOD
                                                           ---------------------     --------
                                                             1994         1993         1992
                                                           --------     --------     --------
  Current:
    Federal..............................................  $223,407     $208,059     $168,357
    State and local......................................    33,960       31,502       26,926
                                                           --------     --------     --------
            Total current................................   257,367      239,561      195,283
                                                           --------     --------     --------
  Deferred:
    Federal..............................................    (4,257)     (23,261)      (5,164)
    State and local......................................        --       (1,522)         (48)
                                                           --------     --------     --------
            Total deferred...............................    (4,257)     (24,783)      (5,212)
                                                           --------     --------     --------
                                                           $253,110     $214,778     $190,071
                                                           ========     ========     ========

     The current tax provisions do not reflect $13.5 million, $15.4 million and $52.5 million for 1994, 1993 and 1992, respectively, of tax benefits arising from the exercise of stock options. These amounts were credited directly to additional paid-in capital.

     The deferred tax provision for 1993 includes the benefit of $18.1 million resulting from the adoption of SFAS No. 106. In addition, the deferred tax provisions for 1994, 1993 and 1992 do not reflect the respective tax effects of $(1.4) million, $.8 million and $(.6) million resulting from the minimum pension liability adjustment required by SFAS No. 87, "Employers' Accounting for Pensions."

                                      UST

     The 1993 "Omnibus Budget Reconciliation Act" increased the statutory corporate federal income tax rate to 35 percent effective January 1, 1993.

     Differences between the effective tax rate and the statutory U.S. federal income tax rate are explained as follows:

                                                                     1994     1993     1992
                                                                     ----     ----     ----
    Statutory U.S. federal income tax rate.........................  35.0%    35.0%    34.0%
    State and local taxes, net of federal benefit..................   3.4      3.5      3.5
    Other, net.....................................................   1.1       .5       .3
                                                                     ----     ----     ----
                                                                     39.5%    39.0%    37.8%
                                                                     ====     ====     ====

EXCISE TAXES

     Net sales and cost of products sold include excise taxes of $25.3 million in 1994, $30 million in 1993 and $31.7 million in 1992.

INTEREST

     Interest (expense) income, net, is comprised of expense associated with short-term and long-term obligations and income from cash equivalent investments.

                                                                 YEAR ENDED DECEMBER 31
                                                             ------------------------------
                                                              1994        1993        1992
                                                             -------     -------     ------
    Short-term obligations.................................  $(1,660)    $(1,091)     $(700)
    Long-term obligations..................................   (2,956)       (152)       (33)
                                                             -------     -------     ------
                                                              (4,616)     (1,243)      (733)
                                                             -------     -------     ------
    Income from cash equivalents...........................    4,524       3,247      2,599
                                                             -------     -------     ------
                                                             $   (92)    $ 2,004     $1,866
                                                             =======     =======     ======

QUARTERLY FINANCIAL DATA (UNAUDITED)

                   1994                       FIRST      SECOND     THIRD      FOURTH       YEAR
                                             --------   --------   --------   --------   ----------
Net sales..................................  $280,379   $310,203   $310,366   $322,068   $1,223,016
Gross profit...............................   225,978    246,803    246,383    251,908      971,072
Net earnings...............................    88,758     99,486    100,330     98,952      387,526
Primary earnings per share.................      $.42       $.48       $.48       $.49        $1.87
                                             ------------------------------------------------------
1993
Net sales..................................  $265,019   $279,707   $278,978   $286,699   $1,110,403
Gross profit...............................   201,866    219,230    220,464    222,398      863,958
Earnings before cumulative effect of
  accounting changes.......................   103,555     89,836     88,703     86,798      368,892
Net earnings...............................    83,709     89,836     88,703     86,798      349,046
Primary earnings per share before
  cumulative effect of accounting
  changes..................................      $.47       $.41       $.41       $.41        $1.71
Primary earnings per share.................      $.38       $.41       $.41       $.41        $1.62

     The first quarter of 1993 includes a pretax gain of $35 million, amounting to 10 cents per share, from the sale of a tobacco-related business. This gain was offset by the cumulative effect of accounting changes as a result of the adoption of SFAS No. 106 and SFAS No. 109, which resulted in a decrease in net earnings of $19.8 million, or 9 cents per share.

                                      UST

INDUSTRY SEGMENT DATA

     The Company's industry segments are Tobacco, Wine and Other. The Company operates primarily in the tobacco industry and also produces and markets a number of nontobacco products. Tobacco segment sales are principally to a large number of wholesalers and chain stores which are widely dispersed. In 1994, sales to one wholesale customer accounted for approximately 19 percent of Tobacco segment sales.

     The Company operates primarily in the United States; foreign operations and export sales are not significant. Intersegment sales are accounted for at cost.

     Operating profit is total revenue less operating expenses excluding corporate expenses and interest, net, and in 1993, the gain on disposal of a product line. Identifiable assets by segment include assets directly identified with those operations and an allocable share of jointly used assets. Corporate assets consist primarily of cash and cash equivalents, other long-term investments and an allocation of property, plant and equipment associated with nonsegment activities.

OTHER MATTERS

     The Company has been named in certain litigation against the major cigarette companies and others seeking damages relating to the usage of cigarettes and, in certain of the complaints, "tobacco products," one of which contains several allegations relating to smokeless tobacco products.

     The Company believes that these pending litigation matters will not result in any material liability for a number of reasons, including the fact that the Company has had only limited involvement with cigarettes and the Company's current percentage of total tobacco industry sales is relatively small. Prior to 1986, the Company manufactured some cigarette products which had a de minimis market share. From May 1, 1982 to August 1, 1994, the Company distributed a small volume of imported cigarettes and is indemnified against claims relating to those products.

     The Company also believes that these actions are without merit and intends to defend them vigorously.

     On March 31, 1993, the Company sold its distribution rights for Zig-Zag cigarette papers and related products for $39 million in cash and additional consideration for the next ten years. The transaction resulted in a pretax gain of $35 million, amounting to 10 cents per share.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Directors and Stockholders UST Inc.

     We have audited the accompanying consolidated statement of financial position of UST Inc. as of December 31, 1994 and 1993, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UST Inc. at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in the notes to the financial statements, in 1993 the Company changed its methods of accounting for Income Taxes and Postretirement Benefits Other Than Pensions.

                                          ERNST & YOUNG LLP

Stamford, Connecticut
February 1, 1995