Form 10-K405, Exhibit 13
period 1995-12-31
UST INC
filed 1996-03-01
CIK 811669

                                                                      EXHIBIT 13
                                                                      (ITEM 1)

                                      UST

                       CONSOLIDATED INDUSTRY SEGMENT DATA
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31
                                                         ----------------------------------------
                                                            1995           1994           1993
                                                         ----------     ----------     ----------
NET SALES TO UNAFFILIATED CUSTOMERS
  Tobacco
     Smokeless tobacco.................................  $1,139,454     $1,045,546     $  930,465
     Other tobacco products............................      12,607         12,715         21,124
                                                         ----------     ----------     ----------
                                                          1,152,061      1,058,261        951,589
  Wine.................................................     109,453         89,170         80,205
  Other................................................      67,397         78,737         81,489
  Elimination of intersegment sales....................      (3,489)        (3,152)        (2,880)
                                                         ----------     ----------     ----------
          NET SALES....................................  $1,325,422     $1,223,016     $1,110,403
                                                         ==========     ==========     ==========
OPERATING PROFIT (LOSS)
  Tobacco..............................................    $720,881       $653,695       $572,062
  Wine.................................................      13,493          8,832          6,126
  Other................................................      (5,300)         1,485          9,228
                                                         ----------     ----------     ----------
          OPERATING PROFIT.............................     729,074        664,012        587,416
  Corporate expenses...................................     (21,305)       (23,284)       (22,664)
  Interest (expense) income, net.......................      (3,179)           (92)         2,004
  Gain on disposal of product line.....................          --             --         35,029
                                                         ----------     ----------     ----------
          EARNINGS BEFORE INCOME TAXES AND CUMULATIVE
            EFFECT OF ACCOUNTING CHANGES...............    $704,590       $640,636       $601,785
                                                         ==========     ==========     ==========
IDENTIFIABLE ASSETS
  Tobacco..............................................    $441,347       $414,888       $394,805
  Wine.................................................     176,565        164,950        167,157
  Other................................................      78,924         88,529         95,674
  Corporate............................................      87,916         72,869         48,559
                                                         ----------     ----------     ----------
                                                           $784,752       $741,236       $706,195
                                                         ==========     ==========     ==========
CAPITAL EXPENDITURES (DISPOSITIONS), NET
  Tobacco..............................................     $ 2,854        $14,407        $38,797
  Wine.................................................      10,762          9,253          9,354
  Other................................................       1,859           (536)         3,648
  Corporate............................................      (1,473)           560          2,711
                                                         ----------     ----------     ----------
                                                            $14,002        $23,684        $54,510
                                                         ==========     ==========     ==========
DEPRECIATION
  Tobacco..............................................     $17,784        $18,307        $17,069
  Wine.................................................       7,693          6,562          5,877
  Other................................................       2,244          1,834          2,027
  Corporate............................................         633            707            933
                                                         ----------     ----------     ----------
                                                            $28,354        $27,410        $25,906
                                                         ==========     ==========     ==========

                                                       (ITEM 6)

                                      UST
                CONSOLIDATED SELECTED FINANCIAL DATA -- 11 YEARS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                YEAR ENDED DECEMBER 31
                                                        -----------------------------------------------------------------------
                                                           1995         1994         1993         1992        1991       1990
                                                        ----------   ----------   ----------   ----------   --------   --------
SUMMARY OF OPERATIONS
  Net sales...........................................  $1,325,422   $1,223,016   $1,110,403   $1,039,375   $904,427   $761,741
  Cost of products sold...............................     262,203      251,944      246,445      256,796    227,546    191,824
  Selling, advertising and administrative
    expenses..........................................     355,450      330,344      299,206      281,816    253,076    220,927
                                                        ----------   ----------   ----------   ----------   ---------- ----------
  Operating income....................................     707,769      640,728      564,752      500,763    423,805    348,990
  Other (expense) income:
    Interest (expense)income, net.....................      (3,179)         (92)       2,004        1,866      2,279      3,203
    Gain on disposal of product line..................          --           --       35,029           --         --         --
                                                        ----------   ----------   ----------   ----------   ---------- ----------
  Earnings before income taxes and
    cumulative effect of accounting changes...........     704,590      640,636      601,785      502,629    426,084    352,193
                                                        ----------   ----------   ----------   ----------   ---------- ----------
  Income taxes........................................     274,830      253,110      232,893      190,071    160,179    128,918
                                                        ----------   ----------   ----------   ----------   ---------- ----------
  Earnings before cumulative effect of
    accounting changes................................     429,760      387,526      368,892      312,558    265,905    223,275
  Cumulative effect of accounting changes
    (net of income tax benefit).......................          --           --       19,846           --         --         --
                                                        ----------   ----------   ----------   ----------   ---------- ----------
  Net earnings........................................  $  429,760   $  387,526   $  349,046   $  312,558   $265,905   $223,275
                                                        ==========   ==========   ==========   ==========   ========== ==========
PER SHARE DATA
  Primary earnings per common share before
    cumulative effect of accounting changes...........       $2.16        $1.87        $1.71        $1.41      $1.18       $.98
  Primary earnings per common share...................        2.16         1.87         1.62         1.41       1.18        .98
  Dividends per common share..........................        1.30         1.12          .96          .80        .66        .55
  Market price per common share:
    High..............................................          36       31 1/2       32 3/4       35 3/8     33 7/8     18 1/4
    Low...............................................      26 5/8       23 5/8       24 3/8       25 3/8     16 3/8     12 3/8
FINANCIAL CONDITION
  Current assets......................................    $425,555     $381,937     $334,996     $330,208   $305,430   $265,854
  Current liabilities.................................     280,723      160,755      106,642       81,208     95,455     68,660
  Working capital.....................................     144,832      221,182      228,354      249,000    209,975    197,194
  Ratio of current assets to current liabilities......       1.5:1        2.4:1        3.1:1        4.1:1      3.2:1      3.9:1
  Total assets........................................     784,752      741,236      706,195      673,965    656,513    622,595
  Long-term debt......................................     100,000      125,000       40,000           --         --      3,060
  Deferred tax (asset) liability......................      (9,042)       5,065        7,955       46,358     50,928     53,301
  Stockholders' equity................................     293,557      361,669      462,972      516,606    482,875    473,873
OTHER DATA
  Common stock repurchased............................    $274,783     $298,843     $236,704     $212,581   $184,424   $151,259
  Dividends paid on common shares.....................    $252,388     $225,715     $199,725     $167,951   $139,670   $118,295
  Dividends paid as a percentage of net
    earnings..........................................       58.7%        58.2%        57.2%        53.7%      52.5%      53.0%
  Return on net sales.................................       32.4%        31.7%        31.4%        30.1%      29.4%      29.3%
  Return on average assets............................       56.3%        53.5%        50.6%        47.0%      41.6%      35.6%
  Return on average stockholders' equity..............      131.2%        94.0%        71.3%        62.5%      55.6%      46.7%
  Percentage of long-term debt to stockholders'
    equity............................................       34.1%        34.6%         8.6%           --         --        .6%
  Average number of common shares (in thousands) --
    primary...........................................     199,246      207,504      215,719      222,033    225,130    227,667

---------------

See Management's Discussion and Analysis.

All share data have been adjusted to reflect the two-for-one stock splits distributed on January 27, 1992, 1989 and 1987.

                                      UST
        CONSOLIDATED SELECTED FINANCIAL DATA -- 11 YEARS -- (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                YEAR ENDED DECEMBER 31
                                                             ------------------------------------------------------------
                                                               1989         1988         1987         1986         1985
                                                             --------     --------     --------     --------     --------
SUMMARY OF OPERATIONS
  Net sales................................................  $679,322     $615,614     $573,298     $516,031     $478,347
  Cost of products sold....................................   185,464      174,560      168,942      158,719      156,783
  Selling, advertising and administrative
    expenses...............................................   195,433      180,839      166,957      157,038      144,442
                                                             --------     --------     --------     --------     --------
  Operating income.........................................   298,425      260,215      237,399      200,274      177,122
  Other (expense) income:
    Interest (expense)income, net..........................     3,190        1,068       (2,768)      (5,534)      (5,898)
    Gain on disposal of product line.......................        --           --           --           --           --
                                                             --------     --------     --------     --------     --------
  Earnings before income taxes and
    cumulative effect of accounting changes................   301,615      261,283      234,631      194,740      171,224
                                                             --------     --------     --------     --------     --------
  Income taxes.............................................   111,128       99,133      103,760       90,802       77,695
                                                             --------     --------     --------     --------     --------
  Earnings before cumulative effect of
    accounting changes.....................................   190,487      162,150      130,871      103,938       93,529
  Cumulative effect of accounting changes
    (net of income tax benefit)............................        --           --           --           --           --
                                                             --------     --------     --------     --------     --------
  Net earnings.............................................  $190,487     $162,150     $130,871     $103,938     $ 93,529
                                                             ========     ========     ========     ========     ========
PER SHARE DATA
  Primary earnings per common share before
    cumulative effect of accounting changes................      $.82         $.70         $.56         $.46         $.41
  Primary earnings per common share........................       .82          .70          .56          .46          .41
  Dividends per common share...............................       .46          .37          .30      .24 1/2      .21 1/2
  Market price per common share:
    High...................................................    15 3/8       10 1/2            8        5 5/8        4 7/8
    Low....................................................     9 5/8            6        4 7/8        3 3/4        3 5/8
FINANCIAL CONDITION
  Current assets...........................................  $275,954     $291,006     $260,530     $250,460     $222,378
  Current liabilities......................................    66,643       69,935       63,242       60,895       55,732
  Working capital..........................................   209,311      221,071      197,288      189,565      166,646
  Ratio of current assets to current liabilities...........     4.1:1        4.2:1        4.1:1        4.1:1        4.0:1
  Total assets.............................................   630,155      597,955      548,951      523,927      468,125
  Long-term debt...........................................     6,789       21,828       37,131       47,061       57,039
  Deferred tax (asset) liability...........................    55,108       52,939       47,465       44,412       31,978
  Stockholders' equity.....................................   482,254      453,253      401,113      371,559      323,376
OTHER DATA
  Common stock repurchased.................................   $97,517      $67,356      $50,865       $9,907      $16,288
  Dividends paid on common shares..........................  $101,197      $81,672      $66,789      $54,744      $47,835
  Dividends paid as a percentage of net
    earnings...............................................     53.1%        50.4%        51.0%        52.7%        51.1%
  Return on net sales......................................     28.0%        26.3%        22.8%        20.1%        19.6%
  Return on average assets.................................     31.0%        28.3%        24.4%        21.0%        21.3%
  Return on average stockholders' equity...................     40.7%        38.0%        33.9%        29.9%        30.9%
  Percentage of long-term debt to stockholders'
    equity.................................................      1.4%         4.8%         9.3%        12.7%        17.6%
  Average number of common shares (in thousands) --
    primary................................................   233,305      230,417      232,370      227,142      228,350

                                                       (ITEM 7)

                                      UST

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

CONSOLIDATED RESULTS

1995 COMPARED WITH 1994

     Consolidated net sales rose to $1.3 billion, an 8.4 percent increase over 1994.

     Tobacco segment sales increased 8.9 percent and accounted for 91.6 percent of the $102.4 million sales increase. The Wine segment also contributed to the overall sales gain, posting a 22.7 percent increase. Other segment sales were lower primarily due to lower sales for the entertainment business.

     Over the last three years, net sales have increased 27.5 percent at an average annual rate of 8.4 percent.

     Cost of products sold increased 4.1 percent to $262.2 million. Cost of products sold for the Tobacco segment was slightly higher due to higher unit costs and increased unit volume for moist smokeless tobacco. Wine segment costs were significantly higher due to volume gains and sales of bulk wine. Costs for the Other segment were lower primarily due to volume declines for the entertainment business.

     Gross profit increased $92.1 million or 9.5 percent over 1994 primarily due to higher selling prices and increased unit volume for moist smokeless tobacco.

     The gross profit percentage rose to 80.2 percent mainly due to the favorable results for moist smokeless tobacco. The gross profit percentage has increased 4.9 percentage points over the last three years.

     Selling, advertising and administrative expenses rose 7.6 percent to $355.5 million.

     Selling and advertising expenses increased for all segments. Administrative and other expenses increased slightly due to increases in salary and related costs and higher spending associated with addressing legal and regulatory issues. Included in administrative and other expenses in 1995 is a charge relating to an employment contract with a former officer, and in the fourth quarter, provisions to write-down nonstrategic assets which were partially offset by a gain recorded on the sale of a corporate aircraft.

     The Company incurred net interest expense as interest expense on borrowings exceeded income from cash equivalent investments.

     Pretax profit margins increased slightly to 53.2 percent on earnings before income taxes of $704.6 million. Over the last three years, earnings before income taxes have increased 40.2 percent at an average annual rate of 12.1 percent, while pretax margins have averaged 53.3 percent.

     The overall tax rate for 1995 decreased slightly.

     Net earnings increased for the 35th consecutive year rising 10.9 percent to $429.8 million. Primary earnings per share rose to $2.16, a 15.5 percent increase over 1994. Primary earnings per share have increased 53.2 percent over the last three years at an average annual rate of 15.3 percent.

1994 COMPARED WITH 1993

     Consolidated net sales rose 10.1 percent to $1.2 billion.

     The Tobacco segment accounted for 94.7 percent of the $112.6 million sales increase. The Wine segment also contributed to the overall sales gain, posting an 11.2 percent increase. Other segment sales were lower due to the absence of Zig-Zag cigarette papers and related products resulting from the sale of its distribution rights on March 31, 1993, partially offset by increased sales in the entertainment business.

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

     Selling, advertising and administrative expenses rose 10.4 percent to $330.3 million. Selling and advertising expenses increased for the Tobacco and Other segments and remained stable in the Wine segment. Administrative and other expenses were generally higher due to increases in salary and related costs, increased spending associated with addressing legal and regulatory issues, the early adoption of Statement of Financial Accounting Standards (SFAS) No. 116, "Accounting for Contributions Received and Contributions Made" and provisions recorded for nonstrategic assets.

     Net interest expense resulted from interest expense on short-term borrowings and long-term debt exceeding income from cash equivalent investments.

     The comparison of earnings per share for the year 1994 as compared to 1993, was adversely affected by 3 cents due to several events which occurred in 1993. On March 31, 1993, the Company sold its distribution rights for Zig-Zag cigarette papers and related products which resulted in an after-tax gain of $22 million or 10 cents per share. In addition, operating results for the year of 1994 did not include Zig-Zag and related products amounting to 2 cents per share. Also in 1993, the Company adopted SFAS No. 106 and SFAS No. 109, which reduced primary earnings per share by 9 cents.

     Pretax profit margins decreased slightly to 52.4 percent on earnings before income taxes of $640.6 million.

     The overall tax rate for 1994 increased slightly.

     Net earnings increased 11 percent to $387.5 million. Primary earnings per share rose to $1.87, a 15.4 percent increase over 1993.

TOBACCO SEGMENT

1995 COMPARED WITH 1994

     Tobacco segment sales increased 8.9 percent to $1.2 billion and accounted for 86.9 percent of consolidated revenues. Smokeless tobacco sales increased 9 percent to $1.1 billion, representing 86 percent of consolidated sales.

     The increase in smokeless tobacco sales resulted from higher selling prices and slightly higher unit volume gains for moist smokeless tobacco products. Domestic unit volume for moist smokeless tobacco products increased 1.3 percent in 1995 to 635.4 million cans, as compared with 1994. Fourth quarter unit volume increased 3.5 percent to 163.7 million cans, compared with the similar 1994 period. Unit volume results for the year and fourth quarter as compared to the similar periods in the prior year were favorably affected by the national roll-out of Skoal Flavor Packs, a new variety of a portion pack product in the fourth quarter of 1995, and were partially offset by distributor inventory build-up in December of 1994. Adjusting for these events unit volume would have increased approximately 0.9 percent for the year and 2.3 percent for the fourth quarter.

     Cost of sales for the Tobacco segment was slightly higher, primarily due to higher unit costs and increased unit volume for moist smokeless tobacco. Moist smokeless tobacco unit costs increased slightly due to higher leaf tobacco and packaging costs.

     Gross profit for the segment rose substantially during 1995. Higher selling prices and unit volume gains for moist smokeless tobacco were the primary reasons for the increase.

     Selling expenses increased 6 percent, primarily due to higher costs associated with the promotion and retail placement of our moist smokeless products. Field and sales support expenses were generally higher as were salaries and related costs for the sales force and support personnel.

     Advertising costs increased significantly for promotional activities in support of our moist smokeless tobacco products, and the Skoal Flavor Pack roll-out during the fourth quarter. Administrative expenses were significantly higher due to a charge resulting from recording the present value of future payments due to the former president of United States Tobacco Company under terms of his employment contract, higher expenses incurred to address legal and regulatory issues as well as increased support costs.

     Operating profit increased 10.3 percent to $720.9 million.

1994 COMPARED WITH 1993

     Tobacco segment sales rose to $1.1 billion for an increase of 11.2 percent and accounted for 86.5 percent of consolidated revenues. Smokeless tobacco sales increased 12.4 percent to $1.0 billion, and represented 85.5 percent of consolidated sales. Other tobacco product sales decreased significantly due to volume declines.

     The increase in smokeless tobacco sales resulted from higher selling prices and unit volume gains for moist smokeless tobacco. Domestic unit volume for moist smokeless tobacco products increased 2.6 percent in 1994 to 627.4 million cans, as compared with 1993.

     Cost of sales for the Tobacco segment was slightly higher as higher unit costs and increased unit volume for moist smokeless tobacco were offset by lower costs due to significant volume declines for other tobacco products. Moist smokeless tobacco unit costs increased slightly due to higher leaf tobacco costs and overhead expenses.

     Gross profit for the segment rose substantially during 1994 as a result of higher selling prices and unit volume gains for moist smokeless tobacco.

     Selling expenses increased 7.5 percent, primarily due to higher costs associated with promotional activities as well as higher salaries for the sales force and support personnel.

     Advertising costs increased slightly and were directed at the promotion and support of our moist smokeless tobacco products. Administrative expenses were significantly higher primarily due to expenses incurred to address legal and regulatory issues and increased salary and related costs.

     Operating profit increased 14.3 percent to $653.7 million.

WINE SEGMENT

1995 COMPARED WITH 1994

     Wine segment revenue increased 22.7 percent to $109.5 million and accounted for 8.3 percent of consolidated sales. Higher case volume for premium wine accounted for the majority of the sales gain along with increased bulk wine sales. Case volume for premium wine increased 18.8 percent, while overall case volume for the Wine segment increased 15.2 percent. Chateau Ste. Michelle and Columbia Crest, our two leading brands of premium wine, accounted for approximately 70 percent of total wine revenue. Unit costs increased slightly primarily due to lower harvest yields in 1994.

     The Company uses grapes both harvested from its own vineyards and purchased from regional growers in its wine production. Total grape tonnage harvested and purchased in 1995 was significantly higher than in 1994 and at slightly lower average costs, which will have a favorable effect on unit costs in 1996. However, recent adverse weather conditions may affect grape harvest yields in 1996, which may result in higher unit costs in future years.

     Gross profit for the Wine segment increased 21.7 percent primarily as a result of an increase in premium wine case volume which was partially offset by slightly higher unit costs and higher costs associated with bulk wine sales.

     Selling, advertising and administrative expenses were higher in 1995. Selling expenses increased significantly primarily to support higher volume levels of premium brands. Advertising expenses were higher and were directed toward expanding and supporting the brand awareness of premium wines, primarily Columbia Crest and Domaine Ste. Michelle.

     Administrative and other expenses, primarily salary and related expenses, were slightly higher.

     The Wine segment recorded an operating profit of $13.5 million in 1995, an increase of 52.8 percent.

1994 COMPARED WITH 1993

     Wine segment revenue increased 11.2 percent to $89.2 million and accounted for 7.3 percent of consolidated sales. Case volume for premium wine accounted for the increase, rising 13.2 percent. Overall case volume for the Wine segment increased 9.2 percent.

     Unit costs decreased slightly primarily due to excellent harvest yields in 1992 and 1993.

     Total grape tonnage harvested and purchased in 1994 was significantly lower than the exceptional harvest experienced in 1993 and as a result, the cost for grapes was slightly higher which will affect future unit costs. However, the 1994 harvest level was adequate to enable the Company to meet its requirements for premium wine.

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

     The Wine segment recorded an operating profit of $8.8 million in 1994.

OTHER SEGMENT

1995 COMPARED WITH 1994

     Other segment sales were $67.4 million, a 14.4 percent decrease from 1994, and accounted for 5.1 percent of consolidated sales. Other segment sales declined primarily due to lower revenues from the entertainment business. An operating loss for the entertainment business, along with higher spending associated with developing international markets and provisions recorded for the anticipated sale of the pipe business resulted in the Other segment operating loss of $5.3 million in 1995.

1994 COMPARED WITH 1993

     Other segment sales decreased 3.4 percent in 1994 to $78.7 million and accounted for 6.4 percent of consolidated sales. Other segment sales were lower due to the sale of the distribution rights for Zig-Zag cigarette papers and related products on March 31, 1993, partially offset by higher revenues for the entertainment business.

     The absence of the cigarette paper operations for the entire year, along with higher spending associated with developing international markets and provisions recorded for nonstrategic assets more than offset favorable results for the entertainment business. The Other segment recorded an operating profit of $1.5 million in 1994.

FOOD AND DRUG ADMINISTRATION (FDA) PROPOSAL

     The FDA has published in the Federal Register a proposal to regulate tobacco products. The contents of the proposal include unprecedented jurisdiction over the tobacco industry's ability to market, promote and advertise its products. The comment period for this proposal expired on January 2, 1996, on which date the Company filed written comments with the FDA, challenging the agency's jurisdiction to regulate the Company's smokeless tobacco products. Also, in the fall of 1995, United States Tobacco Company filed suit in Federal District Court in Greensboro, North Carolina, seeking judicial confirmation that the FDA lacks jurisdiction to regulate the Company's smokeless tobacco products. The Company is not able to predict the outcome of the FDA's proposal, or assess the future effect that this proposal may have on its tobacco business.

FINANCIAL CONDITION

SOURCES AND USES OF CASH -- OPERATIONS

     Cash provided by operating activities, primarily earnings generated by the Tobacco segment is the major source of funds available to the Company. Cash from operations for 1995 was $445.1 million as compared to $453.2 million in 1994 and $367.6 million in 1993.

     Net cash provided by operating activities has increased $156.3 million over the last three years, at an average annual rate of 16.3 percent. Net cash provided by operating activities in 1995 as compared to 1994 decreased slightly as higher earnings generated by the Tobacco segment were offset primarily by the timing of payments for accrued expenses related to the prior year.

     Significant inventories of leaf tobacco are required primarily in connection with our smokeless tobacco products. During the last three years, $198.3 million was used for the purchase of leaf tobacco and related costs. In addition, the cost of grapes harvested and purchased totaled $65.4 million over the last three years.

INVESTING ACTIVITIES

     Net cash used in investing activities was $14 million in 1995. Purchases of property, plant and equipment over the last three years totaled $121.1 million.

     Major areas of capital spending from 1993 through 1995 were:

     Tobacco segment

      - Manufacturing, processing and packaging equipment

      - Building renovations

      - Computer equipment

      - Automobiles for the sales force

     Wine segment

      - Storage capacity and processing equipment

      - New facilities and building renovations

     Other segment

      - Equipment

      - Building additions and renovations

     Shared assets

      - Transportation equipment -- primarily aircraft

      - Headquarters renovations

     In 1996, the Company's capital program is expected to approximate $70 million, and will primarily include improvements to the tobacco processing and manufacturing operations and the expansion of wine processing and storage facilities.

     In 1995, cash proceeds from the sale of an aircraft were $17.7 million. In 1993, the Company sold its distribution rights for Zig-Zag cigarette papers and related products for $39 million.

FINANCING ACTIVITIES

     Other significant sources and uses of cash over the last three years have included borrowings, the issuance of common stock, stock repurchases and cash dividends. Over the last three years the Company has borrowed $200 million through a combination of its credit facilities and the issuance of commercial paper. (See Revolving Credit and Term Loan Agreement and Short-Term Lines of Credit Note.)

     Common stock was issued upon the exercise of options granted under the Company's stock option plans. The Company receives income tax benefits upon the exercise of certain of these options. Since 1992, funds received from the exercise of options, together with these tax benefits, totaled $108 million.

     During 1995, the Company continued its program to repurchase shares of its common stock as authorized by the Board of Directors. The current program began in 1994 upon the completion of a prior program, and authorizes the Company to repurchase up to 20 million shares of its common stock from time to time in open market or negotiated transactions to be used in connection with employee benefit programs and other corporate purposes.

     During 1995, the Company repurchased 8.9 million shares at a cost of $274.8 million. As of December 31, 1995, 6.6 million shares remained to be repurchased under the current program, which is net of put options outstanding on .3 million shares. (See Other Liabilities Note.)

     It is the Company's philosophy that its stockholders should benefit directly from increases in net earnings. Accordingly, the Company has regularly increased dividend payments as earnings have risen. During the last three years, cash dividends distributed to stockholders amounted to $677.8 million, totaling
58.1 percent of net earnings for the period.

LIQUIDITY AND CAPITAL RESOURCES

     Sources of cash exceeded uses of cash by $18.7 million in 1995. Cash generated from operating activities and borrowings were used to meet the Company's requirements for seasonal purchases of leaf tobacco, capital projects, quarterly dividend payments and its stock repurchase program.

     The Company maintains adequate credit facilities through short-term lines of credit with domestic and foreign banks and through its revolving credit and term loan facility. These facilities can be used as bank financing or as support for commercial paper borrowings for which the Company has the highest rating. At December 31, 1995, the Company had $100 million available under its credit facilities.

     The ratio of current assets to current liabilities (current ratio) at December 31, 1995 was 1.5 to 1 and has averaged 2.3 to 1 over the last three years. The current ratio declined in 1995 primarily as a result of the short-term obligations outstanding at December 31, 1995. The Company's liquidity position is enhanced by the fact that certain inventories are carried at costs computed under the LIFO method. The average costs of these inventories are $42.9 million more than the amount at which they are carried in the Consolidated Statement of Financial Position at December 31, 1995.

     In 1996, projected leaf tobacco purchases will approximate the amounts expended in 1995, as the Company continues its plan to maintain higher levels of leaf tobacco. In addition, significant levels of cash will be required for the stock repurchase program, dividend payments and capital projects. The Company anticipates that these and other requirements will be met by amounts generated from operating activities augmented by short-term borrowings.

     The Company intends to maintain appropriate facilities to ensure access to credit markets providing sufficient financial resources and operational flexibility.

     The percentage of total debt outstanding to stockholders' equity is 68.1 percent. In 1996, the Company intends to maintain $100 million of long-term debt and approximately the same level of total debt outstanding as of December 31, 1995, by utilizing a combination of its credit facilities and commercial paper, depending on conditions in the credit markets.

     Stockholders' equity decreased in 1995, as the effects of the stock repurchase program and dividend payments exceeded the effects of net earnings and common stock issued under the Company's stock option plans.

     The return on average stockholders' equity has increased by 68.7 percentage points to 131.2 percent over the last three years.

                                                       (ITEMS 5 AND 7)

DIVIDENDS AND STOCK PRICES

CASH DIVIDENDS

     The Company increased its 1995 cash dividend by 16.1 percent to an annual rate of $1.30 per share. Since 1992, the dividend rate has increased 62.5 percent reflecting an average annual increase of 17.6 percent. Total cash dividends paid by the Company in 1995 were $252.4 million or 58.7 percent of net earnings. Cash dividends paid to stockholders have exceeded 50 percent of net earnings in each of the last three years.

     In December 1995, the Board of Directors approved a first quarter 1996 dividend of 37 cents per share. This equates to an indicated annual rate of $1.48, and represents an increase of 13.8 percent. The Company has paid cash dividends without interruption since 1912. Future dividends depend on many factors, including internal estimates of future performance and the Company's need for funds.

STOCK PRICES

     UST shares are traded on the New York Stock Exchange and the Pacific Stock Exchange, ticker symbol -- UST.

     The number of stockholders of record at December 31, 1995 was 12,320. The following table sets forth dividends paid per share and the high and low market prices for the year and each quarter of 1995 and 1994.

                                                                              MARKET PRICE PER
                                                                 CASH           COMMON SHARE
                                                               DIVIDENDS      ----------------
                                                                 PAID          HIGH         LOW
                                                               ---------       ----         ---
1st Quarter
  1995.......................................................    $ .32 1/2     $32 3/8     $27 1/2
  1994.......................................................      .28          29 5/8      24 3/8
2nd Quarter
  1995.......................................................      .32 1/2      32 5/8      28
  1994.......................................................      .28          28 1/2      23 5/8
3rd Quarter
  1995.......................................................      .32 1/2      30          26 5/8
  1994.......................................................      .28          31 1/2      27 1/4
4th Quarter
  1995.......................................................      .32 1/2      36          28 1/2
  1994.......................................................      .28          29 3/8      26
Year
  1995.......................................................     1.30          36          26 5/8
  1994.......................................................     1.12          31 1/2      23 5/8

   GRAPHICAL INFORMATION INCLUDED IN EXHIBIT 13 (ITEM 7) IS DESCRIBED BELOW:

          (DOLLARS IN MILLIONS, EXCEPT SHARE AMOUNTS AND PERCENTAGES)

The following are bar graphs:

     Consolidated Net Sales: 1993 - $1,110, 1994 - $1,223 and 1995 - $1,325

     Consolidated Gross Profit: 1993 - $864, 1994 - $971 and 1995 - $1,063

     Pretax Margins: 1993 - 54.2%, 1994 - 52.4% and 1995 - 53.2%

     Earnings Per Share: 1993 - $1.62, 1994 - $1.87 and 1995 - $2.16

     Tobacco Sales: 1993 - $952, 1994 - $1,058 and 1995 - $1,152

     Wine Sales: 1993 - $80, 1994 - $89 and 1995 - $109

     Other Sales: 1993 - $81, 1994 - $79 and 1995 - $67

     Net Cash Provided By Operating Activities: 1993 - $368, 1994 - $453 and 1995 - $445

     Return On Average Stockholders' Equity: 1993 - 71.3%, 1994 - 94.0% and 1995 - 131.2%

     Dividends Per Share: 1993 - $.96, 1994 - $1.12 and 1995 - $1.30

The following bar graph illustrates the relationship between net earnings and dividends paid:

     Net Earnings: 1993 - $349, 1994 - $388 and 1995 - $430

     Dividends Paid: 1993 - $200, 1994 - $226 and 1995 - $252

A pie chart illustrating the percentage of capital expenditures by segment for 1993 - 1995:
     Tobacco 65%, Wine 27%, Other 5% and Corporate 3%.

                                                       (ITEM 8)

                                      UST

                       CONSOLIDATED STATEMENT OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31
                                                         ----------------------------------------
                                                            1995           1994           1993
                                                         ----------     ----------     ----------
NET SALES..............................................  $1,325,422     $1,223,016     $1,110,403
COSTS AND EXPENSES
  Cost of products sold................................     262,203        251,944        246,445
  Selling, advertising and administrative..............     355,450        330,344        299,206
                                                         ----------     ----------     ----------
TOTAL COSTS AND EXPENSES...............................     617,653        582,288        545,651
                                                         ----------     ----------     ----------
OPERATING INCOME.......................................     707,769        640,728        564,752
                                                         ----------     ----------     ----------
OTHER (EXPENSE) INCOME
  Interest (expense) income, net.......................      (3,179)           (92)         2,004
  Gain on disposal of product line.....................          --             --         35,029
                                                         ----------     ----------     ----------
EARNINGS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES...................................     704,590        640,636        601,785
                                                         ----------     ----------     ----------
INCOME TAXES...........................................     274,830        253,110        232,893
                                                         ----------     ----------     ----------
EARNINGS BEFORE CUMULATIVE EFFECT OF ACCOUNTING
  CHANGES..............................................     429,760        387,526        368,892
                                                         ----------     ----------     ----------
CUMULATIVE EFFECT OF ACCOUNTING CHANGES
  Postretirement benefits other than pensions (net of
     income tax benefit of $18,115)....................          --             --        (32,690)
  Income taxes.........................................          --             --         12,844
                                                         ----------     ----------     ----------
NET EARNINGS...........................................  $  429,760     $  387,526     $  349,046
                                                         ==========     ==========     ==========
EARNINGS PER SHARE
  Primary earnings before cumulative effect of
     accounting changes................................       $2.16          $1.87          $1.71
  Cumulative effect of accounting changes..............          --             --           (.09)
NET EARNINGS PER SHARE
  Primary..............................................       $2.16          $1.87          $1.62
  Fully diluted........................................       $2.15          $1.87          $1.62
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
  Primary..............................................     199,246        207,504        215,719
  Fully diluted........................................     200,336        207,576        215,779

See Notes to Consolidated Financial Statements.

                                      UST

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)

                                                                              DECEMBER 31
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
ASSETS
Current assets
  Cash and cash equivalents............................................  $ 69,403     $ 50,718
  Accounts receivable..................................................    69,598       65,883
  Inventories..........................................................   256,101      237,720
  Prepaid expenses and other current assets............................    30,453       27,616
                                                                         --------     --------
          Total current assets.........................................   425,555      381,937
                                                                         --------     --------
Property, plant and equipment, net.....................................   294,806      305,885
Deferred income taxes..................................................     9,042           --
Other assets...........................................................    55,349       53,414
                                                                         --------     --------
          TOTAL ASSETS.................................................  $784,752     $741,236
                                                                         ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term obligations...............................................  $100,000     $     --
  Accounts payable and accrued expenses................................   111,767      104,558
  Income taxes.........................................................    68,956       56,197
                                                                         --------     --------
          Total current liabilities....................................   280,723      160,755
                                                                         --------     --------
Long-term debt.........................................................   100,000      125,000
Deferred income taxes..................................................        --        5,065
Postretirement benefits other than pensions............................    65,292       61,286
Other liabilities......................................................    45,180       27,461
                                                                         --------     --------
          Total liabilities............................................   491,195      379,567
                                                                         --------     --------
Stockholders' equity
  Capital stock........................................................   101,040      100,172
  Additional paid-in capital...........................................   373,935      343,390
  Retained earnings....................................................   203,659       33,713
                                                                         --------     --------
                                                                          678,634      477,275
  Less cost of shares in treasury......................................   385,077      115,606
                                                                         --------     --------
          Total stockholders' equity...................................   293,557      361,669
                                                                         --------     --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...................  $784,752     $741,236
                                                                         ========     ========

See Notes to Consolidated Financial Statements.

                                      UST

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31
                                                             ----------------------------------
                                                               1995         1994         1993
                                                             --------     --------     --------
OPERATING ACTIVITIES
  Net earnings.............................................  $429,760     $387,526     $349,046
  Adjustments to reconcile net earnings to cash provided by
     operating activities:
     Depreciation and amortization.........................    29,119       28,169       26,674
     Deferred income taxes.................................   (12,717)      (4,257)     (24,783)
     Cumulative effect of accounting changes...............        --           --       37,961
     Gain on disposal of product line......................        --           --      (35,029)
     Changes in operating assets and liabilities:
       Accounts receivable.................................    (3,434)      (1,507)     (10,557)
       Inventories.........................................   (21,134)     (22,085)      (4,866)
       Prepaid expenses and other assets...................    (4,670)       6,038       (1,590)
       Accounts payable, accrued expenses and other
          liabilities......................................    15,449       47,338        8,719
       Income taxes payable................................    12,759       12,000       22,052
                                                             ---------    ---------    ---------
          Net cash provided by operating activities........   445,132      453,222      367,627
                                                             ---------    ---------    ---------
INVESTING ACTIVITIES
  Purchases of property, plant and equipment...............   (35,280)     (27,659)     (58,199)
  Dispositions of property, plant and equipment............    21,278        3,975        3,689
  Proceeds received from sales of businesses...............        --        2,221       37,218
                                                             ---------    ---------    ---------
          Net cash used in investing activities............   (14,002)     (21,463)     (17,292)
                                                             ---------    ---------    ---------
FINANCING ACTIVITIES
  Proceeds from borrowings.................................   100,000       85,000       40,000
  Repayment of borrowings..................................   (25,000)          --           --
  Proceeds from the issuance of common stock...............    39,726       33,190       35,051
  Dividends paid...........................................  (252,388)    (225,715)    (199,725)
  Common stock repurchased.................................  (274,783)    (298,843)    (236,704)
                                                             ---------    ---------    ---------
          Net cash used in financing activities............  (412,445)    (406,368)    (361,378)
                                                             ---------    ---------    ---------
          Increase (decrease) in cash and cash
            equivalents....................................    18,685       25,391      (11,043)
          Cash and cash equivalents at beginning of year...    50,718       25,327       36,370
                                                             ---------    ---------    ---------
          Cash and cash equivalents at end of year.........  $ 69,403     $ 50,718     $ 25,327
                                                             =========    =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Income taxes..........................................  $267,236     $232,615     $201,082
     Interest..............................................     4,521        4,708        1,150

See Notes to Consolidated Financial Statements.

                                      UST

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          ADDITIONAL                            TOTAL
                                               COMMON     PAID-IN     RETAINED    TREASURY     STOCKHOLDERS'
                                               STOCK      CAPITAL     EARNINGS      STOCK       EQUITY
                                              --------    --------    --------    ---------    --------
Balance at December 31, 1992................  $105,518    $303,885    $107,203    $      --    $516,606
Net earnings for the year...................        --          --     349,046           --     349,046
Cash dividends -- $.96 per share............        --          --    (199,725)          --    (199,725)
Exercise of stock options -- 2,186,700
  shares....................................     1,094      18,745          --           --      19,839
Income tax benefits net of increase in
  receivables from exercise of stock
  options...................................        --      15,212          --           --      15,212
Common stock repurchased for treasury --
  8,467,000 shares..........................        --          --          --     (236,704)   (236,704)
Adjustment for additional minimum pension
  liability, net of taxes...................        --          --      (1,302)          --      (1,302)
                                              --------    --------    ---------    --------    --------
Balance at December 31, 1993................   106,612     337,842     255,222     (236,704)    462,972
Net earnings for the year...................        --          --     387,526           --     387,526
Cash dividends -- $1.12 per share...........        --          --    (225,715)          --    (225,715)
Exercise of stock options -- 2,001,800
  shares....................................     1,001      16,514          --           --      17,515
Income tax benefits and decrease in
  receivables from exercise of stock
  options...................................        --      15,675          --           --      15,675
Common stock repurchased for treasury --
  10,648,000 shares.........................        --          --          --     (298,843)   (298,843)
Retirement of treasury stock -- 14,881,800
  shares....................................    (7,441)    (26,641)   (385,859)     419,941          --
Adjustment for additional minimum pension
  liability, net of taxes...................        --          --       2,539           --       2,539
                                              --------    --------    ---------    --------    --------
Balance at December 31, 1994................   100,172     343,390      33,713     (115,606)    361,669
Net earnings for the year...................        --          --     429,760           --     429,760
Cash dividends -- $1.30 per share...........        --          --    (252,388)          --    (252,388)
Exercise of stock options -- 1,935,600
  shares....................................       968      23,074          --           --      24,042
Income tax benefits and decrease in
  receivables from exercise of stock
  options...................................        --      15,684          --           --      15,684
Common stock repurchased for treasury --
  8,860,000 shares..........................        --          --          --     (274,783)   (274,783)
Retirement of treasury stock -- 200,000
  shares....................................      (100)       (368)     (4,844)       5,312          --
Reclassification of put option obligations,
  net of proceeds...........................        --      (7,845)         --           --      (7,845)
Adjustment for additional minimum pension
  liability, net of taxes...................        --          --      (2,582)          --      (2,582)
                                              --------    --------    ---------    --------    --------
Balance at December 31, 1995................  $101,040    $373,935    $203,659    $(385,077)   $293,557
                                              ========    ========    =========    ========    ========

See Notes to Consolidated Financial Statements.

                                      UST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on judgments and estimates made by management, which may differ from actual results. The consolidated financial statements include the accounts of the Company and all of its subsidiaries after the elimination of intercompany accounts and transactions. Investments in a limited partnership and 50 percent or less owned companies, accounted for by the equity method, are carried at amounts equal to the Company's equity in the underlying net assets of such entities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of amounts reported in the consolidated financial statements have been determined by using available market information and appropriate valuation methodologies. All current assets and current liabilities are carried at their fair value, which approximates market value, because of their short-term nature. The fair value of long-term investments and long-term obligations approximate their carrying value.

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

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost less allowances for depreciation computed by the straight-line method.

STOCK COMPENSATION

     The Company accounts for stock option grants in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under the Company's current plans, options may be granted at not less than the fair market value on the date of grant and therefore no compensation expense is recognized for the stock options granted. In 1996, the Company intends to adopt the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation."

IMPAIRMENT OF LONG-LIVED ASSETS

     In 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company will adopt SFAS No. 121 in 1996, and the impact, if any, will not be material.

                                      UST

INCOME TAXES

     Income taxes are provided on all revenue and expense items included in the Consolidated Statement of Earnings, regardless of the period in which such items are recognized for income tax purposes, except for items representing permanent differences between pretax accounting income and taxable income. Deferred income taxes result from the future tax consequences associated with temporary differences between the carrying amounts of assets and liabilities for tax and financial reporting purposes.

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

CASH AND CASH EQUIVALENTS

                                                                           DECEMBER 31
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
    Cash.............................................................  $11,013     $ 9,718
    Commercial paper.................................................   58,390      41,000
                                                                       -------     -------
                                                                       $69,403     $50,718
                                                                       =======     =======

     Cash equivalents are all highly liquid investments generally with maturities of three months or less when acquired.

INVENTORIES

                                                                          DECEMBER 31
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
    Leaf tobacco...................................................  $122,748     $104,313
    Products in process and finished goods.........................   117,102      115,261
    Other materials and supplies...................................    16,251       18,146
                                                                     --------     --------
                                                                     $256,101     $237,720
                                                                     ========     ========

     At December 31, 1995 and 1994, $122.7 million and $103.2 million, respectively, of inventories were valued using the LIFO method. The average costs of these inventories are greater than the amounts at which these inventories are carried in the Consolidated Statement of Financial Position by $42.9 million and $41.8 million, respectively.

                                      UST

PROPERTY, PLANT AND EQUIPMENT

                                                                          DECEMBER 31
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
    Land...........................................................  $ 27,425     $ 27,259
    Buildings......................................................   197,101      188,872
    Machinery and equipment........................................   267,639      273,160
                                                                     --------     --------
                                                                      492,165      489,291
    Less allowances for depreciation...............................   197,359      183,406
                                                                     --------     --------
    Net property, plant and equipment..............................  $294,806     $305,885
                                                                     ========     ========

OTHER ASSETS

                                                                           DECEMBER 31
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
    Prepaid pension costs............................................  $26,064     $22,083
    Investments in unconsolidated companies..........................   12,495      12,683
    Other............................................................   16,790      18,648
                                                                       -------     -------
                                                                       $55,349     $53,414
                                                                       =======     =======

     The investments in unconsolidated companies consist principally of a limited partnership that owns and leases a cogeneration facility.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                          DECEMBER 31
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
    Trade accounts payable.........................................  $ 24,861     $ 20,544
    Employee compensation and benefits.............................    55,771       49,059
    Taxes, other than income.......................................     4,097        7,358
    Other accrued expenses.........................................    27,038       27,597
                                                                     --------     --------
                                                                     $111,767     $104,558
                                                                     ========     ========

REVOLVING CREDIT AND TERM LOAN AGREEMENT AND SHORT-TERM LINES OF CREDIT

     In 1994, the Company entered into a $200 million revolving credit and term loan agreement with several banks.

     The Company had $100 million and $125 million outstanding at December 31, 1995 and 1994, respectively, under this agreement. The weighted average interest rate on the outstanding borrowings at December 31, 1995 was 6.2 percent.

     Under the terms of the agreement, the Company may borrow funds and elect to pay interest under the "Base Rate," "Competitive Bid" or "Eurodollar" interest rate provisions. The terms of the agreement provide for a three-year revolving line of credit. At the Company's option, any balance outstanding thereafter may be converted into a three-year term loan.

     Principal repayments are optional during the revolving credit period, while 36 equal monthly installments are required during the term loan period. The Company is required to pay a facility fee of 1/10 of 1 percent per annum.

                                      UST

     Certain provisions of this agreement require the maintenance of tangible net worth levels as well as certain financial ratios. The agreement expires in August of 2000.

     At December 31, 1995, the Company had $100 million outstanding under commercial paper borrowings at a weighted average interest rate of 5.9 percent.

     In addition, the Company has short-term lines of credit with domestic and foreign banks totaling $100 million at December 31, 1995 and 1994. The lines of credit are generally committed for a one-year period expiring at various times during 1996, and provide for borrowing at prime rates. These arrangements require commitment fees which are not significant.

OTHER LIABILITIES

     Other liabilities include the noncurrent portion of the net pension liabilities for 1995 and 1994 of $34.5 million and $27.1 million, respectively. (See Employee Benefit and Compensation Plans Note.)

     During the fourth quarter of 1995, the Company sold put options that entitle the holder to sell a specified number of shares of common stock to the Company at a predetermined price.

     Put options to repurchase 250,000 shares of the Company's stock were outstanding at December 31, 1995, expiring on various dates between January 1996 and March 1996 with exercise prices ranging from $29.75 to $35.13. At December 31, 1995, the amount related to the Company's potential repurchase obligation, $8.1 million, has been reclassified from stockholders' equity and is included in other liabilities. The Company received a premium of $.3 million from the sale of these put options in 1995. There was no effect on earnings per share for the periods presented as a result of these put options. (See Consolidated Statement of Changes in Stockholders' Equity.)

CAPITAL STOCK

     The Company has two classes of capital stock, preferred stock and common stock. Preferred stock carries a par value of $.10 and no shares have been issued. Common stock carries a $.50 par value. Authorized preferred stock is 10 million shares and authorized common stock is 600 million shares.

     In 1995, the Company repurchased 8.9 million shares pursuant to a stock repurchase program authorized by the Board of Directors in 1994. The program allows the Company to repurchase up to 20 million shares of its common stock from time to time in open market or in negotiated transactions for use in connection with employee benefit programs and other corporate purposes. As of December 31, 1995, 13.1 million shares of the 20 million authorized have been repurchased and .3 million shares were subject to put options outstanding.

     Common stock issued and outstanding at December 31, 1995 and 1994 was 189,186,036 shares and 196,110,436 shares, respectively.

     Events causing changes in the issued and outstanding shares are described in the Consolidated Statement of Changes in Stockholders' Equity.

STOCK OPTIONS

     The Company maintains three stock option plans, the 1992 and 1982 Stock Option Plans and a Nonemployee Directors' Stock Option Plan. Under the plans, options may be granted at not less than the fair market value on the date of grant.

     In May 1995, stockholders approved the Nonemployee Directors' Stock Option Plan. Under this plan, options to purchase up to 200,000 shares of common stock may be granted.

                                      UST

     Under the 1992 Stock Option Plan, options first become exercisable, in ratable installments or otherwise, over a period of one to five years from the date of grant and may be exercised up to a maximum of ten years from the date of grant using various payment methods. Under the Nonemployee Directors' Plan options first become exercisable six months from the date of grant and may be exercisable up to a maximum of ten years from the date of grant and must be paid in full at the time of the exercise.

     At December 31, 1995, 6,030,300 shares were available for grant under the 1992 plan and 189,500 shares were available for grant under the Nonemployee Directors' Plan, while no shares were available under the 1982 plan.

     Receivables from the exercise of options in the amount of $11.3 million in 1995, $15.3 million in 1994 and $17.4 million in 1993 have been deducted from stockholders' equity.

     Changes in outstanding options were as follows:

                                                                PRICE RANGE         SHARES
                                                              ---------------     ----------
    Outstanding
      Dec. 31, 1992.........................................   $ 4.05- $30.81     18,065,600
      Options granted.......................................            25.50      1,198,800
      Options exercised.....................................     4.05-  30.81     (2,186,700)
      Options forfeited.....................................            25.50         (4,200)
                                                                                  ----------
    Outstanding
      Dec. 31, 1993.........................................     4.05-  30.81     17,073,500
      Options granted.......................................    27.81-  27.88      1,706,400
      Options exercised.....................................     4.05-  30.81     (2,001,800)
      Options forfeited.....................................    25.50-  27.81         (3,700)
                                                                                  ----------
    Outstanding
      Dec. 31, 1994.........................................     4.05-  30.81     16,774,400
      Options granted.......................................    29.31-  35.25      1,510,100
      Options exercised.....................................     4.05-  30.81     (1,935,600)
      Options forfeited.....................................    25.50-  29.38        (27,200)
                                                                                  ----------
    Outstanding
      Dec. 31, 1995.........................................   $ 4.05- $35.25     16,321,700
                                                                                   =========

     Under the 1982 Stock Option Plan, incentive and nonqualified options to purchase a total of 12,018,600 shares were outstanding and exercisable as of December 31, 1995. The average price per share is $20.07, with expiration dates ranging from February 3, 1996 to February 6, 2002.

     Under the 1992 Stock Option Plan, incentive and nonqualified options to purchase a total of 4,292,600 shares were outstanding, of which 1,782,200 shares were exercisable at December 31, 1995 due to vesting requirements. The average price per share is $28.16, with expiration dates ranging from February 22, 2003 to December 13, 2005.

     Under the Nonemployee Directors' Plan a total of 10,500 shares were outstanding and exercisable at December 31, 1995 with an average price per share of $29.31, which expire on May 2, 2005.

     In connection with the Nonemployee Directors' Plan, 200,000 shares of the Company's treasury stock has been cancelled and reserved for use upon the exercise of stock options for this plan.

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

     The assumptions used to determine expense for 1995, 1994 and 1993 were:

                                                                     1995     1994     1993
                                                                     ----     ----     ----
    Discount rate..................................................    9%       7%       8%
    Average rate of increase in compensation levels................    5%       5%       6%
    Expected long-term rate of return on plan assets...............   11%       9%      10%

Net periodic pension cost for 1995, 1994 and 1993 include the following components (in millions):

                                                                    1995       1994       1993
                                                                   ------     ------     ------
Service cost -- benefits earned during period....................  $  6.4     $  8.2     $  7.1
Interest cost on projected benefit obligation....................    15.7       14.2       13.9
Actual return on plan assets.....................................   (53.6)       4.3      (18.7)
Net amortization and deferral....................................    34.5      (20.2)       1.6
                                                                   ------     ------     ------
Net periodic pension cost........................................  $  3.0     $  6.5     $  3.9
                                                                   ======     ======     ======

The following table presents a reconciliation of the funded status of the plans (in millions):

                                                                        DECEMBER 31
                                               -------------------------------------------------------------
                                                           1995                            1994
                                               -----------------------------   -----------------------------
                                                   PLANS           PLANS           PLANS           PLANS
                                                   WHOSE           WHOSE           WHOSE           WHOSE
                                               ASSETS EXCEED    ACCUMULATED    ASSETS EXCEED    ACCUMULATED
                                                ACCUMULATED      BENEFITS       ACCUMULATED      BENEFITS
                                                 BENEFITS      EXCEED ASSETS     BENEFITS      EXCEED ASSETS
                                               -------------   -------------   -------------   -------------
Actuarial present value of benefit
  obligations:
  Vested benefits............................     $(140.2)        $ (36.3)        $(109.3)        $ (28.0)
  Nonvested benefits.........................       (15.4)           (3.2)          (12.5)           (2.3)
                                                  -------          ------         -------          ------
  Accumulated benefits.......................      (155.6)          (39.5)         (121.8)          (30.3)
  Effect of future pay increases.............       (24.0)          (10.8)          (15.9)           (5.9)
                                                  -------          ------         -------          ------
  Projected benefit obligation...............      (179.6)          (50.3)         (137.7)          (36.2)
Plan assets at fair value....................       228.6             2.5           185.7              --
Unrecognized net (gain) loss.................       (16.1)           16.1           (17.9)            6.8
Prior service cost not yet recognized in net
  periodic pension cost......................        (2.4)             .8            (2.7)             .8
Unrecognized portion of initial net (asset)
  obligation.................................        (4.4)            3.6            (5.3)            4.4
Adjustment to recognize additional minimum
  liability..................................          --           (10.8)             --            (6.1)
                                                  -------          ------         -------          ------
Net pension asset (liability)................     $  26.1         $ (38.1)        $  22.1         $ (30.3)
                                                  =======          ======         =======          ======

                                      UST

     For 1995 and 1994, the net pension assets of $26.1 million and $22.1 million, respectively, consist of prepaid pension costs and are included in other assets. The noncurrent portion of the net liabilities for 1995 and 1994 are included in other liabilities.

     For pension plans whose accumulated benefits exceed assets at December 31, 1995, the Consolidated Statement of Financial Position reflects an additional minimum liability of $10.8 million: an intangible asset of $3.8 million included in other assets and a reduction of retained earnings of $4.6 million, which is net of deferred tax benefits of $2.4 million. At December 31, 1994, the Consolidated Statement of Financial Position included an additional minimum liability of $6.1 million: an intangible asset of $3.1 million and a reduction of retained earnings of $2 million, which is net of deferred tax benefits of $1 million.

     Plan assets include marketable equity securities (including common stock of the Company having a market value of $42.7 million as of December 31, 1995 and $35.7 million as of December 31, 1994) and corporate and government debt securities.

     The discount rate used in determining the present value of benefit obligations was 7.5 percent for 1995 and 9 percent for 1994.

     The Company sponsors a defined contribution plan (Employees' Savings Plan) covering substantially all of its employees. The Plan requires one year of service prior to eligibility for participation. Company contributions are based upon participant contributions. The expense was $3.8 million in 1995, $3.7 million in 1994 and $3.6 million in 1993.

     The Company has an Incentive Compensation Plan which provides for incentive payments to designated employees based on stated percentages of net income as defined in the Plan. Expenses under the Plan amounted to $36.9 million for 1995, $33.5 million for 1994 and $28.8 million for 1993.

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

     In 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and elected to immediately recognize the accumulated postretirement benefit obligation of $50.8 million through a one-time cumulative effect adjustment to earnings of $32.7 million, net of income taxes.

     The net periodic postretirement benefit cost for 1995, 1994 and 1993 included the following components:

                                                                1995       1994       1993
                                                               ------     ------     ------
    Service cost.............................................  $2,318     $2,835     $3,311
    Interest cost............................................   4,037      3,342      4,009
    Amortization of unrecognized gain........................    (651)      (226)        --
                                                               ------     ------     ------
    Net periodic postretirement benefit cost.................  $5,704     $5,951     $7,320
                                                               ======     ======     ======

                                      UST

     The following table sets forth the combined status of the plans at December 31:

                                                                        1995        1994
                                                                       -------     -------
    Accumulated postretirement benefit obligation:
      Retirees.......................................................  $20,326     $15,153
      Fully eligible active plan participants........................    9,372       7,719
      Other active plan participants.................................   26,804      22,400
                                                                       -------     -------
                                                                        56,502      45,272
    Unrecognized gain................................................    8,790      16,014
                                                                       -------     -------
    Accrued postretirement benefit obligation........................  $65,292     $61,286
                                                                       =======     =======

     The discount rate used in determining the net periodic postretirement benefit cost was 9 percent for 1995, 7 percent for 1994 and 8 percent for 1993.

     The rate of increase in per capita costs of covered health care benefits is assumed to be 10.6 percent for 1996 and to decrease gradually to 5 percent by the year 2008 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by approximately $8.5 million and the 1995 net periodic postretirement benefit cost by approximately $1.2 million.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5 percent at December 31, 1995 and 9 percent at December 31, 1994.

INCOME TAXES

     In 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes," which changed the method of accounting for income taxes from the deferred method to the liability method. The Company reflected this change through a cumulative effect adjustment which increased net earnings and reduced deferred tax liabilities reported in the Consolidated Statement of Financial Position by $12.8 million.

     The income tax provision (benefit) consisted of the following:

                                                           1995         1994         1993
                                                         --------     --------     --------
    Current:
      Federal..........................................  $250,612     $223,407     $208,059
      State and local..................................    36,935       33,960       31,502
                                                         --------     --------     --------
              Total current............................   287,547      257,367      239,561
                                                         --------     --------     --------
    Deferred:
      Federal..........................................   (13,695)      (4,257)     (23,261)
      State and local..................................       978           --       (1,522)
                                                         --------     --------     --------
              Total deferred...........................   (12,717)      (4,257)     (24,783)
                                                         --------     --------     --------
                                                         $274,830     $253,110     $214,778
                                                         ========     ========     ========

     The current tax provisions do not reflect $11.7 million, $13.5 million and $15.4 million for 1995, 1994 and 1993, respectively, of tax benefits arising from the exercise of stock options. These amounts were credited directly to additional paid-in capital.

                                      UST

     Deferred taxes for 1993 includes an $18.1 million benefit resulting from the adoption of SFAS No. 106. In addition, the deferred tax benefits for 1995, 1994 and 1993 do not reflect the respective tax effects of $1.4 million, $(1.4) million and $.8 million resulting from the minimum pension liability adjustment required by SFAS No. 87, "Employers' Accounting for Pensions."

     Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of deferred tax assets and liabilities as of December 31 are as follows:

                                                                        1995        1994
                                                                       -------     -------
    Deferred tax assets:
      Postretirement benefits other than pensions....................  $22,852     $21,450
      Other accrued liabilities......................................   29,049      19,608
      Accrued pension liabilities....................................   12,025       9,674
      All other, net.................................................    3,298       3,585
                                                                       -------     -------
              Total deferred tax assets..............................   67,224      54,317
                                                                       -------     -------
    Deferred tax liabilities:
      Depreciation...................................................   39,613      40,883
      Investment in limited partnerships.............................    9,447      10,269
      Prepaid pension assets.........................................    9,122       8,230
                                                                       -------     -------
              Total deferred tax liabilities.........................   58,182      59,382
                                                                       -------     -------
    Net deferred tax assets (liabilities)............................  $ 9,042     $(5,065)
                                                                       =======     =======

     Differences between the effective tax rate and the statutory U.S. federal income tax rate are explained as follows:

                                                                     1995     1994     1993
                                                                     ----     ----     ----
    Statutory U.S. federal income tax rate.........................  35.0%    35.0%    35.0%
    State and local taxes, net of federal benefit..................   3.5      3.4      3.5
    Other, net.....................................................    .5      1.1       .5
                                                                     ----     ----     ----
                                                                     39.0%    39.5%    39.0%
                                                                     ====     ====     ====

EXCISE TAXES

     Net sales and cost of products sold include excise taxes of $25.5 million in 1995, $25.3 million in 1994 and $30 million in 1993.

ADVERTISING COSTS

     The Company expenses the production costs of advertising in the period in which the costs are incurred. Advertising expenses were $65 million in 1995, $53.7 million in 1994 and $48.7 million in 1993. At December 31, 1995 and 1994, $7.8 million and $7.2 million, respectively, of advertising related costs were reported as prepaid expenses and other current assets.

                                      UST

INTEREST

     Interest (expense) income, net, is comprised of expense associated with short-term and long-term obligations and income from cash equivalent investments.

                                                                YEAR ENDED DECEMBER 31
                                                            -------------------------------
                                                             1995        1994        1993
                                                            -------     -------     -------
    Short-term obligations................................  $(1,831)    $(1,660)    $(1,091)
    Long-term obligations.................................   (2,961)     (2,956)       (152)
                                                            -------     -------     -------
                                                             (4,792)     (4,616)     (1,243)
                                                            -------     -------     -------
    Income from cash equivalents..........................    1,613       4,524       3,247
                                                            -------     -------     -------
                                                            $(3,179)    $   (92)    $ 2,004
                                                            =======     =======     =======

QUARTERLY FINANCIAL DATA (UNAUDITED)

1995                                  FIRST        SECOND       THIRD        FOURTH         YEAR
                                     --------     --------     --------     --------     ----------
Net sales..........................  $306,097     $340,181     $334,268     $344,876     $1,325,422
Gross profit.......................   249,491      272,889      267,366      273,473      1,063,219
Net earnings.......................    99,233      109,870      109,955      110,702        429,760
Primary earnings per share.........      $.49         $.55         $.55         $.56          $2.16
                                     --------------------------------------------------------------
1994
Net sales..........................  $280,379     $310,203     $310,366     $322,068     $1,223,016
Gross profit.......................   225,978      246,803      246,383      251,908        971,072
Net earnings.......................    88,758       99,486      100,330       98,952        387,526
Primary earnings per share.........      $.42         $.48         $.48         $.49          $1.87

INDUSTRY SEGMENT DATA

     The Company's industry segments are Tobacco, Wine and Other. The Company operates predominately in the tobacco industry as a producer and marketer of moist smokeless tobacco products. The Company also produces and markets premium wines as well as a number of nontobacco products. Tobacco segment sales are principally to a large number of wholesalers and chain stores which are widely dispersed. In 1995, sales to one wholesale customer accounted for approximately 21 percent of Tobacco segment sales.

     The Company operates primarily in the United States; foreign operations and export sales are not significant. Intersegment sales are accounted for at cost.

     Operating profit is total revenue less operating expenses excluding corporate expenses and interest, net, and in 1993, the gain on disposal of a product line. Identifiable assets by segment include both assets directly identified with those operations and an allocable share of jointly used assets. Corporate assets consist primarily of cash and cash equivalents, other long-term investments and an allocation of property, plant and equipment associated with nonsegment activities. Gross capital expenditures for 1995 were $22.2 million for the Tobacco segment, $11.1 million for the Wine segment, $1.8 million for the Other segment and $.2 million for Corporate. These amounts were netted with each segment's allocable share of the sale of a corporate aircraft of $17.7 million along with other dispositions.

                                      UST

OTHER MATTERS

     The Company has been named in certain litigation against the major domestic cigarette companies and others seeking damages alleged to be related to the usage of cigarettes and, in certain of those complaints, "tobacco products," some of which contain several allegations relating to smokeless tobacco products. Each of these actions is in varying stages of pretrial activities.

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

     In addition, in December 1995, the Company was named in an action brought by an individual plaintiff and his wife against a number of smokeless tobacco manufacturers and certain other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of his use of smokeless tobacco products.

     The Company believes, and has been so advised by counsel handling these cases, that it has a number of meritorious defenses to all such pending litigation. All such cases are, and will continue to be, vigorously defended, and the Company believes that the ultimate outcome of all such pending litigation will not have a material adverse effect on the consolidated financial statements of the Company.

     The Food and Drug Administration (FDA) has published in the Federal Register a proposal to regulate tobacco products. The Company filed suit in Federal District Court in Greensboro, North Carolina, seeking judicial confirmation that the FDA lacks jurisdiction to regulate smokeless tobacco products. The Company is not able to predict the outcome of the FDA's proposal, or assess the future effect that this proposal may have on its tobacco business.

     On March 31, 1993, the Company sold its distribution rights for Zig-Zag cigarette papers and related products for $39 million in cash and additional consideration for the next ten years. The transaction resulted in a pretax gain of $35 million, amounting to 10 cents per share.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Directors and Stockholders UST Inc.

     We have audited the accompanying consolidated statement of financial position of UST Inc. as of December 31, 1995 and 1994, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UST Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in the notes to the financial statements, in 1993 the Company changed its methods of accounting for income taxes and postretirement benefits other than pensions.

                                          ERNST & YOUNG LLP

Stamford, Connecticut
February 6, 1996