Form 10-K, Exhibit 13
period 1996-12-31
UST INC
filed 1997-03-17
CIK 811669

                                                                   EXHIBIT 13
                                                                 (ITEMS 1 AND 8)

                                      UST

                       CONSOLIDATED INDUSTRY SEGMENT DATA
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31
                                                         ----------------------------------------
                                                            1996           1995           1994
                                                         ----------     ----------     ----------
NET SALES TO UNAFFILIATED CUSTOMERS
  Tobacco
     Smokeless tobacco.................................  $1,195,156     $1,139,454     $1,045,546
     Other tobacco products............................       8,413          8,792         10,509
                                                         ----------     ----------     ----------
                                                          1,203,569      1,148,246      1,056,055
  Wine.................................................     122,458        109,453         89,170
  Other................................................      74,508         70,742         80,604
  Elimination of intersegment sales....................      (3,688)        (3,019)        (2,813)
                                                         ----------     ----------     ----------
          NET SALES....................................  $1,396,847     $1,325,422     $1,223,016
                                                         ==========     ==========     ==========
OPERATING PROFIT (LOSS)
  Tobacco..............................................    $751,115       $720,965       $654,068
  Wine.................................................      19,875         13,493          8,832
  Other................................................        (500)        (5,384)         1,112
                                                         ----------     ----------     ----------
          OPERATING PROFIT.............................     770,490        729,074        664,012
  Corporate expenses...................................     (19,600)       (21,305)       (23,284)
  Interest, net........................................      (6,364)        (3,179)           (92)
                                                         ----------     ----------     ----------
          EARNINGS BEFORE INCOME TAXES.................    $744,526       $704,590       $640,636
                                                         ==========     ==========     ==========
IDENTIFIABLE ASSETS AT DECEMBER 31
  Tobacco..............................................    $453,228       $431,424       $407,374
  Wine.................................................     186,611        176,565        164,950
  Other................................................      93,875         88,847         96,043
  Corporate............................................      73,678         87,916         72,869
                                                         ----------     ----------     ----------
                                                           $807,392       $784,752       $741,236
                                                         ==========     ==========     ==========
CAPITAL EXPENDITURES (DISPOSITIONS), NET
  Tobacco..............................................     $22,606        $ 2,266        $14,240
  Wine.................................................      11,551         10,762          9,253
  Other................................................       3,037          2,447           (369)
  Corporate............................................        (445)        (1,473)           560
                                                         ----------     ----------     ----------
                                                            $36,749        $14,002        $23,684
                                                         ==========     ==========     ==========
DEPRECIATION
  Tobacco..............................................     $16,746        $17,642        $18,171
  Wine.................................................       8,949          7,693          6,562
  Other................................................       1,911          2,386          1,970
  Corporate............................................         537            633            707
                                                         ----------     ----------     ----------
                                                            $28,143        $28,354        $27,410
                                                         ==========     ==========     ==========

See Notes to Consolidated Financial Statements.

                                                       (ITEM 6)

                                      UST

                CONSOLIDATED SELECTED FINANCIAL DATA -- 11 YEARS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        1996         1995         1994         1993         1992        1991
                                                     ----------   ----------   ----------   ----------   ----------   --------
SUMMARY OF OPERATIONS for the year ended December 31
Net sales..........................................  $1,396,847   $1,325,422   $1,223,016   $1,110,403   $1,039,375   $904,427
Cost of products sold..............................     272,756      262,203      251,944      246,445      256,796    227,546
Selling, advertising and administrative expenses...     373,201      355,450      330,344      299,206      281,816    253,076
                                                     ----------   ----------   ----------   ----------   ----------   ----------
Operating income...................................     750,890      707,769      640,728      564,752      500,763    423,805
Other expense (income):
  Interest expense (income), net...................       6,364        3,179           92       (2,004)      (1,866)    (2,279)
  Gain on disposal of product line.................          --           --           --      (35,029)          --         --
                                                     ----------   ----------   ----------   ----------   ----------   ----------
Earnings before income taxes and cumulative effect
  of accounting change.............................     744,526      704,590      640,636      601,785      502,629    426,084
                                                     ----------   ----------   ----------   ----------   ----------   ----------
Income taxes.......................................     280,527      274,830      253,110      232,893      190,071    160,179
                                                     ----------   ----------   ----------   ----------   ----------   ----------
Earnings before cumulative effect of accounting
  changes..........................................     463,999      429,760      387,526      368,892      312,558    265,905
Cumulative effect of accounting changes (net of
  income tax benefit)..............................          --           --           --       19,846           --         --
                                                     ----------   ----------   ----------   ----------   ----------   ----------
Net earnings.......................................  $  463,999   $  429,760   $  387,526   $  349,046   $  312,558   $265,905
                                                     ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA
Primary earnings per common share before cumulative
  effect of accounting changes.....................       $2.42        $2.16        $1.87        $1.71        $1.41      $1.18
Primary earnings per common share..................        2.42         2.16         1.87         1.62         1.41       1.18
Dividends per common share.........................        1.48         1.30         1.12          .96          .80        .66
Market price per common share:
  High.............................................      35 7/8           36       31 1/2       32 3/4       35 3/8     33 7/8
  Low..............................................      28 1/4       26 5/8       23 5/8       24 3/8       25 3/8     16 3/8
FINANCIAL CONDITION at December 31
Current assets.....................................    $444,178     $425,555     $381,937     $334,996     $330,208   $305,430
Current liabilities................................     306,553      280,723      160,755      106,642       81,208     95,455
Working capital....................................     137,625      144,832      221,182      228,354      249,000    209,975
Ratio of current assets to current liabilities.....       1.4:1        1.5:1        2.4:1        3.1:1        4.1:1      3.2:1
Deferred tax asset (liability).....................       7,626        9,042       (5,065)      (7,955)     (46,358)   (50,928)
Total assets.......................................     807,392      784,752      741,236      706,195      673,965    656,513
Long-term debt.....................................     100,000      100,000      125,000       40,000           --         --
Total debt.........................................     250,000      200,000      125,000       40,000           --      1,250
Stockholders' equity...............................     282,020      293,557      361,669      462,972      516,606    482,875
OTHER DATA
Common stock repurchased...........................    $237,759     $274,783     $298,843     $236,704     $212,581   $184,424
Dividends paid on common shares....................    $277,302     $252,388     $225,715     $199,725     $167,951   $139,670
Dividends paid as a percentage of net earnings.....       59.8%        58.7%        58.2%        57.2%        53.7%      52.5%
Return on net sales................................       33.2%        32.4%        31.7%        31.4%        30.1%      29.4%
Return on average assets...........................       58.3%        56.3%        53.5%        50.6%        47.0%      41.6%
Return on average stockholders' equity.............      161.2%       131.2%        94.0%        71.3%        62.5%      55.6%
Percentage of long-term debt to stockholders'
  equity...........................................       35.5%        34.1%        34.6%         8.6%           --         --
Percentage of total debt to stockholders' equity...       88.6%        68.1%        34.6%         8.6%           --        .3%
Average number of common shares (in thousands) --
  primary..........................................     191,894      199,246      207,504      215,719      222,033    225,130

---------------

See Management's Discussion and Analysis.

All share data have been adjusted to reflect the two-for-one stock splits distributed on January 27, 1992, 1989 and 1987.

                                      UST

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       1990         1989         1988         1987         1986
                                                     --------     --------     --------     --------     --------
SUMMARY OF OPERATIONS for the year ended December 31
Net sales........................................    $761,741     $679,322     $615,614     $573,298     $516,031
Cost of products sold............................     191,824      185,464      174,560      168,942      158,719
Selling, advertising and administrative
  expenses.......................................     220,927      195,433      180,839      166,957      157,038
                                                     --------     --------     --------     --------     --------
Operating income.................................     348,990      298,425      260,215      237,399      200,274
Other expense (income):
  Interest expense (income), net.................      (3,203)      (3,190)      (1,068)       2,768        5,534
  Gain on disposal of product line...............          --           --           --           --           --
                                                     --------     --------     --------     --------     --------
Earnings before income taxes and cumulative
  effect of accounting changes...................     352,193      301,615      261,283      234,631      194,740
                                                     --------     --------     --------     --------     --------
Income taxes.....................................     128,918      111,128       99,133      103,760       90,802
                                                     --------     --------     --------     --------     --------
Earnings before cumulative effect of accounting
  changes........................................     223,275      190,487      162,150      130,871      103,938
Cumulative effect of accounting changes (net of
  income tax benefit)............................          --           --           --           --           --
                                                     --------     --------     --------     --------     --------
Net earnings.....................................    $223,275     $190,487     $162,150     $130,871     $103,938
                                                     ========     ========     ========     ========     ========
PER SHARE DATA
Primary earnings per common share before
  cumulative effect of accounting changes........        $.98         $.82         $.70         $.56         $.46
Primary earnings per common share................         .98          .82          .70          .56          .46
Dividends per common share.......................         .55          .46          .37          .30      .24 1/2
Market price per common share:
  High...........................................      18 1/4       15 3/8       10 1/2            8        5 5/8
  Low............................................      12 3/8        9 5/8            6        4 7/8        3 3/4
FINANCIAL CONDITION at December 31
Current assets...................................    $265,854     $275,954     $291,006     $260,530     $250,460
Current liabilities..............................      68,660       66,643       69,935       63,242       60,895
Working capital..................................     197,194      209,311      221,071      197,288      189,565
Ratio of current assets to current liabilities...       3.9:1        4.1:1        4.2:1        4.1:1        4.1:1
Deferred tax asset (liability)...................     (53,301)     (55,108)     (52,939)     (47,465)     (44,412)
Total assets.....................................     622,595      630,155      597,955      548,951      523,927
Long-term debt...................................       3,060        6,789       21,828       37,131       47,061
Total debt.......................................       4,849       14,469       30,763       48,292       59,765
Stockholders' equity.............................     473,873      482,254      453,253      401,113      371,559
OTHER DATA
Common stock repurchased.........................    $151,259     $ 97,517      $67,356      $50,865      $ 9,907
Dividends paid on common shares..................    $118,295     $101,197      $81,672      $66,789      $54,744
Dividends paid as a percentage of net earnings...       53.0%        53.1%        50.4%        51.0%        52.7%
Return on net sales..............................       29.3%        28.0%        26.3%        22.8%        20.1%
Return on average assets.........................       35.6%        31.0%        28.3%        24.4%        21.0%
Return on average stockholders' equity...........       46.7%        40.7%        38.0%        33.9%        29.9%
Percentage of long-term debt to stockholders'
  equity.........................................         .6%         1.4%         4.8%         9.3%        12.7%
Percentage of total debt to stockholders'
  equity.........................................        1.0%         3.0%         6.8%        12.0%        16.1%
Average number of common shares (in thousands) --
  primary........................................     227,667      233,305      230,417      232,370      227,142

                                                       (ITEM 7)

                                      UST

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

CONSOLIDATED RESULTS

  1996 COMPARED WITH 1995

     In 1996, the Company reclassified its cigar operation from the Tobacco segment to the Other segment since it is part of the Company's international operations which are included in the Other segment. All prior period amounts have been reclassified to conform to the 1996 presentation.

     Consolidated net sales rose to $1.4 billion, a 5.4 percent increase over 1995.

     Tobacco segment sales increased 4.8 percent and accounted for 77.5 percent of the $71.4 million sales increase. The Wine and Other segments also contributed to the overall sales gain, posting 11.9 percent and 5.3 percent increases, respectively.

     Over the last three years, net sales have increased 25.8 percent at an average annual rate of 8 percent.

     Cost of products sold increased 4 percent to $272.8 million. Cost of products sold for the Tobacco segment increased due to higher unit costs and increased unit volume for moist smokeless tobacco. Wine segment costs were slightly higher as increased costs resulting from unit volume gains were partially offset by lower bulk wine sales. Costs for the Other segment were lower primarily due to volume declines for the entertainment business, partially offset by increased unit volume for the international and cigar operations.

     Gross profit increased $60.9 million or 5.7 percent over 1995 primarily due to higher selling prices and increased unit volume for moist smokeless tobacco.

     The gross profit percentage rose to 80.5 percent mainly due to the favorable results for moist smokeless tobacco and has increased 2.7 percentage points over the last three years.

     Selling, advertising and administrative expenses rose 5 percent to $373.2 million. Selling and advertising expenses increased for all segments. Administrative and other expenses remained stable in 1996. Higher spending associated with addressing legal and regulatory issues, and increases in salary and related costs, were offset by the net effect of the absence of charges relating to an employment contract with a former officer and in the fourth quarter of 1995, provisions to write-down nonstrategic assets, and a gain recorded on the sale of a corporate aircraft.

     The Company incurred net interest expense as interest expense on borrowings exceeded income from cash equivalent investments.

     Pretax profit margins remained stable at 53.3 percent on earnings before income taxes of $744.5 million. Over the last three years, earnings before income taxes have increased 23.7 percent at an average annual rate of 7.4 percent, while pretax margins have averaged 53 percent.

     The effective tax rate for the fourth quarter of 1996 decreased as a result of tax benefits recognized from the sale of a business in the Other segment and the reversal of certain state tax reserves, which also caused the overall tax rate to decrease in 1996.

     Net earnings increased for the 36th consecutive year rising 8 percent to $464 million. Primary earnings per share rose to $2.42, a 12 percent increase over 1995. Primary earnings per share have increased 49.4 percent over the last three years at an average annual rate of 14.3 percent.

     The rate of growth in net earnings and earnings per share experienced over the last three years will be impacted in the short-term by competitive pressures affecting the Tobacco segment. The long-term effects on consolidated results will be dependent upon the Company's ability to successfully address the competitive situation in the Tobacco segment, along with continued growth in other businesses.

  1995 COMPARED WITH 1994

     Consolidated net sales rose 8.4 percent to $1.3 billion.

     Tobacco segment sales accounted for 90 percent of the $102.4 million sales increase. The Wine segment also contributed to the overall sales gain, posting a
22.7 percent increase. Other segment sales were lower primarily due to lower sales for the entertainment business.

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

     Selling, advertising and administrative expenses rose 7.6 percent to $355.5 million. Selling and advertising expenses increased for all segments. Administrative and other expenses increased slightly due to increases in salary and related costs and higher spending associated with addressing legal and regulatory issues. Included in administrative and other expenses in 1995 is a charge relating to an employment contract with a former officer and in the fourth quarter, provisions to write-down nonstrategic assets, partially offset by a gain recorded on the sale of a corporate aircraft.

     Net interest expense resulted as interest expense on borrowings exceeded income from cash equivalent investments.

     Pretax profit margins increased slightly to 53.2 percent on earnings before income taxes of $704.6 million.

     The overall tax rate for 1995 decreased slightly.

     Net earnings increased 10.9 percent to $429.8 million. Primary earnings per share rose to $2.16, a 15.5 percent increase over 1994.

TOBACCO SEGMENT

  1996 COMPARED WITH 1995

     Tobacco segment sales increased 4.8 percent to $1.2 billion and accounted for 86.2 percent of consolidated revenues. The increase was due to smokeless tobacco sales while sales for other tobacco products declined slightly.

     The increase in smokeless tobacco sales resulted from higher selling prices and slightly higher unit volume gains for moist smokeless tobacco products. Domestic unit volume for moist smokeless tobacco products increased 2 percent in 1996 to 648 million cans, as compared with 1995. Unit volume results for 1996 included the effects of an additional shipping day. On an equivalent shipping day basis, unit volume for the year approximated the 1995 level. Fourth quarter unit volume decreased 3 percent to 158.7 million cans, compared with the similar 1995 period. The Company believes that the principal factors were increased growth of competitors' price value brands, a pricing policy change by the military in commissaries, less volume from its new product introductions than in the comparative period of the prior year and wholesaler ordering patterns around the holidays. The Company is continuing its efforts to address the competitive pressures in the marketplace. The Company believes that these, as well as other factors, will continue to impact unit volume and operating results in the short-term. For the long-term, the growth of unit volume and increased profitability for the Tobacco segment will be dependent upon the Company's ability to successfully address these factors.

     Cost of sales for the Tobacco segment was higher primarily due to higher unit costs and increased unit volume for moist smokeless tobacco. Moist smokeless tobacco unit costs increased due to higher overhead and labor expenses and higher leaf tobacco costs.

     Gross profit for the segment rose 4.3 percent during 1996. Higher selling prices and unit volume gains for moist smokeless tobacco, partially offset by higher unit costs, were the primary reasons for the increase.

     Selling expenses increased 10.6 percent, primarily due to higher costs associated with the promotion and support of our new moist smokeless tobacco products introduced during the fourth quarters of 1996 and 1995, as well as traditional brands. Salary and related costs for the sales force and support personnel were generally higher as were field sales force expenses.

     Advertising costs increased moderately. A significant increase in print and billboard advertising in support of our moist smokeless tobacco products was partially offset by lower expenses for certain promotional activities.

     Administrative expenses remained stable as higher expenses incurred to address legal and regulatory issues and increased salary and related costs, were offset by the absence of a charge relating to an employment contract with a former officer in 1995.

     Operating profit increased 4.2 percent to $751.1 million.

  1995 COMPARED WITH 1994

     Tobacco segment sales rose to $1.1 billion, an increase of 8.7 percent, and accounted for 86.6 percent of consolidated revenues. Smokeless tobacco sales increased 9 percent to $1.1 billion, while sales of other tobacco products decreased.

     The increase in smokeless tobacco sales resulted from higher selling prices and slightly higher unit volume gains for moist smokeless tobacco products. Domestic unit volume for moist smokeless tobacco products increased 1.3 percent in 1995 to 635.4 million cans, as compared with 1994. Unit volume results for the year as compared to 1994 were favorably affected by the national roll-out of Skoal Flavor Packs in the fourth quarter of 1995, partially offset by distributor inventory build-up in December of 1994. Adjusting for these events unit volume would have increased approximately 0.9 percent for the year.

     Cost of sales for the Tobacco segment was slightly higher, primarily due to higher unit costs and increased unit volume for moist smokeless tobacco. Moist smokeless tobacco unit costs increased slightly due to higher leaf tobacco and packaging costs.

     Gross profit for the segment rose substantially during 1995 as a result of higher selling prices and unit volume gains for moist smokeless tobacco.

     Selling expenses increased 6 percent, primarily due to higher costs associated with the promotion and retail placement of our moist smokeless products. Field and sales support expenses were generally higher as were salaries and related costs for the sales force and support personnel. Advertising costs increased significantly for promotional activities in support of our moist smokeless tobacco products, and the introduction of Skoal Flavor Packs. Administrative expenses were significantly higher due to a charge resulting from an employment contract with a former officer, higher expenses incurred to address legal and regulatory issues as well as increased support costs.

     Operating profit increased 10.2 percent to $721 million.

WINE SEGMENT

  1996 COMPARED WITH 1995

     Wine segment revenue increased 11.9 percent to $122.5 million and accounted for 8.8 percent of consolidated sales. Higher case volume along with higher selling prices for premium wine accounted for the increase, which were partially offset by lower bulk wine sales. Also contributing to the overall sales gain were revenues resulting from the acquisition of a small microbrewery in late 1995. Case volume for premium wine increased 9.6 percent, while total wine case volume increased 8.7 percent. Chateau Ste. Michelle and Columbia Crest, our two leading brands of premium wine, accounted for approximately 73 percent of total Wine segment revenue.

     Unit costs remained relatively stable in 1996 due to favorable harvest yields in 1995 and prior years. The Company uses grapes both harvested from its own vineyards and purchased from regional growers in its wine production. Total grape tonnage harvested and purchased in 1996 was significantly lower than in 1995. Adverse weather conditions in California and Washington state in early 1996 caused the current year harvest yields in these areas to be lower than in previous years, resulting in significantly higher prices which will affect future unit costs. Demand for premium varietal wines continues to increase. In order to mitigate the shortage of grape supply for 1997 and beyond the Company put certain premium wine shipments on allocation and has secured juice from other viticultural areas for future new product lines. Similar steps were also taken by other producers in the wine industry. In addition, the Company has entered into long-term leases for future vineyard development in California. As a result of the wine shipment allocations, the increase in case volume growth experienced by the Company in 1996 was lower than in the previous year.

     Gross profit for the Wine segment increased 26.9 percent, primarily as a result of an increase in premium wine case volume, higher selling prices and relatively stable unit costs. In order to maintain the gross margin percent level and increase profitability in the future the Company plans to maintain the product allocation process, raise prices as market conditions warrant and introduce new product lines from other grape sources.

     Selling, advertising and administrative expenses were higher in 1996. Selling and advertising expenses increased to expand the brand awareness of premium wines, primarily the Ste. Michelle brand, along with increased expenses to support higher volume levels of all premium brands.

     Administrative and other expenses were significantly higher, primarily due to salary and related expenses and higher spending in other areas. Also included in selling, advertising and administrative expenses in 1996 are costs incurred by the microbrewery operation.

     The Wine segment recorded an operating profit of $19.9 million in 1996, an increase of 47.3 percent.

  1995 COMPARED WITH 1994

     Wine segment revenue increased 22.7 percent to $109.5 million and accounted for 8.3 percent of consolidated sales. Higher case volume for premium wine accounted for the majority of the increase along with higher bulk wine sales. Case volume for premium wine increased 18.8 percent, while overall case volume for the Wine segment increased 15.2 percent.

     Unit costs increased slightly primarily due to lower harvest yields in 1994.

     Total grape tonnage harvested and purchased in 1995 was significantly higher than in 1994 and at slightly lower average costs.

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

     The Wine segment recorded an operating profit of $13.5 million in 1995.

OTHER SEGMENT

  1996 COMPARED WITH 1995

     Other segment sales increased 5.3 percent to $74.5 million and accounted for 5.3 percent of consolidated sales. Other segment revenues increased primarily due to the international operations, which includes the cigar business, partially offset by lower revenues for the entertainment business. In 1996 the Company sold its pipe business and its majority interest in a company that develops and markets equipment used in film making. Both sales resulted in losses which were provided for in prior years. Favorable results from the international and cigar operations were offset by an operating loss for the entertainment business.

     Overall, the Other segment recorded a small operating loss of $.5 million.

  1995 COMPARED WITH 1994

     Other segment sales decreased 12.2 percent to $70.7 million and accounted for 5.3 percent of consolidated sales. Other segment sales declined primarily due to lower revenues from the entertainment business. An operating loss for the entertainment business, along with higher spending associated with developing international markets and a provision recorded for the anticipated sale of the pipe business resulted in the Other segment recording an operating loss of $5.4 million in 1995.

FOOD AND DRUG ADMINISTRATION (FDA) REGULATIONS AND LITIGATION MATTERS

     On August 28, 1996, the Food and Drug Administration (FDA) published regulations asserting unprecedented jurisdiction over nicotine in tobacco as a "drug" and purports to regulate smokeless tobacco products as a "medical device." The final regulations include severe restrictions on the advertising, marketing and promotion of smokeless tobacco products and will require the Company to comply with a wide range of labeling, reporting and other requirements. The Company and other smokeless tobacco manufacturers have filed suit against the FDA seeking a judicial declaration that the FDA has no authority to regulate smokeless tobacco products. The Company is not able to predict the outcome of the suit, or assess the future effect that these FDA regulations may have on its tobacco business.

     Also, during 1996, media reports discussed proposals for a comprehensive legislative solution to resolve claims against the tobacco industry. The Company believes that any such legislation would involve significant, if not insurmountable, difficulties in reconciling the views of many competing interests. Nevertheless, the Company may be called upon to address such proposals and to that end may participate in discussions with appropriate parties. Should such circumstances arise, the Company does not contemplate making any comment as to the existence or progress of any such discussions. Until a legislative solution is finalized, the Company will not be able to assess the financial effect, if any, on its tobacco business.

FINANCIAL CONDITION

SOURCES AND USES OF CASH -- OPERATIONS

     Cash provided by operating activities, primarily earnings generated by the Tobacco segment, is the major source of funds available to the Company. Cash from operations for 1996 was $439.4 million as compared to $445.1 million in 1995 and $453.2 million in 1994.

     Net cash provided by operating activities in 1996 as compared to 1995 decreased slightly as higher earnings generated by the Tobacco segment were primarily offset by a reduction in income taxes payable.

     Significant inventories of leaf tobacco are required primarily in connection with our smokeless tobacco products. During the last three years, $216.4 million was used for the purchase of leaf tobacco and related costs. In addition, the cost of grapes harvested and purchased totaled $61.8 million over the last three years.

INVESTING ACTIVITIES

     Net cash used in investing activities was $30.5 million in 1996. Purchases of property, plant and equipment over the last three years totaled $107.7 million.

     Major areas of capital spending from 1994 through 1996 were:

     Tobacco segment

          - Manufacturing, processing and packaging equipment
          - Building additions and renovations
          - Computer equipment

     Wine segment

          - Storage capacity and processing equipment
          - Building renovations and new facilities

     Other segment

          - Building renovations
          - Equipment

     In 1997, the Company's capital program is expected to approximate $79 million, and will primarily include improvements and additions to the tobacco processing and manufacturing operations, expansion of wine processing and storage facilities and capacity expansion in the Other segment, primarily for the cigar operations.

     In 1996, the Company sold two businesses in the Other segment which resulted in cash proceeds of $6.3 million. In 1995, cash proceeds from the sale of an aircraft were $17.7 million.

FINANCING ACTIVITIES

     Other significant sources and uses of cash over the last three years have included borrowings, the issuance of common stock, stock repurchases, cash dividends and the repayment of borrowings. Over the last three years the Company had net borrowings of $210 million through a combination of its credit facilities and the issuance of commercial paper. (See Revolving Credit Agreements Note.)

     Common stock was issued upon the exercise of options granted under the Company's stock option plans. The Company receives income tax benefits upon the exercise of certain of these options. Since 1993, funds received from the exercise of options, together with these tax benefits, totaled $114.1 million.

     During 1996, the Company continued its program to repurchase shares of its common stock as authorized by the Board of Directors. During the fourth quarter of 1996, the Board of Directors approved a new stock repurchase program, authorizing the Company to repurchase up to 20 million shares of its common stock from time to time in open market or negotiated transactions to be used in connection with employee benefit and compensation plans and other corporate purposes. The new program began in December 1996 upon the completion of the prior program which began in 1994 authorizing the Company to repurchase up to 20 million shares.

     During 1996, the Company repurchased 7.4 million shares at a cost of $237.8 million. As of December 31, 1996, 19.3 million shares remained to be repurchased under the current program, which is net of put options outstanding of .3 million shares. (See Other Liabilities Note.)

     It is the Company's philosophy that its stockholders should benefit directly from increases in net earnings. Accordingly, the Company has regularly increased dividend payments as earnings have risen. During the last three years, cash dividends distributed to stockholders amounted to $755.4 million, totaling 59 percent of net earnings for the period.

LIQUIDITY AND CAPITAL RESOURCES

     Uses of cash exceeded sources of cash by $15 million. Cash generated from operating activities and net borrowings, along with the cash on hand at December 31, 1995 were used to meet the Company's requirements for seasonal purchases of leaf tobacco, capital projects, quarterly dividend payments and its stock repurchase program.

     During the fourth quarter of 1996 the Company entered into two revolving credit agreements totaling $350 million with a group of ten banks. These agreements replaced the previous $200 million Revolving Credit and Term Loan Agreement and $100 million of committed short-term lines of credit. The terms of the new agreements provide for a five-year revolving credit facility in the amount of $262.5 million and a 364-day revolving credit facility in the amount of $87.5 million. These facilities will be used primarily as support for commercial paper issuances and can also be used as direct bank financing. Of the $350 million available under its credit facility, the Company has allocated $250 million to support outstanding commercial paper at December 31, 1996. The ratio of current assets to current liabilities (current ratio) at December 31, 1996 was 1.4 to 1 and has averaged 1.8 to 1 over the last three years. The current ratio remained relatively stable in 1996 as compared to 1995 as higher short-term obligations outstanding at December 31, 1996 were partially offset by a decrease in income taxes payable and higher inventories. The Company's liquidity position is enhanced by the fact that leaf inventories are carried at costs computed under the LIFO method. The average costs of these inventories are $43.1 million more than the amount at which they are carried in the Consolidated Statement of Financial Position at December 31, 1996.

     In 1997, projected leaf tobacco purchases will approximate the amounts expended in 1996. In addition, significant levels of cash will be required for the stock repurchase program, dividend payments and capital projects.

     The Company intends to maintain appropriate facilities to ensure access to credit markets providing sufficient financial resources and operational flexibility. The percentage of total debt outstanding to stockholders' equity is
88.6 percent. In 1997, the Company intends to increase its total debt by $50 million to augment the share repurchase program. The Company anticipates that its overall cash requirements will be met by amounts generated from operating activities augmented by borrowings.

     Stockholders' equity decreased in 1996, as the effects of dividend payments and the stock repurchase program exceeded the effects of net earnings and common stock issued under the Company's stock option plans.

     The return on average stockholders' equity has increased by 89.9 percentage points to 161.2 percent over the last three years.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     The Private Securities Litigation Reform Act of 1995 ("the Act") provides a safe harbor for forward-looking information made on behalf of the Company. All statements, other than statements of historical facts, which address activities, actions or new product introductions that the Company expects or anticipates will or may occur in the future, including such things as expansion and growth of the Company's operations and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Act, the Company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company.

     Any one, or a combination, of these factors could materially affect the results of the Company's operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, legal and regulatory initiatives (including those described under Items 1 and 3 of the Company's Annual Report on Form 10-K), and conditions in the capital markets. Forward-looking statements made by the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the Company, actual results may differ from those in the forward-looking statements.

   GRAPHICAL INFORMATION INCLUDED IN EXHIBIT 13 (ITEM 7) IS DESCRIBED BELOW:
          (DOLLARS IN MILLIONS, EXCEPT SHARE AMOUNTS AND PERCENTAGES)

     The following are bar graphs:

          Consolidated Net Sales: 1994 -- $1,223, 1995 -- $1,325 and
     1996 -- $1,397

          Consolidated Gross Profit: 1994 -- $971, 1995 -- $1,063 and 1996 -- $1,124

          Pretax Margins: 1994 -- 52.4%, 1995 -- 53.2% and 1996 -- 53.3%

          Earnings Per Share: 1994 -- $1.87, 1995 -- $2.16 and 1996 -- $2.42

          Tobacco Sales: 1994 -- $1,056, 1995 -- $1,148 and 1996 -- $1,204

          Wine Sales: 1994 -- $89, 1995 -- $109 and 1996 -- $122

          Other Sales: 1994 -- $81, 1995 -- $71 and 1996 $75

          Net Cash Provided By Operating Activities: 1994 -- $453, 1995 -- $445 and 1996 -- $439

          Return On Average Stockholders' Equity: 1994 -- 94%, 1995 -- 131.2% and 1996 -- 161.2%

          Dividends Per Share: 1994 -- $1.12, 1995 $1.30 and 1996 -- $1.48

     The following bar graph illustrates the relationship between net earnings and dividends paid:

          Net Earnings: 1994 -- $388, 1995 -- $430 and 1996 -- $464

          Dividends Paid: 1994 -- $226, 1995 -- $252 and 1996 -- $277

     A pie chart illustrating the percentage of capital expenditures by segment for 1994 -- 1996:
      Tobacco 60%, Wine 35% and Other 5%.

                                                       (ITEMS 5 AND 7)

DIVIDENDS AND STOCK PRICES

CASH DIVIDENDS

     The Company increased its 1996 cash dividend by 13.8 percent to an annual rate of $1.48 per share. Since 1993, the dividend has increased 54.2 percent reflecting an average annual increase of 15.5 percent. Total cash dividends paid by the Company in 1996 were $277.3 million or 59.8 percent of net earnings. Cash dividends paid to stockholders have exceeded 50 percent of net earnings in each of the last three years.

     In December 1996, the Board of Directors approved a first quarter 1997 dividend of 40 1/2 cents per share. This equates to an indicated annual rate of $1.62, and represents an increase of 9.5 percent. The Company has paid cash dividends without interruption since 1912. Future dividends depend on many factors, including internal estimates of future performance and the Company's need for funds.

STOCK PRICES

     UST shares are traded on the New York Stock Exchange and the Pacific Stock Exchange, ticker symbol -- UST.

     The number of stockholders of record at December 31, 1996 was 11,907. The following table sets forth dividends paid per share and the high and low market prices for the year and each quarter of 1996 and 1995.

                                                                                   MARKET PRICE
                                                                                        PER
                                                                    CASH           COMMON SHARE
                                                                  DIVIDENDS       ---------------
                                                                    PAID          HIGH        LOW
                                                                  ---------       -----       ---
1st Quarter
  1996..........................................................    $ .37          $35 7/8    $31 1/2
  1995..........................................................      .32 1/2       32 3/8     27 1/2
2nd Quarter
  1996..........................................................      .37           35 3/8     30 3/8
  1995..........................................................      .32 1/2       32 5/8     28
3rd Quarter
  1996..........................................................      .37           34 3/4     29 1/4
  1995..........................................................      .32 1/2       30         26 5/8
4th Quarter
  1996..........................................................      .37           35         28 1/4
  1995..........................................................      .32 1/2       36         28 1/2
Year
  1996..........................................................     1.48           35 7/8     28 1/4
  1995..........................................................     1.30           36         26 5/8

                                                       (ITEM 8)

                                      UST

                       CONSOLIDATED STATEMENT OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31
                                                         ----------------------------------------
                                                            1996           1995           1994
                                                         ----------     ----------     ----------
NET SALES..............................................  $1,396,847     $1,325,422     $1,223,016
COSTS AND EXPENSES
  Cost of products sold................................     272,756        262,203        251,944
  Selling, advertising and administrative..............     373,201        355,450        330,344
  Interest, net........................................       6,364          3,179             92
                                                         ----------     ----------     ----------
TOTAL COSTS AND EXPENSES...............................     652,321        620,832        582,380
EARNINGS BEFORE INCOME TAXES...........................     744,526        704,590        640,636
                                                         ----------     ----------     ----------
INCOME TAXES...........................................     280,527        274,830        253,110
                                                         ----------     ----------     ----------
NET EARNINGS...........................................  $  463,999     $  429,760     $  387,526
                                                         ==========     ==========     ==========
NET EARNINGS PER SHARE
  Primary..............................................       $2.42          $2.16          $1.87
  Fully diluted........................................       $2.42          $2.15          $1.87
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
  Primary..............................................     191,894        199,246        207,504
  Fully diluted........................................     192,093        200,336        207,576

See Notes to Consolidated Financial Statements.

                                      UST

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)

                                                                              DECEMBER 31
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
ASSETS
Current assets
  Cash and cash equivalents............................................  $ 54,452     $ 69,403
  Accounts receivable..................................................    77,855       69,598
  Inventories..........................................................   271,425      256,101
  Prepaid expenses and other current assets............................    40,446       30,453
                                                                         --------     --------
          Total current assets.........................................   444,178      425,555
                                                                         --------     --------
Property, plant and equipment, net.....................................   300,885      294,806
Deferred income taxes..................................................     7,626        9,042
Other assets...........................................................    54,703       55,349
                                                                         --------     --------
          Total assets.................................................  $807,392     $784,752
                                                                         ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term obligations...............................................  $150,000     $100,000
  Accounts payable and accrued expenses................................   113,635      111,767
  Income taxes.........................................................    42,918       68,956
                                                                         --------     --------
          Total current liabilities....................................   306,553      280,723
                                                                         --------     --------
Long-term debt.........................................................   100,000      100,000
Postretirement benefits other than pensions............................    70,209       65,292
Other liabilities......................................................    48,610       45,180
                                                                         --------     --------
          Total liabilities............................................   525,372      491,195
                                                                         --------     --------
STOCKHOLDERS' EQUITY
  Capital stock........................................................   102,077      101,040
  Additional paid-in capital...........................................   414,274      373,935
  Retained earnings....................................................   388,505      203,659
                                                                         --------     --------
                                                                          904,856      678,634
  Less cost of shares in treasury......................................   622,836      385,077
                                                                         --------     --------
          Total stockholders' equity...................................   282,020      293,557
                                                                         --------     --------
          Total liabilities and stockholders' equity...................  $807,392     $784,752
                                                                         ========     ========

See Notes to Consolidated Financial Statements.

                                      UST

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31
                                                              ---------------------------------
                                                                1996        1995        1994
                                                              ---------   ---------   ---------
OPERATING ACTIVITIES
  Net earnings..............................................   $463,999    $429,760    $387,526
  Adjustments to reconcile net earnings to cash provided by
     operating activities:
     Depreciation and amortization..........................     28,318      29,119      28,169
     Deferred income taxes..................................      2,412     (12,717)     (4,257)
     Changes in operating assets and liabilities:
       Accounts receivable..................................    (11,128)     (3,434)     (1,507)
       Inventories..........................................    (18,494)    (21,134)    (22,085)
       Prepaid expenses and other assets....................     (9,576)     (4,670)      6,038
       Accounts payable, accrued expenses and other
          liabilities.......................................      9,895      15,449      47,338
       Income taxes payable.................................    (26,038)     12,759      12,000
                                                              ---------   ---------   ---------
          Net cash provided by operating activities.........    439,388     445,132     453,222
                                                              ---------   ---------   ---------
INVESTING ACTIVITIES
  Purchases of property, plant and equipment................    (44,713)    (35,280)    (27,659)
  Dispositions of property, plant and equipment.............      7,964      21,278       3,975
  Proceeds received from sales of businesses................      6,256          --       2,221
                                                              ---------   ---------   ---------
          Net cash used in investing activities.............    (30,493)    (14,002)    (21,463)
                                                              ---------   ---------   ---------
FINANCING ACTIVITIES
  Proceeds from borrowings..................................    150,000     100,000      85,000
  Repayment of borrowings...................................   (100,000)    (25,000)         --
  Proceeds from the issuance of common stock and put
     options................................................     41,215      39,726      33,190
  Dividends paid............................................   (277,302)   (252,388)   (225,715)
  Common stock repurchased..................................   (237,759)   (274,783)   (298,843)
                                                              ---------   ---------   ---------
          Net cash used in financing activities.............   (423,846)   (412,445)   (406,368)
                                                              ---------   ---------   ---------
          (Decrease) increase in cash and cash
            equivalents.....................................    (14,951)     18,685      25,391
          Cash and cash equivalents at beginning of year....     69,403      50,718      25,327
                                                              ---------   ---------   ---------
          Cash and cash equivalents at end of year..........  $  54,452   $  69,403   $  50,718
                                                              =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Income taxes...........................................   $290,024    $267,236    $232,615
     Interest...............................................      7,151       4,521       4,708

See Notes to Consolidated Financial Statements.

                                      UST

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      ADDITIONAL                               TOTAL
                                            COMMON     PAID-IN     RETAINED    TREASURY    STOCKHOLDERS'
                                            STOCK      CAPITAL     EARNINGS      STOCK        EQUITY
                                           --------   ----------   ---------   ---------   -------------
Balance at December 31, 1993.............  $106,612    $ 337,842   $ 255,222   $(236,704)    $ 462,972
Net earnings for the year................        --           --     387,526          --       387,526
Cash dividends -- $1.12 per share........        --           --    (225,715)         --      (225,715)
Exercise of stock options -- 2,001,800
  shares.................................     1,001       16,514          --          --        17,515
Income tax benefits and decrease in
  receivables from exercise of stock
  options................................        --       15,675          --          --        15,675
Common stock repurchased for treasury --
  10,648,000 shares......................        --           --          --    (298,843)     (298,843)
Retirement of treasury
  stock -- 14,881,800 shares.............    (7,441)     (26,641)   (385,859)    419,941            --
Adjustment for additional minimum pension
  liability, net of taxes................        --           --       2,539          --         2,539
                                           --------     --------    --------   ---------     ---------
Balance at December 31, 1994.............   100,172      343,390      33,713    (115,606)      361,669
Net earnings for the year................        --           --     429,760          --       429,760
Cash dividends -- $1.30 per share........        --           --    (252,388)         --      (252,388)
Exercise of stock options -- 1,935,600
  shares.................................       968       23,074          --          --        24,042
Income tax benefits and decrease in
  receivables from exercise of stock
  options................................        --       15,684          --          --        15,684
Common stock repurchased for treasury --
  8,860,000 shares.......................        --           --          --    (274,783)     (274,783)
Retirement of treasury stock -- 200,000
  shares.................................      (100)        (368)     (4,844)      5,312            --
Put option obligations, net of
  proceeds...............................        --       (7,845)         --          --        (7,845)
Adjustment for additional minimum pension
  liability, net of taxes................        --           --      (2,582)         --        (2,582)
                                           --------     --------    --------   ---------     ---------
Balance at December 31, 1995.............   101,040      373,935     203,659    (385,077)      293,557
Net earnings for the year................        --           --     463,999          --       463,999
Cash dividends -- $1.48 per share........        --           --    (277,302)         --      (277,302)
Exercise of stock options -- 2,075,500
  shares.................................     1,037       25,895          --          --        26,932
Income tax benefits net of increase in
  receivables from exercise of stock
  options................................        --       13,709          --          --        13,709
Common stock repurchased for treasury --
  7,405,800 shares.......................        --           --          --    (237,759)     (237,759)
Put option proceeds, net of
  obligations............................        --          735          --          --           735
Adjustment for additional minimum pension
  liability, net of taxes................        --           --      (1,851)         --        (1,851)
                                           --------     --------    --------   ---------     ---------
Balance at December 31, 1996.............  $102,077    $ 414,274   $ 388,505   $(622,836)    $ 282,020
                                           ========     ========    ========   =========     =========

See Notes to Consolidated Financial Statements.

                                      UST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on judgments and estimates made by management, which may differ from actual results. The consolidated financial statements include the accounts of the Company and all of its subsidiaries after the elimination of intercompany accounts and transactions. An investment in a limited partnership is accounted for by the equity method and is carried at an amount equal to the Company's equity in the underlying net assets of the limited partnership.

INVENTORIES

     Inventories are stated at lower of cost or market. The major portion of leaf tobacco costs is determined by the last-in, first-out (LIFO) method. The cost of the remaining inventories is determined by the first-in, first-out
(FIFO) and average cost methods. Leaf tobacco and wine inventories are included in current assets as a standard industry practice, notwithstanding the fact that such inventories are carried for several years for the purpose of curing and aging.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost. Depreciation is computed by the straight-line method based on the estimated useful lives of the assets which range from 5 to 40 years.

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

INCOME TAXES

     Income taxes are provided on all revenue and expense items included in the Consolidated Statement of Earnings, regardless of the period in which such items are recognized for income tax purposes, adjusted for items representing permanent differences between pretax accounting income and taxable income. Deferred income taxes result from the future tax consequences associated with temporary differences between the carrying amounts of assets and liabilities for tax and financial reporting purposes.

EARNINGS PER SHARE

     Primary earnings per share are calculated by dividing net earnings by the weighted-average number of common and common equivalent shares outstanding during the period. Common equivalent shares are shares which would be issuable upon the exercise of outstanding stock options, reduced by the number of shares which are assumed to be purchased by the Company from the resulting proceeds at the average market price during the period. For the fully diluted earnings per share calculation, shares are assumed to be purchased by the Company at the higher of the average or period-end price and may include additional dilutive options.

                                      UST

STOCK COMPENSATION

     The Company accounts for stock option grants in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under the Company's current plans, options may be granted at not less than the fair market value on the date of grant and therefore no compensation expense is recognized for the stock options granted. In 1996, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation."

IMPAIRMENT OF LONG-LIVED ASSETS

     In 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This new rule requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company determined that no impairment loss needed to be recognized for applicable assets in 1996.

CASH AND CASH EQUIVALENTS

                                                                           DECEMBER 31
                                                                       -------------------
                                                                        1996        1995
                                                                       -------     -------
    Cash.............................................................  $ 9,452     $11,013
    Commercial paper.................................................   45,000      58,390
                                                                       -------     -------
                                                                       $54,452     $69,403
                                                                       =======     =======

     Cash equivalents are all highly liquid investments generally with maturities of three months or less when acquired.

INVENTORIES

                                                                          DECEMBER 31
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
    Leaf tobacco...................................................  $136,881     $122,748
    Products in process and finished goods.........................   117,924      117,102
    Other materials and supplies...................................    16,620       16,251
                                                                      -------      -------
                                                                     $271,425     $256,101
                                                                      =======      =======

     At December 31, 1996 and 1995, $133.9 million and $122.7 million, respectively, of inventories were valued using the LIFO method. The average costs of these inventories are greater than the amounts at which these inventories are carried in the Consolidated Statement of Financial Position by $43.1 million and $42.9 million, respectively.

                                      UST

PROPERTY, PLANT AND EQUIPMENT, NET

                                                                          DECEMBER 31
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
    Land...........................................................  $ 26,570     $ 27,425
    Buildings......................................................   203,522      197,101
    Machinery and equipment........................................   284,221      267,639
                                                                      -------      -------
                                                                      514,313      492,165
    Less allowances for depreciation...............................   213,428      197,359
                                                                      -------      -------
                                                                     $300,885     $294,806
                                                                      =======      =======

OTHER ASSETS

                                                                          DECEMBER 31
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
    Prepaid pension costs..........................................   $26,512      $26,064
    Investments in unconsolidated companies........................    12,357       12,495
    Other..........................................................    15,834       16,790
                                                                      -------      -------
                                                                      $54,703      $55,349
                                                                      =======      =======

     The investments in unconsolidated companies consist principally of a limited partnership that owns and leases a cogeneration facility.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                          DECEMBER 31
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
    Trade accounts payable.........................................  $ 27,863     $ 24,861
    Employee compensation and benefits.............................    58,132       55,771
    Other accrued expenses.........................................    27,640       31,135
                                                                     --------     --------
                                                                     $113,635     $111,767
                                                                     ========     ========

REVOLVING CREDIT AGREEMENTS

     In 1996, the Company entered into two revolving credit agreements totaling $350 million with a group of ten banks which replaced the previous $200 million Revolving Credit and Term Loan Agreement which was in effect since 1994 and $100 million of committed short-term lines of credit.

     The terms of the agreements provide for a five-year revolving credit facility in the amount of $262.5 million, which expires in November 2001, and a 364-day revolving credit facility in the amount of $87.5 million, which expires in November 1997. The Company may borrow funds and elect to pay interest under the "Base Rate," "Competitive Bid" or "Eurodollar" interest rate provisions. Principal repayments are optional during the revolving credit periods. The agreements require facility fees which are not significant, as well as maintenance of certain financial ratios. There were no borrowings under these facilities in 1996.

     At December 31, 1996, the Company had $250 million outstanding under commercial paper borrowings, of which $100 million was classified as long-term debt. Commercial paper borrowings at December 31, 1996 have a weighted-average interest rate of 5.7 percent. At December 31, 1995, the Company had $100 million outstanding under its Revolving Credit and Term Loan Agreement at a weighted-average interest rate of 6.2 percent and $100 million outstanding under commercial paper borrowings at a weighted-average interest rate of 5.9 percent.

                                      UST

OTHER LIABILITIES

     Other liabilities include the noncurrent portion of the net pension liabilities at December 31, 1996 and 1995 of $39.9 million and $34.5 million, respectively. (See Employee Benefit and Compensation Plans Note.)

     In 1996 and 1995, the Company sold put options that entitle the holder to sell a specified number of shares of common stock to the Company at a predetermined price. During 1996 and the fourth quarter of 1995, put options for 975,000 and 250,000 shares were issued for $1.1 million and $.3 million in premiums, respectively, and were included in additional paid-in capital. In 1996, put options for 475,000 shares were exercised and $.5 million of put premium was transferred from additional paid-in capital to treasury stock.

     Put options for 250,000 shares were outstanding at December 31, 1996 and 1995. All options outstanding as of December 31, 1995 expired or were exercised. Put options outstanding at December 31, 1996 expire on various dates between January and March of 1997 with exercise prices ranging from $29.09 to $33.75.

     At December 31, 1996 and 1995, $8 million and $8.1 million, respectively, relating to the Company's potential put obligations are reflected as reductions to additional paid-in capital and are included in other liabilities. There was no effect on earnings per share for the periods presented as a result of these put options. (See Consolidated Statement of Changes in Stockholders' Equity.)

CAPITAL STOCK

     The Company has two classes of capital stock, preferred stock and common stock. Preferred stock carries a par value of $.10 and no shares have been issued. Common stock carries a $.50 par value. Authorized preferred stock is 10 million shares and authorized common stock is 600 million shares.

     In November 1996, the Board of Directors approved a new stock repurchase program, authorizing the Company to repurchase up to 20 million shares of its common stock from time to time in open market or negotiated transactions for use in connection with employee benefit programs and other corporate purposes.

     The new program commenced upon completion of the prior program, which provided for the repurchase of up to 20 million shares of the Company's common stock and had been in effect since June 1994. In 1996, the Company repurchased a total of 7.4 million shares of its common stock pursuant to its stock repurchase programs of which .5 million shares were repurchased under the new program. In addition, .3 million shares were subject to outstanding put options.

     Common stock issued and outstanding at December 31, 1996 and 1995 was 183,855,736 shares and 189,186,036 shares, respectively.

     Events causing changes in the issued and outstanding shares are described in the Consolidated Statement of Changes in Stockholders' Equity.

STOCK OPTIONS

     The Company maintains three stock option plans, the 1992 and 1982 Stock Option Plans and a Nonemployee Directors' Stock Option Plan. The Company accounts for stock options in accordance with APB Opinion No. 25. Under the Company's current plans, options may be granted at not less than the fair market value on the date of grant and therefore no compensation expense is recognized for the stock options granted.

                                      UST

     The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     If compensation expense for the Company's plans had been determined based on the fair value at the grant dates for awards under its plans, consistent with the method described in SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                       1996         1995
                                                                     --------     --------
    Net earnings:
      As reported..................................................  $463,999     $429,760
      Pro forma....................................................  $461,059     $429,281
    Primary earnings per share:
      As reported..................................................     $2.42        $2.16
      Pro forma....................................................     $2.40        $2.15
    Fully diluted earnings per share:
      As reported..................................................     $2.42        $2.15
      Pro forma....................................................     $2.40        $2.14

     In accordance with the provisions of SFAS No. 123, the pro forma disclosures include only the effect of stock options granted in 1995 and 1996. The application of the pro forma disclosures presented above are not representative of the effects SFAS No. 123 may have on net earnings and earnings per share in future years due to the timing of stock option grants and considering that options vest over a period of six months to three years.

     The fair value of each option grant, for pro forma disclosure purposes, was estimated on the date of grant using the modified Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                        1996          1995
                                                                     ----------    ----------
    Expected dividend yield........................................        4.4%          4.2%
    Risk-free interest rate........................................        6.6%          6.1%
    Expected volatility............................................       18.0%         17.8%
    Expected life of option........................................   6.5 years     6.5 years

     Under the 1992 Stock Option Plan, 10.4 million shares were authorized for grant and options first become exercisable, in ratable installments or otherwise, over a period of one to five years from the date of grant and may be exercised up to a maximum of ten years from the date of grant using various payment methods. Under the Nonemployee Directors' Stock Option Plan, .2 million shares were authorized for grant and options first become exercisable six months from the date of grant and may be exercisable up to a maximum of ten years from the date of grant and must be paid in full at the time of the exercise.

     At December 31, 1996, 4,503,600 shares were available for grant under the 1992 Stock Option Plan and 179,000 shares were available for grant under the Nonemployee Directors' Stock Option Plan, while no shares were available under the 1982 Stock Option Plan.

     Receivables from the exercise of options in the amount of $12.1 million in 1996, $11.3 million in 1995 and $15.3 million in 1994 have been deducted from stockholders' equity.

                                      UST

     The following table presents a summary of the Company's stock option activity and related information for the years ended December 31:

                                  1996                          1995                          1994
                      ----------------------------  ----------------------------  ----------------------------
                        NUMBER    WEIGHTED-AVERAGE    NUMBER    WEIGHTED-AVERAGE    NUMBER    WEIGHTED-AVERAGE
                          OF          EXERCISE          OF          EXERCISE          OF          EXERCISE
                       OPTIONS         PRICE         OPTIONS         PRICE         OPTIONS         PRICE
                      ----------  ----------------  ----------  ----------------  ----------  ----------------
Outstanding at
  beginning of
  year............... 16,321,700       $22.20       16,774,400       $20.33       17,073,500       $18.23
Granted..............  1,567,800        33.93        1,510,100        30.54        1,706,400        27.83
Exercised............ (2,075,500)       12.98       (1,935,600)       12.42       (2,001,800)        8.75
Forfeited............    (30,600)       29.61          (27,200)       27.68           (3,700)       26.94
Expired..............       (800)        4.23               --           --               --           --
                      ----------                    ----------                    ----------
Outstanding at end of
  year............... 15,782,600       $24.57       16,321,700       $22.20       16,774,400       $20.33
                      ==========       ======       ==========       ======       ==========       ======
Exercisable at end of
  year............... 13,020,600       $22.96       13,811,300       $20.92       14,702,300       $19.34
                      ==========       ======       ==========       ======       ==========       ======
Weighted-average fair
  value of options
  granted during the
  year...............                   $5.95                         $5.21                         $7.88
                                       ======                        ======                        ======

     The following table summarizes information about stock options outstanding at December 31, 1996:

                                          OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                            ------------------------------------------------   -----------------------------
                              NUMBER     WEIGHTED-AVERAGE   WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE
         RANGE OF               OF          REMAINING           EXERCISE           OF           EXERCISE
     EXERCISE PRICES         OPTIONS     CONTRACTUAL LIFE        PRICE          OPTIONS          PRICE
--------------------------  ----------   ----------------   ----------------   ----------   ----------------
$ 6.09-$ 7.69.............   1,388,700       1.1 years           $ 7.43         1,388,700        $ 7.43
 13.78- 18.28.............   2,683,200       3.3                  14.44         2,683,200         14.44
 24.19- 35.25.............  11,710,700       6.5                  28.92         8,948,700         27.92
                            ----------                                         ----------
$ 6.09-$35.25.............  15,782,600       5.5                 $24.57        13,020,600        $22.96
                            ==========      ==========           ======        ==========        ======

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

     The assumptions used to determine expense were:

                                                                1996       1995       1994
                                                               ------     ------     ------
    Discount rate............................................     7.5%       9.0%       7.0%
    Average rate of increase in compensation levels..........     5.0%       5.0%       5.0%
    Expected long-term rate of return on plan assets.........     9.0%      11.0%       9.0%

                                      UST

     Net periodic pension cost includes the following components (in millions):

                                                                1996       1995       1994
                                                               ------     ------     ------
    Service cost - benefits earned during period.............  $  8.6     $  6.4     $  8.2
    Interest cost on projected benefit obligation............    17.1       15.7       14.2
    Actual return on plan assets.............................   (20.2)     (53.6)       4.3
    Net amortization and deferral............................     1.4       34.5      (20.2)
                                                               ------     ------     ------
    Net periodic pension cost................................  $  6.9     $  3.0     $  6.5
                                                               ======     ======     ======

     The following table presents a reconciliation of the funded status of the plans (in millions):

                                                                  DECEMBER 31
                                    -----------------------------------------------------------------------
                                                  1996                                  1995
                                    ---------------------------------     ---------------------------------
                                    PLANS IN WHICH     PLANS IN WHICH     PLANS IN WHICH     PLANS IN WHICH
                                    ASSETS EXCEED       ACCUMULATED       ASSETS EXCEED       ACCUMULATED
                                     ACCUMULATED          BENEFITS         ACCUMULATED          BENEFITS
                                       BENEFITS        EXCEED ASSETS         BENEFITS        EXCEED ASSETS
                                    --------------     --------------     --------------     --------------
Actuarial present value of benefit
  obligations:
  Vested benefits.................     $ (150.6)           $(42.3)           $ (140.2)           $(36.3)
  Nonvested benefits..............        (15.4)             (2.9)              (15.4)             (3.2)
                                        -------            ------             -------            ------
  Accumulated benefits............       (166.0)            (45.2)             (155.6)            (39.5)
  Effect of future pay
     increases....................        (24.7)            (10.2)              (24.0)            (10.8)
                                        -------            ------             -------            ------
  Projected benefit obligation....       (190.7)            (55.4)             (179.6)            (50.3)
Plan assets at fair value.........        239.3               3.0               228.6               2.5
Unrecognized net (gain) loss......        (16.3)             18.0               (16.1)             16.1
Prior service cost not yet
  recognized in net periodic
  pension cost....................         (2.3)               .7                (2.4)               .8
Unrecognized portion of initial
  net (asset) obligation..........         (3.5)              3.0                (4.4)              3.6
Adjustment to recognize additional
  minimum liability...............           --             (12.9)                 --             (10.8)
                                        -------            ------             -------            ------
Net pension asset (liability).....     $   26.5            $(43.6)           $   26.1            $(38.1)
                                        =======            ======             =======            ======

     At December 31, 1996 and 1995, the net pension assets of $26.5 million and $26.1 million, respectively, consist of prepaid pension costs and are included in other assets. The noncurrent portion of the net pension liabilities at December 31, 1996 and 1995 are included in other liabilities.

     For pension plans in which accumulated benefits exceed assets at December 31, 1996, the Consolidated Statement of Financial Position reflects an additional minimum liability of $12.9 million: an intangible asset of $3 million included in other assets and a reduction of retained earnings of $6.5 million, which is net of deferred tax benefits of $3.4 million. At December 31, 1995, the Consolidated Statement of Financial Position included an additional minimum liability of $10.8 million: an intangible asset of $3.8 million and a reduction of retained earnings of $4.6 million, which is net of deferred tax benefits of $2.4 million.

     Plan assets include marketable equity securities, including common stock of the Company, and corporate and government debt securities. At December 31, 1996 and 1995, the fund held 1.3 million shares of the Company's common stock having a market value of $41.4 million as of December 31, 1996 and $42.7 million as of December 31, 1995. Dividends paid on shares held by the fund were $1.9 million in 1996 and $1.7 million in 1995.

                                      UST

     The discount rate used in determining the present value of benefit obligations was 7.75 percent for 1996 and 7.5 percent for 1995.

     The Company sponsors a defined contribution plan (Employees' Savings Plan) covering substantially all of its employees. The Plan requires one year of service prior to eligibility for participation. Company contributions are based upon participant contributions. The expense was $3.9 million in 1996, $3.8 million in 1995 and $3.7 million in 1994.

     The Company has an Incentive Compensation Plan which provides for incentive payments to designated employees based on stated percentages of net income as defined in the Plan. Expenses under the Plan amounted to $39 million in 1996, $36.9 million in 1995 and $33.5 million in 1994.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company and certain of its subsidiaries maintain a number of postretirement welfare benefit plans which provide certain medical and life insurance benefits to substantially all full-time employees who have attained certain age and service requirements upon retirement. The health care benefits are subject to deductibles, co-insurance and in some cases flat dollar contributions which vary by plan, age and service at retirement. All life insurance coverage is noncontributory. The postretirement welfare plans are not funded.

     The net periodic postretirement benefit cost included the following components:

                                                                1996       1995       1994
                                                               ------     ------     ------
    Service cost.............................................  $2,989     $2,318     $2,835
    Interest cost............................................   4,162      4,037      3,342
    Amortization of unrecognized gain........................    (190)      (651)      (226)
                                                               ------     ------     ------
    Net periodic postretirement benefit cost.................  $6,961     $5,704     $5,951
                                                               ======     ======     ======

     The following table sets forth the combined status of the plans at December 31:

                                                                        1996        1995
                                                                       -------     -------
    Accumulated postretirement benefit obligation:
      Retirees.......................................................  $21,236     $20,326
      Fully eligible active plan participants........................    9,735       9,372
      Other active plan participants.................................   27,045      26,804
                                                                       -------     -------
                                                                        58,016      56,502
      Unrecognized gain..............................................   12,193       8,790
                                                                       -------     -------
      Accrued postretirement benefit obligation......................  $70,209     $65,292
                                                                       =======     =======

     The discount rate used in determining the net periodic postretirement benefit cost was 7.5 percent for 1996, 9 percent for 1995 and 7 percent for 1994.

     The rate of increase in per capita costs of covered health care benefits is assumed to be 9.9 percent for 1997 and to decrease gradually to 5.3 percent by the year 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by approximately $9 million and the 1996 net periodic postretirement benefit cost by approximately $1.4 million.

     The discount rate used in determining the accumulated postretirement benefit obligation was 7.75 percent at December 31, 1996 and 7.5 percent at December 31, 1995.

                                      UST

INCOME TAXES

     The income tax provision (benefit) consisted of the following:

                                                           1996         1995         1994
                                                         --------     --------     --------
    Current:
      Federal..........................................  $245,386     $250,612     $223,407
      State and local..................................    32,729       36,935       36,960
                                                         --------     --------     --------
              Total current............................   278,115      287,547      257,367
                                                         --------     --------     --------
    Deferred:
      Federal..........................................     1,927      (13,695)      (4,257)
      State and local..................................       485          978           --
                                                         --------     --------     --------
              Total deferred...........................     2,412      (12,717)      (4,257)
                                                         --------     --------     --------
                                                         $280,527     $274,830     $253,110
                                                         ========     ========     ========

     The 1996 current federal tax provision includes a tax benefit from the sale of a subsidiary and the 1996 current state tax provision reflects the reversal of certain state tax reserves. In addition, the current tax provisions do not reflect $14.5 million, $11.7 million and $13.5 million for 1996, 1995 and 1994, respectively, of tax benefits arising from the exercise of stock options. These amounts were credited directly to additional paid-in capital.

     The deferred tax provision for 1996 and benefits for 1995 and 1994 do not reflect the respective tax effects of $1 million, $1.4 million and $(1.4) million resulting from the additional minimum pension liability adjustments required by SFAS No. 87, "Employers' Accounting for Pensions."

     Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of deferred tax assets and liabilities as of December 31 are as follows:

                                                                        1996        1995
                                                                       -------     -------
    Deferred tax assets:
      Postretirement benefits other than pensions....................  $24,573     $22,852
      Other accrued liabilities......................................   23,289      29,049
      Accrued pension liabilities....................................   14,185      12,025
      All other, net.................................................    3,867       3,298
                                                                       -------     -------
              Total deferred tax assets..............................   65,914      67,224
                                                                       -------     -------
    Deferred tax liabilities:
      Depreciation...................................................   40,487      39,613
      Investment in limited partnerships.............................    8,522       9,447
      Prepaid pension assets.........................................    9,279       9,122
                                                                       -------     -------
              Total deferred tax liabilities.........................   58,288      58,182
                                                                       -------     -------
    Net deferred tax assets..........................................  $ 7,626     $ 9,042
                                                                       =======     =======

                                      UST

     Differences between the effective tax rate and the U.S. federal statutory income tax rate are explained as follows:

                                                                     1996     1995     1994
                                                                     ----     ----     ----
    U.S. federal statutory income tax rate.........................  35.0%    35.0%    35.0%
    State and local taxes, net of federal benefit..................   2.9      3.5      3.4
    Other, net.....................................................   (.2)      .5      1.1
                                                                     ----     ----     ----
                                                                     37.7%    39.0%    39.5%
                                                                     ====     ====     ====

EXCISE TAXES

     Net sales and cost of products sold include excise taxes of $26.4 million in 1996, $25.5 million in 1995 and $25.3 million in 1994.

ADVERTISING COSTS

     The Company expenses the production costs of advertising in the period in which the costs are incurred. Advertising expenses were $66 million in 1996, $65 million in 1995 and $53.7 million in 1994. At December 31, 1996 and 1995, $6.1 million and $7.8 million, respectively, of advertising related costs were included in prepaid expenses and other current assets.

INTEREST, NET

     Interest, net, is comprised of expense associated with short-term and long-term obligations and income from cash equivalent investments.

                                                              1996       1995        1994
                                                             ------     -------     -------
    Short-term obligations.................................  $1,853     $ 1,831     $ 1,660
    Long-term obligations..................................   5,432       2,961       2,956
                                                             ------     -------     -------
                                                              7,285       4,792       4,616
                                                             ------     -------     -------
    Income from cash equivalents...........................    (921)     (1,613)     (4,524)
                                                             ------     -------     -------
                                                             $6,364     $ 3,179     $    92
                                                             ======     =======     =======

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                               FIRST     SECOND      THIRD     FOURTH       YEAR
                                             ---------  ---------  ---------  ---------  -----------
1996
Net sales..................................   $327,791   $350,542   $366,036   $352,478   $1,396,847
Gross profit...............................    264,266    283,494    296,144    280,187    1,124,091
Net earnings...............................    106,796    119,077    123,657    114,469      463,999
Primary earnings per share.................       $.55       $.62       $.65       $.61        $2.42

1995
Net sales..................................   $306,097   $340,181   $334,268   $344,876   $1,325,422
Gross profit...............................    249,491    272,889    267,366    273,473    1,063,219
Net earnings...............................     99,233    109,870    109,955    110,702      429,760
Primary earnings per share.................       $.49       $.55       $.55       $.56        $2.16

                                      UST

INDUSTRY SEGMENT DATA

     The Company's industry segments are Tobacco, Wine and Other. In 1996, the Company reclassified its cigar operation from the Tobacco segment to the Other segment since it is part of the Company's international operations which are included in the Other segment. All prior period amounts have been reclassified to conform to the 1996 presentation.

     The Company operates predominantly in the tobacco industry as a producer and marketer of moist smokeless tobacco products. The Company also produces and markets premium wines and has a presence in the entertainment industry which is in the Other segment. Tobacco segment sales are principally to a large number of wholesalers and chain stores which are widely dispersed. In 1996, sales to one wholesale customer accounted for approximately 22 percent of Tobacco segment sales.

     The Company operates primarily in the United States; foreign operations and export sales are not significant. Intersegment sales are accounted for at cost.

     Operating profit is total revenue less operating expenses excluding corporate expenses and interest, net. Identifiable assets by segment include both assets directly identified with those operations and an allocable share of jointly used assets. Corporate assets consist primarily of cash and cash equivalents, other long-term investments and an allocation of property, plant and equipment, net, associated with nonsegment activities. In 1995, capital expenditures for each segment were netted with their allocable share of a sale of a corporate aircraft of $17.7 million along with other dispositions. Gross capital expenditures in 1995 were $22.2 million for the Tobacco segment, $11.1 million for the Wine segment, $1.8 million for the Other segment and $.2 million for Corporate. Consolidated Industry Segment Data appears on page 31.

OTHER MATTERS

     The Company and/or its subsidiary, United States Tobacco Company (hereafter "the Company") has been named in certain health care cost reimbursement/class action litigation against the major domestic cigarette companies and others seeking damages and other relief. The complaints in these cases on their face predominantly relate to the usage of cigarettes; within that context, certain complaints contain a few allegations relating specifically to smokeless tobacco products. These actions are in varying stages of pretrial activities.

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

     The Company has been named in three actions brought by individual plaintiffs, all of whom are represented by the same Louisiana attorney, against a number of smokeless tobacco manufacturers, cigarette manufacturers and certain other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of tobacco usage, including smokeless tobacco products.

                                      UST

     On January 27, 1997, the Company was named in an action brought by an individual plaintiff and purports to state a class action on behalf of residents of Louisiana who have purchased and used smokeless tobacco manufactured by defendants. This action seeks unspecified compensatory damages, costs of medical monitoring and other general, special and equitable relief. This action is brought against the Company and certain other organizations by various plaintiffs' counsel, including counsel who initiated a similar action on behalf of Kansas residents which ultimately was dismissed by court order in 1995.

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

     On August 28, 1996, the Food and Drug Administration (FDA) published regulations asserting unprecedented jurisdiction over nicotine in tobacco as a "drug" and purports to regulate smokeless tobacco products as a "medical device." The final regulations include severe restrictions on the advertising, marketing and promotion of smokeless tobacco products and will require the Company to comply with a wide range of labeling, reporting and other requirements. The Company and other smokeless tobacco manufacturers have filed suit against the FDA seeking a judicial declaration that the FDA has no authority to regulate smokeless tobacco products. The Company is not able to predict the outcome of the suit, or assess the future effect that these FDA regulations may have on its tobacco business.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Directors and Stockholders UST Inc.

     We have audited the accompanying consolidated statement of financial position of UST Inc. as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UST Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Stamford, Connecticut
February 7, 1997