Form 10-K405, Exhibit 13
period 1997-12-31
UST INC
filed 1998-03-13
CIK 811669

                                                                   EXHIBIT 13
                                                                 (ITEMS 1 AND 8)

                                      UST
                       CONSOLIDATED INDUSTRY SEGMENT DATA
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31
                                                         --------------------------------------
                                                            1997          1996          1995
                                                         ----------    ----------    ----------
NET SALES TO UNAFFILIATED CUSTOMERS
  Tobacco
     Smokeless tobacco.................................  $1,180,535    $1,170,014    $1,119,828
     Other tobacco products............................       7,588         8,413         8,792
                                                         ----------    ----------    ----------
                                                          1,188,123     1,178,427     1,128,620
  Wine.................................................     145,048       122,458       109,453
  Other................................................      72,534        74,508        70,742
  Elimination of intersegment sales....................      (3,987)       (3,688)       (3,019)
                                                         ----------    ----------    ----------
          NET SALES....................................  $1,401,718    $1,371,705    $1,305,796
                                                         ==========    ==========    ==========

OPERATING PROFIT (LOSS)
  Tobacco..............................................    $712,204      $751,115      $720,965
  Wine.................................................      29,178        19,875        13,493
  Other................................................      (5,680)         (500)       (5,384)
                                                         ----------    ----------    ----------
          OPERATING PROFIT.............................     735,702       770,490       729,074
  Corporate expenses...................................     (24,394)      (19,600)      (21,305)
  Interest, net........................................      (7,451)       (6,364)       (3,179)
                                                         ----------    ----------    ----------
          EARNINGS BEFORE INCOME TAXES.................    $703,857      $744,526      $704,590
                                                         ==========    ==========    ==========

IDENTIFIABLE ASSETS AT DECEMBER 31
  Tobacco..............................................    $457,559      $453,228      $431,424
  Wine.................................................     220,881       186,611       176,565
  Other................................................     110,609        93,875        88,847
  Corporate............................................      37,665        73,678        87,916
                                                         ----------    ----------    ----------
                                                           $826,714      $807,392      $784,752
                                                         ==========    ==========    ==========

CAPITAL EXPENDITURES (DISPOSITIONS), NET
  Tobacco..............................................     $28,627       $22,606       $ 2,266
  Wine.................................................      19,478        11,551        10,762
  Other................................................       7,134         3,037         2,447
  Corporate............................................         511          (445)       (1,473)
                                                         ----------    ----------    ----------
                                                            $55,750       $36,749       $14,002
                                                         ==========    ==========    ==========

DEPRECIATION
  Tobacco..............................................     $17,128       $16,746       $17,642
  Wine.................................................      10,465         8,949         7,693
  Other................................................       2,096         1,911         2,386
  Corporate............................................         447           537           633
                                                         ----------    ----------    ----------
                                                            $30,136       $28,143       $28,354
                                                         ==========    ==========    ==========

See Notes to Consolidated Financial Statements.

                                                       (ITEM 6)

                                      UST

                CONSOLIDATED SELECTED FINANCIAL DATA -- 11 YEARS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       1997         1996         1995         1994         1993         1992
                                                    ----------   ----------   ----------   ----------   ----------   ----------
SUMMARY OF OPERATIONS for the year ended December
  31
Net sales.........................................  $1,401,718   $1,371,705   $1,305,796   $1,203,951   $1,097,533   $1,032,172
Cost of products sold (includes excise taxes).....     291,942      272,756      262,203      251,944      246,445      256,796
Selling, advertising and administrative
  expenses........................................     398,468      348,059      335,824      311,279      286,336      274,613
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Operating income..................................     711,308      750,890      707,769      640,728      564,752      500,763
Other expense (income):
  Interest expense (income), net..................       7,451        6,364        3,179           92       (2,004)      (1,866)
  Gain on disposal of product line................          --           --           --           --      (35,029)          --
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Earnings before income taxes and cumulative effect
  of accounting changes...........................     703,857      744,526      704,590      640,636      601,785      502,629
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Income taxes......................................     264,719      280,527      274,830      253,110      232,893      190,071
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Earnings before cumulative effect of accounting
  changes.........................................     439,138      463,999      429,760      387,526      368,892      312,558
Cumulative effect of accounting changes (net of
  income tax benefit).............................          --           --           --           --       19,846           --
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Net earnings......................................  $  439,138   $  463,999   $  429,760   $  387,526   $  349,046   $  312,558
                                                    ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA
Basic earnings per share before cumulative effect
  of accounting changes...........................       $2.39        $2.48        $2.21        $1.92        $1.77        $1.49
Basic earnings per share..........................        2.39         2.48         2.21         1.92         1.67         1.49
Diluted earnings per share before cumulative
  effect of accounting changes....................        2.37         2.44         2.17         1.88         1.73         1.43
Diluted earnings per share........................        2.37         2.44         2.17         1.88         1.64         1.43
Dividends per share...............................        1.62         1.48         1.30         1.12          .96          .80
Market price per share:
  High............................................    36 15/16       35 7/8           36       31 1/2       32 3/4       35 3/8
  Low.............................................      25 1/2       28 1/4       26 5/8       23 5/8       24 3/8       25 3/8
FINANCIAL CONDITION AT DECEMBER 31
Current assets....................................    $441,844     $450,570     $425,555     $381,937     $334,996     $330,208
Current liabilities...............................     166,519      306,553      280,723      160,755      106,642       81,208
Working capital...................................     275,325      144,017      144,832      221,182      228,354      249,000
Ratio of current assets to current liabilities....       2.7:1        1.5:1        1.5:1        2.4:1        3.1:1        4.1:1
Total assets......................................     826,714      807,392      784,752      741,236      706,195      673,965
Long-term debt....................................     100,000      100,000      100,000      125,000       40,000           --
Total debt........................................     110,000      250,000      200,000      125,000       40,000           --
Stockholders' equity..............................     437,931      282,020      293,557      361,669      462,972      516,606
OTHER DATA
Stock repurchased.................................    $ 45,719     $237,759     $274,783     $298,843     $236,704     $212,581
Dividends paid on shares..........................    $298,059     $277,302     $252,388     $225,715     $199,725     $167,951
Dividends paid as a percentage of net earnings....       67.9%        59.8%        58.7%        58.2%        57.2%        53.7%
Return on net sales...............................       31.3%        33.8%        32.9%        32.2%        31.8%        30.3%
Return on average assets..........................       53.7%        58.3%        56.3%        53.5%        50.6%        47.0%
Return on average stockholders' equity............      122.0%       161.2%       131.2%        94.0%        71.3%        62.5%
Percentage of long-term debt to stockholders'
  equity..........................................       22.8%        35.5%        34.1%        34.6%         8.6%           --
Percentage of total debt to stockholders'
  equity..........................................       25.1%        88.6%        68.1%        34.6%         8.6%           --
Average number of shares (in
  thousands) -- basic.............................     183,931      187,386      194,374      201,995      208,469      209,803
Average number of shares (in
  thousands) -- diluted...........................     185,602      190,067      197,613      205,699      213,412      218,674

---------------

See Management's Discussion and Analysis.
Net sales and selling, advertising and administrative expenses have been reclassified to conform to the 1997 presentation.
All share data have been adjusted to reflect the two-for-one stock splits distributed on January 27, 1992, 1989 and 1987.

                                      UST

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         1991       1990       1989       1988       1987
                                                       --------   --------   --------   --------   --------
SUMMARY OF OPERATIONS for the year ended December 31
Net sales............................................  $898,436   $756,435   $673,852   $611,878   $570,816
Cost of products sold (includes excise taxes)........   227,546    191,824    185,464    174,560    168,942
Selling, advertising and administrative expenses.....   247,085    215,621    189,963    177,103    164,475
                                                       --------   --------   --------   --------   --------
Operating income.....................................   423,805    348,990    298,425    260,215    237,399
Other expense (income):
  Interest expense (income), net.....................    (2,279)    (3,203)    (3,190)    (1,068)     2,768
  Gain on disposal of product line...................        --         --         --         --         --
                                                       --------   --------   --------   --------   --------
Earnings before income taxes and cumulative effect of
  accounting changes.................................   426,084    352,193    301,615    261,283    234,631
                                                       --------   --------   --------   --------   --------
Income taxes.........................................   160,179    128,918    111,128     99,133    103,760
                                                       --------   --------   --------   --------   --------
Earnings before cumulative effect of accounting
  changes............................................   265,905    223,275    190,487    162,150    130,871
Cumulative effect of accounting changes (net of
  income tax benefit)................................        --         --         --         --         --
                                                       --------   --------   --------   --------   --------
Net earnings.........................................  $265,905   $223,275   $190,487   $162,150   $130,871
                                                       ========   ========   ========   ========   ========
PER SHARE DATA
Basic earnings per share before cumulative effect of
  accounting changes.................................     $1.26      $1.04       $.87       $.74       $.59
Basic earnings per share.............................      1.26       1.04        .87        .74        .59
Diluted earnings per share before cumulative effect
  of accounting changes..............................      1.20        .99        .83        .71        .57
Diluted earnings per share...........................      1.20        .99        .83        .71        .57
Dividends per share..................................       .66        .55        .46        .37        .30
Market price per share:
  High...............................................    33 7/8     18 1/4     15 3/8     10 1/2          8
  Low................................................    16 3/8     12 3/8      9 5/8          6      4 7/8
FINANCIAL CONDITION at December 31
Current assets.......................................  $305,430   $265,854   $275,954   $291,006   $260,530
Current liabilities..................................    95,455     68,660     66,643     69,935     63,242
Working capital......................................   209,975    197,194    209,311    221,071    197,288
Ratio of current assets to current liabilities.......     3.2:1      3.9:1      4.1:1      4.2:1      4.1:1
Total assets.........................................   656,513    622,595    630,155    597,955    548,951
Long-term debt.......................................        --      3,060      6,789     21,828     37,131
Total debt...........................................     1,250      4,849     14,469     30,763     48,292
Stockholders' equity.................................   482,875    473,873    482,254    453,253    401,113
OTHER DATA
Stock repurchased....................................  $184,424   $151,259   $ 97,517   $ 67,356   $ 50,865
Dividends paid on shares.............................  $139,670   $118,295   $101,197   $ 81,672   $ 66,789
Dividends paid as a percentage of net earnings.......     52.5%      53.0%      53.1%      50.4%      51.0%
Return on net sales..................................     29.6%      29.5%      28.3%      26.5%      22.9%
Return on average assets.............................     41.6%      35.6%      31.0%      28.3%      24.4%
Return on average stockholders' equity...............     55.6%      46.7%      40.7%      38.0%      33.9%
Percentage of long-term debt to stockholders'
  equity.............................................        --        .6%       1.4%       4.8%       9.3%
Percentage of total debt to stockholders' equity.....       .3%       1.0%       3.0%       6.8%      12.0%
Average number of shares (in thousands) -- basic.....   211,603    215,156    219,820    220,550    222,492
Average number of shares (in thousands) -- diluted...   221,458    224,522    230,164    228,579    230,224

                                                       (ITEM 7)

                                      UST

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

COMPARATIVE INFORMATION

     The comparison of results for the three years presented was affected by a number of factors. In some cases, previously reported information was restated, as appropriate, either in this annual report, or in the quarterly filings with the Securities and Exchange Commission. The following factors are reflected in the analysis of Results of Operations and Financial Condition.

     Due to the shipping pattern of the Tobacco segment, there was an additional shipping day that occurred in the third quarter of 1996 which affected both the unit volume and financial result comparisons for the last three years.

     In 1997, as a result of the implementation of a number of marketing and sales initiatives in the Tobacco segment, returned goods for moist smokeless tobacco increased significantly. Accordingly, returned goods have been deducted from reported unit volume, and expenses for returned goods have been reclassified as a reduction to net sales from selling, advertising and administrative expense. This reclassification had no effect on net earnings or earnings per share amounts. All prior period amounts have been reclassified to conform to the 1997 presentation.

     Also, at December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which required the restatement of all earnings per share amounts prior to 1997. (See Summary of Significant Accounting Policies and Earnings Per Share Notes.)

RESULTS OF OPERATIONS

CONSOLIDATED RESULTS

  1997 COMPARED WITH 1996

     Consolidated net sales rose 2 percent to $1.402 billion while net earnings decreased 5 percent to $439.1 million and diluted earnings per share declined 3 percent to $2.37.

     Over the last three years, net sales have increased 16.4 percent at an average annual rate of 5.2 percent; net earnings have increased 13.3 percent at an average annual rate of 4.5 percent; and diluted earnings per share have increased 26.1 percent at an average annual rate of 8.3 percent.

     Results for the Tobacco segment were lower due to one less shipping day in 1997, along with higher spending for marketing and sales initiatives to address competition, increased expenses relating to legal and regulatory issues and a charge relating to recording the present value of an employment contract for a former executive officer.

     Wine segment results were substantially higher due to increased case volume and higher selling prices for premium varietal wines. Results for the Other segment were lower primarily due to international market development costs.

     The gross margin percentage decreased to 79.2 percent, or 0.9 percentage points, as a result of the competitive initiatives undertaken in the Tobacco segment, along with higher case volume for the Wine segment which has lower margins than the Tobacco segment.

     Corporate expenses increased primarily due to the recording of another employment contract for a former executive officer.

     Interest expense increased due to higher average levels of debt outstanding during the year.

     Pretax margins declined to 50.2 percent on earnings before income taxes of $703.9 million. Over the last three years, pretax margins have averaged 52.8 percent while earnings before income taxes have increased 9.9 percent at an average annual rate of 3.4 percent.

     The effective tax rate remained stable from year to year. However, the rate for the fourth quarter of 1997 was higher than the similar period of the prior year as a result of tax benefits recognized from the sale of a business in the Other segment in the fourth quarter of 1996.

     Future net earnings and earnings per share growth may be impacted by proposed federal legislation, if enacted into law, relating to the tobacco industry, (See Contingencies Note), the Company's ability to continue to address the competitive pressures affecting the Tobacco segment and continued growth in other businesses.

  1996 COMPARED WITH 1995

     Consolidated net sales rose 5 percent to $1.372 billion, net earnings increased 8 percent to $464 million, and diluted earnings per share increased
12.4 percent to $2.44.

     The Tobacco segment posted an overall gain due to higher selling prices and higher unit volume for moist smokeless tobacco due to an additional shipping day, moderated by increases in spending for marketing and sales.

     Results for the Wine segment rose significantly due to higher case volume and higher selling prices for premium varietal wines. The Other segment recorded a small loss for the year.

     Corporate expenses were lower as higher salaries and related costs were offset by the absence of provisions recorded for non-strategic assets in 1995.

     Interest expense increased significantly as a result of higher average levels of debt outstanding during the year.

     Pretax margins remained stable at 54.3 percent on earnings before income taxes of $744.5 million.

     The overall effective tax rate decreased in 1996 as a result of tax benefits recognized on the sale of a business in the Other segment and the reversal of certain state tax reserves, both of which occurred in the fourth quarter.

TOBACCO SEGMENT

  1997 COMPARED WITH 1996

     The comparison of results for the Tobacco segment was affected by an additional shipping day in 1996 and the increase of returned goods in 1997. Due to increasing competition in the moist smokeless tobacco market, several initiatives were implemented during the year which increased expenses. Accordingly, Tobacco segment results were lower for the year as higher selling prices were more than offset by slightly lower unit volume for moist smokeless tobacco and higher spending.

     During the year, the Company introduced three new brands and offered new promotions to stimulate unit volume growth. In an effort to re-energize the premium-priced core market, the Company launched Copenhagen Long Cut, a line extension of Copenhagen, at the end of the first quarter of 1997. This introduction resulted in an overall increase in unit volume for the Copenhagen brand. Later in the year, the Company introduced Red Seal, its entry into the price/value category, in selected markets where price/value brands have shown their greatest strength. In the fourth quarter, Rooster, a new premium-priced brand offered in a larger can containing more tobacco, was test marketed in the four states with the highest concentration of competitive premium-priced products.

     For the first time, the Company offered promotion-priced four-packs of its two largest selling brands, Skoal and Copenhagen, one each in the third and fourth quarters.

     During the second half of the year, the Company also implemented a program to enhance product freshness by accelerating the rotation of moist smokeless tobacco products at retail.

     Domestic unit volume for moist smokeless tobacco products decreased 1.5 percent in 1997 to 623.8 million cans, as compared with 1996 which contained an additional shipping day. As a result of the aforementioned initiatives, on an equivalent shipping day basis, unit volume stabilized, reversing a downward trend that began in the fourth quarter of 1996. However, the initiatives also resulted in a significant increase in returned goods. The increase in returned goods, along with the promotion-priced units and the new price/value brand, slightly reduced gross margins for the Tobacco segment.

     Unit volume results for the fourth quarter remained stable rising 0.2 percent to 154.8 million cans, compared with the similar 1996 period. The Skoal promotion-priced four-pack, which ran during the third quarter, disrupted wholesaler regular stock orders in the fourth quarter of 1997. This, coupled with increased returned goods, adversely affected the fourth quarter reported unit volume results.

     Selling and advertising expenses for the year increased in support of the new brand introductions, promotions and other targeted consumer initiatives, as well as increased market research.

     Administrative expenses were also significantly higher due to costs associated with legal and regulatory issues, and a charge resulting from an employment contract with a former executive officer.

     Accordingly, operating profit for the Tobacco segment decreased 5.2 percent to $712.2 million for 1997.

     The Company will continue to implement current and new competitive marketing and sales initiatives. The Company believes that competitive pressures in the marketplace and proposed federal legislation, if enacted into law, relating to the tobacco industry may continue to impact unit volume and operating results for the Tobacco segment in the future.

  1996 COMPARED WITH 1995

     The comparison of results for the Tobacco segment was affected by an additional shipping day in 1996. Overall, Tobacco segment results were higher for the year due to higher selling prices and slightly higher unit volume for moist smokeless tobacco, moderated by increases in spending for marketing and sales.

     Domestic unit volume for moist smokeless tobacco products increased 1.5 percent in 1996 to 633.5 million cans, net of returned goods. Unit volume results for 1996 included the effects of an additional shipping day. On an equivalent shipping day basis, unit volume for the year approximated the 1995 level.

     Selling expenses increased primarily due to the promotion and support of new moist smokeless tobacco brands introduced in the fourth quarter of 1996 and 1995, as well as traditional brands. Advertising costs increased moderately as higher print and billboard advertising was partially offset by lower expenses related to promotional activities. Administrative expenses remained stable.

     Operating profit increased 4.2 percent to $751.1 million.

WINE SEGMENT

  1997 COMPARED WITH 1996

     Wine segment revenue increased 18.4 percent to $145 million and accounted for 10.3 percent of consolidated sales. Higher premium wine case volume and selling prices were the primary reasons for the increase. Also contributing to the overall sales gain were higher revenues from the microbrewery operation and higher bulk wine sales. Case volume for premium wine increased 9.6 percent, while total wine case volume increased 6.8 percent. Chateau Ste. Michelle and Columbia Crest, the Company's two leading brands of premium wine, accounted for approximately 70 percent of total Wine segment revenue.

     Unit costs increased slightly in 1997 as a result of higher average costs associated with lower harvest yields experienced in 1996.

     However, gross profit for the Wine segment increased 25.2 percent, as the low harvest yields and increased demand for premium varietal wines caused a grape shortage in the wine industry in 1997, allowing the Company to raise prices.

     The Company uses grapes both harvested from its own vineyards and purchased from regional growers in its wine production. Total grape tonnage harvested and purchased in 1997 was significantly higher than in 1996 but at relatively stable average costs. Because of the fluctuation in grape harvest yields from year to year, the Company in 1998 will continue to experience shortages of Washington state grapes for certain of its premium varietal wines and will continue to place them on allocation. In addition, the Company anticipates an increase in California grape production and is taking steps to secure a supply for use in its California labels.

     Selling, advertising and administrative expenses were higher in 1997. Selling expenses were stable as compared with 1996. Advertising expenses were significantly higher in promoting the brand awareness of premium wines, primarily Columbia Crest. Administrative and other expenses were significantly higher, primarily due to salary and related expenses and higher spending in other areas.

     The Wine segment recorded an operating profit of $29.2 million in 1997, an increase of 46.8 percent.

     The Company believes that the low harvest yields in Washington state in 1996 will continue to affect 1998 results for certain red varieties. Also, an increase in the supply of competitively priced products from California and imports will require the Company to generally maintain pricing at current levels. In order to maintain gross margins and increase profitability, the Company will continue to focus on higher margin products and will increase prices only on select brands. Accordingly, the growth rate of the Wine segment may be lower in 1998 than experienced in prior years.

  1996 COMPARED WITH 1995

     Wine segment revenue increased 11.9 percent to $122.5 million and accounted for 8.9 percent of consolidated sales. Higher case volume along with higher selling prices for premium wine accounted for the increase, partially offset by lower bulk wine sales. Also contributing to the overall sales gain were revenues resulting from the acquisition of a small microbrewery in late 1995. Case volume for premium wine increased 9.6 percent, while total wine case volume increased
8.7 percent. Chateau Ste. Michelle and Columbia Crest, the Company's two leading brands of premium wine, accounted for approximately 73 percent of total Wine segment revenue.

     Unit costs remained relatively stable in 1996 due to favorable harvest yields in 1995 and prior years. Total grape tonnage harvested and purchased in 1996 was significantly lower than in 1995 and at significantly higher costs which will affect future unit costs.

     Gross profit for the Wine segment increased 26.9 percent primarily as a result of an increase in premium wine case volume, higher selling prices and relatively stable unit costs.

     Selling, advertising and administrative expenses were higher in 1996. Selling and advertising expenses increased to expand the brand awareness of premium wines, primarily Chateau Ste. Michelle, along with increased expenses to support higher volume levels of all premium brands.

     Administrative and other expenses were significantly higher primarily due to salary and related expenses and higher spending in other areas. Also included in selling, advertising and administrative expenses in 1996 are costs incurred by the microbrewery operation.

     The Wine segment recorded an operating profit of $19.9 million in 1996.

OTHER SEGMENT

  1997 COMPARED WITH 1996

     Other segment sales decreased 2.6 percent to $72.5 million and accounted for 5.2 percent of consolidated sales. Increased revenues for the cigar operations were more than offset by the absence of revenues from businesses sold in 1996. In 1997, the Company incurred a $24.1 million write-down of production costs and prepaid royalties for its entertainment business, which it will divest in 1998. This charge was offset by a $25.7 million prepayment of royalties received in connection with a previous divestiture. Favorable results from the cigar operations were more than offset by higher expenditures associated with developing international markets, while results for other businesses were mixed. Overall, the Other segment recorded an operating loss of $5.7 million.

  1996 COMPARED WITH 1995

     Other segment sales increased 5.3 percent to $74.5 million and accounted for 5.4 percent of consolidated sales. Other segment revenues increased primarily due to the cigar and international operations, partially offset by lower revenues for the entertainment business.

     Favorable results from the cigar and international operations were offset by an operating loss for the entertainment business.

     Overall, the Other segment recorded a small operating loss of $0.5 million.

FINANCIAL CONDITION

SOURCES AND USES OF CASH -- OPERATIONS

     Cash provided by operating activities, primarily earnings generated by the Tobacco segment, is the major source of funds available to the Company. Cash provided by operating activities for 1997 was $412.6 million as compared to $439.4 million in 1996 and $445.1 million in 1995.

     Net cash provided by operating activities in 1997 as compared to 1996 decreased slightly due to lower earnings generated by the Tobacco segment and an increase in inventories. These factors were partially offset by higher earnings generated by the Wine segment.

     Significant inventories of leaf tobacco are required in connection with the Company's smokeless tobacco products and cigars. During the last three years, $213.1 million was used for the purchase of leaf tobacco and related costs for smokeless tobacco. In addition, the cost of grapes harvested and purchased totaled $78.1 million over the last three years.

INVESTING ACTIVITIES

     Net cash used in investing activities was $30 million in 1997. Purchases of property, plant and equipment over the last three years totaled $138.2 million.

     Major areas of capital spending from 1995 through 1997 were:

     Tobacco segment

          - Manufacturing, processing and packaging equipment
          - Building additions and renovations
          - Computer equipment and software

     Wine segment

          - Storage capacity and processing equipment
          - Vineyard expansion and irrigation
          - Building renovations

     Other segment

          - Cigar distribution facility and manufacturing capacity expansion
          - Equipment

     In 1998, the Company's capital program is expected to approximate $72 million and will primarily include additions and improvements to the tobacco processing and manufacturing operations, expansion of wine storage facilities and equipment capacity expansion for the cigar operations in the Other segment.

     In 1997, the Company received $25.7 million resulting from a prepayment of royalties in connection with a previous divestiture. In 1996, the Company sold two businesses in the Other segment which resulted in cash proceeds of $6.3 million and in 1995, cash proceeds from the sale of a corporate aircraft were $17.7 million.

FINANCING ACTIVITIES

     Other significant sources and uses of cash over the last three years have included borrowings, the issuance of common stock, cash dividends, stock repurchases and the repayment of borrowings.

     Common stock was issued upon the exercise of options granted under the Company's stock option plans. The Company receives income tax benefits upon the exercise of certain of these options. Since 1994, funds received primarily from the exercise of options, together with these tax benefits, totaled $134.6 million.

     It is the Company's philosophy that its stockholders should benefit directly from the financial strength of its operations. Accordingly, the Company has increased dividend payments as earnings have risen. The Company increased its 1997 cash dividend by 9.5 percent to an annual rate of $1.62 per share. Since 1994, the dividend has increased 44.6 percent reflecting an average annual increase of 13.1 percent. Total cash dividends paid by the Company in 1997 were $298.1 million or 67.9 percent of net earnings. Cash dividends paid to stockholders have exceeded 50 percent of net earnings in each of the last three years. The Company has paid cash dividends without interruption since 1912. Future dividends depend on many factors, including internal estimates of future performance and the Company's need for funds. During the last three years, cash dividends distributed to stockholders amounted to $827.7 million, totaling 62.1 percent of net earnings for the period.

     During the first half of 1997, the Company continued its program to repurchase shares of its common stock as authorized by the Board of Directors. The current program began in 1996 upon the completion of the prior program, and authorizes the Company to repurchase up to 20 million shares of its common stock from time to time in open market or negotiated transactions to be used in connection with employee benefit and compensation plans and other corporate purposes. In the first six months of 1997, the Company repurchased 1.5 million shares at a cost of $45.7 million. As of December 31, 1997, 18 million shares remained to be repurchased under the current program. The Company has suspended its stock repurchase program and has not increased the quarterly dividend rate in view of the proposed resolution of regulatory and litigation issues affecting the tobacco industry and the financial obligations expected to be imposed on the Company. If, and when, federal legislation is enacted, the Company will reassess its share repurchase and dividend programs.

     As a result of the suspension of the stock repurchase program at mid-year, the Company used excess cash to repay borrowings. Over the last three years the Company had net repayments on borrowings of $15 million.

LIQUIDITY AND CAPITAL RESOURCES

     Uses of cash exceeded sources of cash by $47.5 million. Cash generated from operating activities and proceeds received from the prepayment of royalties, along with cash on hand at December 31, 1996 were used to meet the Company's cash requirements. These requirements were for raw material inventory, primarily seasonal purchases of leaf tobacco for moist smokeless tobacco and cigars, as well as grapes harvested and purchased for the wine operations, quarterly dividend payments, capital projects and the stock repurchase program.

     The Company currently maintains two revolving credit agreements totaling $350 million with a group of banks. The terms of these agreements provide for a five-year revolving credit facility in the amount of $262.5 million and a 364-day revolving credit facility in the amount of $87.5 million. These facilities will be used primarily as support for commercial paper issuances and can also be used as direct bank financing. Of the $350 million available under its credit facilities, the Company has allocated $110 million to support outstanding commercial paper at December 31, 1997.

     The ratio of current assets to current liabilities (current ratio) at December 31,1997 was 2.7 to 1 and has averaged 1.9 to 1 over the last three years. The current ratio increased in 1997 as compared to 1996 due to higher inventories and lower short-term borrowings. The Company's liquidity position is enhanced by the fact that leaf inventories are carried at costs computed under the LIFO method. The average costs of these inventories are $47.4 million more than the amount at which they are carried in the Consolidated Statement of Financial Position at December 31, 1997.

     In 1998, projected leaf tobacco purchases will approximate the amounts expended in 1997. In addition, significant levels of cash will be required for dividend payments and capital projects.

     The Company intends to maintain appropriate facilities to ensure access to credit markets providing sufficient financial resources and operational flexibility. The Company is also analyzing its current capital structure to determine the appropriate level of debt financing. The Company may be required to seek additional borrowing capacity if federal legislation relating to the tobacco industry is enacted, and for other corporate purposes.

     The percentage of total debt outstanding to stockholders' equity was 25.1 percent at December 31, 1997, versus 88.6 percent at December 31, 1996. This decrease was due to the significant paydown of short-term borrowings as a result of the suspension of the stock repurchase program.

     The Company anticipates that its operating cash requirements will be met by amounts generated from operating activities augmented by borrowings.

     Stockholders' equity increased in 1997, as net earnings and common stock issued under the Company's stock option plans were partially offset by the effects of dividend payments and the stock repurchase program.

     At December 31, 1997, the return on average stockholders' equity declined to 122 percent from 161.2 percent at December 31, 1996, as a result of the increase in stockholders' equity for the year. In 1996 and 1995 this same return was higher due to the level of stock repurchases in those years.

YEAR 2000 ISSUE

     The year 2000 issue relates to computer system programs which may not properly recognize the change in date years from 1999 to 2000. As a result of this time sensitivity of existing software, any business entity is at risk for possible system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     Based on a risk assessment, the Company is currently modifying or replacing significant portions of its software so that its computer systems will function properly with respect to the year 2000 date recognition. The Company presently believes that with modifications to existing software and conversions to new software, the year 2000 issue will not pose a significant operational problem. However, if such modifications and conversions are not made, or not completed timely, the year 2000 issue could have a material impact on the operations of the Company.

     The Company is utilizing both internal and external resources to reprogram, or replace, and test software for year 2000 modifications. The Company anticipates completing the year 2000 project no later than June 30, 1999. The total cost of the year 2000 project is not material to the financial results of the Company and software and related costs will be capitalized where appropriate.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     The Private Securities Litigation Reform Act of 1995 ("the Act") provides a safe harbor for forward-looking information made on behalf of the Company. All statements, other than statements of historical facts, which address activities, actions or new brand introductions that the Company expects or anticipates will or may occur in the future, including such things as expansion and growth of the Company's operations and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Act, the Company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company.

     Any one, or a combination, of these factors could materially affect the results of the Company's operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new brand introductions and other marketing and sales initiatives, legal and regulatory initiatives (including those described under Items 1 and 3 of the Company's Annual Report on Form 10-K and its Form 8-K), and conditions in the capital markets. Forward-looking statements made by the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the Company, actual results may differ from those in the forward-looking statements.

   GRAPHICAL INFORMATION INCLUDED IN EXHIBIT 13 (ITEM 7) IS DESCRIBED BELOW:

          (DOLLARS IN MILLIONS, EXCEPT SHARE AMOUNTS AND PERCENTAGES)

     The following are bar graphs:

          Consolidated Net Sales: 1995 -- $1,306, 1996 -- $1,372 and
     1997 -- $1,402

          Pretax Margins: 1995 -- 54.0%, 1996 -- 54.3% and 1997 -- 50.2%

          Diluted Earnings Per Share: 1995 -- $2.17, 1996 -- $2.44 and 1997 -- $2.37

          Tobacco Sales: 1995 -- $1,129, 1996 -- $1,178 and 1997 -- $1,188

          Wine Sales: 1995 -- $109, 1996 -- $122 and 1997 -- $145

          Other Sales: 1995 -- $71, 1996 -- $75 and 1997 -- $73

          Net Cash Provided By Operating Activities: 1995 -- $445, 1996 -- $439 and 1997 -- $413

          Return on Average Stockholders' Equity: 1995 -- 131.2%, 1996 -- 161.2% and 1997 -- 122.0%

          Total Debt to Stockholders' Equity: 1995 -- 68.1%, 1996 -- 88.6% and 1997 -- 25.1%

          Dividends Per Share: 1995 -- $1.30, 1996 -- $1.48 and 1997 -- $1.62

     The following bar graph illustrates the relationship between net earnings and dividends paid:

          Net Earnings: 1995 -- $430, 1996 -- $464 and 1997 -- $439

          Dividends Paid: 1995 -- $252, 1996 -- $277 and 1997 -- $298

     A pie chart illustrating the percentage of capital expenditures by segment for 1995 -- 1997:
      Tobacco 56%, Wine 34% and Other 10%.

                                                       (ITEMS 5 AND 8)

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                      FIRST       SECOND      THIRD       FOURTH        YEAR
                                     --------    --------    --------    --------    ----------
1997
Net sales..........................  $334,616    $355,764    $360,582    $350,756    $1,401,718
Gross profit.......................   269,526     284,406     286,008     269,836     1,109,776
Net earnings.......................   101,206     116,889     114,222     106,821       439,138
Basic earnings per share...........       .55         .64         .62         .58          2.39
Diluted earnings per share.........       .54         .63         .62         .57          2.37
Dividends per share................       .40 1/2     .40 1/2     .40 1/2     .40 1/2      1.62
Market price per share:
  High.............................        34 1/8      30 1/8      31 3/4      36 15/16      36 15/16
  Low..............................        26 3/4      25 1/2      26 7/8      28 1/8        25 1/2
                                     ----------------------------------------------------------

1996
Net sales..........................  $322,835    $344,983    $359,485    $344,402    $1,371,705
Gross profit.......................   259,310     277,935     289,593     272,111     1,098,949
Net earnings.......................   106,796     119,077     123,657     114,469       463,999
Basic earnings per share...........       .56         .63         .66         .62          2.48
Diluted earnings per share.........       .55         .62         .65         .61          2.44
Dividends per share................       .37         .37         .37         .37          1.48
Market price per share:
  High.............................        35 7/8      35 3/8      34 3/4      35            35 7/8
  Low..............................        31 1/2      30 3/8      29 1/4      28 1/4        28 1/4

     The Company's shares trade on the New York Stock Exchange and the Pacific Stock Exchange, ticker symbol -- UST. The number of stockholders of record at December 31, 1997 was 10,799.

                                                       (ITEM 8)

                                      UST

                       CONSOLIDATED STATEMENT OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31
                                                         --------------------------------------
                                                            1997          1996          1995
                                                         ----------    ----------    ----------
NET SALES..............................................  $1,401,718    $1,371,705    $1,305,796
COSTS AND EXPENSES
  Cost of products sold................................     265,193       246,381       236,743
  Excise taxes.........................................      26,749        26,375        25,460
  Selling, advertising and administrative..............     398,468       348,059       335,824
  Interest, net........................................       7,451         6,364         3,179
                                                         ----------    ----------    ----------
TOTAL COSTS AND EXPENSES...............................     697,861       627,179       601,206
                                                         ----------    ----------    ----------
EARNINGS BEFORE INCOME TAXES...........................     703,857       744,526       704,590
INCOME TAXES...........................................     264,719       280,527       274,830
                                                         ----------    ----------    ----------
NET EARNINGS...........................................  $  439,138    $  463,999    $  429,760
                                                         ==========    ==========    ==========
NET EARNINGS PER SHARE
  Basic................................................       $2.39         $2.48         $2.21
  Diluted..............................................       $2.37         $2.44         $2.17
AVERAGE NUMBER OF SHARES
  Basic................................................     183,931       187,386       194,374
  Diluted..............................................     185,602       190,067       197,613

See Notes to Consolidated Financial Statements.

                                      UST

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)

                                                                   DECEMBER 31
                                                              ----------------------
                                                                 1997         1996
                                                              ----------    --------
ASSETS
Current assets
  Cash and cash equivalents.................................  $    6,927    $ 54,452
  Accounts receivable.......................................      67,702      77,855
  Inventories...............................................     319,666     271,425
  Prepaid expenses and other current assets.................      31,753      40,446
  Deferred income taxes.....................................      15,796       6,392
                                                              ----------    --------
     Total current assets...................................     441,844     450,570
                                                              ----------    --------
Property, plant and equipment, net..........................     326,709     300,885
Other assets................................................      58,161      55,937
                                                              ----------    --------
          Total assets......................................  $  826,714    $807,392
                                                              ==========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term obligations....................................  $   10,000    $150,000
  Accounts payable and accrued expenses.....................     119,345     113,635
  Income taxes..............................................      37,174      42,918
                                                              ----------    --------
          Total current liabilities.........................     166,519     306,553
                                                              ----------    --------
Long-term debt..............................................     100,000     100,000
Postretirement benefits other than pensions.................      73,868      70,209
Other liabilities...........................................      48,396      48,610
Contingencies (see note)....................................          --          --
                                                              ----------    --------
          Total liabilities.................................     388,783     525,372
                                                              ----------    --------
STOCKHOLDERS' EQUITY
  Capital stock.............................................     103,307     102,077
  Additional paid-in capital................................     474,661     414,274
  Retained earnings.........................................     528,518     388,505
                                                              ----------    --------
                                                               1,106,486     904,856
  Less cost of shares in treasury...........................     668,555     622,836
                                                              ----------    --------
          Total stockholders' equity........................     437,931     282,020
                                                              ----------    --------
          Total liabilities and stockholders' equity........  $  826,714    $807,392
                                                              ==========    ========

See Notes to Consolidated Financial Statements.

                                      UST

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31
                                                              ---------------------------------
                                                                1997        1996        1995
                                                              ---------   ---------   ---------
OPERATING ACTIVITIES
  Net earnings..............................................   $439,138    $463,999    $429,760
  Adjustments to reconcile net earnings to cash provided by
     operating activities:
     Depreciation and amortization..........................     30,491      28,318      29,119
     Deferred income taxes..................................     (8,779)      2,412     (12,717)
     Prepayment of royalties................................    (25,732)         --          --
     Write-down of production costs and prepaid assets......     24,089          --          --
     Changes in operating assets and liabilities:
       Accounts receivable..................................      8,430     (11,128)     (3,434)
       Inventories..........................................    (56,146)    (18,494)    (21,134)
       Prepaid expenses and other assets....................     (1,884)     (9,576)     (4,670)
       Accounts payable, accrued expenses and other
          liabilities.......................................      8,743       9,895      15,449
       Income taxes payable.................................     (5,744)    (26,038)     12,759
                                                              ---------   ---------   ---------
          Net cash provided by operating activities.........    412,606     439,388     445,132
                                                              ---------   ---------   ---------
INVESTING ACTIVITIES
  Purchases of property, plant and equipment................    (58,159)    (44,713)    (35,280)
  Dispositions of property, plant and equipment.............      2,409       7,964      21,278
  Proceeds from the prepayment of royalties.................     25,732          --          --
  Proceeds from the sale of businesses......................         --       6,256          --
                                                              ---------   ---------   ---------
          Net cash used in investing activities.............    (30,018)    (30,493)    (14,002)
                                                              ---------   ---------   ---------
FINANCING ACTIVITIES
  Proceeds from borrowings..................................     10,000     150,000     100,000
  Repayment of borrowings...................................   (150,000)   (100,000)    (25,000)
  Proceeds from the issuance of stock and put options.......     53,665      41,215      39,726
  Dividends paid............................................   (298,059)   (277,302)   (252,388)
  Stock repurchased.........................................    (45,719)   (237,759)   (274,783)
                                                              ---------   ---------   ---------
          Net cash used in financing activities.............   (430,113)   (423,846)   (412,445)
                                                              ---------   ---------   ---------
          (Decrease) increase in cash and cash
            equivalents.....................................    (47,525)    (14,951)     18,685
          Cash and cash equivalents at beginning of year....     54,452      69,403      50,718
                                                              ---------   ---------   ---------
          Cash and cash equivalents at end of year..........  $   6,927   $  54,452   $  69,403
                                                              =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Income taxes...........................................   $268,158    $290,024    $267,236
     Interest...............................................      8,718       7,151       4,521

See Notes to Consolidated Financial Statements.

                                      UST

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      ADDITIONAL                               TOTAL
                                            COMMON     PAID-IN     RETAINED    TREASURY    STOCKHOLDERS'
                                            STOCK      CAPITAL     EARNINGS      STOCK        EQUITY
                                           --------   ----------   ---------   ---------   -------------
Balance at December 31, 1994.............  $100,172    $343,390    $  33,713   $(115,606)    $ 361,669
Net earnings.............................        --          --      429,760          --       429,760
Cash dividends -- $1.30 per share........        --          --     (252,388)         --      (252,388)
Exercise of stock options -- 1,935,600
  shares.................................       968      23,074           --          --        24,042
Income tax benefits and decrease in
  receivables from exercise of stock
  options................................        --      15,684           --          --        15,684
Stock repurchased for
  treasury -- 8,860,000 shares...........        --          --           --    (274,783)     (274,783)
Retirement of treasury stock -- 200,000
  shares.................................      (100)       (368)      (4,844)      5,312            --
Put option obligations, net of
  proceeds...............................        --      (7,845)          --          --        (7,845)
Adjustment for additional minimum pension
  liability, net of deferred taxes.......        --          --       (2,582)         --        (2,582)
                                           --------    --------    ---------   ---------     ---------
Balance at December 31, 1995.............   101,040     373,935      203,659    (385,077)      293,557
Net earnings.............................        --          --      463,999          --       463,999
Cash dividends -- $1.48 per share........        --          --     (277,302)         --      (277,302)
Exercise of stock options -- 2,075,500
  shares.................................     1,037      25,895           --          --        26,932
Income tax benefits, net of increase in
  receivables from exercise of stock
  options................................        --      13,709           --          --        13,709
Stock repurchased for
  treasury -- 7,405,800 shares...........        --          --           --    (237,759)     (237,759)
Put option proceeds and obligations......        --         735           --          --           735
Adjustment for additional minimum pension
  liability, net of deferred taxes.......        --          --       (1,851)         --        (1,851)
                                           --------    --------    ---------   ---------     ---------
Balance at December 31, 1996.............   102,077     414,274      388,505    (622,836)      282,020
Net earnings.............................        --          --      439,138          --       439,138
Cash dividends -- $1.62 per share........        --          --     (298,059)         --      (298,059)
Exercise of stock options -- 2,459,500
  shares.................................     1,230      36,645           --          --        37,875
Income tax benefits and decrease in
  receivables from exercise of stock
  options................................        --      15,956           --          --        15,956
Stock repurchased for
  treasury -- 1,526,000 shares...........        --          --           --     (45,719)      (45,719)
Put option obligations, net of
  proceeds...............................        --       7,786           --          --         7,786
Adjustment for additional minimum pension
  liability, net of deferred taxes.......        --          --       (1,066)         --        (1,066)
                                           --------    --------    ---------   ---------     ---------
Balance at December 31, 1997.............  $103,307    $474,661    $ 528,518   $(668,555)    $ 437,931
                                           ========    ========    =========   =========     =========

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

     Certain prior year amounts have been reclassified to conform to the 1997 presentation.

CASH AND CASH EQUIVALENTS

     The Company classifies as cash equivalents amounts invested in highly liquid instruments with maturities of three months or less when acquired.

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

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of amounts reported in the consolidated financial statements have been determined by using available market information and appropriate valuation methodologies. All current assets and current liabilities are carried at their fair value, which approximates market value, because of their short-term nature. The fair value of long-term assets and long-term liabilities approximate their carrying value.

STOCK COMPENSATION

     The Company applies the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," in accounting for stock options.

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

                                      UST

EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings per Share," which was adopted in the fourth quarter of 1997. This new rule changes the way earnings per share is calculated and requires restatement of all reported prior period amounts. Under the new requirements, basic earnings per share is calculated by dividing net earnings by the weighted-average number of common shares outstanding during the period. The diluted earnings per share computation includes the effect of shares which would be issuable upon the exercise of outstanding stock options, reduced by the number of shares which are assumed to be purchased by the Company from the resulting proceeds at the average market price during the period.

NEW ACCOUNTING PRONOUNCEMENTS

     During 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 is effective for the first quarter of 1998, while SFAS No. 131 is effective for year end financial reporting in 1998 and on an interim basis thereafter. Both of these pronouncements require additional disclosures and the Company expects no material impact upon adoption.

INVENTORIES

                                                                  DECEMBER 31
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Leaf tobacco................................................  $152,869    $136,881
Products in process and finished goods......................   148,720     117,924
Other materials and supplies................................    18,077      16,620
                                                              --------    --------
                                                              $319,666    $271,425
                                                              ========    ========

     At December 31, 1997 and 1996, $136.9 million and $133.9 million, respectively, of leaf tobacco inventories were valued using the LIFO method. The average costs of these inventories are greater than the amounts at which these inventories are carried in the Consolidated Statement of Financial Position by $47.4 million and $43.1 million, respectively.

PROPERTY, PLANT AND EQUIPMENT, NET

                                                                  DECEMBER 31
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Land........................................................  $ 29,586    $ 26,570
Buildings...................................................   224,889     203,522
Machinery and equipment.....................................   310,019     284,221
                                                              --------    --------
                                                               564,494     514,313
Less allowances for depreciation............................   237,785     213,428
                                                              --------    --------
                                                              $326,709    $300,885
                                                              ========    ========

     Depreciation expense was $30.1 million for 1997, $28.1 million for 1996 and $28.4 million for 1995.

     The Company also leases certain property and equipment under various operating lease arrangements. Annual commitments under these leases, which average $3.5 million per year through the year 2002, extend through 2030 and total $31.3 million. Lease expense for the years 1997, 1996 and 1995 was $6.4 million, $5.7 million and $5.1 million, respectively.

                                      UST

OTHER ASSETS

                                                                 DECEMBER 31
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Prepaid pension costs.......................................  $27,162    $26,512
Limited partnership investment..............................   11,177     12,357
Deferred income taxes.......................................    1,183      1,234
Other.......................................................   18,639     15,834
                                                              -------    -------
                                                              $58,161    $55,937
                                                              =======    =======

     The limited partnership investment owns and leases a cogeneration facility.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                  DECEMBER 31
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Trade accounts payable......................................  $ 34,150    $ 27,863
Employee compensation and benefits..........................    58,192      58,132
Other accrued expenses......................................    27,003      27,640
                                                              --------    --------
                                                              $119,345    $113,635
                                                              ========    ========

REVOLVING CREDIT AGREEMENTS

     In 1996, the Company entered into two revolving credit agreements totaling $350 million with several banks.

     The terms of the agreements provide for a five-year revolving credit facility in the amount of $262.5 million, which expires in November 2001, and a 364-day revolving credit facility, renewed in November 1997 in the amount of $87.5 million, which expires in November 1998. The Company may borrow funds and elect to pay interest under the "Base Rate," "Competitive Bid" or "Eurodollar" interest rate provisions. Principal repayments are optional during the revolving credit periods. The agreements require facility fees which are not significant, as well as maintenance of certain financial ratios. There were no borrowings under these facilities in 1997 and 1996.

     At December 31, 1997, the Company had $110 million outstanding under commercial paper borrowings, of which $100 million was classified as long-term debt. The Company's revolving credit agreements support these borrowings which are intended to be refinanced on a long-term basis, either through continued commercial paper borrowings or its revolving credit facilities. Commercial paper borrowings at December 31, 1997 have a weighted-average interest rate of 5.8 percent. At December 31, 1996, the Company had $250 million outstanding under commercial paper borrowings, of which $100 million was classified as long-term debt. Commercial paper borrowings at December 31, 1996, had a weighted-average interest rate of 5.7 percent.

OTHER LIABILITIES

     Other liabilities include the noncurrent portion of the pension liabilities at December 31, 1997 and 1996 of $44.7 million and $39.9 million, respectively. (See Employee Benefit and Compensation Plans Note.)

     In 1997 and 1996, the Company had sold put options that entitled the holder to sell a specific number of shares of common stock to the Company at a predetermined price. The Company has suspended its put option program.

                                      UST

     At December 31, 1997, the Company had no liability or shares outstanding under its put option program. There was no effect on earnings per share as a result of these put options. (See Consolidated Statement of Changes in Stockholders' Equity.)

CAPITAL STOCK

     The Company has two classes of capital stock, preferred stock and common stock. Preferred stock carries a par value of $.10 and no shares have been issued. Common stock carries a $.50 par value. Authorized preferred stock is 10 million shares and authorized common stock is 600 million shares.

     In 1997, the Company repurchased 1.5 million shares pursuant to its stock repurchase program authorized by the Board of Directors in 1996. The program allows the Company to repurchase up to 20 million shares of its common stock from time to time in open market or negotiated transactions for use in connection with employee benefit programs and other corporate purposes. As of December 31, 1997, 2 million shares of the 20 million authorized have been repurchased. The Company suspended its stock repurchase program indefinitely in anticipation of the proposed federal legislation, if enacted into law, relating to the tobacco industry. (See Contingencies Note.)

     Common stock issued at December 31, 1997 and 1996 was 206,614,236 shares and 204,154,736 shares, respectively. Treasury shares held at December 31, 1997 and 1996 was 21,825,000 shares and 20,299,000 shares, respectively.

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

                                      UST

     Consistent with the method described in SFAS No. 123, if compensation expense for the Company's plans had been determined based on the fair value at the grant dates for awards under its plans, net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                       1997        1996        1995
                                                     --------    --------    --------
Net earnings:
  As reported......................................  $439,138    $463,999    $429,760
  Pro forma........................................  $436,106    $461,059    $429,281
Basic earnings per share:
  As reported......................................     $2.39       $2.48       $2.21
  Pro forma........................................     $2.37       $2.46       $2.21
Diluted earnings per share:
  As reported......................................     $2.37       $2.44       $2.17
  Pro forma........................................     $2.35       $2.42       $2.17

     In accordance with the provisions of SFAS No. 123, the pro forma disclosures include only the effect of stock options granted since 1995. The application of the pro forma disclosures presented above are not representative of the effects SFAS No. 123 may have on net earnings and earnings per share in future years due to the timing of stock option grants and considering that options vest over a period of six months to three years.

     The fair value of each option grant, for pro forma disclosure purposes, was estimated on the date of grant using the modified Black-Scholes option pricing model with the following weighted-average assumptions:

                                                      1997         1996         1995
                                                    ---------    ---------    ---------
Expected dividend yield...........................       4.4%         4.4%         4.2%
Risk-free interest rate...........................       5.9%         6.6%         6.1%
Expected volatility...............................      29.7%        18.0%        17.8%
Expected life of option...........................  6.5 years    6.5 years    6.5 years

     Under the 1992 Stock Option Plan, 10.4 million shares were authorized for grant and options first become exercisable, in ratable installments or otherwise, over a period of one to five years from the date of grant and may be exercised up to a maximum of ten years from the date of grant using various payment methods. Under the Nonemployee Directors' Stock Option Plan, 0.2 million shares were authorized for grant and options first become exercisable six months from the date of grant and may be exercisable up to a maximum of ten years from the date of grant and must be paid in full at the time of exercise.

     At December 31, 1997, 2,950,400 shares were available for grant under the 1992 Stock Option Plan and 168,500 shares were available for grant under the Nonemployee Directors' Stock Option Plan, while no shares were available under the 1982 Stock Option Plan.

     Receivables from the exercise of options in the amount of $9.5 million in 1997, $12.1 million in 1996 and $11.3 million in 1995 have been deducted from stockholders' equity.

                                      UST

     The following table presents a summary of the Company's stock option activity and related information for the years ended December 31:

                                   1997                            1996                            1995
                       -----------------------------   -----------------------------   -----------------------------
                         NUMBER     WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE
                           OF           EXERCISE           OF           EXERCISE           OF           EXERCISE
                        OPTIONS          PRICE          OPTIONS          PRICE          OPTIONS          PRICE
                       ----------   ----------------   ----------   ----------------   ----------   ----------------
Outstanding at
  beginning of
  year...............  15,782,600        $24.57        16,321,700        $22.20        16,774,400        $20.33
Granted..............   1,861,600         31.39         1,567,800         33.93         1,510,100         30.54
Exercised............  (2,459,500)        15.40        (2,075,500)        12.98        (1,935,600)        12.42
Forfeited............    (297,900)        32.45           (30,600)        29.61           (27,200)        27.68
Expired..............          --            --              (800)         4.23                --            --
                       ----------                      ----------                      ----------
Outstanding at end of
  year...............  14,886,800        $26.78        15,782,600        $24.57        16,321,700        $22.20
                       ==========        ======        ==========        ======        ==========        ======
Exercisable at end of
  year...............  11,932,700        $25.49        13,020,600        $22.96        13,811,300        $20.92
                       ==========        ======        ==========        ======        ==========        ======
Weighted-average fair
  value of options
  granted during the
  year...............                    $ 7.58                          $ 5.95                          $ 5.21
                                         ======                          ======                          ======

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                          OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                            ------------------------------------------------   -----------------------------
                              NUMBER     WEIGHTED-AVERAGE   WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE
         RANGE OF               OF          REMAINING           EXERCISE           OF           EXERCISE
     EXERCISE PRICES         OPTIONS     CONTRACTUAL LIFE        PRICE          OPTIONS          PRICE
     ---------------        ----------   ----------------   ----------------   ----------   ----------------
$ 7.69                         461,100       .3 years            $ 7.69           461,100        $ 7.69
 13.78-18.28                 1,878,800      2.3 years             14.44         1,878,800         14.44
 24.19-35.25                12,546,900      6.2 years             29.32         9,592,800         28.51
                            ----------                                         ----------
$ 7.69-35.25                14,886,800      5.5 years            $26.78        11,932,700        $25.49

                            ----------                      -----------        ----------   -----------
                                            ----------

                            ----------                      -----------        ----------   -----------
                                            ----------

EMPLOYEE BENEFIT AND COMPENSATION PLANS

     The Company and its subsidiaries maintain a number of noncontributory defined benefit pension plans covering substantially all employees over age 21 with at least one year of service. The Company's plan for salaried employees provides pension benefits based on their highest three-year average compensation. The Company's funding policy for this plan is to contribute an amount sufficient to meet or exceed Employee Retirement Income Security Act of 1974 (ERISA) minimum requirements. All other funded plans base benefits on the employee's compensation in each year of employment. The Company's funding policy for these plans is generally to contribute the annual normal cost plus the amount required to amortize unfunded liabilities over 20 years from the date established. The Company also maintains unfunded plans providing pension and additional benefits for certain employees.

     The assumptions used to determine expense were:

                                                            1997      1996      1995
                                                           ------    ------    ------
Discount rate............................................    7.75%      7.5%      9.0%
Average rate of increase in compensation levels..........    5.00%      5.0%      5.0%
Expected long-term rate of return on plan assets.........    9.25%      9.0%     11.0%

                                      UST

     Net periodic pension cost includes the following components (in millions):

                                                            1997      1996      1995
                                                           ------    ------    ------
Service cost-benefits earned during period...............  $  8.7    $  8.6    $  6.4
Interest cost on projected benefit obligation............    18.8      17.1      15.7
Actual return on plan assets.............................   (47.7)    (20.2)    (53.6)
Net amortization and deferral............................    27.5       1.4      34.5
                                                           ------    ------    ------
Net periodic pension cost................................  $  7.3    $  6.9    $  3.0
                                                           ======    ======    ======

     The following table presents a reconciliation of the funded status of the plans at December 31 (in millions):

                                                  1997                                1996
                                    --------------------------------    --------------------------------
                                    PLANS IN WHICH    PLANS IN WHICH    PLANS IN WHICH    PLANS IN WHICH
                                    ASSETS EXCEED      ACCUMULATED      ASSETS EXCEED      ACCUMULATED
                                     ACCUMULATED         BENEFITS        ACCUMULATED         BENEFITS
                                       BENEFITS       EXCEED ASSETS        BENEFITS       EXCEED ASSETS
                                    --------------    --------------    --------------    --------------
Actuarial present value of benefit
  obligations:
  Vested benefits.................     $(173.6)           $(46.2)          $(150.6)           $(42.3)
  Nonvested benefits..............       (17.8)             (5.2)            (15.4)             (2.9)
                                       -------            ------           -------            ------
  Accumulated benefits............      (191.4)            (51.4)           (166.0)            (45.2)
  Effect of future pay
     increases....................       (29.3)            (12.0)            (24.7)            (10.2)
                                       -------            ------           -------            ------
  Projected benefit obligation....      (220.7)            (63.4)           (190.7)            (55.4)
Plan assets at fair value.........       275.8               4.0             239.3               3.0
Unrecognized net (gain) loss......       (23.1)             22.0             (16.3)             18.0
Prior service cost not yet
  recognized in net periodic
  pension cost....................        (2.1)               .8              (2.3)               .7
Unrecognized portion of initial
  net (asset) obligation..........        (2.7)              2.4              (3.5)              3.0
Adjustment to recognize additional
  minimum liability...............          --             (14.6)               --             (12.9)
                                       -------            ------           -------            ------
Net pension asset (liability).....     $  27.2            $(48.8)          $  26.5            $(43.6)
                                       =======            ======           =======            ======

     At December 31, 1997 and 1996, the net pension assets of $27.2 million and $26.5 million, respectively, consist of prepaid pension costs and are included in other assets. The noncurrent portion of the net pension liabilities at December 31, 1997 and 1996 are included in other liabilities.

     For pension plans in which accumulated benefits exceed assets at December 31, 1997, the Consolidated Statement of Financial Position reflects an additional minimum liability of $14.6 million: an intangible asset of $3.1 million included in other assets and a reduction of retained earnings of $7.5 million, which is net of deferred tax benefits of $4 million. At December 31, 1996, the Consolidated Statement of Financial Position included an additional minimum liability of $12.9 million: an intangible asset of $3 million and a reduction of retained earnings of $6.5 million, which is net of deferred tax benefits of $3.4 million.

     Plan assets include marketable equity securities, including common stock of the Company, and corporate and government debt securities. At December 31, 1997 and 1996, the fund held 1.3 million shares of the Company's common stock having a market value of $47.3 million as of December 31, 1997 and $41.4 million as of December 31, 1996. Dividends paid on shares held by the fund were $2.1 million in 1997 and $1.9 million in 1996.

                                      UST

     The discount rate used in determining the present value of benefit obligations was 7.25 percent for 1997 and 7.75 percent for 1996.

     The Company sponsors a defined contribution plan (Employees' Savings Plan) covering substantially all of its employees. The Plan requires one year of service prior to eligibility for participation. Company contributions are based upon participant contributions. The expense was $4 million in 1997, $3.9 million in 1996 and $3.8 million in 1995.

     The Company has an Incentive Compensation Plan which provides for incentive payments to designated employees based on stated percentages of net earnings as defined in the Plan. Expenses under the Plan amounted to $36.9 million in 1997, $39 million in 1996 and $36.9 million in 1995.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company and certain of its subsidiaries maintain a number of postretirement welfare benefit plans which provide certain medical and life insurance benefits to substantially all full-time employees who have attained certain age and service requirements upon retirement. The health care benefits are subject to deductibles, co-insurance and in some cases flat dollar contributions which vary by plan, age and service at retirement. All life insurance coverage is noncontributory. The postretirement welfare benefit plans are not funded.

     Net periodic postretirement benefit cost includes the following components:

                                                            1997      1996      1995
                                                           ------    ------    ------
Service cost.............................................  $2,857    $2,989    $2,318
Interest cost............................................   4,003     4,162     4,037
Amortization of unrecognized gain and prior service
  cost...................................................    (780)     (190)     (651)
                                                           ------    ------    ------
Net periodic postretirement benefit cost.................  $6,080    $6,961    $5,704
                                                           ======    ======    ======

     The following table sets forth the combined status of the plans at December 31:

                                                               1997       1996
                                                              -------    -------
Accumulated postretirement benefit obligation:
  Retirees..................................................  $22,432    $21,236
  Fully eligible active plan participants...................    7,526      9,735
  Other active plan participants............................   29,993     27,045
                                                              -------    -------
                                                               59,951     58,016
  Unrecognized gain.........................................   13,557     12,193
  Unrecognized prior service cost...........................      360         --
                                                              -------    -------
  Accrued postretirement benefit obligation.................  $73,868    $70,209
                                                              =======    =======

     The discount rate used in determining the net periodic postretirement benefit cost was 7.75 percent for 1997, 7.5 percent for 1996 and 9 percent for 1995.

     The rate of increase in per capita costs of covered health care benefits is assumed to be 9.2 percent for 1998 and to decrease gradually to 5 percent by the year 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by approximately $8.7 million and the 1997 net periodic postretirement benefit cost by approximately $1.2 million.

                                      UST

     The discount rate used in determining the accumulated postretirement benefit obligation was 7.25 percent at December 31, 1997 and 7.75 percent at December 31, 1996.

INCOME TAXES

     The income tax provision (benefit) consists of the following:

                                                       1997        1996        1995
                                                     --------    --------    --------
Current:
  Federal..........................................  $247,224    $245,386    $250,612
  State and local..................................    26,274      32,729      36,935
                                                     --------    --------    --------
          Total current............................   273,498     278,115     287,547
                                                     --------    --------    --------
Deferred:
  Federal..........................................    (6,807)      1,927     (13,695)
  State and local..................................    (1,972)        485         978
                                                     --------    --------    --------
          Total deferred...........................    (8,779)      2,412     (12,717)
                                                     --------    --------    --------
                                                     $264,719    $280,527    $274,830
                                                     ========    ========    ========

     The 1997 and 1996 current state tax provisions reflect the reversal of certain state tax reserves. The 1996 current federal tax provision included a tax benefit from the sale of a subsidiary. In addition, the current tax provisions do not reflect $13.4 million, $14.5 million and $11.7 million for 1997, 1996 and 1995, respectively, of tax benefits arising from the exercise of stock options. These amounts were credited directly to additional paid-in capital.

     The deferred tax provision (benefit) amounts for 1997, 1996 and 1995 do not reflect the tax effects of $0.6 million, $1 million and $1.4 million, respectively, resulting from the additional minimum pension liability adjustments required by SFAS No. 87, "Employers' Accounting for Pensions."

     Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of deferred tax assets and liabilities as of December 31 are as follows:

                                                               1997       1996
                                                              -------    -------
Deferred tax assets:
  Postretirement benefits other than pensions...............  $25,854    $24,573
  Other accrued liabilities.................................   28,629     23,289
  Accrued pension liabilities...............................   15,964     14,185
  All other, net............................................    5,129      3,867
                                                              -------    -------
          Total deferred tax assets.........................   75,576     65,914
                                                              -------    -------
Deferred tax liabilities:
  Depreciation..............................................   41,593     40,487
  Investment in limited partnerships........................    7,497      8,522
  Prepaid pension assets....................................    9,507      9,279
                                                              -------    -------
          Total deferred tax liabilities....................   58,597     58,288
                                                              -------    -------
Net deferred tax assets.....................................  $16,979    $ 7,626
                                                              =======    =======

                                      UST

     Differences between the Company's effective tax rate and the U.S. federal statutory income tax rate are explained as follows:

                                                             1997     1996     1995
                                                             -----    -----    -----
U.S. federal statutory income tax rate.....................   35.0%    35.0%    35.0%
State and local taxes, net of federal benefit..............    2.2      2.9      3.5
Other, net.................................................     .4      (.2)      .5
                                                             -----    -----    -----
                                                              37.6%    37.7%    39.0%
                                                             =====    =====    =====

ADVERTISING COSTS

     The Company expenses the production costs of advertising in the period in which the costs are incurred. Advertising expenses were $75.7 million in 1997, $66 million in 1996 and $65 million in 1995. At December 31, 1997 and 1996, $8.2 million and $6.1 million, respectively, of advertising related costs are included in prepaid expenses and other current assets.

INTEREST, NET

     Interest, net, is comprised of expense associated with short-term obligations, long-term debt and income from cash equivalents and capitalized interest.

                                                            1997      1996      1995
                                                           ------    ------    ------
Short-term obligations...................................  $3,112    $1,853    $1,831
Long-term debt...........................................   5,632     5,432     2,961
                                                           ------    ------    ------
                                                            8,744     7,285     4,792
                                                           ------    ------    ------
Income from cash equivalents.............................    (951)     (921)   (1,613)
Capitalized interest.....................................    (342)       --        --
                                                           ------    ------    ------
                                                           $7,451    $6,364    $3,179
                                                           ======    ======    ======

EARNINGS PER SHARE

     The following table presents the computation of basic and diluted earnings per share:

                                                       1997        1996        1995
                                                     --------    --------    --------
Numerator:
  Net earnings.....................................  $439,138    $463,999    $429,760
                                                     ========    ========    ========
Denominator:
  Denominator for basic earnings per share --
     weighted-average shares.......................   183,931     187,386     194,374
Dilutive effect of employee stock options..........     1,671       2,681       3,239
                                                     --------    --------    --------
  Denominator for diluted earnings per share.......   185,602     190,067     197,613
                                                     ========    ========    ========
Basic earnings per share...........................     $2.39       $2.48       $2.21
Diluted earnings per share.........................     $2.37       $2.44       $2.17

     Options to purchase 2.3 million shares, 1.9 million shares and 0.3 million shares of common stock, outstanding as of December 31, 1997, 1996 and 1995, respectively, were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the common shares and, therefore, would be antidilutive.

                                      UST

INDUSTRY SEGMENT DATA

     The Company's industry segments are Tobacco, Wine and Other. The Company operates predominantly in the tobacco industry as a producer and marketer of moist smokeless tobacco products. The Company also produces and markets premium wines. The Other segment includes the international operations, the cigar operations and an entertainment subsidiary. Tobacco segment sales are principally to a large number of wholesalers and chain stores which are widely dispersed. In 1997, sales to one wholesale customer accounted for approximately 23 percent of Tobacco segment sales.

     The Company operates primarily in the United States; foreign operations and export sales are not significant. Intersegment sales are accounted for at cost.

     Operating profit is total revenue less operating expenses excluding corporate expenses and interest, net. In 1997, the write-down of production costs and prepaid royalties at the entertainment subsidiary and the income received from the prepayment of royalties from a previous divestiture were included in the operating profit of the Other segment. Identifiable assets by segment include both assets directly identified with those operations and an allocable share of jointly used assets. Corporate assets consist primarily of cash and cash equivalents, other long-term investments and an allocation of property, plant and equipment, net, associated with nonsegment activities. In 1995, capital expenditures for each segment were netted with their allocable share of $17.7 million from the sale of a corporate aircraft along with other dispositions. Gross capital expenditures in 1995 were $22.2 million for the Tobacco segment, $11.1 million for the Wine segment, $1.8 million for the Other segment and $0.2 million for Corporate. Consolidated Industry Segment Data appears on page 31.

CONTINGENCIES

     The Company and/or its subsidiary, United States Tobacco Company (hereafter "the Company") has been named in certain health care cost reimbursement/third party recoupment/class action litigation against the major domestic cigarette companies and others seeking damages and other relief. The complaints in these cases on their face predominantly relate to the usage of cigarettes; within that context, certain complaints contain a few allegations relating specifically to smokeless tobacco products. These actions are in varying stages of pretrial activities.

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

     During the third quarter of 1997, the Company made a payment of approximately $3 million resulting from its portion of the settlement with the state of Florida in connection with its health care cost reimbursement litigation. In January 1998, similar litigation was settled with the state of Texas; the Company's portion was approximately $3.4 million (to be paid on an installment basis), plus related expenses. Both payments relate solely to pilot programs primarily to reduce youth access to tobacco products in each state.

     The Company has been named in three actions brought by individual plaintiffs, all of whom are represented by the same Louisiana attorney, against a number of smokeless tobacco manufacturers, cigarette manufacturers and certain other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of tobacco usage, including smokeless tobacco products. An action seeking damages and/or other relief and which purported to state a class action on behalf of residents of Louisiana who have purchased and used smokeless tobacco manufactured by defendants was dismissed by court order in January 1998.

                                      UST

     The Company is also named in an action in Illinois seeking damages and other relief brought by an individual plaintiff and purporting to state a class action "on behalf of himself and all other persons similarly situated" alleging that his use of the Company's smokeless tobacco products "resulted in his addiction to nicotine, increased use of Defendants' products and gum deterioration."

     The Company believes, and has been so advised by counsel handling these cases, that it has a number of meritorious defenses to all such pending litigation. Except as to the Company's intention to pursue federal legislation resolving certain regulatory and litigation issues, all such cases are, and will continue to be, vigorously defended. The Company believes that the ultimate outcome of all such pending litigation will not have a material adverse effect on the consolidated financial statements of the Company.

     On August 28, 1996, the Food and Drug Administration (FDA) published regulations asserting unprecedented jurisdiction over nicotine in tobacco as a "drug" and purporting to regulate smokeless tobacco products as a "medical device." The final regulations include severe restrictions on the advertising, marketing and promotion of smokeless tobacco products and will require the Company to comply with a wide range of labeling, reporting and other requirements. The Company and other smokeless tobacco manufacturers filed suit against the FDA seeking a judicial declaration that the FDA has no authority to regulate smokeless tobacco products. On April 25, 1997, a federal district court ruled that the FDA, as a matter of law, is not precluded from regulating cigarettes and smokeless tobacco as "medical devices" and implementing certain labeling and access restrictions. Further trial proceedings are still required to determine whether the FDA, based on the facts, can prove that smokeless tobacco products fit the statutory definitions and the restrictions are justified. The court, granting the Company's motion for summary judgment, also ruled that the FDA has no authority to implement restrictions on the advertising and promotion of smokeless tobacco products. The court issued an injunction to prohibit most of the restrictions (labeling, access and advertising/promotion) set for August 28, 1997 from taking effect, pending resolution of any appeals and subsequent proceedings; the court also certified the ruling for interlocutory appeal on the grounds that it involves "controlling questions of law as to which there is substantial ground for difference of opinion." Certain aspects of this ruling appealed to the Fourth Circuit Court of Appeals are awaiting decision. The Company is not able to predict the outcome of the appeal, or assess the future effect that these FDA regulations, if implemented, may have on its smokeless tobacco business.

     On June 20, 1997, United States Tobacco Company, along with other manufacturers in the United States tobacco industry, executed a Memorandum of Understanding (the "Memorandum") to support the adoption of federal legislation incorporating the features described in the proposed resolution attached to the Memorandum. The proposed resolution, if enacted into law, would achieve a resolution of many of the regulatory and litigation issues affecting the United States tobacco industry and, thereby, reduce uncertainties facing the industry and increase stability in business and capital markets. However, if such legislation were enacted the financial obligations to be imposed on the Company are expected to be significant although the precise amount of such obligations cannot be determined at this time. Discussions with other tobacco manufacturers, who were participants in the negotiations which led to the Memorandum, are continuing regarding the allocation of both the initial and subsequent payments and the Company's obligations related thereto. Depending on the amounts required to be paid by the Company, as well as a number of other factors, including (i) the timing of any payments and the means used to finance such payments; (ii) the effect of the legislation on the pricing and consumption of smokeless tobacco products; and (iii) the impact of the legislation on the Company's competitive position in the smokeless tobacco industry, its financial position could be materially adversely affected in the year of implementation and the unit volume, operating revenues and operating income of the Company could be materially adversely affected in future years. There can be no assurance that legislation reflecting the proposed resolution or any legislation will be enacted.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Directors and Stockholders UST Inc.

     We have audited the accompanying consolidated statement of financial position of UST Inc. as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UST Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Stamford, Connecticut
February 9, 1998