Form 10-K, Exhibit 13
period 1998-12-31
UST INC
filed 1999-03-12
CIK 811669

                                                                   EXHIBIT 13
                                                                 (ITEMS 1 AND 8)

                                      UST
                        CONSOLIDATED SEGMENT INFORMATION
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31
                                                         --------------------------------------
                                                            1998          1997          1996
                                                         ----------    ----------    ----------
NET SALES TO UNAFFILIATED CUSTOMERS
  Tobacco..............................................  $1,245,552    $1,181,789    $1,167,532
  Wine.................................................     148,512       145,048       122,458
  All other............................................      29,182        74,881        81,715
                                                         ----------    ----------    ----------
          NET SALES....................................  $1,423,246    $1,401,718    $1,371,705
                                                         ==========    ==========    ==========

OPERATING PROFIT (LOSS)
  Tobacco..............................................  $  720,622    $  700,395    $  745,558
  Wine.................................................      22,090        28,178        17,884
  All other............................................       1,712        (1,270)           60
                                                         ----------    ----------    ----------
          OPERATING PROFIT.............................     744,424       727,303       763,502
  Corporate expenses...................................     (12,146)      (15,995)      (12,612)
  Interest income (expense), net.......................       2,187        (7,451)       (6,364)
                                                         ----------    ----------    ----------
          EARNINGS BEFORE INCOME TAXES.................  $  734,465    $  703,857    $  744,526
                                                         ==========    ==========    ==========

IDENTIFIABLE ASSETS AT DECEMBER 31
  Tobacco..............................................  $  497,623    $  467,972    $  458,162
  Wine.................................................     277,249       230,896       194,917
  All other............................................      87,197       102,157        91,569
  Corporate............................................      51,250        25,338        61,929
                                                         ----------    ----------    ----------
                                                         $  913,319    $  826,363    $  806,577
                                                         ==========    ==========    ==========

CAPITAL EXPENDITURES
  Tobacco..............................................  $   27,696    $   29,410    $   29,199
  Wine.................................................      25,646        20,135        12,033
  All other............................................       2,470         6,134         2,671
  Corporate............................................         454         2,480           810
                                                         ----------    ----------    ----------
                                                         $   56,266    $   58,159    $   44,713
                                                         ==========    ==========    ==========

DEPRECIATION
  Tobacco..............................................  $   16,100    $   16,266    $   15,816
  Wine.................................................      11,953        10,423         8,909
  All other............................................       1,653         1,836         1,792
  Corporate............................................       1,665         1,611         1,626
                                                         ----------    ----------    ----------
                                                         $   31,371    $   30,136    $   28,143
                                                         ==========    ==========    ==========

See Notes to Consolidated Financial Statements.

(ITEM 6)

                                      UST

                CONSOLIDATED SELECTED FINANCIAL DATA -- 11 YEARS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       1998         1997         1996         1995         1994         1993
                                                    ----------   ----------   ----------   ----------   ----------   ----------
SUMMARY OF OPERATIONS for the year ended December
  31
Net sales.........................................  $1,423,246   $1,401,718   $1,371,705   $1,305,796   $1,203,951   $1,097,533
Cost of products sold (includes excise taxes).....     283,516      291,942      272,756      262,203      251,944      246,445
Selling, advertising and administrative
  expenses........................................     407,452      398,468      348,059      335,824      311,279      286,336
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Operating income..................................     732,278      711,308      750,890      707,769      640,728      564,752
Other (income) expense:
  Interest (income) expense, net..................      (2,187)       7,451        6,364        3,179           92       (2,004)
  Gain on disposal of product line................          --           --           --           --           --      (35,029)
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Earnings before income taxes and cumulative effect
  of accounting changes...........................     734,465      703,857      744,526      704,590      640,636      601,785
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Income taxes......................................     279,186      264,719      280,527      274,830      253,110      232,893
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Earnings before cumulative effect of accounting
  changes.........................................     455,279      439,138      463,999      429,760      387,526      368,892
Cumulative effect of accounting changes (net of
  income tax benefit).............................          --           --           --           --           --       19,846
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Net earnings......................................  $  455,279   $  439,138   $  463,999   $  429,760   $  387,526   $  349,046
                                                    ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA
Basic earnings per share before cumulative effect
  of accounting changes...........................       $2.45        $2.39        $2.48        $2.21        $1.92        $1.77
Basic earnings per share..........................        2.45         2.39         2.48         2.21         1.92         1.67
Diluted earnings per share before cumulative
  effect of accounting changes....................        2.44         2.37         2.44         2.17         1.88         1.73
Diluted earnings per share........................        2.44         2.37         2.44         2.17         1.88         1.64
Dividends per share...............................        1.62         1.62         1.48         1.30         1.12          .96
Market price per share:
  High............................................      36 7/8     36 15/16       35 7/8           36       31 1/2       32 3/4
  Low.............................................     24 9/16       25 1/2       28 1/4       26 5/8       23 5/8       24 3/8
FINANCIAL CONDITION at December 31
Current assets....................................    $507,213     $441,844     $450,570     $425,555     $381,937     $334,996
Current liabilities...............................     197,316      166,519      306,553      280,723      160,755      106,642
Working capital...................................     309,897      275,325      144,017      144,832      221,182      228,354
Ratio of current assets to current liabilities....       2.6:1        2.7:1        1.5:1        1.5:1        2.4:1        3.1:1
Total assets......................................     913,319      826,363      806,577      783,976      741,236      706,195
Long-term debt....................................     100,000      100,000      100,000      100,000      125,000       40,000
Total debt........................................     100,000      110,000      250,000      200,000      125,000       40,000
Stockholders' equity..............................     468,293      436,795      281,206      292,781      361,669      462,972
OTHER DATA
Stock repurchased.................................    $151,617     $ 45,719     $237,759     $274,783     $298,843     $236,704
Dividends paid on shares..........................    $301,145     $298,059     $277,302     $252,388     $225,715     $199,725
Dividends paid as a percentage of net earnings....       66.1%        67.9%        59.8%        58.7%        58.2%        57.2%
Return on net sales...............................       32.0%        31.3%        33.8%        32.9%        32.2%        31.8%
Return on average assets..........................       52.3%        53.8%        58.3%        56.4%        53.5%        50.6%
Return on average stockholders' equity............      100.6%       122.3%       161.7%       131.3%        94.0%        71.3%
Percentage of long-term debt to stockholders'
  equity..........................................       21.4%        22.9%        35.6%        34.2%        34.6%         8.6%
Percentage of total debt to stockholders'
  equity..........................................       21.4%        25.2%        88.9%        68.3%        34.6%         8.6%
Average number of shares (in
  thousands) -- basic.............................     185,544      183,931      187,386      194,374      201,995      208,469
Average number of shares (in
  thousands) -- diluted...........................     186,880      185,602      190,067      197,613      205,699      213,412

---------------

See Management's Discussion and Analysis and Notes to Consolidated Financial Statements.
All share data have been adjusted to reflect the two-for-one stock splits distributed on January 27, 1992 and 1989.

                                      UST

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          1992        1991       1990       1989       1988
                                                       ----------   --------   --------   --------   --------
SUMMARY OF OPERATIONS for the year ended December 31
Net sales............................................  $1,032,172   $898,436   $756,435   $673,852   $611,878
Cost of products sold (includes excise taxes)........     256,796    227,546    191,824    185,464    174,560
Selling, advertising and administrative expenses.....     274,613    247,085    215,621    189,963    177,103
                                                       ----------   --------   --------   --------   --------
Operating income.....................................     500,763    423,805    348,990    298,425    260,215
Other (income) expense:
  Interest (income) expense, net.....................      (1,866)    (2,279)    (3,203)    (3,190)    (1,068)
  Gain on disposal of product line...................          --         --         --         --         --
                                                       ----------   --------   --------   --------   --------
Earnings before income taxes and cumulative effect of
  accounting changes.................................     502,629    426,084    352,193    301,615    261,283
                                                       ----------   --------   --------   --------   --------
Income taxes.........................................     190,071    160,179    128,918    111,128     99,133
                                                       ----------   --------   --------   --------   --------
Earnings before cumulative effect of accounting
  changes............................................     312,558    265,905    223,275    190,487    162,150
Cumulative effect of accounting changes (net of
  income tax benefit)................................          --         --         --         --         --
                                                       ----------   --------   --------   --------   --------
Net earnings.........................................  $  312,558   $265,905   $223,275   $190,487   $162,150
                                                       ==========   ========   ========   ========   ========
PER SHARE DATA
Basic earnings per share before cumulative effect of
  accounting changes.................................       $1.49      $1.26      $1.04       $.87       $.74
Basic earnings per share.............................        1.49       1.26       1.04        .87        .74
Diluted earnings per share before cumulative effect
  of accounting changes..............................        1.43       1.20        .99        .83        .71
Diluted earnings per share...........................        1.43       1.20        .99        .83        .71
Dividends per share..................................         .80        .66        .55        .46        .37
Market price per share:
  High...............................................      35 3/8     33 7/8     18 1/4     15 3/8     10 1/2
  Low................................................      25 3/8     16 3/8     12 3/8      9 5/8          6
FINANCIAL CONDITION at December 31
Current assets.......................................  $  330,208   $305,430   $265,854   $275,954   $291,006
Current liabilities..................................      81,208     95,455     68,660     66,643     69,935
Working capital......................................     249,000    209,975    197,194    209,311    221,071
Ratio of current assets to current liabilities.......       4.1:1      3.2:1      3.9:1      4.1:1      4.2:1
Total assets.........................................     673,965    656,513    622,595    630,155    597,955
Long-term debt.......................................          --         --      3,060      6,789     21,828
Total debt...........................................          --      1,250      4,849     14,469     30,763
Stockholders' equity.................................     516,606    482,875    473,873    482,254    453,253
OTHER DATA
Stock repurchased....................................  $  212,581   $184,424   $151,259   $ 97,517   $ 67,356
Dividends paid on shares.............................  $  167,951   $139,670   $118,295   $101,197   $ 81,672
Dividends paid as a percentage of net earnings.......       53.7%      52.5%      53.0%      53.1%      50.4%
Return on net sales..................................       30.3%      29.6%      29.5%      28.3%      26.5%
Return on average assets.............................       47.0%      41.6%      35.6%      31.0%      28.3%
Return on average stockholders' equity...............       62.5%      55.6%      46.7%      40.7%      38.0%
Percentage of long-term debt to stockholders'
  equity.............................................          --         --        .6%       1.4%       4.8%
Percentage of total debt to stockholders' equity.....          --        .3%       1.0%       3.0%       6.8%
Average number of shares (in thousands) -- basic.....     209,803    211,603    215,156    219,820    220,550
Average number of shares (in thousands) -- diluted...     218,674    221,458    224,522    230,164    228,579

(ITEM 7)

                                      UST

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

COMPARATIVE INFORMATION

     The comparison of results for the three years presented was affected by a number of factors which are reflected in the analysis of Results of Operations and Financial Condition. During the fourth quarter of 1998, the Company entered into the Smokeless Tobacco Master Settlement Agreement (the "Settlement Agreement") with attorneys general of various states and U.S. territories to resolve the remaining health care cost recovery cases pending against the Company. Subject to final court approval in the respective states, the Settlement Agreement requires the Company to make payments expected to total between $100 and approximately $200 million over ten years, depending on various factors, for programs to reduce youth usage of tobacco and combat youth substance abuse and for enforcement purposes. In addition, the Settlement Agreement provides for payment by the Company of legal costs in the amount of $5 million. Settlement Agreement charges recorded by the Company in the fourth quarter of 1998 totaled $15.3 million; including $4.3 million for payments to the enforcement fund, $5 million for the payment of legal fees and $6 million representing the first on-going payment to the public education fund due in March of 1999. The balance of the future on-going payments related to the Company's market share will be charged to expense in the period the related shipments occur. In addition, included in 1998 results is a charge of $16.4 million versus $3 million in 1997, resulting from the Company's portion of the funding for pilot programs, primarily to reduce youth access to tobacco products, and related expenses as part of the settlements with the states of Texas, Florida and Washington in connection with their health care cost reimbursement litigation. Tobacco settlement charges negatively impacted diluted earnings per share by 10 cents in 1998 versus 1 cent in 1997, and 8 cents for the fourth quarter of 1998 versus no effect in the fourth quarter of 1997.

     At December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which required the restatement of segment information prior to 1998.

     In addition, due to the shipping pattern of the Tobacco segment, there was an additional shipping day that occurred in 1996 which affected both the unit volume and financial result comparisons for 1997 versus 1996.

RESULTS OF OPERATIONS

CONSOLIDATED RESULTS

  1998 COMPARED WITH 1997

     Consolidated net sales rose 2 percent to $1.423 billion while net earnings increased 4 percent to $455.3 million and diluted earnings per share increased 3 percent to $2.44.

     Over the last three years, net sales have increased 9 percent at an average annual rate of 2.9 percent, net earnings have increased 5.9 percent at an average annual rate of 2.1 percent; and diluted earnings per share have increased 12.4 percent at an average annual rate of 4.2 percent.

     Results for the Tobacco segment increased 2.9 percent as higher selling prices for moist smokeless tobacco were offset by the tobacco settlement charges and higher spending for marketing and sales initiatives, partially off set by the absence of a 1997 charge relating to recording the present value of an employment contract for a former executive officer.

     Wine segment results declined as a result of competitive pricing in the marketplace.

     Results for all other operations improved as gains recorded on dispositions of a business and certain agricultural properties were offset by the continued weakness in the premium cigar business.

     Corporate expenses were lower in 1998 versus 1997 due to the absence of a charge related to another employment contract for a former executive officer.

     Interest, net, resulted in income in 1998 versus expense in 1997 due to higher income on cash equivalent investments and lower average debt levels during the year.

     Pretax margins increased to 51.6 percent on earnings before income taxes of $734.5 million. Over the last three years, pretax margins have averaged 52 percent while earnings before income taxes have increased 4.2 percent at an average annual rate of 1.5 percent.

     The effective tax rate increased slightly in 1998 as compared to 1997.

     Future net earnings and earnings per share growth may be affected by the Company's ability to address competitive pressures, the overall growth rate of the moist smokeless tobacco category, continued growth in other businesses and the effects of potential regulatory actions.

  1997 COMPARED WITH 1996

     Consolidated net sales rose 2 percent to $1.402 billion, net earnings decreased 5 percent to $439.1 million and diluted earnings per share declined 3 percent to $2.37.

     Tobacco segment results were lower due to an additional shipping day in 1996, along with higher spending for marketing and sales initiatives to address competition, increased expenses relating to legal and regulatory issues and a charge relating to an employment contract for a former executive officer.

     Results for the Wine segment were substantially higher due to increased case volume and higher selling prices for premium varietal wines.

     All other operations recorded a small loss for the year.

     Corporate expenses increased primarily due to the recording of another employment contract for a former executive officer.

     Interest expense increased due to higher average levels of debt outstanding during the year.

     Pretax margins declined to 50.2 percent on earnings before income taxes of $703.9 million.

     The effective tax rate remained stable from year to year.

TOBACCO SEGMENT

  1998 COMPARED WITH 1997

     Tobacco segment sales increased 5.4 percent to $1.246 billion and accounted for 87.5 percent of consolidated revenue.

     Higher selling prices for moist smokeless tobacco was the primary reason for the increase. Domestic unit volume for moist smokeless tobacco products was slightly higher, rising 0.2 percent to 625.3 million cans as compared to 1997. For the year, unit volume results were unfavorably affected by higher returned goods resulting from several large promotions run in the latter part of 1997 which impacted regular stock at retail in 1998, and the implementation in mid-1997 of a program to enhance product freshness by accelerating the rotation of moist smokeless tobacco products at retail. During 1998, the Company fine-tuned its promotional activities by focusing on the number and distribution of promotional units. As a result, the Company believes that the returned goods comparison should stabilize going forward and therefore have less of an impact on reported net unit volume. Fourth quarter unit volume increased 1.6 percent to
157.3 million cans compared with the similar 1997 period which reflects growth in both the premium priced and price/value brands, as well as lower returned goods.

     The national introduction at mid-year of Rooster, the Company's premium mid-tier priced brand, continued targeted growth of Red Seal, the Company's price/value brand, and better management of promotional activity during the year all had a favorable impact on unit volume results for the fourth quarter and year.

     Gross profit for the segment rose 5.6 percent during 1998. Higher selling prices on premium brands more than offset higher volume for lower priced promotional and price/value products resulting in a slight increase in the gross profit percentage for the Tobacco segment.

     Selling and advertising expenses increased in 1998 approximately 7 percent. Selling expenses were significantly higher as the Company introduced an incentive program for wholesalers and retailers to build partnerships with the trade in support of the Company's smokeless tobacco brands. Spending was also higher on consumer focused activities, market research, additional sales and support personnel and higher salary related costs. Overall, advertising expenses were favorable, resulting from the absence of a major consumer promotion which ran in the prior year. Spending, however, was redirected and resulted in increased print advertising and direct marketing efforts in support of premium brands.

     Administrative expenses were significantly higher due to the tobacco settlement charges, partially offset by the absence of a charge relating to an employment contract with a former executive officer.

     Operating profit for the Tobacco segment increased 2.9 percent to $720.6 million for 1998. Absent tobacco settlement charges operating profit for the Tobacco segment would have increased approximately 7 percent.

     The Company continued to face competitive pressures in the marketplace in 1998. Marketing and sales initiatives over the past two years seem to have slowed the rate of segment share loss experienced in prior years. Competitive pressures, as well as the rate of growth of the moist smokeless tobacco category and the effects of potential regulatory actions will continue to impact unit volume and operating results for the Tobacco segment in the future.

  1997 COMPARED WITH 1996

     The comparison of results for the Tobacco segment was affected by an additional shipping day in 1996 as well as an increase in returned goods resulting from a program implemented during the second half of 1997 to enhance product freshness by accelerating the rotation of moist smokeless tobacco products at retail. In addition, due to increasing competition in the moist smokeless tobacco category, additional initiatives were implemented during the year which increased expenses. Accordingly, Tobacco segment results were lower for the year as higher selling prices were more than offset by slightly lower unit volume for moist smokeless tobacco products and higher spending.

     Domestic unit volume for moist smokeless tobacco products decreased 1.5 percent in 1997 to 623.8 million cans, as compared with 1996, which contained an additional shipping day. On an equivalent shipping day basis, unit volume stabilized, reversing a downward trend that began in the fourth quarter of 1996.

     Selling and advertising expenses for the year increased in support of new brand introductions, promotions and other targeted consumer initiatives, as well as increased market research.

     Administrative expenses were also significantly higher due to costs associated with legal and regulatory issues, and a charge resulting from an employment contract with a former executive officer.

     Accordingly, operating profit for the Tobacco segment decreased 6.1 percent to $700.4 million in 1997.

WINE SEGMENT

  1998 COMPARED WITH 1997

     Wine segment revenue increased 2.4 percent to $148.5 million and accounted for 10.4 percent of consolidated sales. Competitive pricing in the marketplace had an unfavorable effect on premium case sales during the year. In addition, due to anticipated shortages of red wines resulting from the low harvest yields in 1996, the Company began 1998 with certain varieties on allocation. The Company took action by removing the allocations on red wines in the second quarter and reduced prices in the second half of the year in an effort to increase case volume. Premium case volume decreased slightly in 1998 versus 1997. However, as a result of the actions taken, premium case volume for the fourth quarter increased approximately 12 percent as compared to the similar period in the prior year. Chateau Ste. Michelle and Columbia Crest, the Company's two leading brands of premium wine, accounted for approximately 73 percent of total Wine segment revenue.

     Unit costs were higher in 1998 as a result of higher average costs associated with the 1996 and 1997 harvests. As a result of the competitive pricing issues in the marketplace and higher unit costs, gross profit for the Wine segment decreased 1.2 percent in 1998.

     The Company's wines are produced using grapes both harvested from its own vineyards and purchased from regional growers as well as purchased bulk wine. The demand for premium varietal wine continues to increase. Given the outstanding harvest yields experienced over the last two years, the supply of grapes is adequate to meet expected demand and thereby eliminate the need for product allocations in 1999.

     Selling, advertising and administrative expenses were higher in 1998. Selling expenses were higher and were focused on promotional activities to address the competitive marketplace. Overall, advertising expenses were significantly lower; however, spending was focused on specific premium varietal brands. Administrative and other expenses were significantly higher primarily due to expenses incurred in improving information systems, salary and related costs and professional fees.

     The Wine segment recorded an operating profit of $22.1 million, a decrease of 21.6 percent.

     The Company believes that competitive pricing will continue in the marketplace in 1999. In order to increase profitability, the Company will continue to monitor current pricing levels and take the necessary actions to remain competitive at the appropriate margin level, introduce new products and focus on higher margin products.

  1997 COMPARED WITH 1996

     Wine segment revenue increased 18.4 percent to $145 million and accounted for 10.3 percent of consolidated sales. Higher premium wine case volume and selling prices were the primary reasons for the increase. Case volume for premium wine increased 9.6 percent. Chateau Ste. Michelle and Columbia Crest, the Company's two leading brands of premium wine, accounted for approximately 70 percent of total Wine segment revenue.

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

     Selling, advertising and administrative expenses were higher in 1997. Selling expenses were stable while advertising expenses were significantly higher in promoting brand awareness of premium wines, primarily Columbia Crest.

     Administrative and other expenses were significantly higher, primarily due to salary and related expenses and higher spending in other areas.

     The Wine segment recorded an operating profit of $28.2 million in 1997.

ALL OTHER OPERATIONS

  1998 COMPARED WITH 1997

     All other sales decreased 61 percent to $29.2 million and accounted for 2.1 percent of consolidated sales. The primary reason for the decrease was the disposition of the Company's video entertainment subsidiary in the first quarter of 1998 and a significant decline in the cigar operations due to the weakness in the premium cigar market. 1998 results include a gain of $10.7 million resulting from the sale of certain commercial agricultural properties and the Company's video entertainment subsidiary. This gain was offset by unfavorable results for the cigar operations, while spending in the international operation was lower. Overall, all other operations recorded a small operating profit of $1.7 million.

  1997 COMPARED WITH 1996

     All other sales decreased 8.4 percent to $74.9 million and accounted for
5.3 percent of consolidated sales. Increased revenues for the cigar operations were more than offset by the absence of revenues from businesses sold in 1996. In 1997, the Company incurred a $24.1 million write-down of production costs and prepaid royalties for its entertainment business. This charge was offset by a $25.7 million prepayment of royalties received in connection with a previous divestiture. Favorable results from the cigar operations were more than offset by higher expenditures associated with developing international markets, while results for other businesses were mixed. Overall, all other operations recorded an operating loss of $1.3 million.

FINANCIAL CONDITION

SOURCES AND USES OF CASH -- OPERATIONS

     Cash provided by operating activities, primarily earnings generated by the Tobacco segment, is the major source of funds available to the Company. Cash provided by operating activities was $465.6 million in 1998 as compared to $412.6 million in 1997 and $439.4 million in 1996.

     Net cash provided by operating activities in 1998 increased 12.9 percent as compared to 1997. The increase was due to higher earnings generated by the Tobacco segment, partially offset by lower earnings generated by the Wine segment.

     Significant inventories of leaf tobacco are required in connection with the Company's smokeless tobacco products and cigars. During the last three years, $217.8 million was used for the purchase of leaf tobacco and related costs for smokeless tobacco. In addition, the cost of grapes harvested and purchased and the cost of bulk wine totaled $92.1 million over the last three years.

INVESTING ACTIVITIES

     Net cash used in investing activities was $15.4 million in 1998. Purchases of property, plant and equipment over the last three years totaled $159.1 million.

     Major areas of capital spending from 1996 through 1998 were:

     Tobacco segment

          - Building additions and renovations
          - Manufacturing, processing and packaging equipment
          - Computer equipment and software

     Wine segment

          - Storage capacity
          - Vineyard expansion and development
          - Building additions and renovations
          - Computer equipment and software

     Other

          - Cigar distribution facility and manufacturing capacity expansion
          - Equipment

     In 1999, the Company's capital program is expected to approximate $65 million and will primarily include improvements to the tobacco processing and manufacturing operations, information systems, and expansion of storage facilities, related equipment and vineyard development for the wine operation.

     In 1998, the Company received $14.6 million from the disposition of certain commercial agricultural properties and $20.2 million resulting from a sale of a business. In 1997, the Company received $25.7 million resulting from a prepayment of royalties in connection with a previous divestiture and in 1996 received cash proceeds of $6.3 million from the sale of two businesses.

FINANCING ACTIVITIES

     Other significant sources and uses of cash over the last three years have included borrowings, the issuance of common stock, cash dividends, stock repurchases and the repayment of borrowings.

     Common stock was issued upon the exercise of options granted under the Company's stock option plans. The Company receives income tax benefits upon the exercise of certain of these options. Since 1995, funds received primarily from the exercise of options, together with these tax benefits, totaled $133.6 million.

     It is the Company's philosophy that its stockholders should benefit directly from the financial strength of its operations. Accordingly, the Company has increased dividend payments as earnings have risen. In 1998 however, the Company did not increase its quarterly dividend rate and its stock repurchase program had been suspended since June 1997 in view of the proposed resolution of regulatory and litigation issues affecting the tobacco industry. In December 1998, upon the execution of the Settlement Agreement, the Company resumed its stock repurchase program. Also in December, the Board of Directors approved a first quarter 1999 dividend of 42 cents per share. This equates to an indicated annual rate of $1.68, and represents an increase of 3.7 percent.

     Since 1995, the dividend rate has increased 24.6 percent reflecting an average annual increase of 7.8 percent. Total cash dividends paid by the Company in 1998 were $301.1 million or 66.1 percent of net earnings. Cash dividends paid to stockholders have exceeded 50 percent of net earnings in each of the last three years. It is the Company's intention to moderate dividend increases in the future to better align the payout ratio closer to 50 percent of net earnings. The Company has paid cash dividends without interruption since 1912. Future dividends depend on many factors, including internal estimates of future performance and the Company's need for funds. During the last three years, cash dividends distributed to stockholders amounted to $876.5 million, totaling 64.5 percent of net earnings for the period.

     The current stock repurchase program, as approved by the Board of Directors, began in 1996 and authorizes the Company to repurchase up to 20 million shares of its common stock from time to time in open market or negotiated transactions to be used in connection with employee benefit and compensation plans and other corporate purposes. In December 1998, the Company repurchased 4.4 million shares at a cost of $151.6 million. As of December 31, 1998, 13.6 million shares remained to be repurchased under the current program.

     As a result of the suspension of the stock repurchase program for substantially all of 1998, the Company used excess cash to repay borrowings. Over the last three years the Company had net repayments on borrowings of $100 million.

LIQUIDITY AND CAPITAL RESOURCES

     In 1998, sources of cash exceeded uses of cash by $26.3 million. Cash generated from operating activities and proceeds received from the sale of certain commercial agricultural properties and a business, along with cash on hand at December 31, 1997 were used to meet the Company's cash requirements. These requirements were for raw material inventory, primarily seasonal purchases of leaf tobacco for moist smokeless tobacco and cigars, as well as grapes harvested and purchased for the wine operations, quarterly dividend payments, capital projects and the stock repurchase program.

     The Company currently maintains two revolving credit agreements totaling $350 million with a group of banks. The terms of these agreements provide for a five-year revolving credit facility in the amount of $262.5 million and a 364-day revolving credit facility in the amount of $87.5 million. These facilities will be used primarily as support for commercial paper issuances and can also be used as direct bank financing. Of the $350 million available under its credit facilities, the Company has allocated $100 million to support outstanding commercial paper at December 31, 1998.

     The ratio of current assets to current liabilities (current ratio) at December 31, 1998 was 2.6 to 1 and has averaged 2.3 to 1 over the last three years. The current ratio remained stable as compared to 1997 as increases in inventories were offset by higher accrued expenses. The Company's liquidity position is enhanced by the fact that leaf inventories are carried at costs computed under the last-in, first-out (LIFO) method. The average costs of these inventories are $50.9 million more than the amount at which they are carried in the Consolidated Statement of Financial Position at December 31, 1998.

     In 1999, projected leaf tobacco purchases will be slightly higher than amounts expended in 1998. In addition, significant levels of cash will be required for the stock repurchase program, dividend payments and capital projects.

     In December 1998, the Board of Directors approved borrowing up to $1 billion over five years to augment the Company's stock repurchase program and for other corporate purposes. Additional credit facilities will be required in the future to cover these additional borrowings and the Company is currently analyzing appropriate additional debt financing vehicles. The Company intends to maintain appropriate facilities to ensure access to credit markets providing sufficient financial resources and operational flexibility.

     The percentage of total debt outstanding to stockholders' equity decreased to 21.4 percent at December 31, 1998, from 25.2 percent at December 31, 1997. Slightly lower debt levels and an increase in stockholders' equity caused the percentage to decline.

     The Company anticipates that its operating cash requirements will be met by amounts generated from operating activities augmented by borrowings.

     Stockholders' equity increased in 1998, as net earnings and common stock issued under the Company's stock option plans were partially offset by the effects of dividend payments and the stock repurchase program.

     At December 31, 1998, the return on average stockholders' equity declined to 100.6 percent from 122.3 percent at December 31, 1997. In 1997 and 1996 this same return was higher due to the level of stock repurchases in those years.

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

     Based on a risk assessment, the Company has developed plans to address the year 2000 issue and is currently modifying or replacing critical computer systems to become year 2000 compliant. The Company's year 2000 plan includes both information technology (IT) systems and non-IT systems and a risk assessment of its major vendors and customers. Major vendors and customers were surveyed to determine their state of readiness and the potential implications they may have on the Company's business. Site visits are being planned for critical vendors and customers. Remediation and testing of critical business IT systems are currently in process and these systems are expected to be year 2000 compliant by June 30, 1999. The Company's most critical business system was replaced with year 2000 compliant software in the fourth quarter of 1998. Remediation and testing of non-IT systems will also continue, as necessary, during the first half of 1999.

     Based on current information available, the Company estimates that the cost to become year 2000 compliant will not be material.

     Incomplete or untimely resolution of the year 2000 issue by the Company or critically important customers or vendors could cause delays in the Company's ability to manufacture and ship its products, process transactions or engage in similar normal business activities, which would have a material financial impact on the Company's operations. With the implementation of its year 2000 plan, the Company believes the year 2000 issue should not pose any significant operational problems.

     The Company is developing contingency plans in order to minimize the potential disruption of business operations that may result if the Company, its vendors or customers fail to become year 2000 compliant. The contingency plans may include stockpiling or securing alternate sources of manufacturing supplies.

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

     Any one, or a combination, of these factors could materially affect the results of the Company's operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing and sales initiatives, legal and regulatory initiatives (including those described under Items 1 and 3 of the Company's Annual Report on Form 10-K and in the Form 8-Ks and in the quarterly Form 10-Qs), and conditions in the capital markets. Forward-looking statements made by the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the Company, actual results may differ from those in the forward-looking statements.

   GRAPHICAL INFORMATION INCLUDED IN EXHIBIT 13 (ITEM 7) IS DESCRIBED BELOW:

          (DOLLARS IN MILLIONS, EXCEPT SHARE AMOUNTS AND PERCENTAGES)

     The following are bar graphs:

          Consolidated Net Sales: 1996 -- $1,372, 1997 -- $1,402 and
     1998 -- $1,423

          Pretax Margins: 1996 -- 54.3%, 1997 -- 50.2% and 1998 -- 51.6%

          Diluted Earnings Per Share: 1996 -- $2.44, 1997 -- $2.37 and 1998 -- $2.44

          Tobacco Sales: 1996 -- $1,168, 1997 -- $1,182 and 1998 -- $1,246

          Wine Sales: 1996 -- $122, 1997 -- $145 and 1998 -- $149

          Other Sales: 1996 -- $82, 1997 -- $75 and 1998 -- $29

          Net Cash Provided by Operating Activities: 1996 -- $439, 1997 -- $413 and 1998 -- $466

          Return on Average Stockholders' Equity: 1996 -- 161.7%, 1997 -- 122.3% and 1998 -- 100.6%

          Total Debt to Stockholders' Equity: 1996 -- 88.9%, 1997 -- 25.2% and 1998 -- 21.4%

          Dividends Per Share: 1996 -- $1.48, 1997 -- $1.62 and 1998 -- $1.62

     The following bar graph illustrates the relationship between net earnings and dividends paid:

          Net Earnings: 1996 -- $464, 1997 -- $439 and 1998 -- $455

          Dividends Paid: 1996 -- $277, 1997 -- $298 and 1998 -- $301

     A pie chart illustrating the percentage of capital expenditures by operating unit for 1996 -- 1998:
       Tobacco 54%, Wine 36% and Other 10%.

(ITEMS 5 AND 8)

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                      FIRST       SECOND      THIRD       FOURTH        YEAR
                                     --------    --------    --------    --------    ----------
1998
Net sales..........................  $340,164    $357,390    $354,146    $371,546    $1,423,246
Gross profit.......................   272,296     288,285     285,313     293,836     1,139,730
Net earnings.......................   111,977     119,140     117,753     106,409       455,279
Basic earnings per share...........       .60         .64         .63         .57          2.45
Diluted earnings per share.........       .60         .64         .63         .57          2.44
Dividends per share................       .40 1/2     .40 1/2     .40 1/2     .40 1/2      1.62
Market price per share:
  High.............................        36 7/8      31 7/88     31 5/16     35 5/8        36 7/88
  Low..............................        31 7/8      24 9/16     25 5/16     28 5/8        24 9/16
                                     ----------------------------------------------------------

1997
Net sales..........................  $334,616    $355,764    $360,582    $350,756    $1,401,718
Gross profit.......................   269,526     284,406     286,008     269,836     1,109,776
Net earnings.......................   101,206     116,889     114,222     106,821       439,138
Basic earnings per share...........       .55         .64         .62         .58          2.39
Diluted earnings per share.........       .54         .63         .62         .57          2.37
Dividends per share................       .40 1/2     .40 1/2     .40 1/2     .40 1/2      1.62
Market price per share:
  High.............................        34 1/2      30 1/8      31 3/4      36 15/16      36 15/16
  Low..............................        26 3/4      25 1/2      26 1/8      28 1/8        25 1/28

---------------

The first quarter of 1998 includes a pretax gain of $10.7 million (4 cents per diluted share) from the sale of certain commercial agricultural properties and the Company's video entertainment subsidiary.

The first, third and fourth quarters of 1998 include pretax charges of $4.6 million, $3.1 million and $24 million (2 cents, 1 cent and 8 cents per diluted share), respectively, associated with the settlement of health care cost reimbursement litigation. (See Contingencies Note.)

The first quarter of 1997 includes a pretax charge of $6.6 million (2 cents per diluted share) for the present value of future obligations arising under employment contracts with two former executive officers.

The third quarter of 1997 includes a pretax charge of $3 million (1 cent per diluted share) resulting from the Company's settlement with the state of Florida regarding health care cost reimbursement litigation.

     The Company's shares trade on the New York Stock Exchange and the Pacific Exchange, ticker symbol -- UST. The number of stockholders of record at December 31, 1998 was 9,668.

                                                     (ITEM 8)

                                      UST
                       CONSOLIDATED STATEMENT OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1998          1997          1996
                                                         ----------    ----------    ----------
NET SALES..............................................  $1,423,246    $1,401,718    $1,371,705
COSTS AND EXPENSES
  Cost of products sold................................     257,155       265,193       246,381
  Excise taxes.........................................      26,361        26,749        26,375
  Selling, advertising and administrative..............     407,452       398,468       348,059
  Interest (income) expense, net.......................      (2,187)        7,451         6,364
                                                         ----------    ----------    ----------
TOTAL COSTS AND EXPENSES...............................     688,781       697,861       627,179
                                                         ----------    ----------    ----------
EARNINGS BEFORE INCOME TAXES...........................     734,465       703,857       744,526
                                                         ----------    ----------    ----------
INCOME TAXES...........................................     279,186       264,719       280,527
                                                         ----------    ----------    ----------
NET EARNINGS...........................................  $  455,279    $  439,138    $  463,999
                                                         ==========    ==========    ==========
NET EARNINGS PER SHARE
  Basic................................................       $2.45         $2.39         $2.48
  Diluted..............................................       $2.44         $2.37         $2.44
AVERAGE NUMBER OF SHARES
  Basic................................................     185,544       183,931       187,386
  Diluted..............................................     186,880       185,602       190,067

See Notes to Consolidated Financial Statements.

                                      UST

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)

                                                                    DECEMBER 31
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
ASSETS
Current assets
  Cash and cash equivalents.................................  $   33,210    $    6,927
  Accounts receivable.......................................      63,269        67,702
  Inventories...............................................     372,634       319,666
  Prepaid expenses and other current assets.................      24,653        31,753
  Deferred income taxes.....................................      13,447        15,796
                                                              ----------    ----------
     Total current assets...................................     507,213       441,844
                                                              ----------    ----------
Property, plant and equipment, net..........................     338,695       326,709
Other assets................................................      67,411        57,810
                                                              ----------    ----------
          Total assets......................................  $  913,319    $  826,363
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term obligations....................................  $       --    $   10,000
  Accounts payable and accrued expenses.....................     156,699       119,345
  Income taxes..............................................      40,617        37,174
                                                              ----------    ----------
          Total current liabilities.........................     197,316       166,519
                                                              ----------    ----------
Long-term debt..............................................     100,000       100,000
Postretirement benefits other than pensions.................      78,567        73,868
Other liabilities...........................................      69,143        49,181
Contingencies (see note)....................................          --            --
                                                              ----------    ----------
          Total liabilities.................................     445,026       389,568
                                                              ----------    ----------
STOCKHOLDERS' EQUITY
  Capital stock.............................................     104,048       103,307
  Additional paid-in capital................................     512,089       474,661
  Retained earnings.........................................     684,489       536,014
  Accumulated other comprehensive loss......................     (18,420)       (8,632)
                                                              ----------    ----------
                                                               1,282,206     1,105,350
  Less cost of shares in treasury...........................     813,913       668,555
                                                              ----------    ----------
          Total stockholders' equity........................     468,293       436,795
                                                              ----------    ----------
          Total liabilities and stockholders' equity........  $  913,319    $  826,363
                                                              ==========    ==========

See Notes to Consolidated Financial Statements.

                                      UST

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31
                                                          -----------------------------------
                                                            1998         1997         1996
                                                          ---------    ---------    ---------
OPERATING ACTIVITIES
  Net earnings........................................    $ 455,279    $ 439,138    $ 463,999
  Adjustments to reconcile net earnings to cash
     provided by operating activities:
     Depreciation and amortization....................       31,726       30,491       28,318
     Deferred income taxes............................          236       (8,779)       2,412
     Prepayment of royalties..........................           --      (25,732)          --
     Write-down of production costs and prepaid
       assets.........................................           --       24,089           --
     Gain on sale of property, plant and equipment....       (7,840)          --           --
     Gain on sale of a business.......................       (2,820)          --           --
     Changes in operating assets and liabilities:
       Accounts receivable............................       (2,918)       8,430      (11,128)
       Inventories....................................      (57,087)     (56,146)     (18,494)
       Prepaid expenses and other assets..............        2,084       (1,884)      (9,576)
       Accounts payable, accrued expenses and other
          liabilities.................................       43,538        8,743        9,895
       Income taxes payable...........................        3,443       (5,744)     (26,038)
                                                          ---------    ---------    ---------
          Net cash provided by operating activities...      465,641      412,606      439,388
                                                          ---------    ---------    ---------
INVESTING ACTIVITIES
  Purchases of property, plant and equipment..........      (56,266)     (58,159)     (44,713)
  Dispositions of property, plant and equipment.......       20,749        2,409        7,964
  Proceeds from the prepayment of royalties...........           --       25,732           --
  Proceeds from the sale of businesses................       20,152           --        6,256
                                                          ---------    ---------    ---------
          Net cash used in investing activities.......      (15,365)     (30,018)     (30,493)
                                                          ---------    ---------    ---------
FINANCING ACTIVITIES
  Proceeds from borrowings............................           --       10,000      150,000
  Repayment of borrowings.............................      (10,000)    (150,000)    (100,000)
  Proceeds from the issuance of stock.................       38,769       53,665       41,215
  Dividends paid......................................     (301,145)    (298,059)    (277,302)
  Stock repurchased...................................     (151,617)     (45,719)    (237,759)
                                                          ---------    ---------    ---------
          Net cash used in financing activities.......     (423,993)    (430,113)    (423,846)
                                                          ---------    ---------    ---------
          Increase (decrease) in cash and cash
            equivalents...............................       26,283      (47,525)     (14,951)
          Cash and cash equivalents at beginning of
            year......................................        6,927       54,452       69,403
                                                          ---------    ---------    ---------
          Cash and cash equivalents at end of year....    $  33,210    $   6,927    $  54,452
                                                          =========    =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Income taxes.....................................     $266,745     $268,158     $290,024
     Interest.........................................        5,935        8,718        7,151

See Notes to Consolidated Financial Statements.

                                      UST

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 ACCUMULATED
                                                       ADDITIONAL                   OTHER                       TOTAL
                                             COMMON     PAID-IN     RETAINED    COMPREHENSIVE   TREASURY    STOCKHOLDERS'
                                             STOCK      CAPITAL     EARNINGS        LOSS          STOCK        EQUITY
                                            --------   ----------   ---------   -------------   ---------   -------------
Balance at December 31, 1995..............  $101,040    $373,935    $ 208,238     $ (5,355)     $(385,077)    $ 292,781
Comprehensive income:
  Net earnings............................        --          --      463,999           --             --       463,999
  Other comprehensive loss, net of tax:
    Foreign currency translation
      adjustment..........................        --          --           --          (38)            --           (38)
    Minimum pension liability
      adjustment..........................        --          --           --       (1,851)            --        (1,851)
                                                                                                              ---------
  Other comprehensive loss................                                                                       (1,889)
                                                                                                              ---------
    Comprehensive income..................                                                                      462,110
Cash dividends -- $1.48 per share.........        --          --     (277,302)          --             --      (277,302)
Exercise of stock options -- 2,075,500
  shares..................................     1,037      25,895           --           --             --        26,932
Income tax benefits, net of increase in
  receivables from exercise of stock
  options.................................        --      13,709           --           --             --        13,709
Stock repurchased for
  treasury -- 7,405,800 shares............        --          --           --           --       (237,759)     (237,759)
Put option proceeds and obligations.......        --         735           --           --             --           735
                                            --------    --------    ---------     --------      ---------     ---------
Balance at December 31, 1996..............   102,077     414,274      394,935       (7,244)      (622,836)      281,206
Comprehensive income:
  Net earnings............................        --          --      439,138           --             --       439,138
  Other comprehensive loss, net of tax:
    Foreign currency translation
      adjustment..........................        --          --           --         (322)            --          (322)
    Minimum pension liability
      adjustment..........................        --          --           --       (1,066)            --        (1,066)
                                                                                                              ---------
  Other comprehensive loss................                                                                       (1,388)
                                                                                                              ---------
    Comprehensive income..................                                                                      437,750
Cash dividends -- $1.62 per share.........        --          --     (298,059)          --             --      (298,059)
Exercise of stock options -- 2,459,500
  shares..................................     1,230      36,645           --           --             --        37,875
Income tax benefits and decrease in
  receivables from exercise of stock
  options.................................        --      15,956           --           --             --        15,956
Stock repurchased for
  treasury -- 1,526,000 shares............        --          --           --           --        (45,719)      (45,719)
Put option obligations, net of proceeds...        --       7,786           --           --             --         7,786
                                            --------    --------    ---------     --------      ---------     ---------
Balance at December 31, 1997..............   103,307     474,661      536,014       (8,632)      (668,555)      436,795
Comprehensive income:
  Net earnings............................        --          --      455,279           --             --       455,279
  Other comprehensive loss, net of tax:
    Foreign currency translation
      adjustment..........................        --          --           --         (602)            --          (602)
    Minimum pension liability
      adjustment..........................        --          --           --       (9,186)            --        (9,186)
                                                                                                              ---------
  Other comprehensive loss................                                                                       (9,788)
                                                                                                              ---------
    Comprehensive income..................                                                                      445,491
Cash dividends -- $1.62 per share.........        --          --     (301,145)          --             --      (301,145)
Exercise of stock options -- 1,681,600
  shares..................................       841      29,759           --           --             --        30,600
Income tax benefits, net of increase in
  receivables from exercise of stock
  options.................................        --       8,169           --           --             --         8,169
Stock repurchased for
  treasury -- 4,383,500 shares............        --          --           --           --       (151,617)     (151,617)
Retirement of treasury stock -- 200,000
  shares..................................      (100)       (500)      (5,659)          --          6,259            --
                                            --------    --------    ---------     --------      ---------     ---------
Balance at December 31, 1998..............  $104,048    $512,089    $ 684,489     $(18,420)     $(813,913)    $ 468,293
                                            ========    ========    =========     ========      =========     =========

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

     Prior year financial statements have been revised to conform to the 1998 presentation.

REVENUE RECOGNITION

     Revenue from sales of smokeless tobacco products are recognized when title passes, which is when products are received by the customer. Revenue from sales of wine products are recognized when title passes to the customer, which is when products are shipped.

CASH AND CASH EQUIVALENTS

     Cash equivalents are amounts invested in highly liquid instruments with maturities of three months or less when acquired.

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

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost. Depreciation is computed by the straight-line method based on the estimated useful lives of the assets which range from 5 to 40 years. Long-lived assets are reviewed for impairment whenever facts and circumstances indicate that the carrying amount may not be recoverable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of amounts reported in the consolidated financial statements have been determined by using available market information and appropriate valuation methodologies. All current assets and current liabilities are carried at their fair value, which approximates market value, because of their short-term nature. The fair value of long-term assets and long-term liabilities approximates their carrying value.

STOCK OPTIONS

     The Company applies the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," in reporting for stock options.

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

INVENTORIES

                                                                  DECEMBER 31
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Leaf tobacco................................................  $178,078    $152,869
Products in process.........................................   110,752      96,314
Finished goods..............................................    66,688      52,406
Other materials and supplies................................    17,116      18,077
                                                              --------    --------
                                                              $372,634    $319,666
                                                              ========    ========

     At December 31, 1998 and 1997, $150.3 million and $136.9 million, respectively, of leaf tobacco inventories were valued using the LIFO method. The average costs of these inventories are greater than the amounts at which these inventories are carried in the Consolidated Statement of Financial Position by $50.9 million and $47.4 million, respectively.

PROPERTY, PLANT AND EQUIPMENT, NET

                                                                  DECEMBER 31
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Land........................................................  $ 22,828    $ 29,586
Buildings...................................................   234,559     224,889
Machinery and equipment.....................................   332,603     310,019
                                                              --------    --------
                                                               589,990     564,494
Less allowances for depreciation............................   251,295     237,785
                                                              --------    --------
                                                              $338,695    $326,709
                                                              ========    ========

     Depreciation expense was $31.4 million for 1998, $30.1 million for 1997 and $28.1 million for 1996.

     The Company also leases certain property and equipment under various operating lease arrangements. Annual commitments under these leases, which average $4.3 million per year through the year 2003, extend through 2030 and total $37.1 million. Lease expense for the years 1998, 1997 and 1996 was $9.5 million, $6.4 million and $5.7 million, respectively.

                                      UST

OTHER ASSETS

                                                                 DECEMBER 31
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
Prepaid pension costs.......................................  $28,884    $27,947
Limited partnership investment..............................   11,166     11,177
Deferred income taxes.......................................    9,178      1,795
Other.......................................................   18,183     16,891
                                                              -------    -------
                                                              $67,411    $57,810
                                                              =======    =======

     The limited partnership investment owns and leases a cogeneration facility.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                  DECEMBER 31
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Trade accounts payable......................................  $ 37,281    $ 34,150
Employee compensation and benefits..........................    57,415      58,192
Settlement charges..........................................    18,703          --
Other accrued expenses......................................    43,300      27,003
                                                              --------    --------
                                                              $156,699    $119,345
                                                              ========    ========

REVOLVING CREDIT AGREEMENTS

     The Company has two revolving credit agreements totaling $350 million with various banks. The terms of the agreements provide for a five-year revolving credit facility in the amount of $262.5 million, which expires in November 2001, and a 364-day revolving credit facility, renewed in November 1998 in the amount of $87.5 million, which expires in November 1999. The Company may borrow funds and elect to pay interest under the "Base Rate," "Competitive Bid" or "Eurodollar" interest rate provisions of the agreements. Principal repayments are optional during the revolving credit periods. The agreements require facility fees which are not significant, as well as maintenance of certain financial ratios.

     At December 31, 1998, the Company had $100 million outstanding under commercial paper borrowings, all of which was classified as long-term debt. The Company's revolving credit agreements support these borrowings which are intended to be refinanced on a long-term basis, either through continued commercial paper borrowings or its revolving credit facilities. Commercial paper borrowings at December 31, 1998 had a weighted-average interest rate of 5.9 percent. At December 31, 1997, the Company had $110 million outstanding under commercial paper borrowings, of which $100 million was classified as long-term debt. Commercial paper borrowings at December 31, 1997 had a weighted-average interest rate of 5.8 percent.

OTHER LIABILITIES

     Other liabilities include the noncurrent portion of the pension liabilities at December 31, 1998 and 1997 of $65.1 million and $45.5 million, respectively. (See Employee Benefit and Compensation Plans Note.)

     In 1997, the Company had sold put options which entitled the holder to sell a specific number of shares of common stock to the Company at a predetermined price. The Company's put option program was suspended during 1997, and the Company had no liability or shares outstanding under its put option program at December 31, 1998 or 1997.

                                      UST

CAPITAL STOCK

     The Company has two classes of capital stock, preferred stock and common stock. Preferred stock carries a par value of $.10 and no shares have been issued. Common stock carries a $.50 par value. Authorized preferred stock is 10 million shares and authorized common stock is 600 million shares.

     In 1998 and 1997, the Company repurchased 4.4 million and 1.5 million shares, respectively, pursuant to its stock repurchase program authorized by the Board of Directors in 1996. The program allows the Company to repurchase up to 20 million shares of its common stock from time to time in open market or negotiated transactions for use in connection with employee benefit programs and other corporate purposes. As of December 31, 1998, 6.4 million shares of the 20 million authorized have been repurchased. The Company had suspended its stock repurchase program from June 1997 through November 1998, due to the proposed resolution of regulatory and litigation issues affecting the tobacco industry.

     Common stock issued at December 31, 1998 and 1997 was 208,095,836 shares and 206,614,236 shares, respectively. Treasury shares held at December 31, 1998 and 1997 was 26,008,500 shares and 21,825,000 shares, respectively.

     In December 1998, the Board of Directors approved the Nonemployee Directors' Restricted Stock Award Plan. Under this Plan, up to 0.2 million shares of the Company's common stock may be granted to nonemployee directors in accordance with the provisions of the Plan, and accordingly, 0.2 million shares of the Company's treasury stock has been cancelled and reserved for use upon issuance of stock for this Plan.

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

                                      UST

     Consistent with the method described in SFAS No. 123, if compensation expense for the Company's plans had been determined based on the fair value at the grant dates for awards under its plans, net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                               1998        1997        1996
                                                             --------    --------    --------
Net earnings:
  As reported..............................................  $455,279    $439,138    $463,999
  Pro forma................................................  $449,445    $436,106    $461,059
Basic earnings per share:
  As reported..............................................     $2.45       $2.39       $2.48
  Pro forma................................................     $2.42       $2.37       $2.46
Diluted earnings per share:
  As reported..............................................     $2.44       $2.37       $2.44
  Pro forma................................................     $2.41       $2.35       $2.42

     In accordance with the provisions of SFAS No. 123, the pro forma disclosures include only the effect of stock options granted since 1995.

     The fair value of each option grant, for pro forma disclosure purposes, was estimated on the date of grant using the modified Black-Scholes option pricing model with the following weighted-average assumptions:

                                                       1998         1997         1996
                                                     ---------    ---------    ---------
Expected dividend yield............................       4.6%         4.4%         4.4%
Risk-free interest rate............................       5.6%         5.9%         6.6%
Expected volatility................................      22.0%        29.7%        18.0%
Expected life of option............................  6.5 years    6.5 years    6.5 years

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

     At December 31, 1998, 1,712,200 shares were available for grant under the 1992 Stock Option Plan and 156,500 shares were available for grant under the Nonemployee Directors' Stock Option Plan, while no shares were available under the 1982 Stock Option Plan.

     Receivables from the exercise of options in the amount of $10.6 million in 1998, $9.5 million in 1997 and $12.1 million in 1996 have been deducted from stockholders' equity.

                                      UST

     The following table presents a summary of the Company's stock option activity and related information for the years ended December 31:

                                   1998                            1997                            1996
                       -----------------------------   -----------------------------   -----------------------------
                         NUMBER     WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE
                           OF           EXERCISE           OF           EXERCISE           OF           EXERCISE
                        OPTIONS          PRICE          OPTIONS          PRICE          OPTIONS          PRICE
                       ----------   ----------------   ----------   ----------------   ----------   ----------------
Outstanding at
  beginning of
  year...............  14,886,800        $26.78        15,782,600        $24.57        16,321,700        $22.20
Granted..............   1,359,500         30.64         1,861,600         31.39         1,567,800         33.93
Exercised............  (1,681,600)        18.20        (2,459,500)        15.40        (2,075,500)        12.98
Forfeited............    (109,300)        31.81          (297,900)        32.45           (30,600)        29.61
Expired..............        (800)         7.69                --            --              (800)         4.23
                       ----------        ------        ----------        ------        ----------        ------
Outstanding at end of
  year...............  14,454,600        $28.10        14,886,800        $26.78        15,782,600        $24.57
                       ==========        ======        ==========        ======        ==========        ======
Exercisable at end of
  year...............  11,637,500        $27.31        11,932,700        $25.49        13,020,600        $22.96
                       ==========        ======        ==========        ======        ==========        ======
Weighted-average fair
  value of options
  granted during the
  year...............                    $ 5.42                          $ 7.58                          $ 5.95
                                         ======                          ======                          ======

     The following table summarizes information about stock options outstanding at December 31, 1998:

                               OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                 ------------------------------------------------    ------------------------------
                   NUMBER    WEIGHTED-AVERAGE    WEIGHTED-AVERAGE      NUMBER      WEIGHTED-AVERAGE
   RANGE OF          OF         REMAINING            EXERCISE            OF            EXERCISE
EXERCISE PRICES   OPTIONS    CONTRACTUAL LIFE         PRICE           OPTIONS           PRICE
---------------  ----------  ----------------    ----------------    ----------    ----------------
$13.78 -- 18.28   1,439,100     1.3 years             $14.48          1,439,100         $14.48
 24.19 -- 35.25  13,015,500     5.7 years              29.60         10,198,400          29.12
                 ----------                                          ----------
$13.78 -- 35.25  14,454,600     5.3 years             $28.10         11,637,500         $27.31
                 ==========                           ======         ==========         ======

EMPLOYEE BENEFIT AND COMPENSATION PLANS

     In 1998, the Company adopted SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," which changed the Company's reporting requirements for its pension and postretirement welfare benefit plans.

     The Company and its subsidiaries maintain a number of noncontributory defined benefit pension plans covering substantially all employees over age 21 with at least one year of service.

     The Company and certain of its subsidiaries also maintain a number of postretirement welfare benefit plans which provide certain medical and life insurance benefits to substantially all full-time employees who have attained certain age and service requirements upon retirement. The health care benefits are subject to deductibles, co-insurance and in some cases flat dollar contributions which vary by plan, age and service at retirement. All life insurance coverage is noncontributory.

                                      UST

     The following table represents a reconciliation of the plans at December
31:

                                                                    DECEMBER 31
                                                  ------------------------------------------------
                                                                          POSTRETIREMENT BENEFITS
                                                     PENSION PLANS          OTHER THAN PENSIONS
                                                  --------------------    ------------------------
                                                    1998        1997         1998          1997
                                                  --------    --------    ----------    ----------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at beginning of year.......  $284,164    $246,081     $ 59,951      $ 58,016
  Service cost..................................    10,195       8,744        3,349         2,857
  Interest cost.................................    20,833      18,761        4,384         4,003
  Plan participants' contributions..............        --          --           71            99
  Plan amendments...............................        --         102           --            --
  Actuarial loss/(gain).........................    42,063      24,377        9,481        (2,734)
  Benefits paid.................................   (15,243)    (13,901)      (2,680)       (2,290)
                                                  --------    --------     --------      --------
  Benefit obligation at end of year.............  $342,012    $284,164     $ 74,556      $ 59,951
                                                  --------    --------     --------      --------
CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of
     year.......................................  $279,733    $242,230           --            --
  Actual return on plan assets..................    25,868      47,687           --            --
  Employer contributions........................     5,377       4,387           --            --
  Benefits paid.................................   (15,243)    (13,901)          --            --
  Administrative expenses.......................      (574)       (670)          --            --
                                                  --------    --------     --------      --------
  Fair value of plan assets at end of year......  $295,161    $279,733           --            --
                                                  --------    --------     --------      --------
FUNDED STATUS
  Funded status at end of year..................  $(46,851)   $ (4,431)    $(74,556)     $(59,951)
  Unrecognized actuarial loss/(gain)............    36,567      (1,061)      (3,684)      (13,557)
  Unrecognized prior service cost...............    (1,174)     (1,287)        (327)         (360)
  Unrecognized transition obligation............        21        (226)          --            --
                                                  --------    --------     --------      --------
  Accrued benefit cost..........................  $(11,437)   $ (7,005)    $(78,567)     $(73,868)
                                                  --------    --------     --------      --------
AMOUNTS RECOGNIZED IN THE CONSOLIDATED STATEMENT
  OF FINANCIAL POSITION:
  Prepaid benefit cost..........................  $ 28,884    $ 27,947     $     --      $     --
  Accrued benefit liability.....................   (69,768)    (49,561)     (78,567)      (73,868)
  Intangible asset..............................     3,783       3,076           --            --
  Accumulated other comprehensive loss..........    25,664      11,533           --            --
                                                  --------    --------     --------      --------
  Net amount recognized.........................  $(11,437)   $ (7,005)    $(78,567)     $(73,868)
                                                  ========    ========     ========      ========

     The weighted-average assumptions used for the year ended December 31 were:

                                                                          POSTRETIREMENT BENEFITS
                                                     PENSION PLANS          OTHER THAN PENSIONS
                                                  --------------------    ------------------------
                                                    1998        1997         1998          1997
                                                  --------    --------    ----------    ----------
Discount rate...................................      6.50%       7.25%        6.50%         7.25%
Expected return on plan assets..................      8.75%       9.25%          --            --
Rate of compensation increase...................      5.00%       5.00%          --            --

     The rate of increase in per capita costs of covered health care benefits is assumed to be 8.3 percent for 1999 and to decrease gradually to 4.5 percent by the year 2005 and remain at that level thereafter.

                                      UST

     Net periodic benefit cost for the year ended December 31 includes the following components:

                                                                      POSTRETIREMENT BENEFITS
                                          PENSION PLANS                 OTHER THAN PENSIONS
                                 --------------------------------    --------------------------
                                   1998        1997        1996       1998      1997      1996
                                 --------    --------    --------    ------    ------    ------
Service cost...................  $ 10,195    $  8,744    $  8,594    $3,349    $2,857    $2,989
Interest cost..................    20,833      18,761      17,098     4,384     4,003     4,162
Expected return on plan
  assets.......................   (23,036)    (21,110)    (19,608)       --        --        --
Amortization of unrecognized
  transition obligation........      (247)       (247)       (247)       --        --        --
Amortization of prior service
  cost.........................      (113)       (133)       (142)      (33)      (33)       --
Recognized actuarial
  loss/(gain)..................     2,176       1,254       1,192      (392)     (747)     (190)
                                 --------    --------    --------    ------    ------    ------
Net periodic benefit cost......  $  9,808    $  7,269    $  6,887    $7,308    $6,080    $6,961
                                 ========    ========    ========    ======    ======    ======

     The projected benefit obligation, the accumulated benefit obligation and the fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $82.4 million, $72.8 million and $5 million, respectively, as of December 31, 1998, and $63.4 million, $51.4 million and $4 million, respectively, as of December 31, 1997.

     The assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. To illustrate, a one-percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1998 by approximately $11 million and increase the service and interest cost components of expense by approximately $1.4 million. A one-percentage point decrease in the assumed health care trend rate would have decreased the accumulated postretirement benefit obligation at December 31, 1998 by approximately $9.2 million and decreased the service and interest components of expense by approximately $1.2 million.

     Plan assets of the Company's pension plans include marketable equity securities, including common stock of the Company, and corporate and government debt securities. At December 31, 1998 and 1997, the fund held 1.3 million shares of the Company's common stock having a market value of $44.6 million as of December 31, 1998 and $47.3 million as of December 31, 1997. Dividends paid on shares held by the fund were $2.1 million in 1998 and 1997.

     The Company sponsors a defined contribution plan (Employees' Savings Plan) covering substantially all of its employees. The Plan requires one year of service prior to eligibility for participation. Company contributions are based upon participant contributions. The expense was $4.4 million in 1998, $4 million in 1997 and $3.9 million in 1996.

     The Company has an Incentive Compensation Plan which provides for incentive payments to designated employees based on stated percentages of net earnings as defined in the Plan. Expenses under the Plan amounted to $38.5 million in 1998, $36.9 million in 1997 and $39 million in 1996.

                                      UST

INCOME TAXES

     The income tax provision (benefit) consists of the following:

                                                       1998        1997        1996
                                                     --------    --------    --------
Current:
  Federal..........................................  $247,526    $247,224    $245,386
  State and local..................................    31,424      26,274      32,729
                                                     --------    --------    --------
          Total current............................   278,950     273,498     278,115
                                                     --------    --------    --------
Deferred:
  Federal..........................................       346      (6,807)      1,927
  State and local..................................      (110)     (1,972)        485
                                                     --------    --------    --------
          Total deferred...........................       236      (8,779)      2,412
                                                     --------    --------    --------
                                                     $279,186    $264,719    $280,527
                                                     ========    ========    ========

     The 1998, 1997 and 1996 current tax provisions reflect the reversal of certain tax reserves. The 1996 current federal tax provision included a tax benefit from the sale of a subsidiary. In addition, the current tax provisions do not reflect $9.3 million, $13.4 million and $14.5 million for 1998, 1997 and 1996, respectively, of tax benefits arising from the exercise of stock options. These amounts were credited directly to additional paid-in capital.

     The deferred tax provision (benefit) amounts for 1998, 1997 and 1996 do not reflect the tax effects resulting from the additional minimum pension liability adjustments required by SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 52, "Foreign Currency Translation."

     Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of deferred tax assets and liabilities as of December 31 are as follows:

                                                               1998       1997
                                                              -------    -------
Deferred tax assets:
  Postretirement benefits other than pensions...............  $27,498    $25,854
  Other accrued liabilities.................................   24,747     28,629
  Accrued pension liabilities...............................   24,419     17,346
  All other, net............................................    5,235      4,633
                                                              -------    -------
          Total deferred tax assets.........................   81,899     76,462
                                                              -------    -------
Deferred tax liabilities:
  Depreciation..............................................   42,798     41,593
  Investment in limited partnerships........................    6,367      7,497
  Prepaid pension assets....................................   10,109      9,781
                                                              -------    -------
          Total deferred tax liabilities....................   59,274     58,871
                                                              -------    -------
Net deferred tax assets.....................................  $22,625    $17,591
                                                              =======    =======

                                      UST

     Differences between the Company's effective tax rate and the U.S. federal statutory income tax rate are explained as follows:

                                                              1998     1997     1996
                                                              -----    -----    -----
U.S. federal statutory income tax rate......................   35.0%    35.0%    35.0%
State and local taxes, net of federal benefit...............    2.8      2.2      2.9
Other, net..................................................     .2       .4      (.2)
                                                              -----    -----    -----
                                                               38.0%    37.6%    37.7%
                                                              =====    =====    =====

ADVERTISING COSTS

     The Company expenses the production costs of advertising in the period in which they are incurred. Advertising expenses were $68.7 million in 1998, $75.7 million in 1997 and $66 million in 1996. At December 31, 1998 and 1997, $5 million and $8.2 million, respectively, of advertising related costs are included in prepaid expenses and other current assets.

INTEREST (INCOME) EXPENSE, NET

     Interest (income) expense, net, is comprised of income from cash equivalents and capitalized interest and expense associated with short-term obligations and long-term debt.

                                                          1998       1997       1996
                                                         -------    -------    ------
Income from cash equivalents...........................  $(6,602)   $  (951)   $ (921)
Capitalized interest...................................   (1,119)      (342)       --
                                                         -------    -------    ------
                                                          (7,721)    (1,293)     (921)
                                                         -------    -------    ------
Short-term obligations.................................       16      3,112     1,853
Long-term debt.........................................    5,518      5,632     5,432
                                                         -------    -------    ------
                                                         $(2,187)   $ 7,451    $6,364
                                                         =======    =======    ======

ACCUMULATED OTHER COMPREHENSIVE LOSS

     In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes rules for the reporting of comprehensive income and its components. The main components of comprehensive income that relate to the Company are net earnings, foreign currency translation adjustments, and additional minimum pension liability adjustments, all of which are presented in the Consolidated Statement of Changes in Stockholders' Equity. Prior to adoption, the pension adjustment was included in stockholders' equity and the translation adjustment was included in other assets. The Consolidated Statements of Financial Position and Changes in Stockholders' Equity have been revised to conform to the requirements of SFAS No. 130.

                                      UST

     Accumulated other comprehensive loss consists of the following components, net of taxes:

                                                                FOREIGN       MINIMUM
                                                               CURRENCY       PENSION
                                                              TRANSLATION    LIABILITY
                                                              ADJUSTMENT     ADJUSTMENT
                                                              -----------    ----------
Balance at December 31, 1995................................    $  (776)      $ (4,579)
  Net change for the year...................................        (38)        (1,851)
                                                                -------       --------
Balance at December 31, 1996................................       (814)        (6,430)
  Net change for the year...................................       (322)        (1,066)
                                                                -------       --------
Balance at December 31, 1997................................     (1,136)        (7,496)
  Net change for the year...................................       (602)        (9,186)
                                                                -------       --------
Balance at December 31, 1998................................    $(1,738)      $(16,682)
                                                                =======       ========

     The net change for the year in foreign currency translation adjustment is reflected net of tax benefits of $.3 million, $.2 million and $.02 million in 1998, 1997 and 1996, respectively. The net change for the year in minimum pension liability adjustment is reflected net of tax benefits of $4.9 million, $.6 million and $1 million in 1998, 1997 and 1996, respectively.

EARNINGS PER SHARE

     The following table presents the computation of basic and diluted earnings per share:

                                                       1998        1997        1996
                                                     --------    --------    --------
Numerator:
  Net earnings.....................................  $455,279    $439,138    $463,999
                                                     ========    ========    ========
Denominator:
  Denominator for basic earnings per share --         185,544     183,931     187,386
     weighted-average shares.......................
Dilutive effect of employee stock options..........     1,336       1,671       2,681
                                                     --------    --------    --------
  Denominator for diluted earnings per share.......   186,880     185,602     190,067
                                                     ========    ========    ========
Basic earnings per share...........................     $2.45       $2.39       $2.48
Diluted earnings per share.........................     $2.44       $2.37       $2.44

     Options to purchase 2.2 million shares, 2.3 million shares and 1.9 million shares of common stock, outstanding as of December 31, 1998, 1997 and 1996, respectively, were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the common shares and, therefore, would be antidilutive.

SEGMENT INFORMATION

     In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which changed the method the Company uses in reporting information about its operating segments. As a result of the adoption, segment information for 1997 and 1996 has been restated to conform to the 1998 presentation.

     The Company's reportable segments are Tobacco and Wine. The Company operates predominantly in the tobacco industry as a producer of moist smokeless tobacco products. The Company also produces and markets premium wines. Those business units that do not meet quantitative reportable thresholds are included in the all other category. This category is comprised of the international operations, cigar operations and discontinued businesses and product lines. Tobacco segment sales are principally to a large number of

                                      UST
wholesalers and chain stores which are widely dispersed. In 1998, net sales to one customer accounted for approximately 23 percent of Tobacco segment net sales.

     The Company operates primarily in the United States; foreign operations and export sales are not significant. Net sales and operating profit are reflected net of intersegment sales and profits.

     Operating profit is revenue less operating expenses and an allocation of corporate expenses. Tobacco settlement charges for both 1998 and 1997 are included in the operating results for the Tobacco segment. Included in the operating results for all other operations in 1998 are the gains on the sale of certain commercial agricultural properties and the video entertainment subsidiary and in 1997 the write-down of production costs and prepaid royalties at the entertainment subsidiary and the income received from the prepayment of royalties from a previous divestiture. Corporate assets consist primarily of cash and cash equivalents and other long-term investments. Corporate capital expenditures and depreciation expense include amounts which have been allocated to each reportable segment and all other operations for purposes of reporting operating profit and identifiable assets. Consolidated Segment Information appears on page 23.

CONTINGENCIES

     The Company and/or its subsidiary, United States Tobacco Company (hereinafter "the Company") has been named in certain health care cost reimbursement/third party recoupment/class action litigation against the major domestic cigarette companies and others seeking damages and other relief. The complaints in these cases on their face predominantly relate to the usage of cigarettes; within that context, certain complaints contain a few allegations relating specifically to smokeless tobacco products. These actions are in varying stages of pretrial activities.

     The Company believes these pending litigation matters will not result in any material liability for a number of reasons, including the fact that the Company has had only limited involvement with cigarettes and the Company's current percentage of total tobacco industry sales is relatively small. Prior to 1986, the Company manufactured some cigarette products which had a de minimis market share. From May 1, 1982 to August 1, 1994, the Company distributed a small volume of imported cigarettes and is indemnified against claims relating to those products.

     On November 23, 1998, the Company entered into a Smokeless Tobacco Master Settlement Agreement (the "Settlement Agreement") with attorneys general of various states and U.S. territories to resolve the remaining health care cost reimbursement cases initiated against the Company. The Settlement Agreement requires the Company to adopt various marketing and advertising restrictions and make payments expected to total between $100 and approximately $200 million over ten years -- depending on various factors -- for programs to reduce youth usage of tobacco and combat youth substance abuse and for enforcement purposes.

     Included in 1998 results is a charge of $15.3 million relating to the Settlement Agreement, which represents $4.3 million to fund the States' Anti-Trust/Consumer Protection Tobacco Enforcement Fund, $5 million for attorneys' fees for outside counsel retained by the settling states and $6 million for the first on-going payment due in March 1999 based on 1998 shipments. Also included in 1998 results is a charge of $16.4 million resulting from the Company's portion of the funding for pilot programs, primarily to reduce youth access to tobacco products, and attorneys' fees and other costs associated with the settlement of health care cost reimbursement litigation initiated on behalf of the states of Florida, Texas and Washington.

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

     The Company is named in an action in Illinois seeking damages and other relief brought by an individual plaintiff and purporting to state a class action "on behalf of himself and all other persons similarly situated"

                                      UST
alleging that his use of the Company's smokeless products "resulted in his addiction to nicotine, increased use of Defendant's products and gum deterioration."

     The Company is named in an action in North Carolina seeking unspecified damages brought by an individual plaintiff who alleges that he developed bladder cancer as a result of his usage of smokeless tobacco manufactured by the Company.

     The Company is named in an action in San Francisco, California along with other smokeless tobacco manufacturers and others seeking unspecified damages and other relief brought by the City and County of San Francisco and the Environmental Law Foundation purportedly on behalf of "the residents of San Francisco County and the general public" alleging violation of The Safe Drinking Water and Toxic Enforcement Act of 1986, Health and Safety Code sec.sec.25249.6, et seq. ("Proposition 65") and the California Unfair Competition Act, Business and Professions Code sec.sec.17200, et seq. The action alleges, among other things, that the defendants sold smokeless tobacco products in California without providing a ". . . 'clear and reasonable' warning that their use results in multiple exposures to substances known to the State of California to cause cancer, birth defects and reproductive harm."

     The Company is named in an action in Kentucky seeking injunctive relief, more than $400 million in "actual damages" before trebling and punitive damages brought by one of the Company's competitors alleging that certain actions and practices of the Company violate federal antitrust and advertising laws in connection with the marketing and sale of its moist snuff brands and also alleges various violations of tort and state law.

     The Company believes, and has been so advised by counsel handling these cases, that it has a number of meritorious defenses to all such pending litigation. Except as to the Company's willingness to consider alternative solutions for resolving certain regulatory and litigation issues, all such cases are, and will continue to be, vigorously defended, and the Company believes that the ultimate outcome of all such pending litigation will not have a material adverse effect on the consolidated financial position of the Company, but may have a material impact on the Company's consolidated financial results for a particular reporting period in which resolved.

     On August 28, 1996, the Food and Drug Administration (FDA) published regulations asserting unprecedented jurisdiction over nicotine in tobacco as a "drug" and purporting to regulate smokeless tobacco products as a "medical device." The Company and other smokeless tobacco manufacturers filed suit against FDA seeking a judicial declaration that FDA has no authority to regulate smokeless tobacco products. On April 25, 1997, a federal district court ruled that FDA, as a matter of law, is not precluded from regulating smokeless tobacco as "medical devices" and implementing certain labeling and access restrictions. The court, granting the Company's motion for summary judgment, also ruled that FDA has no authority to implement restrictions on the advertising and promotion of smokeless tobacco products. The court issued an injunction to prohibit most of the restrictions (labeling, access and advertising/promotion) set for August 28, 1997 from taking effect, pending resolution of any appeals and subsequent proceedings; the court also certified the ruling for interlocutory appeal on the grounds that it involves "controlling questions of law as to which there is substantial ground for difference of opinion." On August 14, 1998, the Fourth Circuit Court of Appeals ruled in favor of the Company and other tobacco product manufacturers stating that FDA lacks jurisdiction to regulate tobacco products and that all of the regulations published by FDA on August 28, 1996 are invalid. On January 19, 1999, FDA filed a petition for certiorari seeking review of the Fourth Circuit's ruling by the United States Supreme Court. The Company is not able to predict the outcome of the appeal, or assess the future effect that these FDA regulations, if implemented, may have on its smokeless tobacco business.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Directors and Stockholders UST Inc.

     We have audited the accompanying consolidated statement of financial position of UST Inc. as of December 31, 1998 and 1997, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UST Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Stamford, Connecticut
February 8, 1999

                                          ERNST & YOUNG LLP