Form 10-K405, Exhibit 13
period 1999-12-31
UST INC
filed 2000-03-03
CIK 811669

                                                                   EXHIBIT 13
                                                                 (ITEMS 1 AND 8)

                                      UST
                        CONSOLIDATED SEGMENT INFORMATION
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31
                                                         --------------------------------------
                                                            1999          1998          1997
                                                         ----------    ----------    ----------
NET SALES TO UNAFFILIATED CUSTOMERS
  Tobacco..............................................  $1,309,566    $1,245,552    $1,181,789
  Wine.................................................     174,272       148,512       145,048
  All other............................................      28,493        29,182        74,881
                                                         ----------    ----------    ----------
          NET SALES....................................  $1,512,331    $1,423,246    $1,401,718
                                                         ==========    ==========    ==========

OPERATING PROFIT (LOSS)
  Tobacco..............................................  $  777,122    $  720,622    $  700,395
  Wine.................................................      20,234        22,090        28,178
  All other............................................     (10,240)        1,712        (1,270)
                                                         ----------    ----------    ----------
          OPERATING PROFIT.............................     787,116       744,424       727,303
  Corporate expenses...................................     (10,638)      (12,146)      (15,995)
  Interest (expense) income, net.......................     (13,535)        2,187        (7,451)
                                                         ----------    ----------    ----------
          EARNINGS BEFORE INCOME TAXES.................  $  762,943    $  734,465    $  703,857
                                                         ==========    ==========    ==========

IDENTIFIABLE ASSETS AT DECEMBER 31
  Tobacco..............................................  $  529,518    $  497,623    $  467,972
  Wine.................................................     305,447       277,249       230,896
  All other............................................      87,678        87,197       102,157
  Corporate............................................      93,005        51,250        25,338
                                                         ----------    ----------    ----------
          ASSETS.......................................  $1,015,648    $  913,319    $  826,363
                                                         ==========    ==========    ==========

CAPITAL EXPENDITURES
  Tobacco..............................................  $   26,830    $   27,696    $   29,410
  Wine.................................................      31,182        25,646        20,135
  All other............................................         939         2,470         6,134
  Corporate............................................         338           454         2,480
                                                         ----------    ----------    ----------
          CAPITAL EXPENDITURES.........................  $   59,289    $   56,266    $   58,159
                                                         ==========    ==========    ==========

DEPRECIATION
  Tobacco..............................................  $   17,279    $   16,100    $   16,266
  Wine.................................................      13,279        11,953        10,423
  All other............................................       1,534         1,653         1,836
  Corporate............................................       1,645         1,665         1,611
                                                         ----------    ----------    ----------
          DEPRECIATION.................................  $   33,737    $   31,371    $   30,136
                                                         ==========    ==========    ==========

See Notes to Consolidated Financial Statements.

(ITEM 6)

                                      UST

                CONSOLIDATED SELECTED FINANCIAL DATA -- 11 YEARS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       1999         1998         1997         1996         1995         1994
                                                    ----------   ----------   ----------   ----------   ----------   ----------
SUMMARY OF OPERATIONS for the year ended December
  31
Net sales.........................................  $1,512,331   $1,423,246   $1,401,718   $1,371,705   $1,305,796   $1,203,951
Cost of products sold (includes excise taxes).....     304,275      283,516      291,942      272,756      262,203      251,944
Selling, advertising and administrative
  expenses........................................     431,578      407,452      398,468      348,059      335,824      311,279
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Operating income..................................     776,478      732,278      711,308      750,890      707,769      640,728
Other expense (income):
  Interest expense (income), net..................      13,535       (2,187)       7,451        6,364        3,179           92
  Gain on disposal of product line................          --           --           --           --           --           --
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Earnings before income taxes and cumulative effect
  of accounting changes...........................     762,943      734,465      703,857      744,526      704,590      640,636
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Income taxes......................................     293,650      279,186      264,719      280,527      274,830      253,110
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Earnings before cumulative effect of accounting
  changes.........................................     469,293      455,279      439,138      463,999      429,760      387,526
Cumulative effect of accounting changes (net of
  income tax benefit).............................          --           --           --           --           --           --
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Net earnings......................................  $  469,293   $  455,279   $  439,138   $  463,999   $  429,760   $  387,526
                                                    ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA
Basic earnings per share before cumulative effect
  of accounting changes...........................       $2.69        $2.45        $2.39        $2.48        $2.21        $1.92
Basic earnings per share..........................        2.69         2.45         2.39         2.48         2.21         1.92
Diluted earnings per share before cumulative
  effect of accounting changes....................        2.68         2.44         2.37         2.44         2.17         1.88
Diluted earnings per share........................        2.68         2.44         2.37         2.44         2.17         1.88
Dividends per share...............................        1.68         1.62         1.62         1.48         1.30         1.12
Market price per share:
  High............................................    34 15/16       36 7/8     36 15/16       35 7/8           36       31 1/2
  Low.............................................     24 1/16      24 9/16       25 1/2       28 1/4       26 5/8       23 5/8
FINANCIAL CONDITION at December 31
Current assets....................................  $  580,024   $  507,213   $  441,844   $  450,570   $  425,555   $  381,937
Current liabilities...............................     261,327      197,316      166,519      306,553      280,723      160,755
Working capital...................................     318,697      309,897      275,325      144,017      144,832      221,182
Ratio of current assets to current liabilities....       2.2:1        2.6:1        2.7:1        1.5:1        1.5:1        2.4:1
Total assets......................................   1,015,648      913,319      826,363      806,577      783,976      741,236
Long-term debt....................................     411,000      100,000      100,000      100,000      100,000      125,000
Total debt........................................     481,965      100,000      110,000      250,000      200,000      125,000
Stockholders' equity..............................     200,804      468,293      436,795      281,206      292,781      361,669
OTHER DATA
Stock repurchased.................................  $  465,966   $  151,617   $   45,719   $  237,759   $  274,783   $  298,843
Dividends paid....................................  $  291,966   $  301,145   $  298,059   $  277,302   $  252,388   $  225,715
Dividends paid as a percentage of net earnings....       62.2%        66.1%        67.9%        59.8%        58.7%        58.2%
Return on net sales...............................       31.0%        32.0%        31.3%        33.8%        32.9%        32.2%
Return on average assets..........................       48.7%        52.3%        53.8%        58.3%        56.4%        53.5%
Return on average stockholders' equity............      140.3%       100.6%       122.3%       161.7%       131.3%        94.0%
Percentage of long-term debt to stockholders'
  equity..........................................      204.7%        21.4%        22.9%        35.6%        34.2%        34.6%
Percentage of total debt to stockholders'
  equity..........................................      240.0%        21.4%        25.2%        88.9%        68.3%        34.6%
Average number of shares (in
  thousands) -- basic.............................     174,355      185,544      183,931      187,386      194,374      201,995
Average number of shares (in
  thousands) -- diluted...........................     175,114      186,880      185,602      190,067      197,613      205,699

---------------

See Management's Discussion and Analysis and Notes to Consolidated Financial Statements.
All share data have been adjusted to reflect the two-for-one stock splits distributed on January 27, 1992 and 1989.

                                      UST

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          1993         1992        1991       1990       1989
                                                       ----------   ----------   --------   --------   --------
SUMMARY OF OPERATIONS for the year ended December 31
Net sales............................................  $1,097,533   $1,032,172   $898,436   $756,435   $673,852
Cost of products sold (includes excise taxes)........     246,445      256,796    227,546    191,824    185,464
Selling, advertising and administrative expenses.....     286,336      274,613    247,085    215,621    189,963
                                                       ----------   ----------   --------   --------   --------
Operating income.....................................     564,752      500,763    423,805    348,990    298,425
Other expense (income):
  Interest expense (income), net.....................      (2,004)      (1,866)    (2,279)    (3,203)    (3,190)
  Gain on disposal of product line...................     (35,029)          --         --         --         --
                                                       ----------   ----------   --------   --------   --------
Earnings before income taxes and cumulative effect of
  accounting changes.................................     601,785      502,629    426,084    352,193    301,615
                                                       ----------   ----------   --------   --------   --------
Income taxes.........................................     232,893      190,071    160,179    128,918    111,128
                                                       ----------   ----------   --------   --------   --------
Earnings before cumulative effect of accounting
  changes............................................     368,892      312,558    265,905    223,275    190,487
Cumulative effect of accounting changes (net of
  income tax benefit)................................      19,846           --         --         --         --
                                                       ----------   ----------   --------   --------   --------
Net earnings.........................................  $  349,046   $  312,558   $265,905   $223,275   $190,487
                                                       ==========   ==========   ========   ========   ========
PER SHARE DATA
Basic earnings per share before cumulative effect of
  accounting changes.................................       $1.77        $1.49      $1.26      $1.04       $.87
Basic earnings per share.............................        1.67         1.49       1.26       1.04        .87
Diluted earnings per share before cumulative effect
  of accounting changes..............................        1.73         1.43       1.20        .99        .83
Diluted earnings per share...........................        1.64         1.43       1.20        .99        .83
Dividends per share..................................         .96          .80        .66        .55        .46
Market price per share:
  High...............................................      32 3/4       35 3/8     33 7/8     18 1/4     15 3/8
  Low................................................      24 3/8       25 3/8     16 3/8     12 3/8      9 5/8
FINANCIAL CONDITION at December 31
Current assets.......................................  $  334,996   $  330,208   $305,430   $265,854   $275,954
Current liabilities..................................     106,642       81,208     95,455     68,660     66,643
Working capital......................................     228,354      249,000    209,975    197,194    209,311
Ratio of current assets to current liabilities.......       3.1:1        4.1:1      3.2:1      3.9:1      4.1:1
Total assets.........................................     706,195      673,965    656,513    622,595    630,155
Long-term debt.......................................      40,000           --         --      3,060      6,789
Total debt...........................................      40,000           --      1,250      4,849     14,469
Stockholders' equity.................................     462,972      516,606    483,875    473,873    482,254
OTHER DATA
Stock repurchased....................................  $  236,704   $  212,581   $184,424   $151,259   $ 97,517
Dividends paid.......................................  $  199,725   $  167,951   $139,670   $118,295   $101,197
Dividends paid as a percentage of net earnings.......       57.2%        53.7%      52.5%      53.0%      53.1%
Return on net sales..................................       31.8%        30.3%      29.6%      29.5%      28.3%
Return on average assets.............................       50.6%        47.0%      41.6%      35.6%      31.0%
Return on average stockholders' equity...............       71.3%        62.5%      55.6%      46.7%      40.7%
Percentage of long-term debt to stockholders'
  equity.............................................        8.6%           --         --        .6%       1.4%
Percentage of total debt to stockholders' equity.....        8.6%           --        .3%       1.0%       3.0%
Average number of shares (in thousands) -- basic.....     208,469      209,803    211,603    215,156    219,820
Average number of shares (in thousands) -- diluted...     213,412      218,674    221,458    224,522    230,164

                                                       (ITEM 7)

                                      UST

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

CONSOLIDATED RESULTS

  1999 COMPARED WITH 1998

     Consolidated net sales increased 6.3 percent for 1999 to $1.512 billion, while net earnings increased 3.1 percent to $469.3 million and diluted earnings per share increased 9.8 percent to $2.68.

     Over the last three years, net sales have increased 10.3 percent at an average annual rate of 3.3 percent, net earnings have increased 1.1 percent at an average annual rate of 0.5 percent and diluted earnings per share have increased 9.8 percent at an average annual rate of 3.3 percent.

     Operating profit for the Tobacco segment increased due to higher selling prices and unit volume gains for moist smokeless tobacco along with lower tobacco settlement-related charges. These favorable results allowed the Company the opportunity to significantly increase spending on promotional activities and direct marketing initiatives.

     Wine segment operating profit decreased, but at a lower rate than the previous year. Case sales were strong in the second half of the year, however, continuing higher average grape costs used in production and overall higher spending reduced results.

     All other operations reported an operating loss as slightly improved results for the international business were more than offset by continued weakness in the cigar business.

     Corporate expenses decreased in 1999 primarily due to lower administrative and other expenses.

     Operating income increased 6 percent to $776.5 million in 1999 and was 51.3 percent of consolidated net sales. Over the last three years, operating income has averaged 51.2 percent.

     Interest expense increased significantly in 1999 due to higher average debt levels resulting primarily from the stock repurchase program and higher interest rates.

     The effective tax rate increased slightly in 1999 to 38.5 percent.

     The diluted earnings per share increase was attributable to higher net earnings and the effect of the Company's aggressive stock repurchase program.

     The reported net earnings comparison for 1999 was affected by tobacco settlement-related charges of $9.4 million in 1999 versus $31.7 million in 1998. Excluding the effect of settlement charges, operating income and diluted earnings per share would have increased 3 percent and 6.7 percent, respectively.

     Future net earnings and earnings per share growth may be affected by the Company's ability to address competitive pressures, the overall growth rate of the moist smokeless tobacco category, continued growth in other businesses, the stock repurchase program and the effects of potential regulatory actions.

  1998 COMPARED WITH 1997

     Consolidated net sales rose 1.5 percent to $1.423 billion in 1998, while net earnings increased 3.7 percent to $455.3 million and diluted earnings per share increased 3 percent to $2.44.

     Operating profit for the Tobacco segment increased 2.9 percent as higher selling prices for moist smokeless tobacco products were partially offset by tobacco settlement-related charges and higher spending for marketing and sales initiatives.

     Wine segment results declined primarily as a result of competitive pricing in the marketplace and higher average grape costs.

     Results for all other operations improved as gains recorded on dispositions of a business and certain commercial agricultural properties were partially offset by the continued weakness in the premium cigar business.

     Corporate expenses were lower in 1998 versus 1997 primarily due to the absence of a charge related to an employment contract for a former executive officer.

     Operating income increased 2.9 percent to $732.3 million and equaled 51.5 percent of sales.

     Interest expense (income), net, resulted in income in 1998 versus expense in 1997 due to higher income on cash equivalent investments and lower average debt levels during the year.

     The effective tax rate increased slightly in 1998 as compared with 1997.

TOBACCO SEGMENT

  1999 COMPARED WITH 1998

     Tobacco segment net sales increased 5.1 percent in 1999 to $1.310 billion and accounted for 86.6 percent of consolidated net sales.

     Higher selling prices and unit volume gains for moist smokeless tobacco were the main reasons for the sales growth. Domestic moist smokeless tobacco net unit volume increased 1.4 percent in 1999 to 634.4 million cans. Unit volume for premium brands remained stable due to increased promotional activities along with higher unit volume for Rooster, our premium mid-tier priced brand. Our price/value brand, Red Seal, grew significantly as a result of higher unit sales and continued targeted distribution. Net sales and unit volume increases for moist smokeless tobacco products were favorably affected by lower returned goods due to the Company's continued management of promotional programs and merchandising strategies. Fourth quarter 1999 net unit volume for moist smokeless tobacco increased 1.3 percent to 159.4 million cans as compared with the similar 1998 period.

     Cost of products sold remained stable in 1999 as compared to 1998. Increased costs due to higher unit volume were offset by lower spending in other areas. At year end, the Company reversed the previously estimated LIFO benefit when it was determined that the amount did not apply for financial reporting purposes.

     Gross profit for the segment increased 6.1 percent in 1999. Higher selling prices on premium products more than offset higher volume for lower priced promotional and price/value products, resulting in an increase in the gross profit percentage.

     Selling and advertising expenses were significantly higher in 1999, due to several factors. Better than anticipated results in the first half of 1999, reduced settlement-related charges and accelerated stock repurchases afforded the Company the opportunity to reinvest its resources back into its core business while achieving its goals for profitability and growth in earnings per share. Spending was significantly increased for promotional activities at retail, based upon data obtained through our incentive programs, and for focused direct marketing campaigns. These spending initiatives were aimed at retaining and attracting adult consumers to the Company's premium and price/value products as well as growing the moist smokeless tobacco category. Indirect selling expenses increased in 1999 due to salaries and related costs, market research and salesforce automation and training.

     Administrative expenses were lower primarily due to tobacco settlement-related charges of $9.4 million in 1999 as compared with $31.7 million in 1998. All other administrative expenses also decreased.

     Operating profit for the Tobacco segment increased 7.8 percent to $777.1 million for 1999. Absent the tobacco settlement-related charges, operating profit for the Tobacco segment would have increased 4.6 percent.

     The Company continued to face competitive pressures in the marketplace in 1999. Marketing and sales initiatives over the past several years appear to have reduced the rate of share loss experienced in prior years. Competitive pressures, as well as the rate of growth of the moist smokeless tobacco category and the effects of potential regulatory actions, will continue to impact unit volume and operating results for the Tobacco segment in the future.

  1998 COMPARED WITH 1997

     Tobacco segment net sales increased 5.4 percent to $1.246 billion and accounted for 87.5 percent of consolidated revenue.

     The primary reason for the increase was higher selling prices for moist smokeless tobacco. Unit volume for moist smokeless tobacco products was slightly higher, rising 0.2 percent to 625.3 million cans as compared to 1997. In 1998, unit volume results were unfavorably affected by higher returned goods resulting from several large promotions run in the latter part of 1997 which negatively impacted regular stock at retail in 1998, and the implementation in mid-1997 of a program to enhance product freshness by accelerating the rotation of moist smokeless tobacco products at retail. During 1998, the Company fine-tuned its promotional activities by focusing on the number and distribution of promotional units to reduce the amount of returned goods.

     The mid-year introduction of Rooster, the Company's premium mid-tier priced brand, continued targeted growth of Red Seal, the Company's price/value brand and better management of promotional activity during the year all had a favorable impact on unit volume results for the year.

     Gross profit for the Tobacco segment rose 5.6 percent during 1998 as a result of higher selling prices.

     Selling and advertising expenses increased in 1998 approximately 7 percent. Selling expenses were significantly higher as the Company introduced an incentive program for wholesalers and retailers to build partnerships with the trade in support of the Company's smokeless tobacco brands. Spending was also higher on consumer-focused activities, market research, additional sales and support personnel and higher salary-related costs. Overall, advertising expenses were favorable, resulting from the absence of a major consumer promotion which ran in the prior year. Spending, however, was redirected and resulted in increased print advertising and direct marketing efforts in support of premium brands.

     Administrative expenses were significantly higher due to the tobacco settlement-related charges, partially offset by the absence of a charge relating to another employment contract with a former executive officer.

     Operating profit for the Tobacco segment increased 2.9 percent to $720.6 million for 1998. Absent tobacco settlement-related charges, operating profit for the Tobacco segment would have increased approximately 7 percent.

WINE SEGMENT

  1999 COMPARED WITH 1998

     Wine segment net sales increased 17.3 percent in 1999 to $174.3 million and represented 11.5 percent of consolidated net sales. The net sales gain was mainly attributable to increased premium case volume of 18.8 percent to 2.7 million cases. Competitive pricing in the marketplace continued to affect net sales growth in 1999, as the Company held its premium wine selling prices stable. Case volume for the Company's two leading brands of premium wine, Columbia Crest and Chateau Ste. Michelle, which accounted for 76.6 percent of total premium case volume sales, increased 16.6 percent in 1999.

     Wine unit costs increased in 1999 due to higher average grape costs used in production, which caused the overall gross profit percentage to decline for 1999. However, gross profit increased 6.8 percent as the higher case volume more than offset the effects of higher unit costs.

     Selling, advertising and administrative expenses for the Wine segment increased in 1999. Selling and advertising expenses were higher primarily as a result of media and point-of-sale spending for premium varietal brands to increase case volume. Indirect selling, administrative and other expenses also increased in

1999 primarily due to higher salary and related costs and spending on infrastructure to meet current and expected growth. Also included in other expenses for 1999 was a $3 million write-off of goodwill for the Company's brewery operations, partially offset by a $1.9 million gain recorded from the sale of underperforming wine assets.

     The Wine segment included mixed results during 1999. The first half of the year included significantly lower operating profit as a result of higher costs and a slight increase in net sales and premium case volume. The third and fourth quarters of 1999 produced highly favorable results as net sales and premium case unit volume increased 30 percent and 32.2 percent, respectively, over the corresponding periods of the prior year.

     The Wine segment recorded an operating profit of $20.2 million in 1999, a decrease of 8.4 percent from 1998 results.

     The Company believes that competitive pricing will continue in the marketplace in 2000. In the short term, the Company will monitor current pricing levels and take the necessary actions to remain competitive at the appropriate margin level, introduce new products and focus on higher margin products. For the long term, the Company will increase its operations in California in order to take advantage of an increased grape supply. This will be achieved through internal growth and expansion and possibly through acquisition.

  1998 COMPARED WITH 1997

     Wine segment net sales increased 2.4 percent to $148.5 million and accounted for 10.4 percent of consolidated sales. Higher selling prices for premium wines was the primary reason for the increase. Premium case volume decreased slightly in 1998 versus 1997. During 1998, premium case volume was adversely affected by competitive pricing in the marketplace and shortages of red wine due to a low harvest yield in 1996, which caused the Company to begin 1998 with certain varieties on allocation. The Company removed the allocations in the second quarter of 1998 and reduced prices during the second half of 1998, both in an effort to increase case volume. These initiatives had a positive effect on the Wine segment results in the fourth quarter of 1998, as net sales and premium case unit volume increased 10.9 percent and 11.9 percent, respectively. Chateau Ste. Michelle and Columbia Crest, the Company's two leading brands of premium wine, accounted for approximately 73 percent of total Wine segment revenue.

     Cost of sales and unit costs were higher in 1998 as a result of higher average costs associated with the 1996 and 1997 harvests used in production. As a result of the higher unit costs, gross profit for the Wine segment decreased
1.2 percent in 1998.

     Selling, advertising and administrative expenses were higher in 1998 as compared with 1997. Higher selling expenses were focused on promotional activities to address the competitive marketplace. Overall, advertising expenses were significantly lower; however, spending was focused on specific premium varietal brands. Administrative and other expenses were significantly higher primarily due to expenses incurred in improving information systems, salary and related costs and professional fees.

     Increased selling, advertising and administrative spending coupled with lower gross profit caused Wine segment operating profit to decrease 21.6 percent in 1998 to $22.1 million.

ALL OTHER OPERATIONS

  1999 COMPARED WITH 1998

     Net sales for all other operations decreased 2.4 percent in 1999 to $28.5 million and accounted for 1.9 percent of consolidated net sales. Net sales results included lower cigar unit volume, due to the continued weakness in the premium cigar market, partially offset by increased sales from our international operations. All other operations reported an operating loss of $10.2 million in 1999, primarily due to the cigar operation, as compared with operating income of $1.7 million in 1998. 1998 results included a gain of $10.7 million resulting from the sale of certain commercial agricultural properties and the Company's video entertainment subsidiary.

     Consolidation in the cigar industry may impact the Company's ability to improve its cigar operations. We are in process of evaluating the cigar operation, and based upon that evaluation we expect to either expand or eliminate this operation within the next few years.

     Beginning in January 2002, certain countries of the European monetary union will use one common currency, the Euro. Based on our current operations, the Company currently anticipates that the Euro conversion will not have a material adverse impact on its international operations.

  1998 COMPARED WITH 1997

     All other sales decreased 61 percent to $29.2 million and accounted for 2.1 percent of consolidated sales. The decrease was primarily due to the disposition of the Company's video entertainment subsidiary in the first quarter of 1998 and a significant decline in cigar unit volume due to the weakness in the premium cigar market. 1998 results include a gain of $10.7 million resulting from the sale of certain commercial agricultural properties and the Company's video entertainment subsidiary. This gain was offset by unfavorable results for the cigar operation, while spending in the international operation was lower. Overall, all other operations recorded a small operating profit of $1.7 million.

FINANCIAL CONDITION

LIQUIDITY

     In 1999, sources of cash exceeded uses by $41.8 million. The Company's two main sources of cash in 1999 were net earnings of $469.3 million and net proceeds from borrowings of $382 million. The major uses of cash in 1999 were for the Company's stock repurchase program of $466 million, payment of dividends to stockholders of $292 million and the capital program of $59.3 million.

     Cash generated from net earnings in 1999 was more than sufficient to meet the Company's day-to-day operational needs to purchase inventory, property, plant and equipment and pay cash dividends to stockholders. Excess cash from net earnings and net proceeds from borrowings were utilized for the Company's stock repurchase program.

OPERATING ACTIVITIES

     Net cash provided by operating activities for 1999 was $459.7 million as compared to $465.6 million in 1998 and $412.6 million in 1997. The major source of cash provided by operating activities is net earnings generated by the Tobacco segment.

     Net cash provided by operating activities decreased 1.3 percent in 1999 as compared to 1998. The decrease was primarily due to an accounts payable and accrued expense increase in 1998 and an increase for prepaid expenses and other assets in 1999, partially offset by higher Tobacco segment net earnings and a lower increase in inventories as compared to the prior year.

     The Company carries significant amounts of leaf tobacco and grape inventories for use in the production of moist smokeless tobacco products and wine, respectively. Total costs of leaf tobacco and related costs for moist smokeless tobacco in 1999 were $74.8 million and $220.4 million over the last three years. The total costs of grapes harvested and purchased and purchases of bulk wine were $49.7 million in 1999 and $138.5 million over the last three years.

INVESTING ACTIVITIES

     Net cash used in investing activities was $56.9 million in 1999, $15.4 million in 1998 and $30 million in 1997.

     The primary use of cash in investing activities over the last three years was for the purchase of property, plant and equipment. The amount of capital expenditures has been relatively stable over the last three years, with a three year average of $57.9 million per year and a total of $173.7 million.

     Major areas of capital spending from 1997 through 1999 were:

     Tobacco segment

          - Manufacturing and packaging equipment
          - Computer equipment
          - Building additions and renovations

     Wine segment

          - Wine barrels and storage tanks
          - Building additions and renovations
          - Vineyard expansion and development

     All other operations

          - Cigar distribution facility and manufacturing capacity expansion

     Capital expenditures for equipment and buildings for the Tobacco segment were primarily focused on increasing capacity and manufacturing flexibility. Wine segment capital expenditures were for normal replacement of wine barrels and storage tanks and to increase storage capacity. Building and vineyard expenditures were primarily for production expansion and increased capacity.

     Net cash used in investing activities was lower in 1998 and 1997 due to certain one-time events. In 1998, the Company received $14.6 million from the disposition of certain commercial agricultural properties and $20.2 million resulting from the sale of the Company's video entertainment subsidiary. In 1997, the Company received $25.7 million resulting from the prepayment of royalties in connection with a previous divestiture.

FINANCING ACTIVITIES

     Net cash used in financing activities decreased in 1999 to $361 million as net proceeds from borrowings more than offset the additional cash used for the Company's stock repurchase program as compared with 1998.

     In 1999, the Company increased its outstanding debt by $382 million. This was achieved through the issuance of $240 million in senior notes and increased commercial paper borrowings. The proceeds from these borrowings were primarily utilized for the Company's stock repurchase program.

     The Company used $466 million for its stock repurchase program in 1999. The Company repurchased stock throughout 1999 as compared to 1998 which only included stock repurchases of $151.6 million in the month of December. During 1998, the Company had suspended its stock repurchase program due to the proposed resolution of regulatory and litigation issues affecting the tobacco industry. Total shares repurchased in 1999 were 16.1 million as compared to 4.4 million in 1998.

     Total cash dividends paid by the Company in 1999 were $292 million or 62.2 percent of net earnings. Cash dividends decreased in 1999 as compared to 1998 mainly due to lower common shares outstanding, partially offset by the 3.7 percent dividend increase approved by the Board of Directors in December 1998.

     Proceeds from the issuance of stock were from the exercise of stock options granted under the Company's stock option plans and the income tax benefits received upon exercise of certain stock options.

CAPITAL RESOURCES

     In May 1999, the Company issued $240 million aggregate principal amount of senior notes of which $200 million is 7.25 percent fixed rate debt and $40 million is floating rate debt. The Company executed an interest rate swap on the $40 million floating rate debt, effectively fixing the rate at 7.25 percent. These notes mature on June 1, 2009.

     The Company currently maintains two revolving credit agreements totaling $350 million with various banks. The terms of these agreements provide for a five-year revolving credit facility in the amount of $262.5 million and a 364-day revolving credit facility in the amount of $87.5 million. These credit facilities have been primarily used to support commercial paper borrowings and can also be used as direct bank financing. At December 31, 1999, the Company allocated $242 million to support outstanding commercial paper borrowings.

     In 2000, the Company intends to issue additional senior notes of which a portion will be used to refinance the commercial paper borrowings outstanding at the time of issuance.

     The issuance of the $240 million and the senior notes in 2000 are both part of the plan, approved by the Board of Directors in 1998, to borrow up to $1 billion over five years. These borrowings are to be utilized to augment the Company's stock repurchase program and for other corporate purposes.

     The Company's percentage of total debt to total capitalization (total debt and stockholders' equity) increased to 70.6 percent as of December 31, 1999 as compared to 17.6 percent as of December 31, 1998. A significantly higher level of debt outstanding and a decrease in stockholders' equity caused the percentage to increase.

     The Company's working capital increased slightly at December 31, 1999 to $318.7 million as compared to $309.9 million at December 31, 1998. The ratio of current assets to current liabilities (current ratio) at December 31, 1999 was
2.2 to 1, which decreased from 2.6 to 1 at December 31, 1998. The decrease was primarily due to higher short-term debt at December 31, 1999.

     In 2000, the Company projects that tobacco leaf purchases for moist smokeless tobacco products and grape purchases for wine will approximate amounts expended in 1999.

     In October 1999, the Board of Directors approved a new stock repurchase program authorizing the Company to repurchase up to 20 million shares of its common stock from time to time in open market or negotiated transactions to be used in connection with benefit and compensation plans and other corporate purposes. The new program commenced immediately upon the completion of the 1996 program. The Company plans to allocate $350 million to $400 million to the stock repurchase program in 2000. Stock prices, market conditions and other factors will determine the actual amount expended for the program.

     In December 1999, the Board of Directors increased the Company's first quarter 2000 dividends to stockholders to 44 cents per share with an indicated annual rate of $1.76 per share. This represented a 4.8 percent increase over 1998. It is the Company's intention to moderate dividend increases in the future to better align the payout ratio closer to 50 percent of net earnings.

     In 2000, the Company's capital program is expected to approximate $106 million and will include a significant increase in wine capital expenditures due to expansion in California either through internal expansion or through acquisitions. The 2000 capital program also includes Tobacco segment spending for our tobacco manufacturing operations.

     The Company anticipates that cash generated from net earnings in 2000 will be sufficient to meet its day-to-day operational cash needs.

YEAR 2000

     The Company completed all year 2000 readiness work related to its computer systems and non-information technology systems prior to December 31, 1999. The Company experienced no disruption of its business operations due to the year 2000. Costs to become year 2000 compliant were not material. The Company does not anticipate any year 2000 related issues to arise during the upcoming year.

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

     Any one, or a combination, of these factors could materially affect the results of the Company's operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing and sales initiatives, legal and regulatory initiatives (including those described under Items 1 and 3 of the Company's Annual Report on Form 10-K and in the Form 8-Ks and in the quarterly Form 10-Qs) and conditions in the capital markets.

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

   GRAPHICAL INFORMATION INCLUDED IN EXHIBIT 13 (ITEM 7) IS DESCRIBED BELOW:

          (DOLLARS IN MILLIONS, EXCEPT SHARE AMOUNTS AND PERCENTAGES)

     The following are bar graphs:

          Consolidated Net Sales: 1997 -- $1,402, 1998 -- $1,423 and
     1999 -- $1,512

          Operating Income (Percent of Net Sales): 1997 -- 50.7%, 1998 -- 51.5% and 1999 -- 51.3%

          Diluted Earnings Per Share: 1997 -- $2.37, 1998 -- $2.44 and 1999 -- $2.68

          Tobacco Sales: 1997 -- $1,182, 1998 -- $1,246 and 1999 -- $1,310

          Wine Sales: 1997 -- $145, 1998 -- $149 and 1999 -- $174

          All Other Sales: 1997 -- $75, 1998 -- $29 and 1999 -- $28

          Net Cash Provided by Operating Activities: 1997 -- $413, 1998 -- $466 and 1999 -- $460

          EBITDA(1): 1997 -- $742, 1998 -- $764 and 1999 -- $813

          Dividends Per Share: 1997 -- $1.62, 1998 -- $1.62 and 1999 -- $1.68

     The following bar graph illustrates the relationship between net earnings and dividends paid:

          Net Earnings: 1997 -- $439, 1998 -- $455 and 1999 -- $469

          Dividends Paid: 1997 -- $298, 1998 -- $301 and 1999 -- $292

     A pie chart illustrating the percentage of capital expenditures by operating unit for 1997 -- 1999:
       Tobacco 48%, Wine 44% and Other 8%.
---------------
(1) Earnings before interest, taxes, depreciation and amortization.

(ITEMS 5 AND 8)

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                      FIRST       SECOND      THIRD       FOURTH        YEAR
                                     --------    --------    --------    --------    ----------
1999
Net sales..........................  $350,085    $378,100    $383,367    $400,779    $1,512,331
Gross profit.......................   283,067     308,343     308,562     308,084     1,208,056
Net earnings.......................   108,460     122,974     119,817     118,042       469,293
Basic earnings per share...........       .60         .70         .69         .70          2.69
Diluted earnings per share.........       .60         .70         .69         .70          2.68
Dividends per share................       .42         .42         .42         .42          1.68
Market price per share:
  High.............................        34 15/16       32 1/2       32 5/16       31 3/8         34 15/16
  Low..............................        26          25 5/16       29 1/4       24 1/16         24 1/16
                                     ----------------------------------------------------------

1998
Net sales..........................  $340,164    $357,390    $354,146    $371,546    $1,423,246
Gross profit.......................   272,296     288,285     285,313     293,836     1,139,730
Net earnings.......................   111,977     119,140     117,753     106,409       455,279
Basic earnings per share...........       .60         .64         .63         .57          2.45
Diluted earnings per share.........       .60         .64         .63         .57          2.44
Dividends per share................       .40 1/2      .40 1/2      .40 1/2      .40 1/2       1.62
Market price per share:
  High.............................        36 7/8       31 7/8       31 5/16       35 5/8         36 7/8
  Low..............................        31          24 9/16       25 5/16       28 5/8         24 9/16

---------------

The first, second, third and fourth quarters of 1999 include pretax charges of $3.1 million, $3 million, $1.6 million and $1.7 million (1 cent per diluted share in each of the quarters), respectively, associated with tobacco settlements. (See Other Matters note).

The first quarter of 1998 includes a pretax gain of $10.7 million (4 cents per diluted share) from the sale of certain commercial agricultural properties and the Company's video entertainment subsidiary.

The first, third and fourth quarters of 1998 include pretax charges of $4.6 million, $3.1 million and $24 million (2 cents, 1 cent and 8 cents per diluted share), respectively, associated with tobacco settlements. (See Other Matters note).

     The Company's shares trade on the New York Stock Exchange and the Pacific Exchange, ticker symbol -- UST. The number of stockholders of record at December 31, 1999 was 8,664.

                                                     (ITEM 8)

                                      UST
                       CONSOLIDATED STATEMENT OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1999          1998          1997
                                                         ----------    ----------    ----------
NET SALES..............................................  $1,512,331    $1,423,246    $1,401,718
COSTS AND EXPENSES
  Cost of products sold................................     276,358       257,155       265,193
  Excise taxes.........................................      27,917        26,361        26,749
  Selling, advertising and administrative..............     431,578       407,452       398,468
                                                         ----------    ----------    ----------
TOTAL COSTS AND EXPENSES...............................     735,853       690,968       690,410
                                                         ----------    ----------    ----------
OPERATING INCOME.......................................     776,478       732,278       711,308
                                                         ----------    ----------    ----------
INTEREST EXPENSE (INCOME), NET.........................      13,535        (2,187)        7,451
                                                         ----------    ----------    ----------
EARNINGS BEFORE INCOME TAXES...........................     762,943       734,465       703,857
                                                         ----------    ----------    ----------
INCOME TAXES...........................................     293,650       279,186       264,719
                                                         ----------    ----------    ----------
NET EARNINGS...........................................  $  469,293    $  455,279    $  439,138
                                                         ==========    ==========    ==========
NET EARNINGS PER SHARE
  Basic................................................       $2.69         $2.45         $2.39
  Diluted..............................................       $2.68         $2.44         $2.37
AVERAGE NUMBER OF SHARES
  Basic................................................     174,355       185,544       183,931
  Diluted..............................................     175,114       186,880       185,602

See Notes to Consolidated Financial Statements.

                                      UST

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)

                                                                    DECEMBER 31
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
ASSETS
Current assets
  Cash and cash equivalents.................................  $   74,989    $   33,210
  Accounts receivable.......................................      64,349        63,269
  Inventories...............................................     403,469       372,634
  Prepaid expenses and other current assets.................      26,709        24,653
  Deferred income taxes.....................................      10,508        13,447
                                                              ----------    ----------
     Total current assets...................................     580,024       507,213
                                                              ----------    ----------
Property, plant and equipment, net..........................     361,882       338,695
Other assets................................................      73,742        67,411
                                                              ----------    ----------
          Total assets......................................  $1,015,648    $  913,319
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term debt...........................................  $   70,965    $       --
  Accounts payable and accrued expenses.....................     144,678       156,699
  Income taxes..............................................      45,684        40,617
                                                              ----------    ----------
          Total current liabilities.........................     261,327       197,316
                                                              ----------    ----------
Long-term debt..............................................     411,000       100,000
Postretirement benefits other than pensions.................      80,547        78,567
Other liabilities...........................................      61,970        69,143
Contingencies (see note)....................................          --            --
                                                              ----------    ----------
          Total liabilities.................................     814,844       445,026
                                                              ----------    ----------
STOCKHOLDERS' EQUITY
  Capital stock.............................................     104,468       104,048
  Additional paid-in capital................................     526,676       512,089
  Retained earnings.........................................     861,816       684,489
  Accumulated other comprehensive loss......................     (12,277)      (18,420)
                                                              ----------    ----------
                                                               1,480,683     1,282,206
  Less treasury stock.......................................   1,279,879       813,913
                                                              ----------    ----------
          Total stockholders' equity........................     200,804       468,293
                                                              ----------    ----------
          Total liabilities and stockholders' equity........  $1,015,648    $  913,319
                                                              ==========    ==========

See Notes to Consolidated Financial Statements.

                                      UST

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31
                                                          -----------------------------------
                                                            1999         1998         1997
                                                          ---------    ---------    ---------
OPERATING ACTIVITIES
  Net earnings..........................................  $ 469,293    $ 455,279    $ 439,138
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and amortization......................     37,013       31,726       30,491
     Deferred income taxes..............................     (1,894)         236       (8,779)
     Prepayment of royalties............................         --           --      (25,732)
     Write-down of production costs and prepaid
       assets...........................................         --           --       24,089
     Gain on sale of property, plant and equipment......         --       (7,840)          --
     Gain on sale of a business.........................         --       (2,820)          --
     Changes in operating assets and liabilities:
       Accounts receivable..............................     (1,080)      (2,918)       8,430
       Inventories......................................    (30,835)     (57,087)     (56,146)
       Prepaid expenses and other assets................    (11,630)       2,084       (1,884)
       Accounts payable, accrued expenses and other
          liabilities...................................     (6,271)      43,538        8,743
       Income taxes payable.............................      5,067        3,443       (5,744)
                                                          ---------    ---------    ---------
          Net cash provided by operating activities.....    459,663      465,641      412,606
                                                          ---------    ---------    ---------
INVESTING ACTIVITIES
  Purchases of property, plant and equipment............    (59,289)     (56,266)     (58,159)
  Dispositions of property, plant and equipment.........      2,365       20,749        2,409
  Proceeds from the prepayment of royalties.............         --           --       25,732
  Proceeds from the sale of a business..................         --       20,152           --
                                                          ---------    ---------    ---------
          Net cash used in investing activities.........    (56,924)     (15,365)     (30,018)
                                                          ---------    ---------    ---------
FINANCING ACTIVITIES
  Proceeds from borrowings..............................    567,365           --       10,000
  Repayment of borrowings...............................   (185,400)     (10,000)    (150,000)
  Proceeds from the issuance of stock...................     15,007       38,769       53,665
  Dividends paid........................................   (291,966)    (301,145)    (298,059)
  Stock repurchased.....................................   (465,966)    (151,617)     (45,719)
                                                          ---------    ---------    ---------
          Net cash used in financing activities.........   (360,960)    (423,993)    (430,113)
                                                          ---------    ---------    ---------
          Increase (decrease) in cash and cash
            equivalents.................................     41,779       26,283      (47,525)
          Cash and cash equivalents at beginning of
            year........................................     33,210        6,927       54,452
                                                          ---------    ---------    ---------
          Cash and cash equivalents at end of year......  $  74,989    $  33,210    $   6,927
                                                          =========    =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Income taxes.......................................   $287,133     $266,745     $268,158
     Interest...........................................     13,734        5,935        8,718

See Notes to Consolidated Financial Statements.

                                      UST

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                ACCUMULATED
                                                      ADDITIONAL                   OTHER                         TOTAL
                                            COMMON     PAID-IN     RETAINED    COMPREHENSIVE    TREASURY     STOCKHOLDERS'
                                            STOCK      CAPITAL     EARNINGS        LOSS           STOCK         EQUITY
                                           --------   ----------   ---------   -------------   -----------   -------------
Balance at December 31, 1996.............  $102,077    $414,274    $ 394,935     $ (7,244)     $  (622,836)    $ 281,206
Comprehensive income:
  Net earnings...........................        --          --      439,138           --               --       439,138
  Other comprehensive loss, net of tax:
    Foreign currency translation
      adjustment.........................        --          --           --         (322)              --          (322)
    Minimum pension liability
      adjustment.........................        --          --           --       (1,066)              --        (1,066)
                                                                                                               ---------
  Other comprehensive loss...............                                                                         (1,388)
                                                                                                               ---------
    Comprehensive income.................                                                                        437,750
Cash dividends -- $1.62 per share........        --          --     (298,059)          --               --      (298,059)
Exercise of stock options -- 2,459,500
  shares.................................     1,230      36,645           --           --               --        37,875
Income tax benefits and decrease in
  receivables from exercise of stock
  options................................        --      15,956           --           --               --        15,956
Stock repurchased for treasury --
  1,526,000 shares.......................        --          --           --           --          (45,719)      (45,719)
Put option obligations, net of
  proceeds...............................        --       7,786           --           --               --         7,786
                                           --------    --------    ---------     --------      -----------     ---------
Balance at December 31, 1997.............   103,307     474,661      536,014       (8,632)        (668,555)      436,795
Comprehensive income:
  Net earnings...........................        --          --      455,279           --               --       455,279
  Other comprehensive loss, net of tax:
    Foreign currency translation
      adjustment.........................        --          --           --         (602)              --          (602)
    Minimum pension liability
      adjustment.........................        --          --           --       (9,186)              --        (9,186)
                                                                                                               ---------
  Other comprehensive loss...............                                                                         (9,788)
                                                                                                               ---------
    Comprehensive income.................                                                                        445,491
Cash dividends -- $1.62 per share........        --          --     (301,145)          --               --      (301,145)
Exercise of stock options -- 1,681,600
  shares.................................       841      29,759           --           --               --        30,600
Income tax benefits, net of increase in
  receivables from exercise of stock
  options................................        --       8,169           --           --               --         8,169
Stock repurchased for treasury --
  4,383,500 shares.......................        --          --           --           --         (151,617)     (151,617)
Retirement of treasury stock -- 200,000
  shares.................................      (100)       (500)      (5,659)          --            6,259            --
                                           --------    --------    ---------     --------      -----------     ---------
Balance at December 31, 1998.............   104,048     512,089      684,489      (18,420)        (813,913)      468,293
Comprehensive income:
  Net earnings...........................        --          --      469,293           --               --       469,293
  Other comprehensive (loss) income, net
    of tax:
    Foreign currency translation
      adjustment.........................        --          --           --         (743)              --          (743)
    Minimum pension liability
      adjustment.........................        --          --           --        6,886               --         6,886
                                                                                                               ---------
  Other comprehensive income.............                                                                          6,143
                                                                                                               ---------
    Comprehensive income.................                                                                        475,436
Cash dividends -- $1.68 per share........        --          --     (291,966)          --               --      (291,966)
Exercise of stock options -- 836,200
  shares and issuance of restricted
  stock -- 4,550 shares..................       420      13,587           --           --               --        14,007
Income tax benefits, net of increase in
  receivables from exercise of stock
  options................................        --       1,000           --           --               --         1,000
Stock repurchased for treasury --
  16,121,000 shares......................        --          --           --           --         (465,966)     (465,966)
                                           --------    --------    ---------     --------      -----------     ---------
Balance at December 31, 1999.............  $104,468    $526,676    $ 861,816     $(12,277)     $(1,279,879)    $ 200,804
                                           ========    ========    =========     ========      ===========     =========

See Notes to Consolidated Financial Statements.

                                      UST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, as such, include amounts based on judgments and estimates made by management, which may differ from actual results. The consolidated financial statements include the accounts of the Company and all of its subsidiaries after the elimination of intercompany accounts and transactions. An investment in a limited partnership is accounted for by the equity method and is carried at an amount equal to the Company's equity in the underlying net assets of the limited partnership.

REVENUE RECOGNITION

     Revenue from sales of smokeless tobacco products are recognized when title passes, which is when products are received by the customer. Revenue from sales of wine products are recognized when title passes to the customer, which is when products are shipped. Revenue from sales of all other products are predominantly recognized when such products are shipped.

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

STOCK OPTIONS

     The Company accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which generally does not result in compensation cost.

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

ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which provides new accounting rules for various derivatives and related transactions. In June 1999, the FASB deferred the effective date of SFAS No. 133 to fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position with measurement at fair value. Changes in the fair value of derivative instruments will be recognized in either net income or other comprehensive income, based upon the designated purpose of the derivative. The Company expects to adopt SFAS No. 133 with regards to accounting for its use of derivative instruments, such as interest rate swaps and foreign currency forward contracts, in the first quarter of 2001, on a cumulative basis. The Company is currently evaluating the impact of adopting this standard.

INVENTORIES

                                                                  DECEMBER 31
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Leaf tobacco................................................  $189,414    $178,078
Products in process.........................................   116,291     110,752
Finished goods..............................................    75,757      66,688
Other materials and supplies................................    22,007      17,116
                                                              --------    --------
                                                              $403,469    $372,634
                                                              ========    ========

     At December 31, 1999 and 1998, $187.9 million and $176.8 million, respectively, of leaf tobacco inventories were valued using the LIFO method. The average costs of these inventories are greater than the amounts at which these inventories are carried in the Consolidated Statement of Financial Position by $53.4 million and $50.9 million, respectively.

     As of December 31, 1999, the Company had purchase commitments for the upcoming year of approximately $27 million for leaf tobacco for use in future production of its smokeless tobacco products. Commitments to purchase grapes over the next five years, for use in future production of wine, average approximately $37.4 million per year.

                                      UST

PROPERTY, PLANT AND EQUIPMENT, NET

                                                                  DECEMBER 31
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Land........................................................  $ 22,703    $ 22,828
Buildings...................................................   251,107     234,559
Machinery and equipment.....................................   358,595     332,603
                                                              --------    --------
                                                               632,405     589,990
Less allowances for depreciation............................   270,523     251,295
                                                              --------    --------
                                                              $361,882    $338,695
                                                              ========    ========

     Depreciation expense was $33.7 million for 1999, $31.4 million for 1998 and $30.1 million for 1997.

     The Company also leases certain property and equipment under various operating lease arrangements. Annual commitments under these leases, which average $5.2 million per year through the year 2004, extend through 2030 and total $44.3 million. Lease expense for the years 1999, 1998 and 1997 was $9.8 million, $9.5 million and $6.4 million, respectively.

OTHER ASSETS

                                                                 DECEMBER 31
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Prepaid pension costs.......................................  $28,164    $28,884
Limited partnership investment..............................   10,934     11,166
Deferred income taxes.......................................   10,702      9,178
Other.......................................................   23,942     18,183
                                                              -------    -------
                                                              $73,742    $67,411
                                                              =======    =======

     The limited partnership investment owns and leases a cogeneration facility.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                  DECEMBER 31
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Trade accounts payable......................................  $ 43,913    $ 37,281
Employee compensation and benefits..........................    55,865      57,415
Settlement charges..........................................    11,916      18,703
Other accrued expenses......................................    32,984      43,300
                                                              --------    --------
                                                              $144,678    $156,699
                                                              ========    ========

BORROWING ARRANGEMENTS

     In May 1999, the Company issued $240 million aggregate principal amount of senior notes, of which $200 million is 7.25 percent fixed rate debt and $40 million is floating rate debt, which bears interest at the three-month London Interbank Offered Rate (LIBOR) plus 90 basis points. These notes mature on June 1, 2009, with semiannual and quarterly interest payments to be made on the fixed and floating rate notes, respectively. The fair value of these notes at December 31, 1999 was $219.6 million, based upon the present value of future cash flows. Costs associated with the issuance of these notes have been capitalized, and are being amortized over the term of the debt. Capitalized costs were not material. Additionally, to hedge the

                                      UST
interest rate risk on the $40 million floating rate debt, the Company executed an interest rate swap on May 27, 1999, effectively fixing the rate at 7.25 percent.

     The Company has two revolving credit agreements totaling $350 million with various banks. The terms of the agreements provide for a five-year revolving credit facility in the amount of $262.5 million, which expires in November 2001, and a 364-day revolving credit facility, renewed in November 1999 in the amount of $87.5 million, which expires in November 2000. The Company may borrow funds and elect to pay interest under the "Base Rate," "Competitive Bid" or "Eurodollar" interest rate provisions of the agreements. Principal repayments are optional during the revolving credit periods. The agreements require facility fees which are not significant, as well as compliance with certain financial covenants.

     At December 31, 1999, the Company had $242 million outstanding under commercial paper borrowings, of which $171 million was classified as long-term debt. The Company's revolving credit agreements support these borrowings. Commercial paper borrowings at December 31, 1999 had a weighted-average interest rate of 6.5 percent. At December 31, 1998, the Company had $100 million outstanding under commercial paper borrowings, all of which was classified as long-term debt. Commercial paper borrowings at December 31, 1998 had a weighted-average interest rate of 5.9 percent.

FINANCIAL INSTRUMENTS

     The estimated fair values of amounts reported in the consolidated financial statements have been determined by using available market information and appropriate valuation methodologies. All current assets and current liabilities are carried at their fair values, which approximate market values, because of their short-term nature. The fair values of long-term assets and long-term liabilities approximate their carrying values, with the exception of our senior notes (See Borrowing Arrangements note).

     On May 27, 1999, the Company hedged its interest rate risk by entering into a ten-year interest rate swap with a notional amount of $40 million and quarterly settlement dates over the term of the contract. The Company pays 7.25 percent and receives LIBOR plus 90 basis points on the notional amount. As there is full correlation between the interest rate swap and the underlying floating rate debt, this contract effectively locks the interest rate for the debt at
7.25 percent (See Borrowing Arrangements note). The fair value of this interest rate swap represents the estimated cash receipts or payments required to settle the agreement. At December 31, 1999, the fair value of the swap was $2.4 million, based on a dealer quote, considering current market rates.

     In anticipation of a debt offering in 2000, the Company entered into several short-term treasury lock agreements during 1999 and 2000. These instruments will be used to hedge the risk of movement in interest rates on the debt to be issued in 2000. The gain or loss on the treasury locks will be amortized over the life of the debt as an adjustment to interest expense. The total notional value of these agreements at December 31, 1999 was $50 million, with a weighted-average interest rate of 6.10 percent. The fair value of these agreements represents the estimated cash receipts or payments required to settle them. The fair value of treasury lock agreements at December 31, 1999 was $1.4 million, based on dealer quotes, considering current market rates. The treasury lock agreements entered into in 2000 had a total notional value of $200 million and a weighted-average interest rate of 6.66 percent.

     In addition, from time to time, the Company enters into foreign currency forward contracts to partially hedge forecasted purchases of barrels for its wine operations. Resulting gains or losses from these transactions are included as adjustments to the cost of purchasing these barrels. The notional amounts of forward foreign currency contracts was $5.9 million at December 31, 1999. The difference between the fair value and notional value of the contracts at that date was immaterial.

     The Company monitors and manages risk associated with changes in interest rates and, to a lesser extent, foreign currency exchange rates. The use of derivative instruments, primarily interest rate swaps and other contracts, contributes to reducing and managing such risks. The Company does not currently use derivatives

                                      UST
for trading or speculative purposes. Notional amounts do not represent assets or liabilities of the Company, but are used in determination of cash settlements under the various agreements, and as such they are not reported on the Consolidated Statement of Financial Position. In the event of non-performance by a counterparty, the risk in these transactions is the cost of replacing the contracts at current market rates. The Company mitigates this risk by using only major reputable financial institutions with high credit ratings.

OTHER LIABILITIES

     Other liabilities include the noncurrent portion of the pension liabilities at December 31, 1999 and 1998 of $60.3 million and $65.1 million, respectively. (See Employee Benefit and Compensation Plans note.)

CAPITAL STOCK

     The Company has two classes of capital stock, preferred stock and common stock. Preferred stock carries a par value of $.10 and no shares have been issued. Common stock carries a $.50 par value. Authorized preferred stock is 10 million shares and authorized common stock is 600 million shares.

     In October 1999, the Board of Directors approved a new stock repurchase program, authorizing the Company to repurchase up to 20 million shares of its common stock from time to time in open market or negotiated transactions for use in connection with benefit and compensation plans and other corporate purposes.

     The new program commenced upon completion of the prior program, which was in effect since November 1996, and provided for the repurchase of up to 20 million shares of the Company's common stock. In 1999, the Company repurchased a total of 16.1 million shares of its common stock for $466 million under its stock repurchase programs, of which 2.5 million shares were purchased under the new program for $65.4 million. In 1998, the Company repurchased 4.4 million shares under the 1996 stock repurchase program, at a cost of $151.6 million.

     Common stock issued and outstanding at December 31, 1999 and 1998 was 208,936,586 shares and 208,095,836 shares, respectively. Treasury shares held at December 31, 1999 and 1998 were 42,129,500 shares and 26,008,500 shares, respectively.

     In December 1998, the Board of Directors approved the Nonemployee Directors' Restricted Stock Award Plan. Under this plan, up to 200,000 shares of the Company's common stock may be granted to nonemployee Directors in accordance with the provisions of the plan, and accordingly, 200,000 shares of the Company's treasury stock were cancelled and reserved for use upon issuance of stock for this plan. During 1999, 4,550 shares of the Company's common stock were issued under this plan.

     Events causing changes in the issued and outstanding shares are described in the Consolidated Statement of Changes in Stockholders' Equity.

STOCK OPTIONS

     The Company maintains three stock option plans, the 1992 and 1982 Stock Option Plans and a Nonemployee Directors' Stock Option Plan. The Company accounts for stock options in accordance with the intrinsic value-based method permitted by SFAS No. 123. Under the Company's current plans, options may be granted at not less than the fair market value on the date of grant and therefore no compensation expense is recognized for the stock options granted.

     The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in

                                      UST
management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     Consistent with the method described in SFAS No. 123, if compensation expense for the Company's plans had been determined based on the fair value at the grant dates for awards under its plans, net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                               1999        1998        1997
                                                             --------    --------    --------
Net earnings:
  As reported..............................................  $469,293    $455,279    $439,138
  Pro forma................................................  $463,052    $449,445    $436,106
Basic earnings per share:
  As reported..............................................     $2.69       $2.45       $2.39
  Pro forma................................................     $2.66       $2.42       $2.37
Diluted earnings per share:
  As reported..............................................     $2.68       $2.44       $2.37
  Pro forma................................................     $2.64       $2.41       $2.35

     The fair value of each option grant, for pro forma disclosure purposes, was estimated on the date of grant using the modified Black-Scholes option pricing model with the following weighted-average assumptions:

                                                       1999         1998         1997
                                                     ---------    ---------    ---------
Expected dividend yield............................       5.1%         4.6%         4.4%
Risk-free interest rate............................       5.6%         5.6%         5.9%
Expected volatility................................      26.0%        22.0%        29.7%
Expected life of option............................  7.5 years    6.5 years    6.5 years

     Under the 1992 Stock Option Plan, 10.4 million shares were authorized for grant and options first become exercisable, in ratable installments or otherwise, over a period of one to five years from the date of grant and may be exercised up to a maximum of ten years from the date of grant using various payment methods. Under the Nonemployee Directors' Stock Option Plan, 200,000 shares were authorized for grant and options first become exercisable six months from the date of grant and may be exercisable up to a maximum of ten years from the date of grant and must be paid in full at the time of the exercise.

     At December 31, 1999, 21,100 shares were available for grant under the 1992 Stock Option Plan and 144,500 shares were available for grant under the Nonemployee Directors' Stock Option Plan, while no shares were available under the 1982 Stock Option Plan.

     In December 1999, the Board of Directors adopted, subject to shareholders' approval, an amendment to the 1992 Stock Option Plan, authorizing an additional 5 million shares to be reserved for issuance.

     Receivables from the exercise of options in the amount of $13.6 million in 1999, $10.6 million in 1998 and $9.5 million in 1997 have been deducted from stockholders' equity.

                                      UST

     The following table presents a summary of the Company's stock option activity and related information for the years ended December 31 (options in thousands):

                                       1999                          1998                          1997
                            ---------------------------   ---------------------------   ---------------------------
                             NUMBER    WEIGHTED-AVERAGE    NUMBER    WEIGHTED-AVERAGE    NUMBER    WEIGHTED-AVERAGE
                               OF          EXERCISE          OF          EXERCISE          OF          EXERCISE
                            OPTIONS         PRICE         OPTIONS         PRICE         OPTIONS         PRICE
                            --------   ----------------   --------   ----------------   --------   ----------------
Outstanding at beginning
  of year.................  14,454.6        $28.10        14,886.8        $26.78        15,782.6        $24.57
Granted...................   1,774.6         28.35         1,359.5         30.64         1,861.6         31.39
Exercised.................    (836.2)        16.60        (1,681.6)        18.20        (2,459.5)        15.40
Forfeited.................     (71.5)        30.62          (109.3)        31.81          (297.9)        32.45
Expired...................        --            --             (.8)         7.69              --            --
                            --------                      --------                      --------
Outstanding at end of
  year....................  15,321.5        $28.74        14,454.6        $28.10        14,886.8        $26.78
                            ========        ======        ========        ======        ========        ======
Exercisable at end of
  year....................  12,188.7        $28.54        11,637.5        $27.31        11,932.7        $25.49
                            ========        ======        ========        ======        ========        ======
Weighted-average fair
  value of options granted
  during the year.........                  $ 5.46                        $ 5.42                        $ 7.58
                                            ======                        ======                        ======

     The following table summarizes information about stock options outstanding at December 31, 1999 (options in thousands):

                              OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                 ---------------------------------------------   ---------------------------
                  NUMBER   WEIGHTED-AVERAGE   WEIGHTED-AVERAGE    NUMBER    WEIGHTED-AVERAGE
   RANGE OF         OF        REMAINING           EXERCISE          OF          EXERCISE
EXERCISE PRICES  OPTIONS   CONTRACTUAL LIFE        PRICE         OPTIONS         PRICE
---------------  --------  ----------------   ----------------   --------   ----------------
$14.84 -- 18.28     793.3     0.7 years            $14.87           793.3        $14.87
 24.19 -- 35.25  14,528.2     5.3 years             29.50        11,395.4         29.49
                 --------                                        --------
$14.84 -- 35.25  15,321.5     5.0 years            $28.74        12,188.7        $28.54
                 ========     =========            ======        ========        ======

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

                                      UST

     The following table represents a reconciliation of the plans at December
31:

                                                                          POSTRETIREMENT BENEFITS
                                                     PENSION PLANS          OTHER THAN PENSIONS
                                                  --------------------    ------------------------
                                                    1999        1998         1999          1998
                                                  --------    --------    ----------    ----------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at beginning of year.......  $342,012    $284,164     $ 74,556      $ 59,951
  Service cost..................................    11,957      10,195        3,348         3,349
  Interest cost.................................    21,738      20,833        3,908         4,384
  Plan participants' contributions..............        --          --           43            71
  Plan amendments...............................    (1,105)         --      (18,535)           --
  Actuarial (gain)/loss.........................   (45,438)     42,063       (4,300)        9,481
  Benefits paid.................................   (16,075)    (15,243)      (2,745)       (2,680)
                                                  --------    --------     --------      --------
  Benefit obligation at end of year.............  $313,089    $342,012     $ 56,275      $ 74,556
                                                  --------    --------     --------      --------
CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of
     year.......................................  $295,161    $279,733           --            --
  Actual return on plan assets..................    16,276      25,868           --            --
  Employer contributions........................     5,350       5,377           --            --
  Benefits paid.................................   (16,075)    (15,243)          --            --
  Administrative expenses.......................      (621)       (574)          --            --
                                                  --------    --------     --------      --------
  Fair value of plan assets at end of year......  $300,091    $295,161           --            --
                                                  --------    --------     --------      --------
FUNDED STATUS
  Funded status at end of year..................  $(12,998)   $(46,851)    $(56,275)     $(74,556)
  Unrecognized actuarial (gain)/loss............    (4,322)     36,567       (7,971)       (3,684)
  Unrecognized prior service cost...............    (2,064)     (1,174)     (16,301)         (327)
  Unrecognized transition obligation............       268          21           --            --
                                                  --------    --------     --------      --------
  Accrued benefit cost..........................  $(19,116)   $(11,437)    $(80,547)     $(78,567)
                                                  ========    ========     ========      ========
AMOUNTS RECOGNIZED IN THE CONSOLIDATED STATEMENT
  OF FINANCIAL POSITION:
  Prepaid benefit asset.........................  $ 28,164    $ 28,884     $     --      $     --
  Accrued benefit liability.....................   (64,643)    (69,768)     (80,547)      (78,567)
  Intangible asset..............................     2,292       3,783           --            --
  Accumulated other comprehensive loss..........    15,071      25,664           --            --
                                                  --------    --------     --------      --------
  Net amount recognized.........................  $(19,116)   $(11,437)    $(80,547)     $(78,567)
                                                  ========    ========     ========      ========

     The weighted-average assumptions used for the year ended December 31 were:

                                                                          POSTRETIREMENT BENEFITS
                                                     PENSION PLANS          OTHER THAN PENSIONS
                                                  --------------------    ------------------------
                                                    1999        1998         1999          1998
                                                  --------    --------    ----------    ----------
Discount rate...................................      7.75%       6.50%        7.75%         6.50%
Expected return on plan assets..................      8.50%       8.75%          --            --
Rate of compensation increase...................      5.00%       5.00%          --            --

     The rate of increase in per capita costs of covered health care benefits is assumed to be 7.4 percent for 2000 and is assumed to decrease gradually to 5.3 percent by the year 2005 and remain at that level thereafter.

                                      UST

     Net periodic benefit cost for the year ended December 31 includes the following components:

                                                                      POSTRETIREMENT BENEFITS
                                         PENSION PLANS                  OTHER THAN PENSIONS
                                --------------------------------    ---------------------------
                                  1999        1998        1997       1999       1998      1997
                                --------    --------    --------    -------    ------    ------
Service cost..................  $ 11,957    $ 10,195    $  8,744    $ 3,348    $3,349    $2,857
Interest cost.................    21,738      20,833      18,761      3,908     4,384     4,003
Expected return on plan
  assets......................   (23,202)    (23,036)    (21,110)        --        --        --
Amortization of unrecognized
  transition obligation.......      (247)       (247)       (247)        --        --        --
Amortization of prior service
  cost........................      (215)       (113)       (133)    (2,561)      (33)      (33)
Recognized actuarial loss/
  (gain)......................     2,998       2,176       1,254        (13)     (392)     (747)
                                --------    --------    --------    -------    ------    ------
Net periodic benefit cost.....  $ 13,029    $  9,808    $  7,269    $ 4,682    $7,308    $6,080
                                ========    ========    ========    =======    ======    ======

     The projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $67.1 million and $59.8 million, respectively, as of December 31, 1999, and $82.4 million and $72.8 million, respectively, as of December 31, 1998. The fair value of plan assets for such plans as of December 31, 1998 was $5 million.

     The assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. To illustrate, a one-percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1999 by approximately $5.7 million and increase the service and interest cost components of expense by approximately $.9 million. A one-percentage point decrease in the assumed health care trend rate would have decreased the accumulated postretirement benefit obligation at December 31, 1999 by approximately $5.1 million and decreased the service and interest components of expense by approximately $.8 million.

     Changes in unrecognized prior service cost, net periodic benefit cost and Plan amendments for the Company's Postretirement Welfare Benefit Plan were affected by a 1999 change in eligibility for salaried employees to recognize service only on or after age 45.

     Plan assets of the Company's pension plans include marketable equity securities, including common stock of the Company, and corporate and government debt securities. At December 31, 1999 and 1998, the fund held 1.3 million shares of the Company's common stock having a market value of $32.2 million as of December 31, 1999 and $44.6 million as of December 31, 1998. Dividends paid on shares held by the fund were $2.2 million and $2.1 million in 1999 and 1998, respectively.

     The Company sponsors a defined contribution plan (Employees' Savings Plan) covering substantially all of its employees. The Plan requires one year of service prior to eligibility for participation. Company contributions are based upon participant contributions. The expense was $4.2 million in 1999, $4.4 million in 1998 and $4 million in 1997.

     The Company has an Incentive Compensation Plan which provides for incentive payments to designated employees based on stated percentages of net earnings as defined in the Plan. Expenses under the Plan amounted to $40 million in 1999, $38.5 million in 1998 and $36.9 million in 1997.

                                      UST

INCOME TAXES

     The income tax provision (benefit) consists of the following:

                                                       1999        1998        1997
                                                     --------    --------    --------
Current:
  Federal..........................................  $256,901    $247,526    $247,224
  State and local..................................    38,643      31,424      26,274
                                                     --------    --------    --------
Total current......................................   295,544     278,950     273,498
                                                     --------    --------    --------
Deferred:
  Federal..........................................    (1,988)        346      (6,807)
  State and local..................................        94        (110)     (1,972)
                                                     --------    --------    --------
Total deferred.....................................    (1,894)        236      (8,779)
                                                     --------    --------    --------
                                                     $293,650    $279,186    $264,719
                                                     ========    ========    ========

     The 1999, 1998 and 1997 current tax provisions reflect the reversal of certain tax reserves. In addition, the tax provisions do not reflect $4 million, $9.3 million and $13.4 million for 1999, 1998 and 1997, respectively, of tax benefits arising from the exercise of stock options. These amounts were credited directly to additional paid-in capital.

     The deferred tax provision (benefit) amounts for 1999, 1998 and 1997 do not reflect the tax effects resulting from the additional minimum pension liability adjustments required by SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 52, "Foreign Currency Translation."

     Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Components of deferred tax assets and liabilities as of December 31 are as follows:

                                                               1999      1998
                                                              -------   -------
Deferred tax assets:
  Postretirement benefits other than pensions...............  $28,191   $27,498
  Other accrued liabilities.................................   22,442    24,747
  Accrued pension liabilities...............................   21,996    24,419
  All other, net............................................    7,002     5,235
                                                              -------   -------
Total deferred tax assets...................................   79,631    81,899
                                                              -------   -------
Deferred tax liabilities:
  Depreciation..............................................   43,419    42,798
  Prepaid pension asset.....................................    9,857    10,109
  Investment in limited partnerships........................    5,145     6,367
                                                              -------   -------
Total deferred tax liabilities..............................   58,421    59,274
                                                              -------   -------
Net deferred tax assets.....................................  $21,210   $22,625
                                                              =======   =======

                                      UST

     Differences between the Company's effective tax rate and the U.S. federal statutory income tax rate are explained as follows:

                                                              1999    1998    1997
                                                              ----    ----    ----
U.S. federal statutory income tax rate......................  35.0%   35.0%   35.0%
State and local taxes, net of federal benefit...............   3.3     2.8     2.2
Other, net..................................................    .2      .2      .4
                                                              ----    ----    ----
                                                              38.5%   38.0%   37.6%
                                                              ====    ====    ====

ADVERTISING COSTS

     The Company expenses the production costs of advertising in the period in which they are incurred. Advertising expenses were $80.3 million in 1999, $68.7 million in 1998 $75.7 million in 1997. At December 31, 1999 and 1998, $5.3 million and $5 million, respectively, of advertising related costs are included in prepaid expenses and other current assets.

INTEREST EXPENSE (INCOME), NET

     Interest expense (income), net, is comprised of expense associated with short-term and long-term debt and income from cash equivalents and capitalized interest.

                                                          1999       1998       1997
                                                         -------    -------    ------
Short-term debt........................................  $ 2,891    $    16    $3,112
Long-term debt.........................................   12,778      5,518     5,632
                                                         -------    -------    ------
                                                          15,669      5,534     8,744
                                                         -------    -------    ------
Income from cash equivalents...........................   (1,155)    (6,602)     (951)
Capitalized interest...................................     (979)    (1,119)     (342)
                                                         -------    -------    ------
                                                         $13,535    $(2,187)   $7,451
                                                         =======    =======    ======

ACCUMULATED OTHER COMPREHENSIVE LOSS

     The components of comprehensive income that relate to the Company are net earnings, foreign currency translation adjustments, and additional minimum pension liability adjustments, all of which are presented in the Consolidated Statement of Changes in Stockholders' Equity. Changes in accumulated other comprehensive (loss) income are recorded directly to stockholders' equity and do not affect the net earnings or cash flow of the Company.

     Accumulated other comprehensive loss consists of the following components, net of taxes:

                                                                FOREIGN       MINIMUM
                                                               CURRENCY       PENSION
                                                              TRANSLATION    LIABILITY
                                                              ADJUSTMENT     ADJUSTMENT
                                                              -----------    ----------
Balance at December 31, 1996................................    $  (814)      $ (6,430)
  Net change for the year...................................       (322)        (1,066)
                                                                -------       --------
Balance at December 31, 1997................................     (1,136)        (7,496)
  Net change for the year...................................       (602)        (9,186)
                                                                -------       --------
Balance at December 31, 1998................................     (1,738)       (16,682)
  Net change for the year...................................       (743)         6,886
                                                                -------       --------
Balance at December 31, 1999................................    $(2,481)      $ (9,796)
                                                                =======       ========

                                      UST

     The net change for the year in foreign currency translation adjustment is reflected net of tax benefits of $400, $324 and $173 in 1999, 1998 and 1997, respectively. The net change for the year in minimum pension liability adjustment is reflected net of tax (expense) benefits of $(3,708), $4,946 and $574 in 1999, 1998 and 1997, respectively.

EARNINGS PER SHARE

     The following table presents the computation of basic and diluted earnings per share:

                                                       1999        1998        1997
                                                     --------    --------    --------
Numerator:
  Net earnings.....................................  $469,293    $455,279    $439,138
                                                     ========    ========    ========
Denominator:
  Denominator for basic earnings per
     share -- weighted-average shares..............   174,355     185,544     183,931
Dilutive effect of employee stock options..........       759       1,336       1,671
                                                     --------    --------    --------
  Denominator for diluted earnings per share.......   175,114     186,880     185,602
                                                     ========    ========    ========
Basic earnings per share...........................     $2.69       $2.45       $2.39
Diluted earnings per share.........................     $2.68       $2.44       $2.37

     Options to purchase 12.1 million shares, 2.2 million shares and 2.3 million shares of common stock, outstanding as of December 31, 1999, 1998 and 1997, respectively, were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the common shares and, therefore, would be antidilutive.

SEGMENT INFORMATION

     The Company's reportable segments are Tobacco and Wine. Through its subsidiaries, the Company operates predominantly in the tobacco industry as a producer of moist smokeless tobacco products and also produces and markets premium wines. Those business units that do not meet quantitative reportable thresholds are included in the all other category. This category is comprised of the international operations, cigar operations and discontinued businesses and product lines.

     Tobacco segment sales are principally to a large number of wholesalers and chain stores which are widely dispersed throughout the United States. In 1999, net sales to one customer accounted for approximately 22 percent of Tobacco segment net sales.

     The Company operates primarily in the United States; foreign operations and export sales are not significant. Net sales and operating profit are reflected net of intersegment sales and profits.

     Operating profit is net sales less operating expenses and an allocation of corporate expenses. Tobacco settlement-related charges for 1999, 1998 and 1997 are included in the operating results for the Tobacco segment. Included in the operating results for all other operations in 1998 are the gains on the sale of certain commercial agricultural properties and the video entertainment subsidiary and in 1997 the write-down of production costs and prepaid royalties at the entertainment subsidiary and the income from the prepayment of royalties from a previous divestiture. Corporate assets consist primarily of cash and cash equivalents and other long-term investments. Corporate capital expenditures and depreciation expense include amounts which have been allocated to each reportable segment and all other operations for purposes of reporting operating profit and identifiable assets. Consolidated Segment Information appears on page 23.

                                      UST

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

     The Company has been named in two actions brought by individual plaintiffs, all of whom are represented by the same Louisiana attorney, against a number of smokeless tobacco manufacturers, cigarette manufacturers and certain other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of tobacco usage, including smokeless tobacco products.

     The Company is also named in an action in Illinois brought by an individual plaintiff and purporting to state a class action "on behalf of himself and all other persons similarly situated" alleging that the Company "manipulates the nicotine levels and absorption rates" in its smokeless tobacco products and seeking to recover monetary damages "in an amount not less than the purchase price" of the Company's smokeless tobacco products and certain other relief. The purported class excludes all persons who claim any personal injury as a result of using the Company's smokeless tobacco products.

     The Company is also named in several actions in West Virginia brought on behalf of individual plaintiffs against cigarette manufacturers, smokeless tobacco manufacturers, and other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of tobacco usage, including smokeless tobacco products. Included among the plaintiffs are three individuals alleging, in addition to the use of other tobacco products, use of the Company's smokeless tobacco products and alleging the types of injuries claimed to be associated with the use of smokeless tobacco products.

     The Company has been named in an action commenced in Nevada by an individual plaintiff against cigarette and smokeless tobacco manufacturers seeking damages and other relief for injuries allegedly sustained as a result of his exposure to environmental tobacco smoke, cigarette smoking and use of smokeless tobacco products.

     The Company has been named in a wrongful death and survival action in California brought by a plaintiff, individually and as executor of decedent's estate and as guardian ad litem for minor, for injuries allegedly sustained as a result of decedent's use of the Company's smokeless tobacco products. Plaintiff seeks compensatory and punitive damages and other relief.

     The Company is named in an action in San Francisco, California along with five other smokeless tobacco manufacturers seeking unspecified damages and other relief brought by the City and County of San Francisco and the Environmental Law Foundation purportedly on behalf of "the residents of San Francisco County and the general public" alleging violation of The Safe Drinking Water and Toxic Enforcement Act of 1986, Health and Safety Code sec.sec.25249.6, et seq. ("Proposition 65") and the California Unfair Competition Act, Business and Professions Code sec.sec.17200, et seq. The action alleges, among other things, that the defendants sold smokeless tobacco products in California without providing a ". . .'clear and reasonable' warning that their use results in multiple exposures to substances known to the State of California to cause cancer, birth defects and reproductive harm."

                                      UST

     The Company is named in an action in Kentucky seeking more than $400 million in "actual damages" before trebling, punitive damages and injunctive relief brought by one of the Company's competitors alleging that certain actions and practices of the Company violate federal antitrust and advertising laws in connection with the marketing and sale of its moist snuff brands and also alleges various violations of tort and state law. Trial in this case is scheduled to commence on February 28, 2000.

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

     On August 28, 1996, the Food and Drug Administration ("FDA") published regulations asserting unprecedented jurisdiction over nicotine in tobacco as a "drug" and purporting to regulate smokeless tobacco products as a "medical device." The Company and other smokeless tobacco manufacturers filed suit against the FDA seeking a judicial declaration that the FDA has no authority to regulate smokeless tobacco products. On April 25, 1997, a federal district court ruled that the FDA, as a matter of law, is not precluded from regulating cigarettes and smokeless tobacco as "medical devices" and implementing certain labeling and access restrictions. The court, granting the Company's motion for summary judgment, also ruled that the FDA has no authority to implement restrictions on the advertising and promotion of smokeless tobacco products. The court issued an injunction to prohibit most of the restrictions (labeling, access and advertising/ promotion) set for August 28, 1997 from taking effect, pending resolution of any appeals and subsequent proceedings; the court also certified the ruling for interlocutory appeal on the grounds that it involves "controlling questions of law as to which there is substantial ground for difference of opinion." On August 14, 1998, the Fourth Circuit Court of Appeals ruled in favor of the Company and other tobacco product manufacturers stating that the FDA lacks jurisdiction to regulate tobacco products and that all of the regulations published by the FDA on August 26, 1996 are invalid. On January 19, 1999, the FDA filed a petition for certiorari seeking review of the Fourth Circuit's ruling by the United States Supreme Court. On April 26, 1999, the United States Supreme Court announced its intention to review that ruling. Oral arguments were presented on December 1, 1999. A decision is expected by the end of the Court's 1999-2000 term. The Company is not able to predict the outcome of the appeal, or assess the future effect that these FDA regulations, if implemented, may have on its smokeless tobacco business.

OTHER MATTERS

     On November 23, 1998, the Company entered into a Smokeless Tobacco Master Settlement Agreement (the "Settlement Agreement") with attorneys general of various states and U.S. territories to resolve the remaining health care cost reimbursement cases initiated against the Company. The Settlement Agreement required the Company to adopt various marketing and advertising restrictions and make payments expected to total between $100 and approximately $200 million over ten years -- depending on various factors -- for programs to reduce youth usage of tobacco and combat youth substance abuse and for enforcement purposes.

     Included in 1999 results is $6 million relating to the Settlement Agreement for the ongoing payment based on 1999 shipments and $3.4 million resulting from the Company's portion of attorneys' fees for prior state settlements. Included in 1998 results is a charge of $15.3 million relating to the Settlement Agreement, which represents $4.3 million to fund the States' Anti-Trust/Consumer Protection Tobacco Enforcement

                                      UST

Fund, $5 million for attorneys' fees for outside counsel retained by the settling states and $6 million for the first on-going payment. Also included in 1998 results is a charge of $16.4 million resulting from the Company's portion of the funding for pilot programs, primarily to reduce youth access to tobacco products, and attorneys' fees and other costs associated with the settlement of health care cost reimbursement litigation initiated on behalf of the states of Florida, Texas and Washington.

     Subsequent to December 31, 1999, the Company signed an asset purchase agreement for a winery in California for approximately $100 million.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Directors and Stockholders UST Inc.

     We have audited the accompanying consolidated statement of financial position of UST Inc. as of December 31, 1999 and 1998, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UST Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Stamford, Connecticut
February 7, 2000

                                                     ERNST & YOUNG LLP