Form 10-K405, Exhibit 13
period 2000-12-31
UST INC
filed 2001-03-09
CIK 811669

                                                                   EXHIBIT 13
                                                                 (ITEMS 1 AND 8)

                                      UST
                        CONSOLIDATED SEGMENT INFORMATION
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31
                                                         --------------------------------------
                                                            2000          1999          1998
                                                         ----------    ----------    ----------
NET SALES TO UNAFFILIATED CUSTOMERS
  Smokeless Tobacco....................................  $1,343,779    $1,309,566    $1,245,552
  Wine.................................................     174,472       174,272       148,512
  All other............................................      29,393        28,493        29,182
                                                         ----------    ----------    ----------
          NET SALES....................................  $1,547,644    $1,512,331    $1,423,246
                                                         ==========    ==========    ==========

OPERATING PROFIT (LOSS)
  Smokeless Tobacco....................................  $  768,786    $  777,122    $  720,622
  Wine.................................................      17,377        20,234        22,090
  All other............................................     (15,772)      (10,240)        1,712
                                                         ----------    ----------    ----------
          OPERATING PROFIT.............................     770,391       787,116       744,424
  Corporate expenses...................................     (17,668)      (10,638)      (12,146)
  Interest (expense) income, net.......................     (34,288)      (13,535)        2,187
                                                         ----------    ----------    ----------
          EARNINGS BEFORE INCOME TAXES.................  $  718,435    $  762,943    $  734,465
                                                         ==========    ==========    ==========

IDENTIFIABLE ASSETS AT DECEMBER 31
  Smokeless Tobacco....................................  $1,120,377    $  529,518    $  497,623
  Wine.................................................     342,447       305,447       277,249
  All other............................................      68,776        87,678        87,197
  Corporate............................................     114,799        93,005        51,250
                                                         ----------    ----------    ----------
          ASSETS.......................................  $1,646,399    $1,015,648    $  913,319
                                                         ==========    ==========    ==========

CAPITAL EXPENDITURES
  Smokeless Tobacco....................................  $   28,743    $   26,830    $   27,696
  Wine.................................................      20,720        31,182        25,646
  All other............................................         522           939         2,470
  Corporate............................................       1,090           338           454
                                                         ----------    ----------    ----------
          CAPITAL EXPENDITURES.........................  $   51,075    $   59,289    $   56,266
                                                         ==========    ==========    ==========

DEPRECIATION
  Smokeless Tobacco....................................  $   19,573    $   17,279    $   16,100
  Wine.................................................      13,869        13,279        11,953
  All other............................................       1,395         1,534         1,653
  Corporate............................................       1,677         1,645         1,665
                                                         ----------    ----------    ----------
          DEPRECIATION.................................  $   36,514    $   33,737    $   31,371
                                                         ==========    ==========    ==========

     See Notes to Consolidated Financial Statements.

                                                                        (ITEM 6)

                                      UST

                CONSOLIDATED SELECTED FINANCIAL DATA -- 11 YEARS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              2000         1999         1998         1997         1996
                                                           ----------   ----------   ----------   ----------   ----------
SUMMARY OF OPERATIONS for the year ended December 31
Net sales................................................  $1,547,644   $1,512,331   $1,423,246   $1,401,718   $1,371,705
Cost of products sold (includes excise taxes)............     330,079      304,275      283,516      291,942      272,756
Selling, advertising and administrative expenses.........     464,842      431,578      407,452      398,468      348,059
                                                           ----------   ----------   ----------   ----------   ----------
Operating income.........................................     752,723      776,478      732,278      711,308      750,890
Other expense (income):
  Interest expense (income), net.........................      34,288       13,535       (2,187)       7,451        6,364
  Gain on disposal of product line.......................          --           --           --           --           --
                                                           ----------   ----------   ----------   ----------   ----------
Earnings before income taxes and cumulative effect of
  accounting changes.....................................     718,435      762,943      734,465      703,857      744,526
                                                           ----------   ----------   ----------   ----------   ----------
Income taxes.............................................     276,549      293,650      279,186      264,719      280,527
                                                           ----------   ----------   ----------   ----------   ----------
Earnings before cumulative effect of accounting
  changes................................................     441,886      469,293      455,279      439,138      463,999
Cumulative effect of accounting changes (net of income
  tax benefit)...........................................          --           --           --           --           --
                                                           ----------   ----------   ----------   ----------   ----------
Net earnings.............................................  $  441,886   $  469,293   $  455,279   $  439,138   $  463,999
                                                           ==========   ==========   ==========   ==========   ==========
PER SHARE DATA
Basic earnings per share before cumulative effect of
  accounting changes.....................................       $2.71        $2.69        $2.45        $2.39        $2.48
Basic earnings per share.................................        2.71         2.69         2.45         2.39         2.48
Diluted earnings per share before cumulative effect of
  accounting changes.....................................        2.70         2.68         2.44         2.37         2.44
Diluted earnings per share...............................        2.70         2.68         2.44         2.37         2.44
Dividends per share......................................        1.76         1.68         1.62         1.62         1.48
Market price per share:
  High...................................................       28.88        34.94        36.88        36.94        35.88
  Low....................................................       13.88        24.06        24.56        25.50        28.25
FINANCIAL CONDITION at December 31
Current assets...........................................  $  691,405   $  580,024   $  507,213   $  441,844   $  450,570
Current liabilities......................................     169,572      261,327      197,316      166,519      306,553
Working capital..........................................     521,833      318,697      309,897      275,325      144,017
Ratio of current assets to current liabilities...........       4.1:1        2.2:1        2.6:1        2.7:1        1.5:1
Total assets.............................................   1,646,399    1,015,648      913,319      826,363      806,577
Long-term debt...........................................     869,175      411,000      100,000      100,000      100,000
Total debt...............................................     869,175      481,965      100,000      110,000      250,000
Stockholders' equity.....................................     270,572      200,804      468,293      436,795      281,206
OTHER DATA
Stock repurchased........................................  $   97,470   $  465,966   $  151,617   $   45,719   $  237,759
Dividends paid...........................................  $  287,009   $  291,966   $  301,145   $  298,059   $  277,302
Dividends paid as a percentage of net earnings...........       65.0%        62.2%        66.1%        67.9%        59.8%
Return on net sales......................................       28.6%        31.0%        32.0%        31.3%        33.8%
Return on average assets.................................       33.2%        48.7%        52.3%        53.8%        58.3%
Return on average stockholders' equity...................      187.5%       140.3%       100.6%       122.3%       161.7%
Average number of shares (in thousands) -- basic.........     163,181      174,355      185,544      183,931      187,386
Average number of shares (in thousands) -- diluted.......     163,506      175,114      186,880      185,602      190,067

---------------

See Management's Discussion and Analysis and Notes to Consolidated Financial Statements.
All share data has been adjusted to reflect the two-for-one stock split distributed on January 27, 1992.

                                      UST

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       1995         1994         1993         1992        1991       1990
                                                    ----------   ----------   ----------   ----------   --------   --------
SUMMARY OF OPERATIONS for the year ended December
  31
Net sales.........................................  $1,305,796   $1,203,951   $1,097,533   $1,032,172   $898,436   $756,435
Cost of products sold (includes excise taxes).....     262,203      251,944      246,445      256,796    227,546    191,824
Selling, advertising and administrative
  expenses........................................     335,824      311,279      286,336      274,613    247,085    215,621
                                                    ----------   ----------   ----------   ----------   --------   --------
Operating income..................................     707,769      640,728      564,752      500,763    423,805    348,990
Other expense (income):
  Interest expense (income), net..................       3,179           92       (2,004)      (1,866)    (2,279)    (3,203)
  Gain on disposal of product line................          --           --      (35,029)          --         --         --
                                                    ----------   ----------   ----------   ----------   --------   --------
Earnings before income taxes and cumulative effect
  of accounting changes...........................     704,590      640,636      601,785      502,629    426,084    352,193
                                                    ----------   ----------   ----------   ----------   --------   --------
Income taxes......................................     274,830      253,110      232,893      190,071    160,179    128,918
                                                    ----------   ----------   ----------   ----------   --------   --------
Earnings before cumulative effect of accounting
  changes.........................................     429,760      387,526      368,892      312,558    265,905    223,275
Cumulative effect of accounting changes (net of
  income tax benefit).............................          --           --       19,846           --         --         --
                                                    ----------   ----------   ----------   ----------   --------   --------
Net earnings......................................  $  429,760   $  387,526   $  349,046   $  312,558   $265,905   $223,275
                                                    ==========   ==========   ==========   ==========   ========   ========

PER SHARE DATA
Basic earnings per share before cumulative effect
  of accounting changes...........................       $2.21        $1.92        $1.77        $1.49      $1.26      $1.04
Basic earnings per share..........................        2.21         1.92         1.67         1.49       1.26       1.04
Diluted earnings per share before cumulative
  effect of accounting changes....................        2.17         1.88         1.73         1.43       1.20        .99
Diluted earnings per share........................        2.17         1.88         1.64         1.43       1.20        .99
Dividends per share...............................        1.30         1.12          .96          .80        .66        .55
Market price per share:
  High............................................       36.00        31.50        32.75        35.38      33.88      18.25
  Low.............................................       26.63        23.63        24.38        25.38      16.38      12.38
FINANCIAL CONDITION at December 31
Current assets....................................  $  425,555   $  381,937   $  334,996   $  330,208   $305,430   $265,854
Current liabilities...............................     280,723      160,755      106,642       81,208     95,455     68,660
Working capital...................................     144,832      221,182      228,354      249,000    209,975    197,194
Ratio of current assets to current liabilities....       1.5:1        2.4:1        3.1:1        4.1:1      3.2:1      3.9:1
Total assets......................................     783,976      741,236      706,195      673,965    656,513    622,595
Long-term debt....................................     100,000      125,000       40,000           --         --      3,060
Total debt........................................     200,000      125,000       40,000           --      1,250      4,849
Stockholders' equity..............................     292,781      361,669      462,972      516,606    483,875    473,873
OTHER DATA
Stock repurchased.................................  $  274,783   $  298,843   $  236,704   $  212,581   $184,424   $151,259
Dividends paid....................................  $  252,388   $  225,715   $  199,725   $  167,951   $139,670   $118,295
Dividends paid as a percentage of net earnings....       58.7%        58.2%        57.2%        53.7%      52.5%      53.0%
Return on net sales...............................       32.9%        32.2%        31.8%        30.3%      29.6%      29.5%
Return on average assets..........................       56.4%        53.5%        50.6%        47.0%      41.6%      35.6%
Return on average stockholders' equity............      131.3%        94.0%        71.3%        62.5%      55.6%      46.7%
Average number of shares (in
  thousands) -- basic.............................     194,374      201,995      208,469      209,803    211,603    215,156
Average number of shares (in
  thousands) -- diluted...........................     197,613      205,699      213,412      218,674    221,458    224,522

                                                       (ITEM 7)

                                      UST

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

CONSOLIDATED RESULTS

  2000 COMPARED WITH 1999

     Consolidated net sales increased 2.3 percent to $1.548 billion, net earnings decreased 5.8 percent to $441.9 million and diluted earnings per share increased 0.7 percent to $2.70.

     Over the last three years, net sales increased 10.4 percent at an average annual rate of 3.4 percent, net earnings increased 0.6 percent at an average annual rate of 0.2 percent and diluted earnings per share increased 13.9 percent at an average annual rate of 4.5 percent.

     Operating profit for the Smokeless Tobacco segment decreased. Higher selling prices and increased unit volume for non-premium moist smokeless tobacco products were partially offset by lower unit volume for premium products due to the Skoal Long Cut value conversion which increased tobacco weight per can by 20 percent. Increased cost of sales due to higher excise taxes and increased tobacco costs, higher operating expenses and bonding costs associated with the Conwood antitrust litigation all contributed to lower operating results.

     Wine segment operating profit also decreased. Overall, net sales and premium case volume were stable, as increases in premium varietal wines were offset by lower sparkling wine sales as compared to the prior year which included the millennium celebration. Higher operating expenses and costs associated with a canceled acquisition resulted in lower operating profit.

     All other operations reported a higher operating loss primarily due to a write-down of cigar inventory.

     Corporate expenses increased mainly due to a loss on derivative contracts recognized in connection with the March 2000 senior note issuance, along with higher administrative spending for salaries and related costs and professional fees.

     Operating income decreased 3.1 percent to $752.7 million and was 48.6 percent of consolidated net sales. Operating income, over the last three years, has averaged 50.5 percent of consolidated net sales.

     Interest expense increased significantly due to higher average debt levels at higher interest rates, partially offset by increased income generated from accumulated cash. Debt levels increased in 2000 due to the issuance of $300 million of senior notes in March 2000 and a $330 million borrowing under a $1 billion credit facility in October 2000. Interest expense incurred for the $330 million borrowing was mostly offset by income generated by depositing these funds in an interest bearing account with the District Court in Kentucky as partial satisfaction for the required antitrust bond.

     The effective tax rate remained stable at 38.5 percent.

     The Company's net earnings performance for 2000 was adversely affected by the Skoal Long Cut value conversion and the costs associated with the antitrust litigation.

     Basic and diluted earnings per share increases were attributable to lower average shares outstanding due to the Company's stock repurchase program, which was suspended in March 2000 as a result of the District Court's ruling in the antitrust litigation.

     With its strategic plans for 2001, the Company anticipates that earnings per share will increase 10 percent compounded annually over the next several years. Future net earnings and earnings per share growth may be affected by the Company's ability to address competitive pressures, the overall growth rate of the moist smokeless tobacco category, continued growth in other businesses and the effects of litigation and potential regulatory actions.

  1999 COMPARED WITH 1998

     Consolidated net sales rose 6.3 percent for 1999 to $1.512 billion, while net earnings increased 3.1 percent to $469.3 million and diluted earnings per share increased 9.8 percent to $2.68.

     Operating profit for the Smokeless Tobacco segment increased due to higher selling prices and unit volume gains for moist smokeless tobacco along with lower tobacco settlement-related charges.

     Wine segment operating profit decreased. Case sales were strong in the second half of the year, however, continuing higher average cost of grapes used in production and overall higher spending reduced results.

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

SMOKELESS TOBACCO SEGMENT

  2000 COMPARED WITH 1999

     Net sales for the Smokeless Tobacco segment increased 2.6 percent to $1.344 billion and accounted for 86.8 percent of consolidated net sales in 2000.

     Higher selling prices for moist smokeless tobacco products was the main reason for the sales increase. Unit volume for moist smokeless tobacco products decreased 0.2 percent in 2000 to 633 million cans. Can sales for premium products declined 3.2 percent, while non-premium can sales increased over 100 percent. The decline in premium can sales was in the Skoal product line, principally as a result of the Skoal Long Cut value conversion which increased the tobacco weight per can by 20 percent. Other premium brands, Copenhagen and Rooster, posted increased volume results for 2000. Unit volume for moist smokeless tobacco products in the fourth quarter decreased 2.3 percent to 155.7 million cans as compared with the similar 1999 period, primarily due to a decline in premium product can sales. During the second half of 2000, the Company began to reduce its promotional pricing initiatives and has experienced improvement in premium regular stock shipments. Returned goods for moist smokeless tobacco products remained stable in 2000 as compared with the prior year.

     During 2000, the Company showed a slight increase in category share, after several years of decline, according to the Company's Retail Activity Data (RAD). On an equalized basis (ounces sold), the moist smokeless tobacco category increased 2.8 percent and the total Company share was 77.9 percent, up 0.8 points from the prior year. Also, during the latter part of 2000, the growth rate for the non-premium segment of the moist smokeless tobacco category slowed compared to the previous year.

     Cost of products sold increased 10.7 percent in 2000 as compared to 1999. The increase was primarily caused by a significantly higher federal excise tax rate effective January 2000 and higher costs for leaf tobacco, which included the effect of additional tobacco weight per can in our Skoal Long Cut products.

     Gross profit for the Smokeless Tobacco segment increased 1.3 percent primarily due to higher selling prices on all moist smokeless tobacco products. However, the gross profit percentage declined as a result of the aforementioned cost increases and sales product mix.

     Selling and advertising expenses were slightly higher in 2000 as compared to 1999 due to increased spending for promotional activities at retail, partially offset by lower print media advertising. Indirect selling expenses also increased slightly due to salaries and related costs and salesforce training.

     Smokeless Tobacco segment administrative and other expenses were higher in 2000. The increase included costs associated with the required bonding along with higher spending for tobacco settlement-related charges and other administrative expenses.

     Operating profit for the Smokeless Tobacco segment decreased 1.1 percent to $768.8 million.

     Going forward, the moist smokeless tobacco category will continue to be highly competitive. Competition and the possible effects of litigation and potential regulatory actions may impact operating results and unit volume for the Smokeless Tobacco segment in the future, as well as the growth rate of the moist smokeless tobacco category.

  1999 COMPARED WITH 1998

     Smokeless Tobacco segment net sales increased 5.1 percent in 1999 to $1.310 billion and accounted for 86.6 percent of consolidated net sales.

     Higher selling prices and unit volume gains for moist smokeless tobacco were the main reasons for the net sales growth. Domestic moist smokeless tobacco net unit volume increased 1.4 percent in 1999 to 634.4 million cans. Unit volume for premium brands remained stable due to increased promotional activities while Red Seal, our non-premium brand, grew significantly. Net sales and unit volume increases for moist smokeless tobacco products were favorably affected by lower returned goods.

     Cost of products sold remained stable as increased costs due to higher unit volume were offset by lower spending in other areas.

     Gross profit for the segment increased 6.1 percent in 1999. Higher selling prices on premium products more than offset higher volume for lower priced promotional and non-premium products resulting in an increase in the gross profit percentage.

     Selling and advertising expenses were significantly higher in 1999 due to several factors. Spending was significantly increased for promotional activities at retail and for focused direct marketing campaigns. Indirect selling expenses increased in 1999 due to salaries and related costs, market research and salesforce automation and training.

     Administrative expenses were lower primarily due to tobacco settlement-related charges of $9.4 million in 1999 as compared with $31.7 million in 1998. All other administrative spending also decreased.

     Operating profit for the Smokeless Tobacco segment increased 7.8 percent to $777.1 million. Absent the tobacco settlement-related charges, operating profit for the Smokeless Tobacco segment would have increased 4.6 percent.

WINE SEGMENT

  2000 COMPARED WITH 1999

     Wine segment sales remained stable at $174.5 million and represented 11.3 percent of consolidated net sales. Premium case volume also remained stable at
2.7 million cases as increased case sales for Chateau Ste. Michelle were offset by lower sales for Domaine Ste. Michelle sparkling wine. Case sales for Domaine Ste. Michelle were adversely affected in 2000 due to higher sales in the prior year relating to the millennium celebration. Chateau Ste. Michelle and Columbia Crest, the Company's two leading brands of premium wine accounted for 79.5 percent of total premium case volume sales. Chateau Ste. Michelle's case volume increased 11.9 percent while competitive pressures encountered by Columbia Crest resulted in slightly lower volume. During 2000, the Company addressed the competitive issues by realigning the Columbia Crest brand, and also introduced new products in the super premium category which have received critical acclaim.

     Wine unit costs and gross margin remained stable in 2000.

     Selling, advertising and administrative expenses for the Wine segment were higher in 2000. Selling and advertising expenses increased primarily due to costs incurred for point of sale advertising and sales literature. Indirect selling expenses increased primarily due to higher salaries and related costs. Administrative and other costs also increased primarily due to costs incurred for a canceled acquisition.

     The Wine segment recorded an operating profit of $17.4 million, a decline of 14.1 percent from 1999 results.

     The Company believes that strong competition in the wine industry, with focus on pricing and new'products, will continue in the marketplace in 2001. The wine industry as a whole is experiencing increased grape supply and positive social and demographic trends. The Company anticipates that operating profit for the wine business will grow significantly over the next several years. In 2001, the Company will refocus its wine operations to improve operating results by increasing operating efficiencies with a focus on reducing cost of goods sold, growing case volume and improving top-end quality wines.

  1999 COMPARED WITH 1998

     Wine segment net sales increased 17.3 percent in 1999 to $174.3 million and represented 11.5 percent of consolidated net sales. The net sales gain was mainly attributable to increased premium case volume of 18.8 percent to 2.7 million cases. Competitive pricing in the marketplace continued to affect net sales growth, as the Company held its premium wine selling prices stable. Case volume for the Company's two leading brands of premium wine, Columbia Crest and Chateau Ste. Michelle, which accounted for 76.6 percent of total premium case volume sales, increased 16.6 percent.

     Wine unit costs increased due to higher average cost of grapes used in production, which caused the overall gross profit percentage to decline. However, gross profit increased 6.8 percent as the higher case volume more than offset the effects of higher unit costs.

     Selling, advertising and administrative expenses increased in 1999. Selling and advertising expenses were higher primarily as a result of media and point-of-sale spending for premium varietal brands to increase case volume. Indirect selling, administrative and other expenses also increased primarily due to higher salary and related costs and spending on infrastructure to meet current and expected growth. Also included in other expenses was a $3 million write-off of goodwill for the Company's brewery operations, partially offset by a $1.9 million gain recorded from the sale of underperforming assets.

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

ALL OTHER OPERATIONS

  2000 COMPARED WITH 1999

     Net sales for all other operations increased 3.2 percent to $29.4 million and accounted for 1.9 percent of consolidated net sales. Net sales for the cigar operations increased, while sales for the international operations remained stable. All other operations reported an operating loss of $15.8 million in 2000 as compared with a $10.2 million operating loss in 1999. The increased operating loss was primarily due to a write-down of cigar inventory.

     Notwithstanding the cigar inventory write-down, the cigar business showed some improvement during 2000, which included higher unit volume and the introduction of two new products that received favorable ratings from the trade.

  1999 COMPARED WITH 1998

     Net sales for all other operations decreased 2.4 percent to $28.5 million and accounted for 1.9 percent of consolidated net sales. Net sales results included lower cigar unit volume due to the continued weakness in the premium cigar market, partially offset by increased sales from our international operations. All other operations reported an operating loss of $10.2 million in 1999, primarily due to the cigar operation, as compared with operating income of $1.7 million in 1998. 1998 results included a gain of $10.7 million resulting from the sale of certain commercial agricultural properties and the Company's video entertainment subsidiary.

FINANCIAL CONDITION

LIQUIDITY

     Sources of cash exceeded uses by $21 million in 2000. The Company's main sources of cash in 2000 were net earnings of $441.9 million, net proceeds from borrowings of $387.2 million and an increase in the deferred income tax liability of $198.6 million. In 2000, the major uses of cash were for restricted deposits made in connection with the antitrust litigation of $505.8 million, the payment of cash dividends to stockholders of $287 million, the repurchase of the Company's common stock of $97.5 million, the capital program of $51.1 million and a net increase in inventories of $45.8 million.

     The Company utilized the $330 million borrowing under its new credit facility, funds from the deferral of income tax payments and excess funds generated from operations to satisfy its $500 million bonding requirement for the antitrust lawsuit.

     Cash generated from net earnings in 2000 was primarily provided by the Smokeless Tobacco segment. This cash was sufficient to meet the Company's needs for its day-to-day operations in order to purchase inventory, property, plant and equipment and to pay cash dividends to stockholders.

OPERATING ACTIVITIES

     Net cash provided by operating activities was $547 million in 2000, $463.7 million in 1999 and $474.9 million in 1998.

     The increase in net cash provided by operating activities in 2000 was mainly due to the deferral of income taxes, resulting from the restricted deposit to a court-administered qualified settlement fund. This was partially offset by income taxes, inventories, accounts receivable and lower net earnings.

     The Company carries significant amounts of leaf tobacco and grape inventories for use in the production of moist smokeless tobacco products and wine, respectively. In 2000, the Company expended $82.9 million for leaf tobacco and related costs and $236.5 million over the last three years. Total costs'of grapes harvested and purchased and purchases of bulk wine were $67.7 million in 2000 and $163.6 million over the last three years.

INVESTING ACTIVITIES

     Net cash used in investing activities was $35.5 million in 2000, $56.9 million in 1999 and $15.4 million in 1998. The decrease in 2000 of net cash used in investing activities was mainly due to proceeds from the dispositions of property, plant and equipment, which included the sale of an office building and related fixed assets.

     Over the last three years the primary use of cash in investing activities was for the purchase of property, plant and equipment. These capital expenditures have remained relatively stable over the last three years, at a yearly average of $55.5 million, and totaled $166.6 million during the three-year period.

     Major areas of capital spending from 1998 through 2000 were:

     Smokeless Tobacco segment

          - Manufacturing, processing and packaging equipment
          - Computer equipment
          - Building renovations and additions

     Wine segment

          - Building additions
          - Vineyard development and expansion
          - Storage tanks and wine barrels

     Smokeless Tobacco segment capital expenditures for equipment and buildings were mainly focused on manufacturing flexibility and increased capacity.

     Capital expenditures for building and vineyards for the Wine segment were primarily for increased capacity and production expansion. Expenditures for storage tanks and wine barrels were for normal replacement and to increase storage capacity.

FINANCING ACTIVITIES

     Net cash used in financing activities increased in 2000 to $490.5 million mainly due to the cash funding of the restricted deposits for the required bond. Both 2000 and 1999 periods included net proceeds from borrowings of $387.2 million and $382 million, respectively. However, cash expended in 2000 for the Company's stock repurchase program decreased significantly to $97.5 million as compared with $466 million in 1999. The Company suspended its stock repurchase program in March 2000 as a result of the antitrust litigation. The additional outstanding debt in 2000 was obtained through the issuance of $300 million in senior notes and the $330 million borrowing under the new $1 billion credit facility. The proceeds from these borrowings were used for the repayment of commercial paper borrowings and for the funding of the required bond.

     Total cash dividends paid in 2000 were $287 million or 65 percent of net earnings. Cash dividends paid decreased slightly in 2000 due to lower common shares outstanding, partially offset by the 4.8 percent increase in the 2000 dividend rate approved by the Board of Directors in December 1999.

CAPITAL RESOURCES

     In March 2000, the Company issued $300 million aggregate principal amount of 8.8 percent fixed rate senior notes. These notes mature on March 15, 2005, with semiannual interest payments. These notes were used to refinance commercial paper borrowings outstanding at the time of issuance.

     In October 2000, the Company entered into a new senior secured $1 billion financing arrangement with various financial institutions (the "New Credit Facility") comprised of (1) a $300 million 364-day revolving credit facility,
(2) a $370 million three-year term loan facility (which included a $170 million letter of credit commitment) and (3) a $330 million four and one-third year term loan facility. The New Credit Facility, which replaced the existing facility, is secured by a first priority perfected lien and secured interest in the Company's cash and cash equivalents, investments, accounts receivable, tax claims and inventory.

     On October 10, 2000, the Company borrowed the $330 million under the term loan facility and deposited the proceeds along with the $170 million letter of credit, both from the New Credit Facility, with the District Court to satisfy the bonding requirement imposed for the Company's antitrust litigation involving its smokeless tobacco subsidiary. By December 31, 2000, additional funds generated from the deferral of income tax payments and excess funds generated from operations were deposited with the District Court, and as such, the $170 million letter of credit was canceled. Also in December 2000, the Company made a scheduled principal amortization payment on the term loan facility, reducing the outstanding balance to $329.2 million.

     The New Credit Facility requires that additional cash deposits be made quarterly, over the three-year term, into a restricted collateral account established by the lenders. Provisions, as defined in the New Credit

Facility, require the maintenance of certain financial ratios and include restrictions on annual capital expenditures and other transactions. Additionally, the Company is prohibited from utilizing funds to repurchase its common stock. The terms of the New Credit Facility permit the Company to increase cash dividends by up to 5 percent annually.

     The issuance of the $300 million senior notes in March 2000 and the $240 million senior notes in May 1999 were both part of the plan, approved by the Board of Directors in 1998, to borrow up to $1 billion, for the Company's stock repurchase program, over a five-year period.

     The Company's working capital increased significantly at December 31, 2000 to $521.8 million as compared to $318.7 million at December 31, 1999. The ratio of current assets to current liabilities (current ratio) at December 31, 2000 was 4.1 to 1, which increased from 2.2 to 1 at December 31, 1999. The increase was mainly attributable to the absence of short-term debt at December 31, 2000.

     In 2001, the Company estimates that tobacco leaf purchases for moist smokeless tobacco products and grape purchases for wine will approximate amounts expended in 2000.

     In December 2000, the Board of Directors increased the Company's first quarter 2001 dividend to stockholders to 46 cents per share with an indicated annual rate of $1.84 per share. This represents a 4.5 percent increase over 2000.

     In 2001, expenditures under the Company's capital program are expected to approximate amounts expended in 2000.

     The Company anticipates that cash generated from net earnings in 2001 will be sufficient to meet its day-to-day operational cash needs and for the additional cash deposits required pursuant to the New Credit Facility.

MARKET RISK DISCLOSURES

     In the normal course of business, the Company is exposed to market risk, primarily in the form of interest rate risk. The Company routinely monitors this risk, and has instituted policies and procedures to minimize the adverse effects of changes in interest rates on its net earnings and cash flows. To achieve its objective of minimizing borrowing costs, the Company uses fixed rate debt and derivative instruments, primarily interest rate swaps and treasury locks. All derivative contracts are for non-trading purposes, and are entered into with major reputable financial institutions, thereby minimizing counterparty risk.

     At December 31, 2000, the Company had $500 million in fixed rate ($300 million at 8.82 percent and $200 million at 7.25 percent) senior notes, $40 million in floating rate senior notes and $329.2 million outstanding under its New Credit Facility. At December 31, 1999, the Company had only the $200 million in fixed rate notes and $40 million in floating rate notes. In order to hedge the interest rate risk on the floating rate notes, the Company entered into an interest rate swap to pay a fixed rate of interest (7.25 percent) and receive a floating rate of interest on a notional amount of $40 million. This swap locks the interest rate on the $40 million in long-term floating rate senior notes at
7.25 percent.

     At December 31, 1999, the Company also had treasury lock agreements, with an aggregate notional amount of $50 million, to hedge its exposure to increasing interest rates for its 2000 debt offering. There were no treasury lock agreements outstanding at December 31, 2000.

     The following provides a sensitivity analysis of interest rate risk and the effects of hypothetical sudden changes in the applicable market conditions on the succeeding year's earnings, based upon year-end positions. Computations of the potential effects of the hypothetical market changes are based upon various assumptions, involving interest rate levels and other variables.

     The fair values of the Company's fixed rate senior notes payable and borrowings under the New Credit Facility are sensitive to changes in interest rates. Based upon an immediate 100 basis point increase in the applicable interest rate at December 31, 2000, the fair value of the Company's fixed rate senior notes and borrowings would decrease by approximately $31.2 million. Conversely, a 100 basis point decrease in that rate would increase the fair value of these items by $32.9 million.

     Taking into account the Company's floating rate senior notes payable and interest rate swap outstanding at December 31, 2000, each 100 basis point increase or decrease in the applicable market rates of interest, with all other variables held constant, would not have any effect on our interest expense. This is due to the full correlation of the terms of the notes with those of the swap.

     These hypothetical changes and assumptions may be different from what actually transpires in the future, and the computations do not take into account management's possible actions if such changes actually occurred over time. Considering these limitations, actual effects on future earnings could differ from those calculated above.

     In addition, to hedge the risk associated with changes in foreign exchange rates related to forecasted purchases of barrels for its wine operations, the Company enters into foreign currency forward contracts. There were no such contracts at December 31, 2000. The notional amounts and fair values of forward foreign currency contracts at December 31, 1999 were not material.

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

     Any one, or a combination, of these factors could materially affect the results of the Company's operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the Company's Annual Report on Form 10-K, in the Form 8-Ks and in the quarterly Form 10-Qs), and conditions in the capital markets. Forward-looking statements made by the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the Company, actual results may differ from those in the forward-looking statements.

   GRAPHICAL INFORMATION INCLUDED IN EXHIBIT 13 (ITEM 7) IS DESCRIBED BELOW:

          (DOLLARS IN MILLIONS, EXCEPT SHARE AMOUNTS AND PERCENTAGES)

     The following are bar graphs:

          Consolidated Net Sales: 1998 -- $1,423, 1999 -- $1,512 and
     2000 -- $1,548

          Diluted Earnings Per Share: 1998 -- $2.44, 1999 -- $2.68 and 2000 -- $2.70

          Smokeless Tobacco Sales: 1998 -- $1,246, 1999 -- $1,310 and
     2000 -- $1,344

          Wine Sales: 1998 -- $149, 1999 -- $174 and 2000 -- $174

          All Other Sales: 1998 -- $29, 1999 -- $28 and 2000 -- $29

          Net Cash Provided by Operating Activities: 1998 -- $475, 1999 -- $464 and 2000 -- $547

          EBITDA(1): 1998 -- $764, 1999 -- $813 and 2000 -- $792

          Dividends Per Share: 1998 -- $1.62, 1999 -- $1.68 and 2000 -- $1.76

     The following bar graph illustrates the relationship between net earnings and dividends paid:

          Net Earnings: 1998 -- $455, 1999 -- $469 and 2000 -- $442

          Dividends Paid: 1998 -- $301, 1999 -- $292 and 2000 -- $287

     A pie chart illustrating the percentage of capital expenditures by operating unit for 1998 -- 2000:
       Smokeless Tobacco 50%, Wine 47% and All Other 3%.
---------------
(1) Earnings before interest, taxes, depreciation and amortization.

                                                                 (ITEMS 5 AND 8)

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                      FIRST       SECOND      THIRD       FOURTH        YEAR
                                     --------    --------    --------    --------    ----------
2000
Net sales..........................  $368,295    $392,041    $389,862    $397,446    $1,547,644
Gross profit.......................   292,924     313,200     306,689     304,752     1,217,565
Net earnings.......................   101,964     112,247     112,498     115,177       441,886
Basic earnings per share...........       .62         .69         .69         .71          2.71
Diluted earnings per share.........       .62         .69         .69         .70          2.70
Dividends per share................       .44         .44         .44         .44          1.76
Market price per share:
  High.............................     27.00       17.94       24.13       28.88         28.88
  Low..............................     13.94       14.56       13.88       22.38         13.88
                                     ----------------------------------------------------------

1999
Net sales..........................  $350,085    $378,100    $383,367    $400,779    $1,512,331
Gross profit.......................   283,067     308,343     308,562     308,084     1,208,056
Net earnings.......................   108,460     122,974     119,817     118,042       469,293
Basic earnings per share...........       .60         .70         .69         .70          2.69
Diluted earnings per share.........       .60         .70         .69         .70          2.68
Dividends per share................       .42         .42         .42         .42          1.68
Market price per share:
  High.............................     34.94       32.50       32.31       31.38         34.94
  Low..............................     26.00       25.31       29.25       24.06         24.06

---------------
The Company's common shares trade on the New York Stock Exchange and the Pacific Exchange, ticker symbol -- UST. The number of stockholders of record at December 31, 2000 was 8,040.

                                                                        (ITEM 8)

                                      UST

                       CONSOLIDATED STATEMENT OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31
                                                         --------------------------------------
                                                            2000          1999          1998
                                                         ----------    ----------    ----------
NET SALES..............................................  $1,547,644    $1,512,331    $1,423,246
COSTS AND EXPENSES
  Cost of products sold................................     294,802       276,358       257,155
  Excise taxes.........................................      35,277        27,917        26,361
  Selling, advertising and administrative..............     464,842       431,578       407,452
                                                         ----------    ----------    ----------
TOTAL COSTS AND EXPENSES...............................     794,921       735,853       690,968
                                                         ----------    ----------    ----------
OPERATING INCOME.......................................     752,723       776,478       732,278
                                                         ----------    ----------    ----------
INTEREST EXPENSE (INCOME), NET.........................      34,288        13,535        (2,187)
                                                         ----------    ----------    ----------
EARNINGS BEFORE INCOME TAXES...........................     718,435       762,943       734,465
                                                         ----------    ----------    ----------
INCOME TAXES...........................................     276,549       293,650       279,186
                                                         ----------    ----------    ----------
NET EARNINGS...........................................  $  441,886    $  469,293    $  455,279
                                                         ==========    ==========    ==========
NET EARNINGS PER SHARE
  Basic................................................       $2.71         $2.69         $2.45
  Diluted..............................................       $2.70         $2.68         $2.44
AVERAGE NUMBER OF SHARES
  Basic................................................     163,181       174,355       185,544
  Diluted..............................................     163,506       175,114       186,880

See Notes to Consolidated Financial Statements.

                                      UST

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)

                                                                    DECEMBER 31
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
ASSETS
Current assets
  Cash and cash equivalents.................................  $   96,034    $   74,989
  Accounts receivable.......................................      82,698        64,349
  Inventories...............................................     449,284       403,469
  Deferred income taxes.....................................       9,907        10,508
  Income taxes receivable...................................      28,915            --
  Prepaid expenses and other current assets.................      24,567        26,709
                                                              ----------    ----------
     Total current assets...................................     691,405       580,024
                                                              ----------    ----------
Property, plant and equipment, net..........................     358,586       361,882
Restricted deposits.........................................     505,755            --
Other assets................................................      90,653        73,742
                                                              ----------    ----------
          Total assets......................................  $1,646,399    $1,015,648
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term debt...........................................  $       --    $   70,965
  Accounts payable and accrued expenses.....................     155,179       144,678
  Income taxes payable......................................      14,393        45,684
                                                              ----------    ----------
          Total current liabilities.........................     169,572       261,327
                                                              ----------    ----------
Long-term debt..............................................     869,175       411,000
Postretirement benefits other than pensions.................      81,677        80,547
Deferred income taxes.......................................     186,559            --
Other liabilities...........................................      68,844        61,970
Contingencies (see note)....................................          --            --
                                                              ----------    ----------
          Total liabilities.................................   1,375,827       814,844
                                                              ----------    ----------
STOCKHOLDERS' EQUITY
  Capital stock.............................................     102,372       104,468
  Additional paid-in capital................................     526,996       526,676
  Retained earnings.........................................     885,074       861,816
  Accumulated other comprehensive loss......................     (13,606)      (12,277)
                                                              ----------    ----------
                                                               1,500,836     1,480,683
  Less treasury stock.......................................   1,230,264     1,279,879
                                                              ----------    ----------
          Total stockholders' equity........................     270,572       200,804
                                                              ----------    ----------
          Total liabilities and stockholders' equity........  $1,646,399    $1,015,648
                                                              ==========    ==========

See Notes to Consolidated Financial Statements.

                                      UST

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31
                                                          -----------------------------------
                                                            2000         1999         1998
                                                          ---------    ---------    ---------
OPERATING ACTIVITIES
  Net earnings..........................................  $ 441,886    $ 469,293    $ 455,279
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and amortization......................     39,603       37,013       31,726
     Deferred income taxes..............................    198,578       (1,894)         236
     Gain on sale of property, plant and equipment......         --           --       (7,840)
     Gain on sale of a business.........................         --           --       (2,820)
     Changes in operating assets and liabilities:
       Accounts receivable..............................    (18,349)      (1,080)      (2,918)
       Inventories......................................    (45,815)     (30,835)     (57,087)
       Prepaid expenses and other assets................    (26,208)     (11,630)       2,084
       Accounts payable, accrued expenses and other
          liabilities...................................     16,357       (6,271)      43,538
       Tax benefits from the exercise of stock
          options.......................................      1,190        4,044        9,269
       Income taxes.....................................    (60,206)       5,067        3,443
                                                          ---------    ---------    ---------
          Net cash provided by operating activities.....    547,036      463,707      474,910
                                                          ---------    ---------    ---------
INVESTING ACTIVITIES
  Purchases of property, plant and equipment............    (51,075)     (59,289)     (56,266)
  Dispositions of property, plant and equipment.........     15,608        2,365       20,749
  Proceeds from the sale of a business..................         --    --.......       20,152
                                                          ---------    ---------    ---------
          Net cash used in investing activities.........    (35,467)     (56,924)     (15,365)
                                                          ---------    ---------    ---------
FINANCING ACTIVITIES
  Proceeds from debt....................................    630,000      567,365           --
  Repayment of debt.....................................   (242,790)    (185,400)     (10,000)
  Restricted deposits...................................   (505,755)          --           --
  Proceeds from the issuance of stock...................     12,500       10,963       29,500
  Dividends paid........................................   (287,009)    (291,966)    (301,145)
  Stock repurchased.....................................    (97,470)    (465,966)    (151,617)
                                                          ---------    ---------    ---------
          Net cash used in financing activities.........   (490,524)    (365,004)    (433,262)
                                                          ---------    ---------    ---------
          Increase in cash and cash equivalents.........     21,045       41,779       26,283
          Cash and cash equivalents at beginning of
            year........................................     74,989       33,210        6,927
                                                          ---------    ---------    ---------
          Cash and cash equivalents at end of year......  $  96,034    $  74,989    $  33,210
                                                          =========    =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Income taxes.......................................   $137,658     $287,133     $266,745
     Interest...........................................     39,286       13,734        5,935

See Notes to Consolidated Financial Statements.

                                      UST

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                ACCUMULATED
                                                      ADDITIONAL                   OTHER                         TOTAL
                                            COMMON     PAID-IN     RETAINED    COMPREHENSIVE    TREASURY     STOCKHOLDERS'
                                            STOCK      CAPITAL     EARNINGS        LOSS           STOCK         EQUITY
                                           --------   ----------   ---------   -------------   -----------   -------------
Balance at December 31, 1997.............  $103,307    $474,661    $ 536,014     $ (8,632)     $  (668,555)    $ 436,795
Comprehensive income:
  Net earnings...........................        --          --      455,279           --               --       455,279
  Other comprehensive loss, net of tax:
    Foreign currency translation
      adjustment.........................        --          --           --         (602)              --          (602)
    Minimum pension liability
      adjustment.........................        --          --           --       (9,186)              --        (9,186)
                                                                                                               ---------
  Other comprehensive loss...............                                                                         (9,788)
                                                                                                               ---------
    Comprehensive income.................                                                                        445,491
Cash dividends -- $1.62 per share........        --          --     (301,145)          --               --      (301,145)
Exercise of stock options -- 1,681,600
  shares.................................       841      29,759           --           --               --        30,600
Income tax benefits, net of increase in
  receivables from exercise of stock
  options................................        --       8,169           --           --               --         8,169
Stock repurchased -- 4,383,500 shares....        --          --           --           --         (151,617)     (151,617)
Retirement of treasury stock -- 200,000
  shares.................................      (100)       (500)      (5,659)          --            6,259            --
                                           --------    --------    ---------     --------      -----------     ---------
Balance at December 31, 1998.............   104,048     512,089      684,489      (18,420)        (813,913)      468,293
Comprehensive income:
  Net earnings...........................        --          --      469,293           --               --       469,293
  Other comprehensive (loss) income, net
    of tax:
    Foreign currency translation
      adjustment.........................        --          --           --         (743)              --          (743)
    Minimum pension liability
      adjustment.........................        --          --           --        6,886               --         6,886
                                                                                                               ---------
  Other comprehensive income.............                                                                          6,143
                                                                                                               ---------
    Comprehensive income.................                                                                        475,436
Cash dividends -- $1.68 per share........        --          --     (291,966)          --               --      (291,966)
Exercise of stock options -- 836,200
  shares and issuance of restricted
  stock -- 4,550 shares..................       420      13,587           --           --               --        14,007
Income tax benefits, net of increase in
  receivables from exercise of stock
  options................................        --       1,000           --           --               --         1,000
Stock repurchased -- 16,121,000 shares...        --          --           --           --         (465,966)     (465,966)
                                           --------    --------    ---------     --------      -----------     ---------
Balance at December 31, 1999.............   104,468     526,676      861,816      (12,277)      (1,279,879)      200,804
Comprehensive income:
  Net earnings...........................        --          --      441,886           --               --       441,886
  Other comprehensive loss, net of tax:
    Foreign currency translation
      adjustment.........................        --          --           --          (66)              --           (66)
    Minimum pension liability
      adjustment.........................        --          --           --       (1,263)              --        (1,263)
                                                                                                               ---------
  Other comprehensive loss...............                                                                         (1,329)
                                                                                                               ---------
    Comprehensive income.................                                                                        440,557
Cash dividends -- $1.76 per share........        --          --     (287,009)          --               --      (287,009)
Exercise of stock options -- 801,100
  shares and issuance of restricted
  stock -- 5,550 shares..................       404      11,738           --           --               --        12,142
Income tax benefits and decrease in
  receivables from exercise of stock
  options................................        --       1,548           --           --               --         1,548
Stock repurchased -- 4,692,100 shares....        --          --           --           --          (97,470)      (97,470)
Retirement of treasury stock -- 5,000,000
  shares.................................    (2,500)    (12,966)    (131,619)          --          147,085            --
                                           --------    --------    ---------     --------      -----------     ---------
Balance at December 31, 2000.............  $102,372    $526,996    $ 885,074     $(13,606)     $(1,230,264)    $ 270,572
                                           ========    ========    =========     ========      ===========     =========

See Notes to Consolidated Financial Statements.

                                      UST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR WHERE OTHERWISE NOTED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, as such, include amounts based on judgments and estimates made by management, which may differ from actual results. The consolidated financial statements include the accounts of the Company and all of its subsidiaries after the elimination of intercompany accounts and transactions. Investments in partnerships and joint ventures are accounted for by the equity method and are carried at an amount equal to the Company's equity in the underlying net assets of these entities.

     Certain 1999 and 1998 amounts reported on the Consolidated Statement of Cash Flows have been reclassified to conform to the 2000 presentation.

REVENUE RECOGNITION

     The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the amount is fixed or determinable and collectibility is reasonably assured. The Company's revenues are derived principally from the sale of moist smokeless tobacco products and premium wines with immaterial sales from other products. Revenue from the sale of moist smokeless tobacco products is recognized, net of any discounts or rebates granted, when title passes, which corresponds with the arrival of the shipments at the customer's location. Revenue from the sale of wine is recognized, net of allowances, at the time products are shipped to the customer. Revenue from the sale of all other products is predominantly recognized when title passes, which occurs at the time of shipment to the customer.

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

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost. Depreciation is computed by the straight-line method based on the estimated useful lives of the assets which range from 5 to 40 years. Long-lived assets are reviewed for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable.

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

ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board (FASB) has issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which provides new accounting rules for various derivatives and related transactions and is effective for fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position with measurement at fair value. The Statement calls for derivative instruments, which meet the necessary criteria for hedge accounting, to be given formal designation as fair value, cash flow or foreign currency hedges. Changes in the fair value of derivative instruments will be recognized in either net income or other comprehensive income, based upon their designated purpose and whether or not they meet effectiveness standards.

     Effective January 1, 2001, the Company will adopt SFAS No. 133, as amended by SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities," as it relates to its use of derivative instruments, on a cumulative basis. The Company has fulfilled all of the pre-adoption requirements set forth in the Statement in order to qualify for post-adoption cash flow hedge accounting for its interest rate swap (see Financial Instruments note). This adoption is not expected to have a material impact on the Company's results of operations, financial position or cash flows.

     The Emerging Issues Task Force has reached consensus on Issues No. 00-14, "Accounting for Certain Sales Incentives" and No. 00-25, "Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer." These issues require that costs associated with various Company sales incentives be reclassified from selling, advertising and administrative expenses to a reduction in net sales for all periods presented on the Company's Consolidated Statement of Earnings. The Company now plans to adopt Issues No. 00-14 and No. 00-25 in the second quarter of 2001, as required. The income statement reclassifications required by these new rules will have no effect on the Company's operating income or net earnings.

INVENTORIES

                                                                  DECEMBER 31
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Leaf tobacco................................................  $199,382    $189,414
Products in process.........................................   141,561     116,291
Finished goods..............................................    88,739      75,757
Other materials and supplies................................    19,602      22,007
                                                              --------    --------
                                                              $449,284    $403,469
                                                              ========    ========

                                      UST

     At December 31, 2000 and 1999, $196.8 million and $187.9 million, respectively, of leaf tobacco inventories were valued using the LIFO method. The average costs of these inventories are greater than the amounts at which these inventories are carried in the Consolidated Statement of Financial Position by $56.2 million and $53.4 million, respectively.

     As of December 31, 2000, the Company had purchase commitments for the upcoming year of approximately $18.8 million for leaf tobacco for its smokeless tobacco products. Commitments to purchase grapes over the next five years, for production of wine, average approximately $48.3 million per year.

PROPERTY, PLANT AND EQUIPMENT, NET

                                                                  DECEMBER 31
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Land........................................................  $ 21,566    $ 22,703
Buildings...................................................   254,110     251,107
Machinery and equipment.....................................   373,758     358,595
                                                              --------    --------
                                                               649,434     632,405
Less allowances for depreciation............................   290,848     270,523
                                                              --------    --------
                                                              $358,586    $361,882
                                                              ========    ========

     Depreciation expense was $36.5 million for 2000, $33.7 million for 1999 and $31.4 million for 1998.

     The Company also leases certain property and equipment under various operating lease arrangements which are not reflected in the amounts above. Annual commitments under these leases, which average $6.8 million per year through the year 2005, extend through 2030 and total $51.4 million. Lease expense for the years 2000, 1999 and 1998 was $11.2 million, $9.8 million and $9.5 million, respectively.

RESTRICTED DEPOSITS

     As of December 31, 2000, the Company had $500 million on deposit with the U.S. District Court in satisfaction of the bonding requirement imposed in connection with the Conwood antitrust litigation involving the Company's smokeless tobacco subsidiary. The Company also deposited $3 million into a restricted collateral account established by the lenders of its New Credit Facility. The Company utilized the $330 million borrowing under the New Credit Facility (see Borrowing Arrangements note) and excess funds from operations, which included the deferral of income tax payments, to fund these deposits. In accordance with the bonding requirement, the $500 million deposit was made into a court-administered qualified settlement fund, which resulted in the deferral of income taxes. The New Credit Facility requires that additional cash deposits be made into the restricted collateral account quarterly over the three-year term. The amount reported as restricted deposits in the Consolidated Statement of Financial Position at December 31, 2000 is classified as noncurrent as the Appellate Court's decision on the antitrust litigation is not expected until 2002. These restricted deposits include accrued interest income and are subject to restrictions on access and use by the Company.

                                      UST

OTHER ASSETS

                                                                 DECEMBER 31
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Prepaid pension costs.......................................  $31,159    $28,164
Capitalized debt costs......................................   19,866      2,173
Partnership investments.....................................   16,661     12,372
Deferred income taxes.......................................       --     10,702
Other.......................................................   22,967     20,331
                                                              -------    -------
                                                              $90,653    $73,742
                                                              =======    =======

     Capitalized debt costs at December 31, 2000 included fees incurred for the $1 billion financing arrangement entered into in October 2000 and those incurred in connection with the senior notes payable issued in March 2000 and May 1999. Capitalized debt costs at December 31, 1999 related to the senior notes payable issued in May 1999 (see Borrowing Arrangements note). The costs associated with the financing arrangement are being amortized over 36 months and those incurred with the issuance of notes payable are being amortized over the applicable term.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                  DECEMBER 31
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Trade accounts payable......................................  $ 54,813    $ 43,913
Employee compensation and benefits..........................    55,674      55,865
Interest payable on long-term debt..........................    10,760       1,933
Tobacco settlement-related charges..........................     7,963      11,916
Other accrued expenses......................................    25,969      31,051
                                                              --------    --------
                                                              $155,179    $144,678
                                                              ========    ========

BORROWING ARRANGEMENTS

     On October 10, 2000, the Company entered into a new senior secured $1 billion financing arrangement with various financial institutions (the "New Credit Facility") comprised of (1) a $300 million 364-day revolving credit facility, (2) a $370 million three-year term loan facility (which included a $170 million letter of credit commitment) and (3) a $330 million four and one-third year term loan facility. The applicable interest rates on borrowings under the New Credit Facility are as follows: the London Interbank Offered Rate (LIBOR) plus 175 basis points (or the prime rate plus 75 basis points) on the 364-day revolving credit facility, LIBOR plus 200 basis points on the three-year term loan and LIBOR plus 250 basis points on the four and one-third year term loan. The 364-day revolving credit facility will be used to support commercial paper borrowings.

     The New Credit Facility is secured by a first priority perfected lien and secured interest in the Company's cash and cash equivalents, investments, accounts receivable, tax claims and inventory.

     Provisions of the New Credit Facility require commitment fees, which are not significant, and the maintenance of certain financial ratios. In addition, they include restrictions on annual capital expenditures and other transactions, as defined in the agreement. Terms of the New Credit Facility permit the Company to increase cash dividends by up to 5 percent annually.

     On October 10, 2000, the Company borrowed the $330 million under the New Credit Facility and deposited it along with the $170 million letter of credit with the District Court to satisfy the $500 million

                                      UST
bonding requirement imposed by the District Court for the antitrust litigation. By December 31, 2000, additional cash deposits replaced the $170 million letter of credit which was then canceled. In December 2000, the Company made a scheduled principal amortization payment on the term loan facility, reducing the outstanding balance to $329.2 million. At December 31, 2000, the effective annual interest rate on the outstanding balance was 9.25 percent. The fair value of the outstanding term loan facility at December 31, 2000 was $331.2 million, based upon the present value of future cash flows.

     In March 2000, the Company issued $300 million aggregate principal amount of 8.8 percent fixed rate senior notes. These notes mature on March 15, 2005, with semiannual interest payments. The fair value of these notes at December 31, 2000 was $304.9 million, based on the present value of future cash flows.

     In May 1999, the Company issued $240 million aggregate principal amount of senior notes, of which $200 million is 7.25 percent fixed rate debt and $40 million is floating rate debt, which bears interest at the three-month LIBOR plus 90 basis points. These notes mature on June 1, 2009, with semiannual and quarterly interest payments to be made on the fixed and floating rate notes, respectively. The fair value of these notes at December 31, 2000 and 1999 was $212.4 and $219.6 million, respectively, based upon the present value of future cash flows. Additionally, to hedge the interest rate risk on the $40 million floating rate debt, the Company executed an interest rate swap, effectively fixing the rate at 7.25 percent.

     Prior to the New Credit Facility, the Company had two revolving credit agreements totaling $350 million with various banks. The terms of those agreements provided for a five-year revolving credit facility in the amount of $262.5 million and a 364-day revolving credit facility in the amount of $87.5 million.

     The Company had no commercial paper borrowings at December 31, 2000. The Company had $242 million outstanding under commercial paper borrowings at December 31, 1999, of which $171 million was classified as long-term debt. Commercial paper borrowings at December 31, 1999 had a weighted-average interest rate of 6.5 percent.

FINANCIAL INSTRUMENTS

     The estimated fair values of amounts reported in the consolidated financial statements have been determined by using available market information and appropriate valuation methodologies. All current assets and current liabilities are carried at their fair values, which approximate market value, because of their short-term nature. The fair values of long-term assets and long-term liabilities approximate their carrying values, with the exception of our senior notes and long-term borrowings under the New Credit Facility (see Borrowing Arrangements note).

     The Company monitors and manages risk associated with changes in interest rates and, to a lesser extent, foreign currency exchange rates. The Company's risk management policy involves increasing its liquidity and maintaining its financial flexibility by reducing or transferring risk exposure at appropriate costs. The Company does so, from time to time, by entering into derivative financial instruments to hedge against exposure to these risks. The Company has implemented risk management controls and limits to monitor its risk position and ensure that hedging performance is in line with Company objectives.

     The Company's risk management policy does not permit the use of complex multi-faceted derivative instruments or compound derivative instruments without the approval of the Board of Directors. In addition, the policy does not permit the use of leveraged financial instruments. The Company does not use derivatives for trading or speculative purposes.

     In connection with the March 2000 issuance of $300 million in senior notes, the Company entered into several short-term treasury lock agreements during 2000 and 1999. These instruments were to be used to hedge the risk of adverse movement in the underlying ten-year interest rates on these notes. The treasury lock agreements entered into in 2000 had a total notional value of $250 million and a weighted-average interest rate of 6.62 percent, while the total notional value of agreements entered into in 1999 was $50 million with a

                                      UST
weighted-average interest rate of 6.10 percent. At the debt issuance date, due to market demand, the Company issued five-year notes rather than ten-year notes. The change in market demand was a result of an adverse shift in the relationship between the underlying ten-year and five-year yields. Therefore, it was determined that the treasury locks were ineffective under applicable accounting rules; as such, they were not eligible for hedge accounting. As a result, the Company recognized a $3.6 million loss on these agreements in 2000. The fair value of these agreements represented the estimated cash receipts or payments required to settle them. The fair value of treasury lock agreements at December 31, 1999 was $1.4 million, based on dealer quotes, considering current market rates. The Company had no treasury lock agreements outstanding as of December 31, 2000.

     In connection with the May 1999 issuance of floating-rate senior notes, the Company hedged its interest rate risk by entering into a ten-year interest rate swap with a notional amount of $40 million and quarterly settlement dates over the term of the contract. The Company pays a fixed rate of 7.25 percent and receives a floating rate of three-month LIBOR plus 90 basis points on the notional amount. The Company entered into such an agreement so that changes in the cash flows from the interest rate swap will perfectly offset the changes in the cash flows associated with the floating rate of interest on the $40 million debt principal (see Borrowing Arrangements note). The fair value of this interest rate swap represents the estimated cash receipts or payments required to settle the agreement. At December 31, 2000 and 1999, the fair value of the swap was a net liability position of $.6 million and a net asset position of $2.4 million, respectively, based on dealer quotes, considering current market rates.

     In addition, from time to time, the Company enters into foreign currency forward contracts to partially hedge forecasted purchases of barrels for its wine operations. Resulting gains or losses from these transactions are included as adjustments to the cost of purchasing these barrels. There were no such contracts at December 31, 2000. The notional amount of forward foreign currency contracts was $5.9 million at December 31, 1999. The difference between the fair value and notional value of the contracts at that date was immaterial.

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

     In October 1999, the Board of Directors approved a new stock repurchase program, authorizing the Company to repurchase up to 20 million shares of its common stock from time to time in open market or negotiated transactions for use in connection with benefit and compensation plans and other corporate purposes. This program was suspended in March 2000 due to the antitrust litigation. During 2000 and 1999, the Company repurchased 4.7 million shares at a cost of $97.5 million and 2.5 million shares at a cost of $65.4 million, respectively, under this program. Additionally, during 1999, the Company repurchased 13.6 million shares of its common stock at a cost of $400.6 million under the previous stock repurchase program, in effect since November 1996.

     Common stock issued and outstanding at December 31, 2000 and 1999 was 204,743,236 shares and 208,936,586 shares, respectively. Treasury shares held at December 31, 2000 and 1999 were 41,821,600 shares and 42,129,500 shares, respectively. In May 2000, in connection with an amendment to the 1992 Stock Option Plan, the Company canceled 5 million shares held in treasury (see Stock Options note).

                                      UST

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

     Consistent with the method described in SFAS No. 123, if compensation expense for the Company's plans had been determined based on the fair value at the grant dates for awards under its plans, net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                               2000        1999        1998
                                                             --------    --------    --------
Net earnings:
  As reported..............................................  $441,886    $469,293    $455,279
  Pro forma................................................  $435,320    $463,052    $449,445
Basic earnings per share:
  As reported..............................................     $2.71       $2.69       $2.45
  Pro forma................................................     $2.67       $2.66       $2.42
Diluted earnings per share:
  As reported..............................................     $2.70       $2.68       $2.44
  Pro forma................................................     $2.66       $2.64       $2.41

     The fair value of each option grant, for pro forma disclosure purposes, was estimated on the date of grant using the modified Black-Scholes option pricing model with the following weighted-average assumptions:

                                                       2000         1999         1998
                                                     ---------    ---------    ---------
Expected dividend yield............................       7.0%         5.1%         4.6%
Risk-free interest rate............................       6.1%         5.6%         5.6%
Expected volatility................................      31.2%        26.0%        22.0%
Expected life of option............................  7.5 years    7.5 years    6.5 years

     Under the 1992 Stock Option Plan, 10.4 million shares were originally authorized for grant and options first become exercisable, in ratable installments or otherwise, over a period of one to five years from the date of grant and may be exercised up to a maximum of ten years from the date of grant using various payment methods. In May 2000, the Company's shareholders approved an amendment to the 1992 Stock Option Plan, increasing the number of shares authorized for grant by 5 million, to be issued over the plan's remaining term. Under the Nonemployee Directors' Stock Option Plan, 200,000 shares were authorized for grant, and options first become exercisable six months from the date of grant, may be exercisable up to a maximum of ten years from the date of grant and must be paid in full at the time of the exercise.

                                      UST

     At December 31, 2000, 2,094,300 shares were available for grant under the 1992 Stock Option Plan and 52,500 shares were available for grant under the Nonemployee Directors' Stock Option Plan, while no shares were available under the 1982 Stock Option Plan.

     Receivables from the exercise of stock options in the amount of $13.3 million in 2000, $13.6 million in 1999 and $10.6 million in 1998 have been deducted from stockholders' equity.

     The following table presents a summary of the Company's stock option activity and related information for the years ended December 31 (options in thousands):

                                       2000                          1999                          1998
                            ---------------------------   ---------------------------   ---------------------------
                             NUMBER    WEIGHTED-AVERAGE    NUMBER    WEIGHTED-AVERAGE    NUMBER    WEIGHTED-AVERAGE
                               OF          EXERCISE          OF          EXERCISE          OF          EXERCISE
                            OPTIONS         PRICE         OPTIONS         PRICE         OPTIONS         PRICE
                            --------   ----------------   --------   ----------------   --------   ----------------
Outstanding at beginning
  of year.................  15,321.5        $28.74        14,454.6        $28.10        14,886.8        $26.78
Granted...................   3,119.0         15.06         1,774.6         28.35         1,359.5         30.64
Exercised.................    (801.1)        15.02          (836.2)        16.60        (1,681.6)        18.20
Forfeited.................    (100.2)        26.28           (71.5)        30.62          (109.3)        31.81
Expired...................      (1.8)        14.74              --            --             (.8)         7.69
                            --------                      --------                      --------
Outstanding at end of
  year....................  17,537.4        $26.95        15,321.5        $28.74        14,454.6        $28.10
                            ========        ======        ========        ======        ========        ======
Exercisable at end of
  year....................  13,008.1        $29.54        12,188.7        $28.54        11,637.5        $27.31
                            ========        ======        ========        ======        ========        ======
Weighted-average fair
  value of options granted
  during the year.........                  $ 2.60                        $ 5.46                        $ 5.42
                                            ======                        ======                        ======

     The following table summarizes information about stock options outstanding at December 31, 2000 (options in thousands):

                              OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                 ---------------------------------------------   ---------------------------
                  NUMBER   WEIGHTED-AVERAGE   WEIGHTED-AVERAGE    NUMBER    WEIGHTED-AVERAGE
   RANGE OF         OF        REMAINING           EXERCISE          OF          EXERCISE
EXERCISE PRICES  OPTIONS   CONTRACTUAL LIFE        PRICE         OPTIONS         PRICE
---------------  --------  ----------------   ----------------   --------   ----------------
$15.06 -- 18.28   3,102.7     9.5 years            $15.07            23.8        $15.98
 24.19 -- 35.25  14,434.7     4.3 years             29.51        12,984.3         29.57
                 --------                                        --------
$15.06 -- 35.25  17,537.4     5.2 years            $26.95        13,008.1        $29.54
                 ========     =========            ======        ========        ======

EMPLOYEE BENEFIT AND COMPENSATION PLANS

     The Company and its subsidiaries maintain a number of noncontributory defined benefit pension plans covering substantially all employees over age 21 with at least one year of service. The Company's funding policy for its funded plans is to contribute an amount sufficient to meet or exceed Employee Retirement Income Security Act of 1974 (ERISA) minimum requirements. The Company also maintains unfunded plans providing pension and additional benefits for certain employees.

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

                                      UST

     The following table represents a reconciliation of the plans at December
31:

                                                                          POSTRETIREMENT BENEFITS
                                                     PENSION PLANS          OTHER THAN PENSIONS
                                                  --------------------    ------------------------
                                                    2000        1999         2000          1999
                                                  --------    --------    ----------    ----------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at beginning of year.......  $313,089    $342,012     $ 56,275      $ 74,556
  Service cost..................................    10,100      11,957        3,057         3,348
  Interest cost.................................    23,811      21,738        4,227         3,908
  Plan participants' contributions..............        --          --           37            43
  Plan amendments...............................        --      (1,105)          --       (18,535)
  Actuarial loss/(gain).........................     3,699     (45,438)         204        (4,300)
  Benefits paid.................................   (17,164)    (16,075)      (2,405)       (2,745)
                                                  --------    --------     --------      --------
  Benefit obligation at end of year.............  $333,535    $313,089     $ 61,395      $ 56,275
                                                  --------    --------     --------      --------
CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of
     year.......................................  $300,091    $295,161           --            --
  Actual return on plan assets..................    (7,774)     16,276           --            --
  Employer contributions........................     5,347       5,350           --            --
  Benefits paid.................................   (17,164)    (16,075)          --            --
  Administrative expenses.......................      (618)       (621)          --            --
                                                  --------    --------     --------      --------
  Fair value of plan assets at end of year......  $279,882    $300,091           --            --
                                                  --------    --------     --------      --------
FUNDED STATUS
  Funded status at end of year..................  $(53,653)   $(12,998)    $(61,395)     $(56,275)
  Unrecognized actuarial loss/(gain)............    33,156      (4,322)      (7,385)       (7,971)
  Unrecognized prior service cost...............    (1,836)     (2,064)     (12,897)      (16,301)
  Unrecognized transition obligation............       514         268           --            --
                                                  --------    --------     --------      --------
  Accrued benefit cost..........................  $(21,819)   $(19,116)    $(81,677)     $(80,547)
                                                  ========    ========     ========      ========
AMOUNTS RECOGNIZED IN THE CONSOLIDATED STATEMENT
  OF FINANCIAL POSITION:
  Prepaid benefit asset.........................  $ 31,159    $ 28,164     $     --      $     --
  Accrued benefit liability.....................   (72,387)    (64,643)     (81,677)      (80,547)
  Intangible asset..............................     2,395       2,292           --            --
  Accumulated other comprehensive loss..........    17,014      15,071           --            --
                                                  --------    --------     --------      --------
  Net amount recognized.........................  $(21,819)   $(19,116)    $(81,677)     $(80,547)
                                                  ========    ========     ========      ========

     The weighted-average assumptions used for the year ended December 31 were:

                                                                          POSTRETIREMENT BENEFITS
                                                     PENSION PLANS          OTHER THAN PENSIONS
                                                  --------------------    ------------------------
                                                    2000        1999         2000          1999
                                                  --------    --------    ----------    ----------
Discount rate...................................      7.50%       7.75%        7.50%         7.75%
Expected return on plan assets..................      9.75%       8.50%          --            --
Rate of compensation increase...................      4.80%       5.00%          --            --

     The rate of increase in per capita costs of covered health care benefits is assumed to be 7.5 percent for 2001 and is assumed to decrease gradually to 5 percent by the year 2005 and remain at that level thereafter.

                                      UST

     Net periodic benefit cost for the year ended December 31 includes the following components:

                                                                     POSTRETIREMENT BENEFITS
                                        PENSION PLANS                  OTHER THAN PENSIONS
                               --------------------------------    ----------------------------
                                 2000        1999        1998       2000       1999       1998
                               --------    --------    --------    -------    -------    ------
Service cost.................  $ 10,100    $ 11,957    $ 10,195    $ 3,057    $ 3,348    $3,349
Interest cost................    23,811      21,738      20,833      4,227      3,908     4,384
Expected return on plan
  assets.....................   (27,271)    (23,202)    (23,036)        --         --        --
Amortization of unrecognized
  transition obligation......      (247)       (247)       (247)        --         --        --
Amortization of prior service
  cost.......................      (228)       (215)       (113)    (3,404)    (2,561)      (33)
Recognized actuarial
  loss/(gain)................     1,885       2,998       2,176       (382)       (13)     (392)
                               --------    --------    --------    -------    -------    ------
Net periodic benefit cost....  $  8,050    $ 13,029    $  9,808    $ 3,498    $ 4,682    $7,308
                               ========    ========    ========    =======    =======    ======

     The projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $161.5 million and $150.8 million, respectively, as of December 31, 2000, and $67.1 million and $59.8 million, respectively, as of December 31, 1999. The fair value of plan assets for such plans as of December 31, 2000 was $81.8 million.

     Other liabilities include the noncurrent portion of the pension liabilities at December 31, 2000 and 1999 of $67 million and $60.3 million, respectively.

     The assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. To illustrate, a one-percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 2000 by approximately $6.2 million and increase the service and interest cost components of expense by approximately $.9 million. A one-percentage point decrease in the assumed health care trend rate would have decreased the accumulated postretirement benefit obligation at December 31, 2000 by approximately $5.6 million and decreased the service and interest components of expense by approximately $.8 million.

     Changes in unrecognized prior service cost, net periodic benefit cost and Plan amendments for the Company's Postretirement Welfare Benefit Plan were affected by a 1999 change in eligibility for salaried employees to recognize service only on or after age 45.

     Plan assets of the Company's pension plans include marketable equity securities, including common stock of the Company, and corporate and government debt securities. At December 31, 2000 and 1999, the fund held 1.3 million shares of the Company's common stock having a market value of $35.9 million and $32.2 million, respectively. Dividends paid on shares held by the fund were $2.3 million and $2.2 million in 2000 and 1999, respectively.

     The Company sponsors a defined contribution plan (Employees' Savings Plan) covering substantially all of its employees. The Plan requires one year of service prior to eligibility for participation. Company contributions are based upon participant contributions. The expense was $5.6 million in 2000, $4.2 million in 1999 and $4.4 million in 1998. Effective July 1, 2000, the Company temporarily increased its matching contributions for a majority of the Plan's participants.

     The Company has an Incentive Compensation Plan which provides for incentive payments to designated employees based on stated percentages of net earnings before income taxes as defined in the Plan. Expenses under the Plan amounted to $37.6 million in 2000, $40 million in 1999 and $38.5 million in 1998.

                                      UST

INCOME TAXES

     The income tax provision (benefit) consists of the following:

                                                       2000        1999        1998
                                                     --------    --------    --------
Current:
  Federal..........................................  $ 76,366    $256,901    $247,526
  State and local..................................     1,605      38,643      31,424
                                                     --------    --------    --------
Total current......................................    77,971     295,544     278,950
                                                     --------    --------    --------
Deferred:
  Federal..........................................   171,604      (1,988)        346
  State and local..................................    26,974          94        (110)
                                                     --------    --------    --------
Total deferred.....................................   198,578      (1,894)        236
                                                     --------    --------    --------
                                                     $276,549    $293,650    $279,186
                                                     ========    ========    ========

     The 1999 and 1998 current tax provisions reflect the reversal of certain tax reserves. In addition, the tax provisions do not reflect $1.2 million, $4 million and $9.3 million for 2000, 1999 and 1998, respectively, of tax benefits arising from the exercise of stock options. These amounts were credited directly to additional paid-in capital.

     The deferred tax provision (benefit) amounts for 2000, 1999 and 1998 do not reflect the tax effects resulting from the additional minimum pension liability adjustments required by SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 52, "Foreign Currency Translation."

     Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Components of deferred tax assets and liabilities as of December 31 are as follows:

                                                                2000       1999
                                                              --------   --------
Deferred tax assets:
  Postretirement benefits other than pensions...............  $ 28,587   $ 28,191
  Accrued pension liabilities...............................    24,593     21,996
  Other accrued liabilities.................................     5,017     22,442
  All other, net............................................     6,162      7,002
                                                              --------   --------
Total deferred tax assets...................................    64,359     79,631
                                                              --------   --------
Deferred tax liabilities:
  Restricted deposit........................................   175,000         --
  Depreciation..............................................    44,281     43,419
  Prepaid pension asset.....................................    10,906      9,857
  Capitalized debt costs....................................     6,953         --
  Investment in limited partnerships........................     3,871      5,145
                                                              --------   --------
Total deferred tax liabilities..............................   241,011     58,421
                                                              --------   --------
Net deferred tax liabilities (assets).......................  $176,652   $(21,210)
                                                              ========   ========

                                      UST

     Differences between the Company's effective tax rate and the U.S. federal statutory income tax rate are explained as follows:

                                                              2000    1999    1998
                                                              ----    ----    ----
U.S. federal statutory income tax rate......................  35.0%   35.0%   35.0%
State and local taxes, net of federal benefit...............   2.6     3.3     2.8
Other, net..................................................   0.9     0.2     0.2
                                                              ----    ----    ----
                                                              38.5%   38.5%   38.0%
                                                              ====    ====    ====

ACCUMULATED OTHER COMPREHENSIVE LOSS

     The components of comprehensive income that relate to the Company are net earnings, foreign currency translation adjustments and additional minimum pension liability adjustments, all of which are presented in the Consolidated Statement of Changes in Stockholders' Equity. Changes in accumulated other comprehensive (loss) income are recorded directly to stockholders' equity and do not affect the net earnings or cash flow of the Company.

     Accumulated other comprehensive loss consists of the following components, net of taxes:

                                                                FOREIGN       MINIMUM
                                                               CURRENCY       PENSION
                                                              TRANSLATION    LIABILITY
                                                              ADJUSTMENT     ADJUSTMENT
                                                              -----------    ----------
Balance at December 31, 1997................................    $(1,136)      $ (7,496)
  Net change for the year...................................       (602)        (9,186)
                                                                -------       --------
Balance at December 31, 1998................................     (1,738)       (16,682)
  Net change for the year...................................       (743)         6,886
                                                                -------       --------
Balance at December 31, 1999................................     (2,481)        (9,796)
  Net change for the year...................................        (66)        (1,263)
                                                                -------       --------
Balance at December 31, 2000................................    $(2,547)      $(11,059)
                                                                =======       ========

     The net change for the year in foreign currency translation adjustment is reflected net of tax benefits of $36, $400 and $324 in 2000, 1999 and 1998, respectively. The net change for the year in minimum pension liability adjustment is reflected net of tax benefits (expense) of $680, $(3,708) and $4,946 in 2000, 1999 and 1998, respectively.

ADVERTISING COSTS

     The Company expenses the production costs of advertising in the period in which they are incurred. Advertising expenses were $70.7 million in 2000, $80.3 million in 1999 and $68.7 million in 1998. At December 31, 2000 and 1999, $4.1 million and $5.3 million, respectively, of advertising related costs are included in prepaid expenses and other current assets.

INTEREST EXPENSE (INCOME), NET

                                                         2000       1999       1998
                                                       --------    -------    -------
Interest expense on debt.............................  $ 48,113    $15,669    $ 5,534
Interest income from cash equivalents and restricted
  deposits...........................................   (13,128)    (1,155)    (6,602)
Capitalized interest.................................      (697)      (979)    (1,119)
                                                       --------    -------    -------
                                                       $ 34,288    $13,535    $(2,187)
                                                       ========    =======    =======

                                      UST

EARNINGS PER SHARE

     The following table presents the computation of basic and diluted earnings per share:

                                                       2000        1999        1998
                                                     --------    --------    --------
Numerator:
  Net earnings.....................................  $441,886    $469,293    $455,279
                                                     ========    ========    ========
Denominator:
  Denominator for basic earnings per
     share -- weighted-average shares..............   163,181     174,355     185,544
Dilutive effect of employee stock options..........       325         759       1,336
                                                     --------    --------    --------
  Denominator for diluted earnings per share.......   163,506     175,114     186,880
                                                     ========    ========    ========
Basic earnings per share...........................     $2.71       $2.69       $2.45
Diluted earnings per share.........................     $2.70       $2.68       $2.44

     Options to purchase 12.8 million shares, 12.1 million shares and 2.2 million shares of common stock, outstanding as of December 31, 2000, 1999 and 1998, respectively, were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the common shares and, therefore, would be antidilutive.

SEGMENT INFORMATION

     The Company's reportable segments are Smokeless Tobacco and Wine. Through its subsidiaries, the Company operates predominantly in the tobacco industry as a manufacturer and marketer of moist smokeless tobacco products and also produces and markets premium wines. Those business units that do not meet quantitative reportable thresholds are included in the all other category. This category is comprised of the international operations, cigar operations and discontinued businesses.

     Smokeless Tobacco segment sales are principally to a large number of wholesalers and chain stores which are widely dispersed throughout the United States. Over the past three years, net sales to one customer averaged approximately 22.5 percent of annual Smokeless Tobacco segment net sales.

     The Company operates primarily in the United States. Foreign operations and export sales are not significant. Net sales and operating profit are reflected net of intersegment sales and profits.

     Operating profit is net sales less operating expenses and an allocation of corporate expenses. Included in the operating results for all other operations in 2000 was a write-down of cigar inventory, while 1998 included gains on the sale of certain commercial agricultural properties and a video entertainment subsidiary. Corporate assets consist primarily of cash and cash equivalents and other long-term investments. In 2000, Smokeless Tobacco segment assets include the restricted deposits for the antitrust litigation. Corporate capital expenditures and depreciation expense are net of amounts which have been allocated to each reportable segment and all other operations for purposes of reporting operating profit and identifiable assets. Interest, net and income taxes are not reported by segment since they are excluded from the measure of segment performance reviewed by management. Consolidated Segment Information appears on page 23.

CONTINGENCIES

     The Company has been named in certain health care cost reimbursement/third party recoupment/class action litigation against the major domestic cigarette companies and others seeking damages and other relief. The complaints in these cases on their face predominantly relate to the usage of cigarettes; within that context, certain complaints contain a few allegations relating specifically to smokeless tobacco products. These actions are in varying stages of pretrial activities.

                                      UST

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

     The Company has been named in an action brought in Louisiana by an individual plaintiff and his spouse against a number of smokeless tobacco manufacturers, cigarette manufacturers and certain other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of tobacco usage, including smokeless tobacco products.

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

     The Company is also named in certain actions in West Virginia brought on behalf of individual plaintiffs against cigarette manufacturers, smokeless tobacco manufacturers, and other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of tobacco usage, including smokeless tobacco products. Included among the plaintiffs are six individuals alleging use of the Company's smokeless tobacco products and alleging the types of injuries claimed to be associated with the use of smokeless tobacco products; five of the six individuals also allege the use of other tobacco products.

     The Company has been named in an action in Florida by an individual plaintiff and his spouse seeking damages and other relief for personal injuries, including "cancer of the tongue," allegedly sustained by plaintiff as a result of his use of the Company's smokeless tobacco products.

     The Company is named in an action in San Francisco, California along with five other smokeless tobacco manufacturers seeking unspecified damages and other relief brought by the City and County of San Francisco and the Environmental Law Foundation purportedly on behalf of "the residents of San Francisco County and the general public" alleging violation of The Safe Drinking Water and Toxic Enforcement Act of 1986, Health and Safety Code Sections 25249.6, et seq. ("Proposition 65") and the California Unfair Competition Act, Business and Professions Code Sections 17200, et seq. The action alleges, among other things, that the defendants sold smokeless tobacco products in California without providing a ". . .'clear and reasonable' warning that their use results in multiple exposures to substances known to the State of California to cause cancer, birth defects and reproductive harm."

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

     On September 11, 2000, the Company filed its notice of appeal to the United States Court of Appeals for the Sixth Circuit from the final and interlocutory orders entered by the District Court in connection with the Conwood litigation. On October 10, 2000, the Company satisfied the $500 million bonding requirement imposed by the District Court. The Company believes that the evidence presented at trial was insufficient to support the jury verdict and, as a result, believes that, while there can be no assurances, the judgment should ultimately be reversed on appeal. The Company is not presently able to reasonably estimate the amount of

                                      UST
damages, if any, which may be ultimately imposed and, accordingly, no charge relating to the judgment is reflected in the Company's financial statements. While the Company believes that the judgment should ultimately be reversed, if the adverse judgment is sustained after all appeals, satisfaction of the judgment is likely to have a material adverse effect on the Company's consolidated financial results for a particular year, but is not expected to have a material adverse effect on the Company's consolidated financial position.

     The Company was also named in two purported class actions filed in state court in Tennessee and New Mexico on behalf of putative class members who were indirect purchasers of smokeless tobacco products manufactured by the Company during the period April 1996 through March 28, 2000, alleging that the Company has violated the antitrust laws, unfair or deceptive trade practices statutes and the common law of certain states. The plaintiffs seek to recover compensatory and statutory damages in an amount not to exceed $74,000 after trebling per putative class member, and certain other relief.

     The Company was also named in a purported class action (reported previously as an individual action and a purported class action and then consolidated on January 8, 2001), filed in federal court in Washington D.C. by wholesalers/distributors of the Company's smokeless tobacco products. Plaintiffs allege that the Company engaged in conduct that violates the federal antitrust laws, including Sections 1 and 2 of the Sherman Act and Section 3 of the Clayton Act, and that the Company engaged in this conduct unilaterally and in concert with "its co-conspirators." Plaintiffs seek to recover unspecified statutory damages, before trebling, and certain equitable and other relief.

     Each of the foregoing actions is derived directly from the Conwood litigation and therefore will need to overcome the same issues raised by the Company in its post-trial motions and on appeal. Even if Conwood were ultimately to prevail on issues which the Company will challenge on appeal, the plaintiffs in each of these actions will still need to establish additional elements before liability can be imposed upon the Company. The Company believes that it has meritorious defenses in this regard, and that the ultimate outcome of these purported class actions will not have a material adverse effect on its consolidated financial position, although if plaintiffs were to prevail, these actions could have a material impact on its consolidated financial results for a particular reporting period in which resolved.

OTHER MATTERS

     In October 1998, the Company entered into a Smokeless Tobacco Master Settlement Agreement (the "Settlement Agreement") with attorneys general of various states and U.S. territories to resolve the remaining health care cost reimbursement cases initiated against the Company. The Settlement Agreement required the Company to adopt various marketing and advertising restrictions and make payments expected to total between $100 and approximately $200 million over 10 years -- depending on various factors -- for programs to reduce youth usage of tobacco and combat youth substance abuse and for enforcement purposes.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Directors and Stockholders UST Inc.

     We have audited the accompanying consolidated statement of financial position of UST Inc. as of December 31, 2000 and 1999, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UST Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Stamford, Connecticut
February 7, 2001

                                                     ERNST & YOUNG LLP