Form 10-K405, Exhibit 13
period 2001-12-31
UST INC
filed 2002-03-08
CIK 811669

EXHIBIT 13

(Items 1 and 8)

UST

CONSOLIDATED SEGMENT INFORMATION
(In thousands)

	Year Ended December 31

	2001	2000	1999

Net Sales to Unaffiliated Customers

Smokeless Tobacco	$1,450,714	$1,343,779	$1,309,566

Wine	188,858	174,472	174,272

All other	30,743	29,393	28,493

Net sales	$1,670,315	$1,547,644	$1,512,331

Operating Profit (Loss)

Smokeless Tobacco	$833,185	$768,786	$777,122

Wine	21,212	17,377	20,234

All other	(8,907)	(15,772)	(10,240)

Operating profit	845,490	770,391	787,116

Corporate expenses	(12,462)	(17,668)	(10,638)

Interest, net	(33,760)	(34,288)	(13,535)

Earnings before income taxes	$799,268	$718,435	$762,943

Identifiable Assets at December 31

Smokeless Tobacco	$1,268,065	$1,120,377	$529,518

Wine	389,243	342,447	305,447

All other	60,180	68,776	87,678

Corporate	294,214	114,799	93,005

Assets	$2,011,702	$1,646,399	$1,015,648

Capital Expenditures

Smokeless Tobacco	$27,364	$28,743	$26,830

Wine	19,336	20,720	31,182

All other	246	522	939

Corporate	284	1,090	338

Capital expenditures	$47,230	$51,075	$59,289

Depreciation

Smokeless Tobacco	$20,298	$19,573	$17,279

Wine	12,842	13,869	13,279

All other	914	1,395	1,534

Corporate	951	1,677	1,645

Depreciation	$35,005	$36,514	$33,737

See Notes to Consolidated Financial Statements.

EXHIBIT 13 — (Continued)

(Item 6)

UST

CONSOLIDATED SELECTED FINANCIAL DATA — 11 YEARS

(Dollars in thousands, except per share amounts)

	2001	2000	1999	1998	1997

SUMMARY OF OPERATIONS for the year ended December 31

Net sales	$1,670,315	$1,547,644	$1,512,331	$1,423,246	$1,401,718

Cost of products sold (includes excise taxes)	349,581	330,079	304,275	283,516	291,942

Selling, advertising and administrative expenses	487,706	464,842	431,578	407,452	398,468

Operating income	833,028	752,723	776,478	732,278	711,308

Other expense (income):

Interest, net	33,760	34,288	13,535	(2,187)	7,451

Gain on disposal of product line	—	—	—	—	—

Earnings before income taxes and cumulative effect of accounting changes	799,268	718,435	762,943	734,465	703,857

Income taxes	307,666	276,549	293,650	279,186	264,719

Earnings before cumulative effect of accounting changes	491,602	441,886	469,293	455,279	439,138

Cumulative effect of accounting changes (net of income tax benefit)	—	—	—	—	—

Net earnings	$491,602	$441,886	$469,293	$455,279	$439,138

PER SHARE DATA

Basic earnings per share before cumulative effect of accounting changes	$2.99	$2.71	$2.69	$2.45	$2.39

Basic earnings per share	2.99	2.71	2.69	2.45	2.39

Diluted earnings per share before cumulative effect of accounting changes	2.97	2.70	2.68	2.44	2.37

Diluted earnings per share	2.97	2.70	2.68	2.44	2.37

Dividends per share	1.84	1.76	1.68	1.62	1.62

Market price per share:

High	36.00	28.88	34.94	36.88	36.94

Low	23.38	13.88	24.06	24.56	25.50

FINANCIAL CONDITION at December 31

Current assets	$891,959	$691,405	$580,024	$507,213	$441,844

Current liabilities	222,462	172,872	261,327	197,316	166,519

Working capital	669,497	518,533	318,697	309,897	275,325

Ratio of current assets to current liabilities	4:1	4:1	2.2:1	2.6:1	2.7:1

Total assets	2,011,702	1,646,399	1,015,648	913,319	826,363

Long-term debt	862,575	865,875	411,000	100,000	100,000

Total debt	865,875	869,175	481,965	100,000	110,000

Stockholders’ equity	581,062	270,572	200,804	468,293	436,795

OTHER DATA

Stock repurchased	$—	$97,470	$465,966	$151,617	$45,719

Dividends paid	$303,277	$287,009	$291,966	$301,145	$298,059

Dividends paid as a percentage of net earnings	61.7%	65.0%	62.2%	66.1%	67.9%

Return on net sales	29.4%	28.6%	31.0%	32.0%	31.3%

Return on average assets	26.9%	33.2%	48.7%	52.3%	53.8%

Return on average stockholders’ equity	115.4%	187.5%	140.3%	100.6%	122.3%

Average number of shares (in thousands) — basic	164,250	163,181	174,355	185,544	183,931

Average number of shares (in thousands) — diluted	165,682	163,506	175,114	186,880	185,602

See Management’s Discussion and Analysis and Notes to Consolidated Financial Statements.

All share data has been adjusted to reflect the two-for-one stock split distributed on January 27, 1982.

UST

CONSOLIDATED SELECTED FINANCIAL DATA — 11 Years — (Continued)

(Dollars in thousands, except per share amounts)

	1996	1995	1994	1993	1992	1991

SUMMARY OF OPERATIONS for the year ended December 31

Net sales	$1,371,705	$1,305,796	$1,203,951	$1,097,533	$1,032,172	$898,436

Cost of products sold (includes excise taxes)	272,756	262,203	251,944	246,445	256,796	227,546

Selling, advertising and administrative expenses	348,059	335,824	311,279	286,336	274,613	247,085

Operating income	750,890	707,769	640,728	564,752	500,763	423,805

Other expense (income):

Interest, net	6,364	3,179	92	(2,004)	(1,866)	(2,279)

Gain on disposal of product line	—	—	—	(35,029)	—	—

Earnings before income taxes and cumulative effect of accounting changes	744,526	704,590	640,636	601,785	502,629	426,084

Income taxes	280,527	274,830	253,110	232,893	190,071	160,179

Earnings before cumulative effect of accounting changes	463,999	429,760	387,526	368,892	312,558	265,905

Cumulative effect of accounting changes (net of income tax benefit)	—	—	—	19,846	—	—

Net earnings	$463,999	$429,760	$387,526	$349,046	$312,558	$265,905

PER SHARE DATA

Basic earnings per share before cumulative effect of accounting changes	$2.48	$2.21	$1.92	$1.77	$1.49	$1.26

Basic earnings per share	2.48	2.21	1.92	1.67	1.49	1.26

Diluted earnings per share before cumulative effect of accounting changes	2.44	2.17	1.88	1.73	1.43	1.20

Diluted earnings per share	2.44	2.17	1.88	1.64	1.43	1.20

Dividends per share	1.48	1.30	1.12	.96	.80	.66

Market price per share:

High	35.88	36.00	31.50	32.75	35.38	33.88

Low	28.25	26.63	23.63	24.38	25.38	16.38

FINANCIAL CONDITION at December 31

Current assets	$450,570	$425,555	$381,937	$334,996	$330,208	$305,430

Current liabilities	306,553	280,723	160,755	106,642	81,208	95,455

Working capital	144,017	144,832	221,182	228,354	249,000	209,975

Ratio of current assets to current liabilities	1.5:1	1.5:1	2.4:1	3.1:1	4.1:1	3.2:1

Total assets	806,577	783,976	741,236	706,195	673,965	656,513

Long-term debt	100,000	100,000	125,000	40,000	—	—

Total debt	250,000	200,000	125,000	40,000	—	1,250

Stockholders’ equity	281,206	292,781	361,669	462,972	516,606	483,875

OTHER DATA

Stock repurchased	$237,759	$274,783	$298,843	$236,704	$212,581	$184,424

Dividends paid	$277,302	$252,388	$225,715	$199,725	$167,951	$139,670

Dividends paid as a percentage of net earnings	59.8%	58.7%	58.2%	57.2%	53.7%	52.5%

Return on net sales	33.8%	32.9%	32.2%	31.8%	30.3%	29.6%

Return on average assets	58.3%	56.4%	53.5%	50.6%	47.0%	41.6%

Return on average stockholders’ equity	161.7%	131.3%	94.0%	71.3%	62.5%	55.6%

Average number of shares (in thousands) — basic	187,386	194,374	201,995	208,469	209,803	211,603

Average number of shares (in thousands) — diluted	190,067	197,613	205,699	213,412	218,674	221,458

See Management’s Discussion and Analysis and Notes to Consolidated Financial Statements.

All share data has been adjusted to reflect the two-for-one stock split distributed on January 27, 1982.

EXHIBIT 13 — (Continued)

(Item 7)

UST

MANAGEMENT’S DISCUSSION AND ANALYSIS

Results of Operations

Consolidated Results

	2001	2000	1999

Net sales	$1,670,315	$1,547,644	$1,512,331

Net earnings	491,602	441,886	469,293

Basic earnings per share	2.99	2.71	2.69

Diluted earnings per share	2.97	2.70	2.68

     2001 compared with 2000

      Consolidated results showed net sales increasing 7.9 percent to $1.67 billion, net earnings increasing 11.3 percent to $491.6 million and diluted earnings per share increasing 10 percent to $2.97.

      2001 financial results include the effect of an extra shipping day in the Smokeless Tobacco segment as compared to 2000. Revenue from the sale of moist smokeless tobacco products is recognized at the time that shipments arrive at the customer’s location, which is primarily every Monday. Calendar year 2001 included an extra Monday as compared with 2000. On an equivalent shipping day basis, net sales, net earnings and diluted earnings per share would have increased 6.2 percent, 8.1 percent and 7 percent, respectively, for the year.

      The financial results that the Company achieved in 2001 were in line with our goal set at the end of 2000 of increasing net earnings by 10 percent on average through 2005.

      The 2001 financial performance brings the increase over the last three years to 17.4 percent for net sales, 8 percent for net earnings, and 21.7 percent for diluted earnings per share.

      The consolidated net sales increase was primarily attributable to higher selling prices and increased unit volume for moist smokeless tobacco products and higher premium case sales for wine products. The Smokeless Tobacco segment accounted for 87.2 percent of the consolidated net sales increase in 2001.

      The consolidated gross profit percentage increased slightly in 2001 primarily due to higher margins achieved by the Smokeless Tobacco segment.

      Consolidated operating profit increased 9.7 percent to $845.5 million in 2001. All operating units showed improved financial results with increases of 8.4 percent for the Smokeless Tobacco segment, 22.1 percent for the Wine segment, and 43.5 percent for all other operations.

      Corporate expenses decreased in 2001 mainly due to a prior year charge for derivative contracts recognized in connection with the 2000 senior note issuance. 2001 also included lower professional fees and other administrative spending.

      Operating income increased 10.7 percent to $833 million, which represented 49.9 percent of consolidated net sales.

      Interest decreased slightly as higher income generated from accumulated cash and lower rates on our credit facility debt were partially offset by higher average debt outstanding. The decline in short term interest rates due to the reductions by the Federal Reserve Board had a greater impact on interest income earned than on interest expense, due to the larger balance of floating rate investments as compared to floating rate debt. In 2001, income generated from restricted deposits was slightly higher than the interest expense incurred for credit facility borrowings which were utilized to partially fund the restricted deposits.

      The effective tax rate remained stable at 38.5 percent.

      Basic and diluted earnings per share increases were slightly lower than the net earnings increase due to higher average shares outstanding. This was attributable to the exercise of stock options and the absence of share repurchases. The diluted earnings per share calculation also included the effect of the Company’s higher average stock price in 2001, which caused an increase in common stock equivalents. The Company’s stock repurchase program was suspended in 2000 as a result of the District Court’s ruling in the antitrust litigation.

      The projected outlook for 2002 is for net earnings and diluted earnings per share to increase 7.3 percent and 4.4 percent, respectively, over 2001, which includes the effect of one less shipping day. On an equivalent shipping day basis, projected net earnings and diluted earnings per share would increase 10.4 percent and 7.3 percent, respectively. Diluted earnings per share includes the effects of higher weighted average shares outstanding and a higher projected average stock price in 2002.

      The Company’s strategic plan may be affected by the Company’s ability to address competitive pressures, changes in consumer preferences, acceptance of new product introductions and other marketing initiatives, conditions in capital markets and the effects of litigation and potential regulatory initiatives.

     2000 compared with 1999

      Consolidated net sales increased 2.3 percent to $1.548 billion, net earnings decreased 5.8 percent to $441.9 million and diluted earnings per share increased ..7 percent to $2.70.

      The consolidated net sales increase was primarily due to higher selling prices for moist smokeless tobacco products. Net sales for the Wine segment and all other operations remained stable.

      Consolidated operating profit decreased 2.1 percent to $770.4 million in 2000. All operating units showed lower operating profit with decreases of 1.1 percent for the Smokeless Tobacco segment, 14.1 percent for the Wine segment, and 54 percent for all other operations.

      Corporate expenses increased mainly due to a loss on derivative contracts recognized in connection with the 2000 senior note issuance, along with higher administrative spending for salaries and related costs and professional fees.

      Operating income decreased 3.1 percent to $752.7 million and was 48.6 percent of consolidated net sales.

      Interest increased significantly due to higher average debt levels at higher interest rates, partially offset by increased income generated from accumulated cash. Debt levels increased in 2000 due to the issuance of $300 million of senior notes and a $330 million borrowing under the $1 billion credit facility.

      The effective tax rate remained stable at 38.5 percent.

      The Company’s net earnings performance for 2000 was adversely affected by the Skoal Long Cut value conversion, which increased tobacco weight per can by 20 percent and had a negative effect on premium unit volume, and the costs associated with the antitrust litigation.

      Basic and diluted earnings per share increases were attributable to lower average shares outstanding due to the Company’s stock repurchase program.

Smokeless Tobacco Segment

	2001	2000	1999

Net sales	$1,450,714	$1,343,779	$1,309,566

Operating profit	833,185	768,786	777,122

     2001 compared with 2000

      Net sales for the Smokeless Tobacco segment increased 8 percent to $1.451 billion and accounted for 86.9 percent of consolidated net sales in 2001.

      The net sales increase was mainly due to higher selling prices and higher unit volume for moist smokeless tobacco products. Overall moist smokeless tobacco products unit volume increased 2.5 percent for the year to 648.7 million cans and increased 8.3 percent to 168.6 million cans in the fourth quarter.

      Smokeless Tobacco segment net sales and unit volume results include the effect of an extra shipping day as compared to 2000. On an equivalent shipping day basis net sales would have increased 5.9 percent for the year and unit volume for the year and fourth quarter would have increased .6 percent and ..7 percent, respectively.

      Moist smokeless tobacco products unit volume results included higher unit volume for full-priced premium and non-premium products, partially offset by lower premium and non-premium promotional unit volume. Premium promotional can sales were intentionally reduced by 10.4 million cans or 33.6 percent during 2001. During 2001, the Company introduced three new products, Copenhagen Black, Rooster Wild Berry and Red Seal Long Cut Straight, which contributed approximately 9.8 million cans to unit volume results for 2001. The Company estimates that the new products in 2001 had a 2.5 million can incremental effect on unit volume.

      Cost of products sold increased 5.2 percent in 2001 as compared with 2000. The increase was attributable primarily to higher unit volume and higher unit cost for moist smokeless tobacco products.

      Gross profit for the Smokeless Tobacco segment increased 8.5 percent. The gross profit percentage increased slightly in 2001. Both increases were attributable to the aforementioned higher selling prices, higher full priced can sales and lower promotional unit volume, partially offset by higher unit costs.

      Selling and advertising expenses increased in 2001 as compared to 2000 primarily due to higher planned spending on promotional activities at retail, brand-building initiatives, primarily print advertising and other promotional activities, partially offset by lower spending on trade promotions resulting from lower promotional unit volume. Indirect selling expenses also increased in 2001 primarily due to salaries and related costs, salesforce training and development and market research.

      Smokeless Tobacco segment administrative and other expenses increased in 2001. The increase was attributable to a full year of costs associated with the required bonding for the antitrust litigation. The increase also included higher salaries and related costs, costs for litigation settlements and higher ongoing tobacco settlement-related charges.

      Operating profit for the Smokeless Tobacco segment increased 8.4 percent to $833.2 million and includes the effect of the extra shipping day. On an equivalent shipping day basis operating profit would have increased 5.5 percent.

      The Company’s objective is to continue to grow the moist smokeless tobacco category by building category awareness and social acceptability of smokeless tobacco products. According to the Company’s Retail Activity Data Share & Volume Tracking System (RAD) (which measures shipments from wholesale to retail) for the year to date period ending December 29, 2001, the Company’s share of the moist smokeless tobacco category decreased .5 percentage points to 77.5 percent. Total category retail shipments, on a can volume basis, increased 2.2 percent versus the prior year, with the premium segment remaining stable and the price value segment increasing 15.4 percent. Category growth according to RAD is in line with the Company’s estimate of 2 to 3 percent for the year. The moist smokeless tobacco category will continue to be highly competitive in product offerings and price. Competition and the effects of possible litigation and potential regulatory actions may impact operating and unit volume results for the segment in the future, as well as the growth rate of the moist smokeless tobacco category.

     2000 compared with 1999

      Net sales for the Smokeless Tobacco segment increased 2.6 percent to $1.344 billion and accounted for 86.8 percent of consolidated net sales.

      Higher selling prices for moist smokeless tobacco products was the main reason for the sales increase. Unit volume for moist smokeless tobacco products decreased .2 percent in 2000 to 633 million cans. Can sales for premium products declined 3.2 percent, while non-premium can sales increased over 100 percent. The decline in premium can sales was in the Skoal product line, principally as a result of the Skoal Long Cut value conversion which increased the tobacco weight per can by 20 percent. Other premium brands, Copenhagen and Rooster, posted increased volume results for 2000. Unit volume for moist smokeless tobacco products in the fourth quarter decreased 2.3 percent to 155.7 million cans as compared with the similar 1999 period, primarily due to a decline in premium product can sales. During the second half of 2000, the Company began to reduce its promotional pricing initiatives and experienced improvement in premium full-priced stock shipments. Returned goods for moist smokeless tobacco products remained stable in 2000 as compared with the prior year.

      During 2000, the Company showed a slight increase in category share, after several years of decline, according to RAD. On an equalized basis (ounces sold), the moist smokeless tobacco category increased 2.8 percent and the total Company share was 77.9 percent, up .8 points from the prior year. Also, during the latter part of 2000, the growth rate for the non-premium segment of the moist smokeless tobacco category slowed compared to the previous year.

      Cost of products sold increased 10.7 percent in 2000 as compared to 1999. The increase was primarily caused by a significantly higher federal excise tax rate effective January 2000 and higher costs for leaf tobacco, which included the effect of the additional tobacco weight per can in our Skoal Long Cut products.

      Gross profit for the Smokeless Tobacco segment increased 1.3 percent primarily due to higher selling prices on all moist smokeless tobacco products. However, the gross profit percentage declined as a result of the aforementioned cost increases and sales product mix.

      Selling and advertising expenses were slightly higher in 2000 as compared to 1999 due to increased spending for promotional activities at retail, partially offset by lower print advertising. Indirect selling expenses also increased slightly due to salaries and related costs and salesforce training.

      Smokeless Tobacco segment administrative and other expenses were higher in 2000. The increase included costs associated with the required antitrust bonding along with higher spending for tobacco settlement-related charges and other administrative expenses.

      Operating profit for the Smokeless Tobacco segment decreased 1.1 percent to $768.8 million.

Wine Segment

	2001	2000	1999

Net sales	$188,858	$174,472	$174,272

Operating profit	21,212	17,377	20,234

     2001 compared with 2000

      Wine segment net sales increased 8.2 percent to $188.9 million and represented 11.3 percent of consolidated net sales. The net sales increase was attributable to higher premium case volume of 8.8 percent. The premium case volume increase was primarily driven by higher case sales for Columbia Crest and Chateau Ste. Michelle, the Company’s two leading brands, which accounted for 81.8 percent of 2001 total premium case volume sales. Columbia Crest case volume increased 13.7 percent and Chateau Ste. Michelle increased 9.3 percent over the corresponding 2000 period. These sales gains were achieved despite softness in the hospitality sector during the fourth quarter of 2001, which was caused by the events of September 11th.

      In 2001, the Company’s wines continued to garner acclaim with three wines placed on Wine Spectator’s list of “Top 100 Wines of the World.” Chateau Ste. Michelle Cold Creek Chardonnay was the highest ranked white wine on this prestigious list.

      Cost of products sold increased slightly for the Wine segment in 2001, which caused a decrease in the overall gross profit percentage. However, gross profit increased 3.9 percent as the higher premium case volume sales more than offset the increase in cost.

      Selling, advertising and administrative expenses for the Wine segment were lower in 2001. Selling and advertising expenses decreased primarily due to lower point of sale advertising spending, partially offset by higher media spending. Indirect selling, administrative and other spending remained stable in 2001 as higher salary and related costs were offset by the prior year costs incurred for a canceled acquisition.

      The Wine segment reported an operating profit increase of 22.1 percent to $21.2 million.

      The Company believes that the favorable wine ratings received on its products in 2001 should continue to drive growth in premium case volume sales in the future. The Company believes that competitive pressures in the wine industry will continue in 2002, with focus on changes in consumer preferences, pricing and new products. The Company remains confident that the Wine segment will continue to produce accelerated growth in sales and operating profit over the next several years.

     2000 compared with 1999

      Wine segment sales remained stable at $174.5 million and represented 11.3 percent of consolidated net sales. Premium case volume also remained stable at 2.7 million cases as increased case sales for Chateau Ste. Michelle were offset by lower sales for Domaine Ste. Michelle sparkling wine. Case sales for Domaine Ste. Michelle were adversely affected in 2000 due to higher sales in the prior year relating to the millennium celebration. Chateau Ste. Michelle and Columbia Crest, the Company’s two leading brands of premium wine accounted for 79.5 percent of total premium case volume sales. Chateau Ste. Michelle’s case volume increased 11.9 percent while competitive pressures encountered by Columbia Crest resulted in slightly lower volume. During 2000, the Company addressed the competitive issues by realigning the Columbia Crest brand, and also introduced new products in the super premium category which have received critical acclaim.

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

      The Wine segment recorded an operating profit of $17.4 million, a decline of 14.1 percent from 1999 results.

All Other Operations

	2001	2000	1999

Net sales	$30,743	$29,393	$28,493

Operating loss	(8,907)	(15,772)	(10,240)

     2001 compared with 2000

      Net sales for all other operations increased 4.6 percent to $30.7 million and accounted for 1.8 percent of consolidated net sales. Net sales for both the cigar and international operations showed slight increases. Overall cigar unit volume increased in 2001. All other operations reported an operating loss of $8.9 million in 2001 as compared with a $15.8 million loss in 2000. The decreased operating loss was primarily due to the absence of the 2000 write-down of cigar inventory and lower selling, advertising, administrative and other spending in 2001.

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

Financial Condition

Liquidity

	2001	2000	1999

Cash and cash equivalents	$271,969	$96,034	$74,989

Restricted deposits	659,897	505,755	—

Total debt	865,875	869,175	481,965

      Cash and cash equivalents increased to $272 million as sources of cash exceeded uses by $175.9 million in 2001. The Company’s primary sources of cash in 2001 were net earnings of $491.6 million and proceeds from the issuance of stock of $116.6 million. In 2001, the major uses of cash were for the payment of dividends of $303.3 million, restricted deposits of $154.1 million, the capital program of $47.2 million and a net increase in inventories of $44.5 million.

      Cash generated from net earnings in 2001 was mainly provided by the Smokeless Tobacco segment. This cash was sufficient to meet the Company’s day-to-day operational needs and to pay cash dividends to stockholders. The Company had no additional borrowings under its credit facility in 2001.

      At December 31, 2001, in addition to cash and cash equivalents, the Company had $659.9 million in restricted deposits, classified as a long-term asset on the Consolidated Statement of Financial Position. Restricted deposits include $513.2 million on deposit with the U.S. District Court in satisfaction of the bonding requirement imposed in connection with the Company’s antitrust litigation and $146.7 million in a restricted collateral account established by the lenders of the credit facility.

	2001	2000	1999

Net cash provided by (used in)

Operating activities	$566,088	$547,036	$463,707

Investing activities	(45,987)	(35,467)	(56,924)

Financing activities	(344,166)	(490,524)	(365,004)

     Operating Activities

      The 2001 increase in net cash provided by operating activities, as compared with 2000, was primarily due to increased net earnings, an increase in income taxes payable, lower increases in prepaid expenses, other assets and accounts receivable and higher tax benefits from the exercise of stock options, partially offset by the 2000 increase in deferred income taxes. The 2000 increase in deferred income taxes resulted from the restricted deposits into a court-administered qualified settlement fund.

      The Company carries significant amounts of leaf tobacco and grape inventories for use in the production of moist smokeless tobacco products and wine, respectively. In 2001, the Company expended $93.4 million for leaf tobacco and related costs. Expenditures for leaf tobacco over the last three years were $251.1 million. Total costs of grapes harvested and purchased and purchases of bulk wine were $75.6 million in 2001 and $193.1 million over the last three years.

     Investing Activities

      The 2001 increase in net cash used in investing activities was primarily due to lower cash receipts associated with the disposition of property, plant and equipment, as compared to 2000. The 2000 amount included the sale of an office building and related fixed assets.

      Over the last three years the use of cash in investing activities was for the purchase of property, plant and equipment. These capital expenditures have decreased slightly over the last three years, averaging $52 million over that period.

      Major areas of capital spending from 1999 through 2001 were:

          Smokeless Tobacco segment

•	Manufacturing, processing and packaging equipment

•	Computer equipment

•	Building renovations and additions

          Wine segment

•	Building additions

•	Storage tanks and wine barrels

•	Vineyard development and expansion

      Over the past three years capital expenditures for the Smokeless Tobacco segment accounted for 52.6 percent of the consolidated total, while the Wine segment accounted for 45.2 percent and all other operations and corporate accounted for 2.2 percent.

      Smokeless Tobacco segment capital expenditures for equipment and buildings were focused on increased capacity and manufacturing flexibility. Wine segment capital expenditures were primarily for increased capacity and expansion.

     Financing Activities

      Net cash used in financing activities decreased in 2001 to $344.2 million. This was primarily due to lower requirements for cash funding of the restricted deposits and no stock repurchases in 2001, partially offset by lower net proceeds from borrowings and higher proceeds from the issuance of stock. There were no additional borrowings and $3.3 million for repayments of debt in 2001, while 2000 included $630 million in proceeds from borrowings and $242.8 million in repayments. The additional borrowings in 2000 were obtained through the issuance of $300 million in senior notes and a $330 million borrowing under the Company’s credit facility. The proceeds from these borrowings were used for the repayment of commercial paper borrowings and for the funding of the required bond.

      In 2001, proceeds from the issuance of stock increased significantly due to the exercise of employee stock options. Total cash dividends paid in 2001 were $303.3 million or 61.7 percent of net earnings. Cash dividends paid were higher due to a 4.5 percent increase in the 2001 dividend rate approved by the Board of Directors in December 2000 and higher common shares outstanding.

Capital Resources

	2001	2000	1999

Dividends paid	$303,277	$287,009	$291,966

Dividends per share	1.84	1.76	1.68

EBITDA(1)	876,224	792,326	813,491

(1)	Earnings before interest, taxes, depreciation and amortization

      The Company currently maintains a $1 billion senior secured financing arrangement with various financial institutions (“Credit Facility”) entered into in October 2000. The Credit Facility is comprised of a $300 million 364-day revolving credit facility (which was renewed in October 2001), a $370 million three-year term loan facility (which originally included a $170 million letter of credit) and a $330 million four and one-third year term loan facility. The Credit Facility is secured by a first priority perfected lien and secured interest in the Company’s cash and cash equivalents, investments, accounts receivable, inventory and tax claims. The 364-day revolving credit facility is primarily used to support commercial paper borrowings.

      In October 2000, the Company borrowed $330 million of floating rate debt under the four and one-third year term loan facility and deposited the proceeds along with the $170 million letter of credit, both from the Credit Facility, with the U.S. District Court to satisfy the bonding requirement imposed for the Company’s antitrust litigation involving its smokeless tobacco subsidiary. By December 31, 2000, funds generated from the deferral of income tax payments and excess funds generated from operations were deposited with the U.S. District Court, replacing the $170 million letter of credit, which was then canceled. During 2001 and 2000, the Company made scheduled principal payments on the term loan facility, reducing the outstanding balance to $325.9 million. Quarterly scheduled principal payments under the term loan facility are $.8 million through December 31, 2004.

      The Credit Facility requires that additional cash deposits be made quarterly, over the three-year term, into a restricted collateral account established by the lenders. During 2001, the Company made cash deposits of $141.1 million into the restricted collateral account as required, which included scheduled quarterly deposits totaling $100 million and income tax refunds from the prior year of $41.1 million. Provisions, as defined in the Credit Facility, require the maintenance of certain financial ratios and include restrictions on annual capital expenditures and other transactions. Additionally, the Company is prohibited from utilizing funds to repurchase its common stock. The terms of the Credit Facility permit the Company to increase cash dividends by up to 5 percent annually.

      In March 2000, the Company issued $300 million aggregate principal amount of 8.8 percent fixed rate senior notes. These notes mature on March 15, 2005, with semiannual interest payments. These notes were used to refinance commercial paper borrowings outstanding at the time of issuance.

      The issuance of the $300 million senior notes in March 2000 and the $240 million senior notes in May 1999 were both part of the plan, approved by the Board of Directors in 1998, to borrow up to $1 billion, for the Company’s stock repurchase program, over a five-year period.

      The Company’s working capital increased significantly at December 31, 2001 to $669.5 million as compared to $518.5 million at December 31, 2000. The ratio of current assets to current liabilities (current ratio) at December 31, 2001 was 4 to 1. The working capital increase in 2001 was primarily attributable to the increase in cash and cash equivalents.

      In 2002, the Company estimates that tobacco leaf purchases for moist smokeless tobacco products and grape purchases for wine will be lower than expended in 2001.

      In December 2001, the Board of Directors increased the Company’s first quarter 2002 dividend to stockholders to 48 cents per share with an indicated annual rate of $1.92 per share. This represents a 4.3 percent increase over 2001.

      If the Company’s antitrust litigation is ultimately reversed on appeal, cash required for the payment of income taxes would significantly exceed income tax expense for that year. The Company would utilize a portion of the cash held in restricted deposits to meet this additional cash requirement.

      In 2002, expenditures under the Company’s capital program are expected to be approximately $70 million.

      The Company anticipates that cash generated from net earnings in 2002 will be sufficient to meet its day-to-day operational cash needs and for the additional cash deposits required pursuant to the Credit Facility.

Market Risk Disclosures

      In the normal course of business, the Company is exposed to market risk, primarily in the form of interest rate risk. The Company routinely monitors this risk, and has instituted policies and procedures to minimize the adverse effects of changes in interest rates on its net earnings and cash flows. To achieve its objective of minimizing borrowing costs, the Company uses fixed rate debt and derivative instruments, primarily interest rate swaps. All derivative contracts are for non-trading purposes, and are entered into with major reputable financial institutions with high credit ratings, thereby minimizing counterparty risk.

      At December 31, 2001 and 2000, the Company had $500 million in fixed rate ($300 million at 8.8 percent and $200 million at 7.25 percent) senior notes and $40 million in floating rate senior notes. In addition, the Company also had $325.9 million and $329.2 million in floating rate debt outstanding under its Credit Facility at December 31, 2001 and 2000, respectively. In order to hedge the interest rate risk on the $40 million floating rate senior notes, the Company entered into an interest rate swap to pay a fixed rate of interest (7.25 percent) and receive a floating rate of interest on a notional amount of $40 million. This swap locks the interest rate on the $40 million in long-term floating rate senior notes at 7.25 percent.

      The following provides a sensitivity analysis of interest rate risk and the effects of hypothetical sudden changes in the applicable market conditions on the succeeding year’s earnings, based upon year-end positions. Computations of the potential effects of the hypothetical market changes are based upon various assumptions, involving interest rate levels and other variables.

      The fair values of the Company’s fixed rate senior notes payable are sensitive to changes in interest rates. Based upon an immediate 100 basis point increase in the applicable interest rate at December 31, 2001, the fair value of the Company’s fixed rate senior notes would decrease by approximately $20.3 million. Conversely, a 100 basis point decrease in that rate would increase the fair value of these notes by $21.4 million.

      Taking into account the Company’s floating rate senior notes payable and interest rate swap outstanding at December 31, 2001, each 100 basis point increase or decrease in the applicable market rates of interest, with all other variables held constant, would not have any effect on interest expense. This is due to the full correlation of the terms of the notes with those of the swap.

      These hypothetical changes and assumptions may be different from what actually takes place in the future, and the computations do not take into account management’s possible actions if such changes actually occurred over time. Considering these limitations, actual effects on future earnings could differ from those calculated above.

      In addition, from time to time, the Company enters into foreign currency forward contracts to hedge the risk of variability in cash flows associated with foreign currency payments. Such payments are primarily made in connection with purchases of certain barrels for the Company’s wine operations. There were no such contracts at December 31, 2001 or 2000.

      Cash deposited with the U.S. District Court and in the restricted collateral account is invested in various short-term securities, primarily U.S. Treasury securities. These investments are expected to be held until their maturities, but in the event they are sold prior to such maturities, the fair market values and related proceeds could differ from their recorded values.

      The Company routinely invests portions of its cash in short-term commercial paper. It is the Company’s policy to ensure that this commercial paper is comprised of only investment grade securities (as determined by a third-party rating agency) which mature in three months or less. These factors, along with continual monitoring of the credit status of the investee companies and securities, reduces the Company’s exposure to investment risk associated with these securities.

Assumptions and Estimates Affecting Financial Statement Presentation

      The preparation of financial statements, in accordance with accounting principles generally accepted in the United States, requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses recognized and incurred during the reporting period then ended. In addition, estimates affect the determination of contingent assets and liabilities and their related disclosure.

      The Company carries significant amounts of leaf tobacco and grape inventories for use in the production of moist smokeless tobacco products and wine. The carrying value of these inventories includes management’s assessment of their estimated net realizable values. Management reviews these inventories to make judgments for potential write-downs for slow-moving, unsellable or obsolete inventories.

      Amounts recognized in the financial statements for the Company’s noncontributory defined benefit pension plans are determined on an actuarial basis, which requires management to make assumptions for the expected long-term rate of return on plan assets and the discount rate used in calculating the applicable benefit obligation. In 2001, the Company’s expected long-term rate of return on plan assets was 9.5 percent. The Company believes this assumption was reasonable based upon asset composition and the fact that the Company’s pension plan assets have exceeded a 9.5 percent return on a historical basis. However, pension plan assets have actually earned substantially less than 9.5 percent over the last two years. Should this trend continue, future pension expense will likely increase. At the end of each year, the Company determines the discount rate to be used in discounting plan liabilities. This rate approximates the current rate at which pension liabilities could be effectively settled. Changes in discount rates over the past two years have not materially affected pension expense. The following provides a sensitivity analysis, which demonstrates the impact of adverse changes in these assumptions on the Company’s 2002 projected pension expense. A 50 basis point decrease in the expected long-term rate of return on plan assets would increase this expense by approximately $1 million, while the same basis point decrease in the discount rate would result in an increase of approximately $4.4 million.

      The Company’s primary business, moist smokeless tobacco, sells products with freshness dates. It is the Company’s policy to accept sales returns from its customers for products that have exceeded such dates. The Company’s assumptions regarding sales returns are based on historical experience and current sales trends, and there has not been a significant fluctuation between assumptions and actual return activity on a historical basis. Actual sales returns have averaged approximately 3.3 percent of moist smokeless tobacco net sales over the last three years. However, significant changes in moist smokeless tobacco can sales, promotional activities, consumer acceptance of new products and competition could affect net sales amounts in the future.

      See notes to consolidated financial statements for disclosure of the Company’s assessment related to pending litigation matters (see Contingencies note).

      Management believes that no one single item, that includes an assumption or estimate made by management, will have a material effect on the Company’s financial position or results of operations, with the exception of litigation matters, if actual results are different from that assumption or estimate.

      Future events could cause actual results to differ from the Company’s assumptions and estimates utilized in the preparation of the financial statements. Management exercises judgment when evaluating the use of assumptions and estimates, which include the use of specialists and quantitative and qualitative analysis. Management believes that all assumptions and estimates used in the preparation of these financial statements are reasonable based on information currently available.

Cautionary Statement Regarding Forward-Looking Information

      The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a safe harbor for forward-looking information made on behalf of the Company. All statements, other than statements of historical facts, which address activities, actions or new brand introductions that the Company expects or anticipates will or may occur in the future, including such things as expansion and growth of the Company’s operations and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Act, the Company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company.

      Any one, or a combination, of these factors could materially affect the results of the Company’s operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the Company’s Annual Report on Form 10-K, in the Form 8-Ks and in the quarterly Form 10-Qs), and conditions in the capital markets. Forward-looking statements made by the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the Company, actual results may differ from those in the forward-looking statements.

EXHIBIT 13 — (Continued)

(Items 5 and 8)

QUARTERLY FINANCIAL DATA (Unaudited)

	First	Second	Third	Fourth	Year

2001

Net sales	$382,965	$422,194	$417,790	$447,366	$1,670,315

Gross profit	302,176	336,520	327,682	354,356	1,320,734

Net earnings	108,007	121,668	124,222	137,705	491,602

Basic earnings per share	.66	.74	.76	.83	2.99

Diluted earnings per share	.66	.74	.75	.82	2.97

Dividends per share	.46	.46	.46	.46	1.84

Market price per share:

High	32.70	31.45	33.95	36.00	36.00

Low	23.38	26.93	27.40	32.50	23.38

2000

Net sales	$368,295	$392,041	$389,862	$397,446	$1,547,644

Gross profit	292,924	313,200	306,689	304,752	1,217,565

Net earnings	101,964	112,247	112,498	115,177	441,886

Basic earnings per share	.62	.69	.69	.71	2.71

Diluted earnings per share	.62	.69	.69	.70	2.70

Dividends per share	.44	.44	.44	.44	1.76

Market price per share:

High	27.00	17.94	24.13	28.88	28.88

Low	13.94	14.56	13.88	22.38	13.88

The fourth quarter and full year of 2001 include the effect of an extra shipping day in the Smokeless Tobacco segment, which resulted in an increase in basic and diluted earnings per share of 8 cents compared to the corresponding 2000 periods.

The Company’s common shares trade on the New York Stock Exchange and the Pacific Exchange, ticker symbol — UST. The number of stockholders of record at December 31, 2001 was 7,816.

Exhibit 13 — (Continued)

(Item 8)

UST

CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share amounts)

	Year Ended December 31

	2001	2000	1999

Net Sales	$1,670,315	$1,547,644	$1,512,331

Costs and Expenses

Cost of products sold	312,304	294,802	276,358

Excise taxes	37,277	35,277	27,917

Selling, advertising and administrative	487,706	464,842	431,578

Total Costs and Expenses	837,287	794,921	735,853

Operating Income	833,028	752,723	776,478

Interest, net	33,760	34,288	13,535

Earnings Before Income Taxes	799,268	718,435	762,943

Income Taxes	307,666	276,549	293,650

Net Earnings	$491,602	$441,886	$469,293

Net Earnings Per Share

Basic	$2.99	$2.71	$2.69

Diluted	$2.97	$2.70	$2.68

Average Number of Shares

Basic	164,250	163,181	174,355

Diluted	165,682	163,506	175,114

See Notes to Consolidated Financial Statements.

UST

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(In thousands)

	December 31

	2001	2000

Assets

Current assets

Cash and cash equivalents	$271,969	$96,034

Accounts receivable	85,423	82,698

Inventories	493,820	449,284

Deferred income taxes	16,855	9,907

Income taxes receivable	—	28,915

Prepaid expenses and other current assets	23,892	24,567

Total current assets	891,959	691,405

Property, plant and equipment, net	369,568	358,586

Restricted deposits	659,897	505,755

Other assets	90,278	90,653

Total assets	$2,011,702	$1,646,399

Liabilities and Stockholders’ Equity

Current liabilities

Short-term debt	$3,300	$3,300

Accounts payable and accrued expenses	171,610	155,179

Income taxes payable	47,552	14,393

Total current liabilities	222,462	172,872

Long-term debt	862,575	865,875

Postretirement benefits other than pensions	81,679	81,677

Deferred income taxes	183,524	186,559

Other liabilities	80,400	68,844

Contingencies (see note)	—	—

Total liabilities	1,430,640	1,375,827

Stockholders’ equity

Capital stock	101,710	102,372

Additional paid-in capital	635,380	526,996

Retained earnings	915,990	885,074

Accumulated other comprehensive loss	(18,256)	(13,606)

	1,634,824	1,500,836

Less treasury stock	1,053,762	1,230,264

Total stockholders’ equity	581,062	270,572

Total liabilities and stockholders’ equity	$2,011,702	$1,646,399

See Notes to Consolidated Financial Statements.

UST

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended December 31

	2001	2000	1999

Operating Activities

Net earnings	$491,602	$441,886	$469,293

Adjustments to reconcile net earnings to net cash provided by operating activities:

Depreciation and amortization	43,196	39,603	37,013

Deferred income taxes	(7,478)	198,578	(1,894)

Changes in operating assets and liabilities:

Accounts receivable	(2,725)	(18,349)	(1,080)

Inventories	(44,536)	(45,815)	(30,835)

Prepaid expenses and other assets	(7,184)	(26,208)	(11,630)

Accounts payable, accrued expenses and other liabilities	20,877	16,357	(6,271)

Tax benefits from the exercise of stock options	10,262	1,190	4,044

Income taxes	62,074	(60,206)	5,067

Net cash provided by operating activities	566,088	547,036	463,707

Investing Activities

Purchases of property, plant and equipment	(47,230)	(51,075)	(59,289)

Dispositions of property, plant and equipment	1,243	15,608	2,365

Net cash used in investing activities	(45,987)	(35,467)	(56,924)

Financing Activities

Proceeds from debt	—	630,000	567,365

Repayment of debt	(3,300)	(242,790)	(185,400)

Restricted deposits	(154,142)	(505,755)	—

Proceeds from the issuance of stock	116,553	12,500	10,963

Dividends paid	(303,277)	(287,009)	(291,966)

Stock repurchased	—	(97,470)	(465,966)

Net cash used in financing activities	(344,166)	(490,524)	(365,004)

Increase in cash and cash equivalents	175,935	21,045	41,779

Cash and cash equivalents at beginning of year	96,034	74,989	33,210

Cash and cash equivalents at end of year	$271,969	$96,034	$74,989

Supplemental disclosure of cash flow information

Cash paid during the year for:

Income taxes	$284,822	$137,658	$287,133

Interest	68,189	39,286	13,734

See Notes to Consolidated Financial Statements.

UST

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share amounts)

				Accumulated
		Additional		Other		Total
	Common	Paid-in	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Capital	Earnings	Loss	Stock	Equity

Balance at December 31, 1998	$104,048	$512,089	$684,489	$(18,420)	$(813,913)	$468,293

Comprehensive income:

Net earnings	—	—	469,293	—	—	469,293

Other comprehensive (loss) income, net of tax:

Foreign currency translation adjustment	—	—	—	(743)	—	(743)

Minimum pension liability adjustment	—	—	—	6,886	—	6,886

Other comprehensive income						6,143

Comprehensive income						475,436

Cash dividends — $1.68 per share	—	—	(291,966)	—	—	(291,966)

Exercise of stock options — 836,200 shares and issuance of restricted stock — 4,550 shares	420	13,587	—	—	—	14,007

Income tax benefits, net of increase in receivables from exercise of stock options	—	1,000	—	—	—	1,000

Stock repurchased — 16,121,000 shares	—	—	—	—	(465,966)	(465,966)

Balance at December 31, 1999	104,468	526,676	861,816	(12,277)	(1,279,879)	200,804

Comprehensive income:

Net earnings	—	—	441,886	—	—	441,886

Other comprehensive loss, net of tax:

Foreign currency translation adjustment	—	—	—	(66)	—	(66)

Minimum pension liability adjustment	—	—	—	(1,263)	—	(1,263)

Other comprehensive loss						(1,329)

Comprehensive income						440,557

Cash dividends — $1.76 per share	—	—	(287,009)	—	—	(287,009)

Exercise of stock options — 801,100 shares and issuance of restricted stock — 5,550 shares	404	11,738	—	—	—	12,142

Income tax benefits and decrease in receivables from exercise of stock options	—	1,548	—	—	—	1,548

Stock repurchased — 4,692,100 shares	—	—	—	—	(97,470)	(97,470)

Retirement of treasury stock — 5,000,000 shares	(2,500)	(12,966)	(131,619)	—	147,085	—

Balance at December 31, 2000	102,372	526,996	885,074	(13,606)	(1,230,264)	270,572

Comprehensive income:

Net earnings	—	—	491,602	—	—	491,602

Other comprehensive loss, net of tax:

Cumulative effect of accounting change — SFAS No. 133	—	—	—	(374)	—	(374)

Net loss on effective cash flow hedges	—	—	—	(1,000)	—	(1,000)

Foreign currency translation adjustment	—	—	—	(933)	—	(933)

Minimum pension liability adjustment	—	—	—	(2,343)	—	(2,343)

Other comprehensive loss						(4,650)

Comprehensive income						486,952

Cash dividends — $1.84 per share	—	—	(303,277)	—	—	(303,277)

Exercise of stock options — 4,671,800 shares and issuance of restricted stock — 5,470 shares	2,338	123,486	—	—	—	125,824

Income tax benefits, net of increase in receivables from exercise of stock options	—	991	—	—	—	991

Retirement of treasury stock — 6,000,000 shares	(3,000)	(16,093)	(157,409)	—	176,502	—

Balance at December 31, 2001	$101,710	$635,380	$915,990	$(18,256)	$(1,053,762)	$581,062

See Notes to Consolidated Financial Statements.

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share amounts or where otherwise noted)

Summary of Significant Accounting Policies

Basis of Presentation

      The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, as such, include amounts based on judgments and estimates made by management. Management believes that the judgments and estimates used in the preparation of the consolidated financial statements are appropriate, however, actual results may differ from these estimates. The consolidated financial statements include the accounts of the Company and all of its subsidiaries after the elimination of intercompany accounts and transactions. Investments in partnerships and joint ventures are accounted for by the equity method and are carried at an amount equal to the Company’s equity in the underlying net assets of these entities.

      The estimated fair values of amounts reported in the consolidated financial statements have been determined by using available market information or appropriate valuation methodologies. All current assets and current liabilities are carried at their fair values, which approximate market value, because of their short-term nature. The fair values of long-term assets and long-term liabilities approximate their carrying values, with the exception of the senior notes (see Borrowing Arrangements note).

      Certain prior year amounts reported on the Consolidated Statement of Financial Position have been reclassified to conform to the 2001 presentation.

Revenue Recognition

      The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the amount is fixed or determinable and collectability is reasonably assured. The Company’s revenues are derived principally from the sale of moist smokeless tobacco products and premium wines with immaterial sales from other products. Revenue from the sale of moist smokeless tobacco products is recognized, net of any discounts or rebates granted, when title passes, which corresponds with the arrival of the shipments at the customer’s location. Revenue from the sale of wine is recognized, net of allowances, at the time products are shipped to the customer. Revenue from the sale of all other products is predominantly recognized when title passes, which occurs at the time of shipment to the customer.

      Shipping and handling costs incurred by the Company in connection with products sold are included in “cost of products sold” on the Consolidated Statement of Earnings.

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

Property, Plant and Equipment

      Property, plant and equipment are carried at cost, less accumulated depreciation. Depreciation is computed by the straight-line method based on estimated salvage values, where applicable, and the estimated useful lives of the assets which range from 5 to 40 years. Improvements are capitalized if they extend the useful lives of the related assets, while repairs and maintenance are expensed when incurred. Long-lived assets

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are reviewed for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable.

Stock Options

      The Company accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which generally does not result in compensation cost.

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

Earnings Per Share

      Basic earnings per share is calculated by dividing net earnings by the weighted-average number of common shares outstanding during the period. The diluted earnings per share computation includes the effect of shares which would issuable upon the exercise of outstanding stock options, reduced by the number of shares which are assumed to be purchased by the Company from the resulting proceeds at the average market price during the period.

Accounting Pronouncements

      The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS or Statement) No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets which significantly alters the manner in which companies account for business combinations, goodwill and other intangible assets. The Company will adopt these Statements effective January 1, 2002, as required. Prior to June 30, 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and the effect of these tests are not expected to have a material impact on the Company’s results of operations, financial position or cash flows.

      Effective January 1, 2002, the Company will adopt SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which provides a single accounting model for measuring impairment of long-lived assets and the disposal of such assets. Provisions outlined in this Statement supersede SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and certain provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The Company does not believe that adoption of this Statement will have a material effect on its results of operations, financial position or cash flows.

      The Company will adopt Emerging Issues Task Force Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products and Issue No. 00-14, Accounting for Certain Sales Incentives in the first quarter of 2002, as required. These issues require that costs associated with various Company sales incentives be reclassified from selling, advertising and administrative expenses to a reduction in net sales for all periods presented on the Company’s Consolidated Statement of Earnings. The income statement reclassifications required by these issues will have no effect on the Company’s operating income or net earnings.

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories

	December 31

	2001	2000

Leaf tobacco	$215,728	$199,382

Products in process	171,730	141,561

Finished goods	88,978	88,739

Other materials and supplies	17,384	19,602

	$493,820	$449,284

      At December 31, 2001 and 2000, $215.6 million and $196.8 million, respectively, of leaf tobacco inventories were valued using the LIFO method. The average costs of these inventories were greater than the amounts at which these inventories were carried in the Consolidated Statement of Financial Position by $58.5 million and $56.2 million, respectively.

      As of December 31, 2001, the Company had purchase commitments for the upcoming year of approximately $30.6 million for leaf tobacco for its smokeless tobacco products. Commitments to purchase grapes over the next five years, for production of wine, average approximately $41.9 million per year.

Property, Plant and Equipment, Net

	December 31

	2001	2000

Land	$22,126	$21,566

Buildings	261,208	254,110

Machinery and equipment	406,878	373,758

	690,212	649,434

Less allowances for depreciation	320,644	290,848

	$369,568	$358,586

      Depreciation expense was $35 million for 2001, $36.5 million for 2000 and $33.7 million for 1999.

      The Company also leases certain property and equipment under various operating lease arrangements which are not reflected in the amounts above. Annual commitments under these leases, which average $6.1 million per year through the year 2006, extend through 2030 and total $46.9 million. Lease expense for the years 2001, 2000 and 1999 was $13.6 million, $11.2 million and $9.8 million, respectively.

Restricted Deposits

      At December 31, 2001 and 2000, the Company had $513.2 million and $502.8 million, respectively, on deposit with the U.S. District Court in satisfaction of the bonding requirement imposed in connection with the antitrust litigation involving the Company’s smokeless tobacco subsidiary (see Contingencies note). In accordance with the bonding requirement, these deposits were made into a court-administered qualified settlement fund, which resulted in the deferral of 2000 federal income taxes.

      During 2001, interest income earned on the deposited funds exceeded taxes paid, accounting for the overall change in carrying value from December 31, 2000. In 2000, the Company utilized the $330 million borrowing under the Credit Facility (see Borrowing Arrangements note) and excess funds from operations, including the deferral of income tax payments, to fund the deposits into the qualified settlement fund.

      In addition, the Company had $146.7 million and $3 million on deposit at December 31, 2001 and 2000, respectively, in a restricted collateral account established by the lenders of the Credit Facility. During 2001,

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company made deposits totaling $141.1 million into this account, including a $41.1 million refund of federal taxes. The increase in carrying value from December 31, 2000 is attributable to these deposits along with interest income earned during the period. The Credit Facility requires that additional cash deposits be made into the restricted collateral account on a quarterly basis over the facility’s three-year term.

      The aggregate deposits held in the qualified settlement fund and the restricted collateral accounts are reported as “restricted deposits” on the Consolidated Statement of Financial Position, and are classified as noncurrent due to the uncertainty of the timing of the Appellate Court’s decision on the antitrust litigation. These restricted deposits are subject to restrictions on access and use by the Company.

Other Assets

	December 31

	2001	2000

Prepaid pension costs	$29,818	$31,159

Partnership investments	16,270	16,661

Capitalized debt costs	13,369	19,866

Other	30,821	22,967

	$90,278	$90,653

      Capitalized debt costs at December 31, 2001 and 2000 included fees incurred for the Credit Facility and those incurred in connection with the senior notes payable issued in March 2000 and May 1999 (see Borrowing Arrangements note). The costs associated with the Credit Facility are being amortized over 36 months and those incurred with the issuance of notes payable are being amortized over the applicable term.

Accounts Payable and Accrued Expenses

	December 31

	2001	2000

Trade accounts payable	$55,991	$54,813

Employee compensation and benefits	59,508	55,674

Interest payable on long-term debt	9,713	10,760

Tobacco settlement-related charges	10,690	7,963

Other accrued expenses	35,708	25,969

	$171,610	$155,179

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Borrowing Arrangements

      Long-term debt, less current maturities, consisted of the following:

	December 31

	2001		2000

	Carrying	Fair	Carrying	Fair
	Value	Value(1)	Value	Value(1)

Credit Facility borrowing, due February 16, 2005	$325,875	$325,875	$329,175	$329,175

Senior notes, due June 1, 2009	240,000	245,744	240,000	215,768

Senior notes, due March 15, 2005	300,000	325,922	300,000	300,658

	865,875	897,541	869,175	845,601

Less current maturities	(3,300)	(3,300)	(3,300)	(3,300)

	$862,575	$894,241	$865,875	$842,301

(1)	Represents amount at which liability could effectively be settled as of the applicable date. Calculation of this value is based upon present value of future cash flows.

      In October 2001, the Company renewed its $300 million 364-day credit facility, which is one component of its senior secured $1 billion financing arrangement (the “Credit Facility”). This Credit Facility, which was entered into in October 2000 with various financial institutions, is also comprised of a $370 million three-year term loan facility (which originally included a $170 million letter of credit) and a $330 million four and one-third year term loan facility. The applicable interest rates on borrowings under the Credit Facility are as follows: the London Interbank Offered Rate (LIBOR) plus 175 basis points (or the prime rate plus 75 basis points) on the 364-day revolving credit facility, LIBOR plus 200 basis points on the three-year term loan and LIBOR plus 250 basis points on the four and one-third year term loan. The 364-day revolving credit facility is primarily used to support commercial paper borrowings. The Company had no commercial paper borrowings at December 31, 2001 or 2000.

      The Credit Facility is secured by a first priority perfected lien and secured interest in the Company’s cash and cash equivalents, investments, accounts receivable, inventory and tax claims.

      Provisions of the Credit Facility include restrictions on annual capital expenditures and other transactions, as defined in the agreement. In addition, the Company is permitted to increase cash dividends by up to 5 percent annually. The Credit Facility also requires the payment of commitment fees and the maintenance of certain financial ratios. Commitment fees are based upon unused capacity under the Credit Facility and are calculated as follows: .5 percent per annum on the 364-day revolving credit facility and .875 percent per annum on the three-year term loan. Commitment fees incurred were $4.8 million and $1.6 million for the years ended December 31, 2001 and 2000, respectively.

      In October 2000, the Company borrowed the $330 million term loan under the Credit Facility and deposited it along with the $170 million letter of credit with the U.S. District Court to satisfy the bonding requirement for the antitrust litigation (see Restricted Deposits note). As of December 31, 2000, additional cash deposits replaced the $170 million letter of credit, which was then canceled. The letter of credit was superseded by $170 million in additional borrowing capacity under the three-year loan. During the years ended December 31, 2001 and 2000, the Company made scheduled principal payments totaling $3.3 million and $.8 million, respectively. Additional principal payments of $.8 million are required at the end of each calendar quarter through December 31, 2004. At December 31, 2001 and 2000, the effective annual interest rate on the outstanding balance was 4.375 percent and 9.25 percent, respectively.

      In March 2000, the Company issued $300 million aggregate principal amount of 8.8 percent fixed rate senior notes. These notes mature on March 15, 2005, with interest payable semiannually.

      In May 1999, the Company issued $240 million aggregate principal amount of senior notes, of which $200 million is 7.25 percent fixed rate debt and $40 million is floating rate debt, which bears interest at the

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

three-month LIBOR plus 90 basis points. These notes mature on June 1, 2009, with interest payable semiannually and quarterly on the fixed and floating rate notes, respectively. To hedge the interest rate risk on the $40 million floating rate debt, the Company executed an interest rate swap, effectively fixing the rate at 7.25 percent (see Derivative Instruments and Hedging Activities note).

Derivative Instruments and Hedging Activities

      The Company monitors and manages risk associated with changes in interest rates and, to a lesser extent, foreign currency exchange rates. The Company’s risk management policy involves increasing its liquidity and maintaining its financial flexibility by reducing or transferring risk exposure at appropriate costs. The Company does so, from time to time, by entering into derivative financial instruments to hedge against exposure to these risks. The Company has implemented risk management controls and limits to monitor its risk position and ensure that hedging performance is in line with Company objectives.

      The Company’s risk management policy does not permit the use of complex multi-faceted derivative instruments or compound derivative instruments without the approval of the Board of Directors. In addition, the policy does not permit the use of leveraged financial instruments. The Company does not use derivatives for trading or speculative purposes. The Company mitigates the risk of non-performance by a counterparty by using only major reputable financial institutions with high credit ratings.

      Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, as it relates to the use of derivative instruments, on a cumulative basis. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position with measurement at fair value. The Statement calls for changes in the fair values of derivative instruments to be reported in either net earnings or other comprehensive income depending on the designated use of the derivative and whether it meets the criteria for hedge accounting. The accounting for gains and losses associated with changes in the fair value of derivatives and the related effects on the consolidated financial statements is subject to their hedge designation and whether they meet effectiveness standards.

      In connection with the May 1999 issuance of floating rate senior notes, the Company has hedged its interest rate risk by entering into a ten-year interest rate swap with a notional amount of $40 million and quarterly settlement dates over the term of the contract. The Company pays a fixed rate of 7.25 percent and receives a floating rate of three-month LIBOR plus 90 basis points on the notional amount. In accordance with SFAS No. 133, this interest rate swap has been designated as a cash flow hedge, which is perfectly effective as the terms and conditions of the floating rate debt coincide perfectly with the swap. The Company entered into such an agreement so that changes in the cash flows from the interest rate swap will perfectly offset the changes in the cash flows associated with the floating rate of interest on the $40 million debt principal (see Borrowing Arrangements note). The transition adjustment for this cash flow hedge, recognized on January 1, 2001, upon adoption of SFAS No. 133, was a loss of $.6 million ($.4 million net of taxes), and was recorded in “accumulated other comprehensive loss” on the Consolidated Statement of Financial Position. The fair value of the swap at December 31, 2001 and 2000 was a net liability of $2.1 million and $.6 million, respectively, based on dealer quotes, considering current market rates. This fair value was included in “other liabilities” on the Consolidated Statement of Financial Position in 2001 in accordance with SFAS No. 133. “Accumulated other comprehensive loss” at December 31, 2001 included the accumulated loss on the cash flow hedge (net of taxes) of $1.4 million. This reflects $1 million (net of taxes) of other comprehensive loss recognized for the year ended December 31, 2001 in connection with the net payments/ receipts and change in fair value of the swap since January 1, 2001. The Company anticipates that approximately $1.1 million of the deferred loss on the swap, included in “accumulated other comprehensive loss,” will be reclassified into net earnings during the next twelve months as a result of the floating rate interest payable on the hedged senior notes. The amount reclassified from “accumulated other comprehensive loss” to net earnings during the year ended December 31, 2001 in connection with this interest rate swap was $.4 million (net of taxes).

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In the event the Company were to terminate this interest rate swap or remove its designation as a cash flow hedge prior to maturity, the net gain or loss would remain in “accumulated other comprehensive loss” and be reclassified into net earnings as an adjustment to interest expense over the remainder of the floating rate senior notes’ term.

      In addition, from time to time, the Company has entered into foreign currency forward contracts, designated as cash flow hedges, in order to hedge the risk of variability in cash flows associated with foreign currency payments required in connection with firm commitments to purchase oak barrels for its wine operations. There were no such contracts outstanding at December 31, 2001 and 2000.

      There were no other derivative contracts at December 31, 2001, with the exception of forward contracts to purchase leaf tobacco for use in manufacturing smokeless tobacco products and grapes and bulk wine for use in wine production. These forward contracts meet the normal purchases exception, exempting them from SFAS No. 133 accounting and reporting.

Capital Stock

      The Company has two classes of capital stock, preferred stock and common stock. Preferred stock carries a par value of $.10 and no shares have been issued. Common stock carries a $.50 par value. Authorized preferred stock is 10 million shares and authorized common stock is 600 million shares.

      Common stock issued and outstanding at December 31, 2001 and 2000 was 203,420,506 shares and 204,743,236 shares, respectively. Treasury shares held at December 31, 2001 and 2000 were 35,821,600 shares and 41,821,600 shares, respectively. In May 2001, the Company canceled 6 million shares held in treasury, in connection with the establishment of the 2001 Stock Option Plan (see Stock Options note). In May 2000, in connection with an amendment to the 1992 Stock Option Plan, the Company canceled 5 million shares held in treasury (see Stock Options note).

      In 1999, the Board of Directors authorized the Company to repurchase up to 20 million shares of its common stock from time to time in open market or negotiated transactions, under a share repurchase program, for use in connection with benefit and compensation plans and other corporate purposes. This program has been suspended since March 2000 due to the antitrust litigation and no share repurchases have been made subsequent to that suspension. During 2000, the Company repurchased 4.7 million shares at a cost of $97.5 million under this program and as of December 31, 2001, a total of 7.2 million shares of the 20 million authorized have been repurchased.

      Events causing changes in the issued and outstanding shares are described in the Consolidated Statement of Changes in Stockholders’ Equity.

Stock Options

      In May 2001, the Company’s stockholders approved the 2001 Stock Option Plan, authorizing that 6 million shares of the Company’s common stock be reserved for issuance under the plan. The Company maintains three additional stock option plans, the 1992 and 1982 Stock Option Plans and a Nonemployee Directors’ Stock Option Plan. The Company accounts for stock options in accordance with the intrinsic value-based method permitted by SFAS No. 123. Under the Company’s current plans, options may be granted at not less than the fair market value on the date of grant and therefore no compensation expense is recognized for the stock options granted.

      The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Consistent with the method described in SFAS No. 123, if compensation expense for the Company’s plans had been determined based on the fair value at the grant dates for awards under its plans, net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

	2001	2000	1999

Net earnings:

As reported	$491,602	$441,886	$469,293

Pro forma	$486,706	$435,320	$463,052

Basic earnings per share:

As reported	$2.99	$2.71	$2.69

Pro forma	$2.96	$2.67	$2.66

Diluted earnings per share:

As reported	$2.97	$2.70	$2.68

Pro forma	$2.95	$2.66	$2.64

      The fair value of each option grant, for pro forma disclosure purposes, was estimated on the date of grant using the modified Black-Scholes option pricing model with the following weighted-average assumptions:

	2001	2000	1999

Expected dividend yield	6.5%	7.0%	5.1%

Risk-free interest rate	4.5%	6.1%	5.6%

Expected volatility	30.3%	31.2%	26.0%

Expected life of option	7.5 years	7.5 years	7.5 years

      Under the 2001 and 1992 Stock Option Plans, 6 million and 10.4 million shares, respectively, were originally authorized for grant and options first become exercisable, in ratable installments or otherwise, over a period of one to five years from the date of grant and may be exercised up to a maximum of ten years from the date of grant using various payment methods. In May 2000, the Company’s stockholders approved an amendment to the 1992 Stock Option Plan, increasing the number of shares authorized for grant by 5 million, to be issued over the plan’s remaining term. Under the Nonemployee Directors’ Stock Option Plan, 200,000 shares were authorized for grant, and options first become exercisable six months from the date of grant, may be exercisable up to a maximum of ten years from the date of grant and must be paid in full at the time of the exercise.

      At December 31, 2001, 6 million shares were available for grant under the 2001 Stock Option Plan, 690,000 shares were available for grant under the 1992 Stock Option Plan and 42,000 shares were available for grant under the Nonemployee Directors’ Stock Option Plan, while no shares were available under the 1982 Stock Option Plan.

      Receivables from the exercise of stock options in the amount of $22.5 million in 2001, $13.3 million in 2000 and $13.6 million in 1999 have been deducted from stockholders’ equity.

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents a summary of the Company’s stock option activity and related information for the years ended December 31 (options in thousands):

	2001		2000		1999

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price

Outstanding at beginning of year	17,537.4	$26.95	15,321.5	$28.74	14,454.6	$28.10

Granted	1,563.8	32.28	3,119.0	15.06	1,774.6	28.35

Exercised	(4,671.8)	26.90	(801.1)	15.02	(836.2)	16.60

Forfeited	(149.0)	19.93	(100.2)	26.28	(71.5)	30.62

Expired	(22.6)	24.19	(1.8)	14.74	—	—

Outstanding at end of year	14,257.8	$27.64	17,537.4	$26.95	15,321.5	$28.74

Exercisable at end of year	10,365.1	$29.16	13,008.1	$29.54	12,188.7	$28.54

Weighted-average fair value of options granted during the year		$5.13		$2.60		$5.46

      The following table summarizes information about stock options outstanding at December 31, 2001 (options in thousands):

Options Outstanding				Options Exercisable

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
Range of	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	of Options	Contractual Life	Price	of Options	Price

$15.06 — 15.53	2,613.1	8.5 years	$15.06	750.8	$15.07
24.19 — 35.25	11,644.7	5.2 years	30.46	9,614.3	30.26

$15.06 — 35.25	14,257.8	5.8 years	$27.64	10,365.1	$29.16

Employee Benefit and Compensation Plans

      The Company and its subsidiaries maintain a number of noncontributory defined benefit pension plans covering substantially all employees over age 21 with at least one year of service. The Company’s funding policy for its funded plans is to contribute an amount sufficient to meet or exceed Employee Retirement Income Security Act of 1974 (ERISA) minimum requirements. The Company also maintains unfunded plans providing pension and additional benefits for certain employees.

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

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table represents a reconciliation of the plans at December 31:

			Postretirement Benefits
	Pension Plans		Other than Pensions

	2001	2000	2001	2000

Change in Benefit Obligation

Benefit obligation at beginning of year	$333,535	$313,089	$61,395	$56,275

Service cost	10,935	10,100	3,458	3,057

Interest cost	24,793	23,811	4,096	4,227

Plan participants’ contributions	—	—	41	37

Plan amendments	599	—	(356)	—

Actuarial loss	10,113	3,699	3,616	204

Benefits paid	(18,165)	(17,164)	(3,421)	(2,405)

Benefit obligation at end of year	$361,810	$333,535	$68,829	$61,395

Change in Plan Assets

Fair value of plan assets at beginning of year	$279,882	$300,091	—	—

Actual return on plan assets	(6,275)	(7,774)	—	—

Employer contributions	6,602	5,347	—	—

Benefits paid	(18,165)	(17,164)	—	—

Administrative expenses	(1,206)	(618)	—	—

Fair value of plan assets at end of year	$260,838	$279,882	—	—

Funded Status

Funded status at end of year	$(100,972)	$(53,653)	$(68,829)	$(61,395)

Unrecognized actuarial loss/(gain)	73,016	33,156	(3,029)	(7,385)

Unrecognized prior service cost	(1,094)	(1,836)	(9,821)	(12,897)

Unrecognized transition obligation	396	514	—	—

Accrued benefit cost	$(28,654)	$(21,819)	$(81,679)	$(81,677)

Amounts Recognized in the Consolidated

Statement of Financial Position:

Prepaid benefit asset	$29,818	$31,159	$—	$—

Accrued benefit liability	(81,443)	(72,387)	(81,679)	(81,677)

Intangible asset	2,352	2,395	—	—

Accumulated other comprehensive loss	20,619	17,014	—	—

Net amount recognized	$(28,654)	$(21,819)	$(81,679)	$(81,677)

The weighted-average assumptions used for the year ended December 31 were:

			Postretirement Benefits
	Pension Plans		Other than Pensions

	2001	2000	2001	2000

Discount rate	7.25%	7.50%	7.25%	7.50%

Expected return on plan assets	9.50%	9.75%	—	—

Rate of compensation increase	4.80%	4.80%	—	—

      The rate of increase in per capita costs of covered health care benefits is assumed to be 10 percent for 2002 and is assumed to decrease gradually to 4.8 percent by the year 2007 and remain at that level thereafter.

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Net periodic benefit cost for the year ended December 31 includes the following components:

				Postretirement Benefits
	Pension Plans			Other than Pensions

	2001	2000	1999	2001	2000	1999

Service cost	$10,935	$10,100	$11,957	$3,458	$3,057	$3,348

Interest cost	24,793	23,811	21,738	4,096	4,227	3,908

Expected return on plan assets	(24,751)	(27,271)	(23,202)	—	—	—

Amortization of unrecognized transition obligation	118	(247)	(247)	—	—	—

Amortization of prior service cost	(144)	(228)	(215)	(3,432)	(3,404)	(2,561)

Recognized actuarial loss/(gain)	2,485	1,885	2,998	(741)	(382)	(13)

Net periodic benefit cost	$13,436	$8,050	$13,029	$3,381	$3,498	$4,682

      The projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $170.1 million and $156.8 million, respectively, as of December 31, 2001, and $161.5 million and $150.8 million, respectively, as of December 31, 2000. The fair value of plan assets for such plans as of December 31, 2001 and 2000 was $76.1 million and $81.8 million, respectively.

      Other liabilities include the noncurrent portion of the pension liabilities at December 31, 2001 and 2000 of $75.9 million and $67 million, respectively.

      The assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. To illustrate, a one-percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 2001 by approximately $8.8 million and increase the service and interest cost components of expense by approximately $1.2 million. A one-percentage point decrease in the assumed health care cost trend rate would have decreased the accumulated postretirement benefit obligation at December 31, 2001 by approximately $7.8 million and decreased the service and interest components of expense by approximately $1.1 million.

      Plan assets of the Company’s pension plans include marketable equity securities, including common stock of the Company, and corporate and government debt securities. At December 31, 2001 and 2000, the fund held 1.3 million shares of the Company’s common stock having a market value of $44.8 million and $35.9 million, respectively. Dividends paid on shares held by the fund were $2.4 million and $2.3 million in 2001 and 2000, respectively.

      The Company sponsors a defined contribution plan (Employees’ Savings Plan) covering substantially all of its employees. The Plan required one year of service prior to eligibility for participation. Effective May 1, 2001, employees were eligible to participate in the Plan from the commencement of their employment provided they are scheduled to work at least 1,000 hours per year. Company contributions are based upon participant contributions and begin upon completion of one year of service. The expense associated with Company contributions was $7.5 million in 2001, $5.6 million in 2000 and $4.2 million in 1999. Effective July 1, 2000, the Company temporarily increased its matching contributions for a majority of the Plan’s participants. The temporary increase will revert back to the original matching contribution effective January 1, 2002.

      The Company has an Incentive Compensation Plan which provides for incentive payments to designated employees based on stated percentages of net earnings before income taxes as defined in the Plan. Expenses under the Plan amounted to $41.9 million in 2001, $37.6 million in 2000 and $40 million in 1999.

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

      The income tax provision (benefit) consists of the following:

	2001	2000	1999

Current:

Federal	$281,626	$76,366	$256,901

State and local	33,518	1,605	38,643

Total current	315,144	77,971	295,544

Deferred:

Federal	(6,556)	171,604	(1,988)

State and local	(922)	26,974	94

Total deferred	(7,478)	198,578	(1,894)

	$307,666	$276,549	$293,650

      The 1999 current tax provision reflects the reversal of certain tax reserves. In addition, the tax provisions do not reflect $10.3 million, $1.2 million and $4 million for 2001, 2000 and 1999, respectively, of tax benefits arising from the exercise of stock options. These amounts were credited directly to additional paid-in capital.

      The deferred tax provision (benefit) amounts do not reflect the tax effects resulting from changes in accumulated other comprehensive loss (see Accumulated Other Comprehensive Loss note).

      Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

      Components of deferred tax assets and liabilities as of December 31 are as follows:

	2001	2000

Deferred tax assets:

Postretirement benefits other than pensions	$28,588	$28,587

Accrued pension liabilities	27,681	24,593

Other accrued liabilities	5,501	5,017

All other, net	7,900	6,162

Total deferred tax assets	69,670	64,359

Deferred tax liabilities:

Restricted deposit	175,000	175,000

Depreciation	43,780	44,281

Prepaid pension asset	10,436	10,906

Capitalized debt costs	4,679	6,953

Investment in limited partnerships	2,444	3,871

Total deferred tax liabilities	236,339	241,011

Net deferred tax liabilities	$166,669	$176,652

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Differences between the Company’s effective tax rate and the U.S. federal statutory income tax rate are explained as follows:

	2001	2000	1999

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%

State and local taxes, net of federal benefit	2.7	2.6	3.3

Other, net	0.8	0.9	0.2

	38.5%	38.5%	38.5%

Accumulated Other Comprehensive Loss

      The components of comprehensive income that relate to the Company are net earnings, foreign currency translation adjustments, minimum pension liability adjustments and as of January 1, 2001, with the adoption of SFAS No. 133, the change in the fair value of derivatives designated as effective cash flow hedges, all of which are presented in the Consolidated Statement of Changes in Stockholders’ Equity. Changes in accumulated other comprehensive (loss) income are recorded directly to stockholders’ equity and do not affect the net earnings or cash flows of the Company.

      Accumulated other comprehensive loss consists of the following components, net of taxes:

				Total
	Foreign	Minimum	Fair Value of	Accumulated
	Currency	Pension	Derivative	Other
	Translation	Liability	Instruments	Comprehensive
	Adjustment	Adjustment	Adjustment	Income (Loss)

Balance at December 31, 1998	$(1,738)	$(16,682)	$—	$(18,420)

Net change for the year	(743)	6,886	—	6,143

Balance at December 31, 1999	(2,481)	(9,796)	—	(12,277)

Net change for the year	(66)	(1,263)	—	(1,329)

Balance at December 31, 2000	(2,547)	(11,059)	—	(13,606)

Cumulative effect of accounting change — SFAS No. 133	—	—	(374)	(374)

Net change for the year	(933)	(2,343)	(1,000)	(4,276)

Balance at December 31, 2001	$(3,480)	$(13,402)	$(1,374)	$(18,256)

      The net change for the year in foreign currency translation adjustment is reflected net of tax benefits of $503, $36 and $400 in 2001, 2000 and 1999, respectively. The net change for the year in minimum pension liability adjustment is reflected net of tax benefits (expense) of $1,261, $680 and $(3,708) in 2001, 2000 and 1999, respectively. The net change for the year in the cumulative effect of accounting change (for adoption of SFAS No. 133) and the fair value of derivative instruments is reflected net of tax benefits totaling $740 in 2001.

Advertising Costs

      The Company expenses the production costs of advertising in the period in which they are incurred. Advertising expenses were $75 million in 2001, $70.7 million in 2000 and $80.3 million in 1999. At December 31, 2001 and 2000, $4.5 million and $4.1 million, respectively, of advertising related costs are included in prepaid expenses and other current assets.

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest, Net

	2001	2000	1999

Interest expense on debt	$67,141	$48,113	$15,669

Interest income from cash equivalents and restricted deposits	(32,469)	(13,128)	(1,155)

Capitalized interest	(912)	(697)	(979)

	$33,760	$34,288	$13,535

Earnings Per Share

      The following table presents the computation of basic and diluted earnings per share:

	2001	2000	1999

Numerator:

Net earnings	$491,602	$441,886	$469,293

Denominator:

Denominator for basic earnings per share — weighted-average shares	164,250	163,181	174,355

Dilutive effect of employee stock options	1,432	325	759

Denominator for diluted earnings per share	165,682	163,506	175,114

Basic earnings per share	$2.99	$2.71	$2.69

Diluted earnings per share	$2.97	$2.70	$2.68

      Options to purchase .2 million shares, 12.8 million shares and 12.1 million shares of common stock, outstanding as of December 31, 2001, 2000 and 1999, respectively, were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the common shares and, therefore, would be antidilutive.

Segment Information

      The Company’s reportable segments are Smokeless Tobacco and Wine. Through its subsidiaries, the Company operates predominantly in the tobacco industry as a manufacturer and marketer of moist smokeless tobacco products and also produces and markets premium wines. Those business units that do not meet quantitative reportable thresholds are included in the all other category. This category is comprised of the international operations, which market moist smokeless tobacco products in select markets, and cigar operations, which manufacture and market premium cigars.

      Smokeless Tobacco segment sales are principally to a large number of wholesalers and chain stores which are widely dispersed throughout the United States. Over the past three years, net sales to one customer averaged approximately 22.1 percent of annual Smokeless Tobacco segment net sales.

      Over the past three years, net sales to two customers averaged approximately 39.2 percent of annual Wine segment net sales.

      The Company operates primarily in the United States. Foreign operations and export sales are not significant. Net sales and operating profit are reflected net of intersegment sales and profits.

      Operating profit is net sales less operating expenses and an allocation of corporate expenses. Operating results for all other operations included a write-down of cigar inventory in 2000. Corporate assets consist primarily of cash and cash equivalents and other long-term investments. Smokeless Tobacco segment assets in 2001 and 2000 include the restricted deposits for the antitrust litigation. Corporate capital expenditures and depreciation expense are net of amounts which have been allocated to each reportable segment and all other operations for purposes of reporting operating profit and identifiable assets. Interest, net and income taxes are

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

not reported by segment since they are excluded from the measure of segment performance reviewed by management. Consolidated Segment Information appears on page 23.

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

      The Company believes these pending litigation matters will not result in any material liability for a number of reasons, including the fact that the Company has had only limited involvement with cigarettes and the Company’s current percentage of total tobacco industry sales is relatively small. Prior to 1986, the Company manufactured some cigarette products which had a de minimis market share. From May 1, 1982 to August 1, 1994, the Company distributed a small volume of imported cigarettes and is indemnified against claims relating to those products.

      The Company is named in an action in Illinois brought by an individual plaintiff and purporting to state a class action “on behalf of himself and all other persons similarly situated” alleging that the Company “manipulates the nicotine levels and absorption rates” in its smokeless tobacco products and seeking to recover monetary damages “in an amount not less than the purchase price” of the Company’s smokeless tobacco products and certain other relief. The purported class excludes all persons who claim any personal injury as a result of using the Company’s smokeless tobacco products.

      The Company is also named in certain actions in West Virginia brought on behalf of individual plaintiffs against cigarette manufacturers, smokeless tobacco manufacturers, and other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of tobacco usage, including smokeless tobacco products. Included among the plaintiffs are six individuals alleging use of the Company’s smokeless tobacco products and alleging the types of injuries claimed to be associated with the use of smokeless tobacco products; five of the six individuals also allege the use of other tobacco products.

      The Company has been named in an action in Florida by an individual plaintiff and his spouse seeking damages and other relief for personal injuries, including “cancer of the tongue,” allegedly sustained by plaintiff as a result of his use of the Company’s smokeless tobacco products.

      The Company believes, and has been so advised by counsel handling these cases, that it has a number of meritorious defenses to all such pending litigation. Except as to the Company’s willingness to consider alternative solutions for resolving certain regulatory and litigation issues, all such cases are, and will continue to be, vigorously defended. The Company believes that the ultimate outcome of all such pending litigation will not have a material adverse effect on the consolidated financial position of the Company, but may have a material impact on the Company’s consolidated financial results for a particular reporting period in which resolved.

      On March 28, 2000, a Kentucky jury rendered a verdict against the Company, awarding $350 million in compensatory damages to Conwood Company, L.P., for its claims under federal antitrust laws that the Company had engaged in exclusionary and anticompetitive conduct in the marketing and promotion of moist smokeless tobacco products. The verdict, when entered as a judgment, was subject to trebling under federal antitrust laws to $1.05 billion plus interest and other costs. On September 11, 2000, the Company filed its notice of appeal to the United States Court of Appeals for the Sixth Circuit from the final and interlocutory orders entered by the District Court in connection with this litigation. The appeal was heard by the United States Court of Appeals for the Sixth Circuit on November 27, 2001. To date, the court has not ruled. On October 10, 2000, the Company satisfied the $500 million bonding requirement imposed by the District Court (see Restricted Deposits note). The Company believes that the evidence presented at trial was insufficient to support the jury verdict and, as a result, believes that, while there can be no assurances, the judgment should ultimately be reversed on appeal. The Company is not presently able to reasonably estimate the amount of

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

damages, if any, which may be ultimately imposed and, accordingly, no charge relating to the judgment is reflected in the Company’s financial statements. While the Company believes that the judgment should ultimately be reversed, if the adverse judgment is sustained after all appeals, satisfaction of the judgment is likely to have a material adverse effect on the Company’s consolidated financial results for a particular year, but is not expected to have a material adverse effect on the Company’s consolidated financial position.

      The Company has been named in three purported class actions filed in state court in Tennessee, New Mexico and West Virginia on behalf of putative class members who were indirect purchasers of the Company’s smokeless tobacco products in those states during the period April 1996 through March 28, 2000 (Tennessee and New Mexico) and through December 31, 2000 (West Virginia), alleging that the Company has violated the antitrust laws, unfair or deceptive trade practices statutes and the common law of those states. The plaintiffs seek to recover compensatory and statutory damages in an amount not to exceed $74,000 after trebling per putative class member, and certain other relief. These actions are similar in all material respects.

      The Company has also been named in a purported class action (reported previously as an individual action and a purported class action and then consolidated on January 8, 2001), filed in United States District Court for the District of Columbia by wholesalers/distributors of the Company’s smokeless tobacco products. Plaintiffs allege that the Company engaged in conduct that violates the federal antitrust laws, including Sections 1 and 2 of the Sherman Act and Section 3 of the Clayton Act, and that the Company engaged in this conduct unilaterally and in concert with “its co-conspirators.” Plaintiffs seek to recover unspecified statutory damages, before trebling, and certain equitable and other relief.

      Each of the foregoing actions is derived directly from the Conwood litigation and therefore will need to overcome the same issues raised by the Company in its post-trial motions and on appeal. Even if Conwood were ultimately to prevail on issues which the Company is challenging on appeal, the plaintiffs in each of these actions will still need to establish additional elements before liability can be imposed upon the Company. The Company believes that it has meritorious defenses in this regard, and that the ultimate outcome of these purported class actions will not have a material adverse effect on its consolidated financial position, although if plaintiffs were to prevail, these actions could have a material impact on its consolidated financial results for a particular reporting period in which resolved.

      On February 14, 2002, in a state court action in Miami, Florida involving a commercial dispute alleging breach of contract and other claims in connection with the sale of cigars, a jury rendered a verdict against U.S. Cigar Sales, Inc. and other affiliated companies of the Company, awarding $43 million in compensatory and punitive damages to the plaintiff, a former distributor. The Company intends to pursue post-trial remedies, and in the event the verdict is not vacated or a new trial ordered, the Company intends to appeal to the Florida District Court of Appeal.

      The Company believes, and has been so advised by counsel handling the case, that the evidence submitted at trial and the applicable law were insufficient to support the jury’s verdict and, as a result, the Company believes that, while there can be no assurances, the verdict should ultimately be substantially reduced or reversed by the trial judge or on appeal. While the Company believes that the verdict should ultimately be substantially reduced or reversed, if the adverse verdict is sustained after all appeals, satisfaction of the verdict is likely to have a material adverse effect on the Company’s consolidated financial results for a particular reporting period in which resolved, but it is not expected to have a material adverse effect on the Company’s consolidated financial position.

Other Matters

      In November 1998, the Company entered into the Smokeless Tobacco Master Settlement Agreement (the “Settlement Agreement”) with the attorneys general of various states and U.S. territories to resolve the remaining health care cost reimbursement cases initiated against the Company. The Settlement Agreement required the Company to adopt various marketing and advertising restrictions and make payments expected to total $100 million, plus a minimum 3 percent inflationary adjustment per annum, over 10 years for programs to reduce youth usage of tobacco and combat youth substance abuse and for enforcement purposes.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Directors and Stockholders

UST Inc.

      We have audited the accompanying consolidated statement of financial position of UST Inc. as of December 31, 2001 and 2000, and the related consolidated statements of earnings, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UST Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG LLP

Stamford, Connecticut

February 7, 2002