Form 10-K, Exhibit 13
period 2002-12-31
UST INC
filed 2003-02-24
CIK 811669

EXHIBIT 13

(Items 1 and 8)

UST

CONSOLIDATED SEGMENT INFORMATION
(In thousands)

	Year Ended December 31

	2002	2001	2000

Net Sales to Unaffiliated Customers
Smokeless Tobacco	$1,447,093	$1,406,414	$1,305,787
Wine	203,541	188,858	172,577
All other	32,243	30,743	29,393

Net sales	$1,682,877	$1,626,015	$1,507,757

Operating Profit (Loss)
Smokeless Tobacco	$851,835	$833,185	$768,786
Wine	30,111	21,212	17,377
All other	(3,695)	(8,907)	(15,772)

Operating profit	878,251	845,490	770,391
Corporate expenses	(15,964)	(12,462)	(17,668)
Litigation loss	(1,260,510)	—	—
Interest, net	(46,140)	(33,760)	(34,288)

(Loss) earnings before income taxes	$(444,363)	$799,268	$718,435

Identifiable Assets at December 31
Smokeless Tobacco	$1,883,529	$1,268,065	$1,120,377
Wine	430,118	389,243	342,447
All other	58,230	60,180	68,776
Corporate	393,398	294,214	114,799

Total assets	$2,765,275	$2,011,702	$1,646,399

Capital Expenditures
Smokeless Tobacco	$34,912	$27,364	$28,743
Wine	21,537	19,336	20,720
All other	237	246	522
Corporate	528	284	1,090

Capital expenditures	$57,214	$47,230	$51,075

Depreciation
Smokeless Tobacco	$19,237	$20,298	$19,573
Wine	14,481	12,842	13,869
All other	730	914	1,395
Corporate	716	951	1,677

Depreciation	$35,164	$35,005	$36,514

EXHIBIT 13 — (Continued)

(Item 6)

UST

CONSOLIDATED SELECTED FINANCIAL DATA — ELEVEN YEARS

(Dollars in thousands, except per share amounts)

	2002	2001	2000	1999	1998

SUMMARY OF OPERATIONS for the year ended December 31
Net sales	$1,682,877	$1,626,015	$1,507,757	$1,479,603	$1,415,639
Cost of products sold (includes excise taxes)	365,077	349,581	330,079	304,275	283,516
Selling, advertising and administrative expenses	455,513	443,406	424,955	398,850	399,845

Operating income	862,287	833,028	752,723	776,478	732,278
Other expense (income):
Litigation loss	1,260,510	—	—	—	—
Interest, net	46,140	33,760	34,288	13,535	(2,187)
Gain on disposal of product line	—	—	—	—	—

(Loss) earnings before income taxes and cumulative effect of accounting changes	(444,363)	799,268	718,435	762,943	734,465

Income tax (benefit) expense	(172,894)	307,666	276,549	293,650	279,186

(Loss) earnings before cumulative effect of accounting changes	(271,469)	491,602	441,886	469,293	455,279
Cumulative effect of accounting changes (net of income tax benefit)	—	—	—	—	—

Net (loss) earnings	$(271,469)	$491,602	$441,886	$469,293	$455,279

PER SHARE DATA
Basic (loss) earnings per share before cumulative effect of accounting changes	$(1.61)	$2.99	$2.71	$2.69	$2.45
Basic (loss) earnings per share	(1.61)	2.99	2.71	2.69	2.45
Diluted (loss) earnings per share before cumulative effect of accounting changes	(1.61)	2.97	2.70	2.68	2.44
Diluted (loss) earnings per share	(1.61)	2.97	2.70	2.68	2.44
Dividends per share	1.92	1.84	1.76	1.68	1.62
Market price per share:
High	41.35	36.00	28.88	34.94	36.88
Low	25.30	23.38	13.88	24.06	24.56
FINANCIAL CONDITION at December 31
Current assets	$2,291,267	$891,959	$691,405	$580,024	$507,213
Current liabilities	1,462,442	222,462	172,872	261,327	197,316
Working capital	828,825	669,497	518,533	318,697	309,897
Ratio of current assets to current liabilities	1.6:1	4:1	4:1	2.2:1	2.6:1
Total assets	2,765,275	2,011,702	1,646,399	1,015,648	913,319
Long-term debt	1,140,000	862,575	865,875	411,000	100,000
Total debt	1,140,000	865,875	869,175	481,965	100,000
Stockholders’ (deficit) equity	(46,990)	581,062	270,572	200,804	468,293
OTHER DATA
Stock repurchased	$50,262	$—	$97,470	$465,966	$151,617
Dividends paid	$324,233	$303,277	$287,009	$291,966	$301,145
Dividends paid as a percentage of net earnings	N/M	61.7%	65.0%	62.2%	66.1%
Return on net sales	N/M	30.2%	29.3%	31.7%	32.2%
Return on average assets	N/M	26.9%	33.2%	48.7%	52.3%
Return on average stockholders’ equity	N/M	115.4%	187.5%	140.3%	100.6%
Average number of shares (in thousands) — basic	168,786	164,250	163,181	174,355	185,544
Average number of shares (in thousands) — diluted	168,786	165,682	163,506	175,114	186,880

N/ M:	Not meaningful due to net loss in 2002.

See Management’s Discussion and Analysis and Notes to Consolidated Financial Statements.

All share data has been adjusted to reflect the two-for-one stock split distributed on January 27, 1992.

UST

CONSOLIDATED SELECTED FINANCIAL DATA — ELEVEN YEARS — (Continued)

(Dollars in thousands, except per share amounts)

	1997	1996	1995	1994	1993	1992

SUMMARY OF OPERATIONS for the year ended December 31
Net sales	$1,401,718	$1,371,705	$1,305,796	$1,203,951	$1,097,533	$1,032,172
Cost of products sold (includes excise taxes)	291,942	272,756	262,203	251,944	246,445	256,796
Selling, advertising and administrative expenses	398,468	348,059	335,824	311,279	286,336	274,613

Operating income	711,308	750,890	707,769	640,728	564,752	500,763
Other expense (income):
Litigation loss	—	—	—	—	—	—
Interest, net	7,451	6,364	3,179	92	(2,004)	(1,866)
Gain on disposal of product line	—	—	—	—	(35,029)	—

(Loss) earnings before income taxes and cumulative effect of accounting changes	703,857	744,526	704,590	640,636	601,785	502,629

Income tax (benefit) expense	264,719	280,527	274,830	253,110	232,893	190,071

(Loss) earnings before cumulative effect of accounting changes	439,138	463,999	429,760	387,526	368,892	312,558
Cumulative effect of accounting changes (net of income tax benefit)	—	—	—	—	19,846	—

Net (loss) earnings	$439,138	$463,999	$429,760	$387,526	$349,046	$312,558

PER SHARE DATA
Basic (loss) earnings per share before cumulative effect of accounting changes	$2.39	$2.48	$2.21	$1.92	$1.77	$1.49
Basic (loss) earnings per share	2.39	2.48	2.21	1.92	1.67	1.49
Diluted (loss) earnings per share before cumulative effect of accounting changes	2.37	2.44	2.17	1.88	1.73	1.43
Diluted (loss) earnings per share	2.37	2.44	2.17	1.88	1.64	1.43
Dividends per share	1.62	1.48	1.30	1.12	.96	.80
Market price per share:
High	36.94	35.88	36.00	31.50	32.75	35.38
Low	25.50	28.25	26.63	23.63	24.38	25.38
FINANCIAL CONDITION at December 31
Current assets	$441,844	$450,570	$425,555	$381,937	$334,996	$330,208
Current liabilities	166,519	306,553	280,723	160,755	106,642	81,208
Working capital	275,325	144,017	144,832	221,182	228,354	249,000
Ratio of current assets to current liabilities	2.7:1	1.5:1	1.5:1	2.4:1	3.1:1	4.1:1
Total assets	826,363	806,577	783,976	741,236	706,195	673,965
Long-term debt	100,000	100,000	100,000	125,000	40,000	—
Total debt	110,000	250,000	200,000	125,000	40,000	—
Stockholders’ (deficit) equity	436,795	281,206	292,781	361,669	462,972	516,606
OTHER DATA
Stock repurchased	$45,719	$237,759	$274,783	$298,843	$236,704	$212,581
Dividends paid	$298,059	$277,302	$252,388	$225,715	$199,725	$167,951
Dividends paid as a percentage of net earnings	67.9%	59.8%	58.7%	58.2%	57.2%	53.7%
Return on net sales	31.3%	33.8%	32.9%	32.2%	31.8%	30.3%
Return on average assets	53.8%	58.3%	56.4%	53.5%	50.6%	47.0%
Return on average stockholders’ equity	122.3%	161.7%	131.3%	94.0%	71.3%	62.5%
Average number of shares (in thousands) — basic	183,931	187,386	194,374	201,995	208,469	209,803
Average number of shares (in thousands) — diluted	185,602	190,067	197,613	205,699	213,412	218,674

See Management’s Discussion and Analysis and Notes to Consolidated Financial Statements.

All share data has been adjusted to reflect the two-for-one stock split distributed on January 27, 1992.

EXHIBIT 13 — (Continued)

(Item 7)

UST

MANAGEMENT’S DISCUSSION AND ANALYSIS

(In thousands, except per share amounts or where otherwise noted)

Results of Operations

Consolidated Results

	2002	2001	2000

Net sales	$1,682,877	$1,626,015	$1,507,757
Net (loss) earnings	(271,469)	491,602	441,886
Basic (loss) earnings per share	(1.61)	2.99	2.71
Diluted (loss) earnings per share	(1.61)	2.97	2.70

     Comparative Information

      The comparison of consolidated results for 2002 was adversely affected by a charge resulting from a judgment against the Company in an antitrust case. On January 13, 2003, the Supreme Court of the United States declined to hear the Company’s appeal and let stand a $1.05 billion award, plus interest and other costs, against the Company. Accordingly, the Company recorded a $1.261 billion pretax charge resulting in a net loss for 2002. Including the litigation charge, the Company reported a net loss of $271.5 million or $1.61 loss per share for the year and a net loss of $642.6 million or $3.82 loss per share for the fourth quarter. The effective tax rates for the year and the fourth quarter of 2002 were favorably affected due to the impact of the litigation loss on state income taxes.

      Common stock equivalents from the potential exercise of stock options were not included in the 2002 diluted loss per share as they would have been antidilutive and reduced the net loss. Without the loss, diluted shares would have been 170,382 for the year and 169,519 for the fourth quarter.

      Excluding the effect of the litigation loss, net of tax benefit, a resulting reduction to compensation expense of $8.8 million, and the inclusion of dilutive common stock equivalents, the Company’s non-GAAP net earnings and non-GAAP diluted earnings per share would have been $498.8 million and $2.93, respectively, for the year and $127.6 million and $.75, respectively, for the fourth quarter.

      The reduction to compensation expense was a benefit to operating results for the year and fourth quarter of 2002. On that basis and excluding the effects of the litigation loss, net of tax benefit, non-GAAP net earnings and non-GAAP diluted earnings per share for the year and fourth quarter would have been $504.4 million and $2.96, respectively, for the year and $133.2 million and $.79, respectively, for the fourth quarter.

      The Company will be providing comparisons of operating results on an equivalent billing day basis for 2002 vs. 2001, and 2001 vs. 2000. The Smokeless Tobacco segment included one extra billing day in the year 2001 which affects comparisons of operating results as reported. The Company is providing these disclosures, as well as the non-GAAP financial information above, to assist its stockholders in assessing the Company’s operating results for 2002.

      In the first quarter of 2002, as required, the Company adopted Emerging Issues Task Force Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer or Reseller of Vendor’s Products. This issue requires that costs associated with certain Company sales incentives be reclassified from selling, advertising and administrative expenses to a reduction in net sales for all periods presented on the Company’s Consolidated Statement of Operations. The reclassifications required by this issue had no effect on the Company’s operating income or net earnings for all prior years presented.

     2002 compared with 2001

      Consolidated net sales increased 3.5 percent to $1.68 billion and the Company posted a net loss of $271.5 million and basic and diluted loss per share of $1.61.

      Financial results for 2002 include the effect of one less billing day in the Smokeless Tobacco segment as compared to 2001. Moist smokeless tobacco products are shipped to arrive and sales revenue is recognized once a week, each Monday. Calendar year 2002 included one less Monday compared with 2001. Diluted earnings per share includes an increase of 8 cents in 2001 due to the effect of the billing day variance. On an equivalent billing day basis, net sales, net earnings and diluted earnings per share, excluding the effect of the litigation loss (net of tax benefit), would have increased 5.2 percent, 5.6 percent and 2.8 percent, respectively, over 2001.

      The consolidated net sales increase was primarily due to higher selling prices, partially offset by lower unit volume for moist smokeless tobacco products and higher premium case sales for wine products. Higher Smokeless Tobacco segment sales contributed 71.5 percent of the consolidated net sales increase in 2002.

      The consolidated gross profit percentage decreased slightly in 2002.

      Consolidated operating profit increased 3.9 percent to $878.3 million in 2002. All operating units reported improved financial results with increases of 2.2 percent for the Smokeless Tobacco segment, 42 percent for the Wine segment, and 58.5 percent for all other operations.

      Corporate expenses increased in 2002 primarily due to prepayment penalties associated with the termination of a $1 billion credit facility, a reduction to the residual value of a matured long-term investment and higher amortization of capitalized debt costs, partially offset by the favorable effects of a one-time adjustment due to a change in the Company’s benefit policy. This change in policy was the result of the Company’s ongoing broader initiative to control overall benefit related costs, while continuing to offer a competitive benefit package to its employees.

      Operating income increased 3.5 percent to $862.3 million, which is 51.2 percent of consolidated net sales.

      Net interest expense increased significantly mainly due to lower income generated from accumulated cash, which was attributable to the decline in short-term interest rates, and higher average debt outstanding in 2002, partially offset by lower weighted-average interest rates on outstanding debt.

      As a result of the net loss for 2002, the Company recorded a tax benefit at an effective tax rate of 38.9 percent as compared to a tax expense at an effective tax rate of 38.5 percent on 2001 net earnings.

      Excluding the effect of the litigation loss, net of the tax benefit, the basic and diluted earnings per share increase would have been lower than the net earnings increase due to higher average shares outstanding. This was attributable to the exercise of stock options over the past two years, slightly offset by share repurchases, which were resumed in August of 2002.

      The Company’s projected outlook for 2003 is for diluted earnings per share of $2.99, with an upside potential of $3.07 if volume trends in moist smokeless tobacco and wine accelerate above expectations. The Company’s net earnings forecast for 2003 reflects the impact of a significant increase in pension expense to almost double the amount recorded in 2002, which is primarily due to lower than expected returns on plan assets. The forecast also includes higher net interest expense due to higher average debt outstanding and the absence of interest income earned from restricted deposits for the antitrust litigation in 2002. Billing days for the Smokeless Tobacco segment for the year 2003 will be equal to 2002, however, the first quarter of 2003 will have one more day and the third quarter of 2003 will have one less day.

      The Company’s financial forecast for 2003 and beyond may be affected by the Company’s ability to address competitive issues, changes in consumer preferences, acceptance of new products and other marketing initiatives, excise taxes, conditions in capital markets, uncertainties associated with ongoing and future litigation and legislative, legal and regulatory initiatives.

     2001 compared with 2000

      Consolidated results showed net sales increasing 7.8 percent to $1.63 billion, net earnings increasing 11.3 percent to $491.6 million and diluted earnings per share increasing 10 percent to $2.97.

      2001 financial results included the effect of an extra billing day in the Smokeless Tobacco segment as compared to 2000. Calendar year 2001 included an extra Monday as compared with 2000. On an equivalent billing day basis, net sales, net earnings and diluted earnings per share would have increased 6.1 percent, 8.1 percent and 7 percent, respectively, for the year.

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

      Operating income increased 10.7 percent to $833 million, which represented 51.2 percent of consolidated net sales.

      Interest decreased slightly as higher income generated from accumulated cash and lower rates on our credit facility debt were partially offset by higher average debt outstanding. The decline in short-term interest rates due to the reductions by the Federal Reserve Board had a greater impact on interest income earned than on interest expense, due to the larger balance of floating rate investments as compared to floating rate debt. In 2001, income generated from restricted deposits was slightly higher than the interest expense incurred for credit facility borrowings which were utilized to partially fund the restricted deposits.

      The effective tax rate remained stable at 38.5 percent.

      Basic and diluted earnings per share increases were slightly lower than the net earnings increase due to higher average shares outstanding. This was attributable to the exercise of stock options and the absence of share repurchases. The diluted earnings per share calculation also included the effect of the Company’s higher average stock price in 2001, which caused an increase in common stock equivalents. The Company’s share repurchase program was suspended in 2000 as a result of the District Court’s ruling in the antitrust litigation.

Smokeless Tobacco Segment

	2002	2001	2000

Net sales	$1,447,093	$1,406,414	$1,305,787
Operating profit	851,835	833,185	768,786

     2002 compared with 2001

      Net sales for the Smokeless Tobacco segment increased 2.9 percent to $1.447 billion and accounted for 86 percent of consolidated net sales in 2002.

      The net sales increase was due to higher selling prices, partially offset by lower unit volume and higher sales incentives for moist smokeless tobacco products. Overall moist smokeless tobacco products unit volume decreased 2 percent for the year to 635.8 million cans and decreased 8.1 percent to 154.9 million cans in the fourth quarter.

      Smokeless Tobacco segment net sales and unit volume results for 2002 include the effect of one less billing day as compared to 2001. On an equivalent billing day basis, net sales would have increased 4.9 percent for the year and unit volume for the year and fourth quarter would have decreased ..2 percent and 1.2 percent, respectively.

      Unit volume for premium moist smokeless tobacco products decreased in 2002, partially offset by an increase in non-premium products. Unit volume for premium products was affected by higher state excise taxes, a competitive price value product introduced at a deep discount and a weak economic environment. During 2002, the Company introduced three new premium products, Skoal Long Cut Berry Blend,

Copenhagen Pouches and Skoal Wintergreen Pouches, which contributed approximately 13.6 million cans to unit volume results. The Company estimates that these new products had a 6.6 million can incremental effect on 2002 unit volume results. Unit volume for Red Seal, the Company’s non-premium product, increased 12.8 percent in 2002 and now represents 7.8 percent of the Company’s total moist smokeless tobacco unit volume.

      The Company’s Retail Activity Data Share & Volume Tracking System (RAD), which measures shipments from wholesale to retail, indicates that, for the year-to-date period ending December 28, 2002, total moist smokeless tobacco category shipments to retail grew 1.8 percent over the corresponding 2001 period, on a can-volume basis. The premium segment declined 2.2 percent and the price value segment increased 19.2 percent to 21.4 share points during the same period. Shipments of the Company’s products to retail, per RAD, decreased .2 percent, with an overall share decline of 1.5 percentage points to 76 percent.

      Cost of products sold increased 3.2 percent in 2002 as compared with the prior year. The increase was primarily due to higher unit cost for moist smokeless tobacco, which included a federal excise tax rate increase and higher leaf tobacco costs, partially offset by lower moist smokeless tobacco unit volume.

      Gross profit increased 2.8 percent in 2002 due to higher selling prices, partially offset by lower unit volume for premium products and higher unit cost for moist smokeless tobacco products. The gross profit percentage decreased slightly due to increased sales of lower margin non-premium products.

      Selling and advertising expenses increased in 2002 primarily due to print media spending on new product introductions and higher planned promotional spending. Indirect selling expenses increased in 2002, due to higher salaries and related expenses for the Company’s field sales force. Administrative and other expenses increased in 2002, primarily due to higher legal and related costs, ongoing tobacco settlement-related charges and accelerated amortization of capitalized debt costs of $4.3 million due to the early termination of the Company’s $1 billion credit facility. These increases were partially offset by the one-time benefit adjustment of $4.4 million due to a change in the Company’s benefit policy and lower compensation expense of $7.5 million due to the litigation loss.

      Operating profit for the Smokeless Tobacco segment increased 2.2 percent to $851.8 million, which includes the effects of one less billing day. On an equivalent billing day basis, operating profit would have increased 5.1 percent in 2002.

      The Company’s objective is to continue to grow the moist smokeless tobacco category by building category awareness and social acceptability of smokeless tobacco products. Competition, changes in consumer preferences, acceptance of new products and other marketing initiatives, excise taxes, the effects of possible litigation, legislative and regulatory actions may impact operating and unit volume results for the segment in the future, as well as the growth rate of the moist smokeless tobacco category.

     2001 compared with 2000

      Net sales for the Smokeless Tobacco segment increased 7.7 percent to $1.406 billion and accounted for 86.5 percent of consolidated net sales in 2001.

      The net sales increase was mainly due to higher selling prices and higher unit volume for moist smokeless tobacco products. Overall moist smokeless tobacco products unit volume increased 2.5 percent for the year to 648.7 million cans and increased 8.3 percent to 168.6 million cans in the fourth quarter.

      Smokeless Tobacco segment net sales and unit volume results included the effect of an extra billing day as compared to 2000. On an equivalent billing day basis, net sales would have increased 5.6 percent for the year and unit volume for the year and fourth quarter would have increased ..6 percent and .7 percent, respectively.

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

      Gross profit for the Smokeless Tobacco segment increased 8.2 percent. The gross profit percentage increased slightly in 2001. Both increases were attributable to the aforementioned higher selling prices, higher full-priced can sales and lower promotional unit volume, partially offset by higher unit cost.

      Selling and advertising expenses increased in 2001 as compared to 2000 primarily due to brand-building initiatives, print advertising and other promotional activities, partially offset by lower spending on trade promotions resulting from lower promotional unit volume. Indirect selling expenses also increased in 2001 primarily due to salaries and related costs, sales force training and development and market research.

      Smokeless Tobacco segment administrative and other expenses increased in 2001. The increase was attributable to a full year of costs associated with the required bonding for the antitrust litigation. The increase also included higher salaries and related costs, costs for litigation settlements and higher ongoing tobacco-settlement related charges.

      Operating profit for the Smokeless Tobacco segment increased 8.4 percent to $833.2 million and included the effect of the extra billing day. On an equivalent billing day basis, operating profit would have increased 5.5 percent.

      During 2001, according to RAD, the Company’s share of the moist smokeless tobacco category decreased ..5 percentage points to 77.5 percent. Total category shipments to retail, on a can volume basis, increased 2.2 percent versus the prior year, with the premium segment remaining stable and the price value segment increasing 15.4 percent.

Wine Segment

	2002	2001	2000

Net sales	$203,541	$188,858	$172,577
Operating profit	30,111	21,212	17,377

     2002 compared with 2001

      Wine segment net sales increased 7.8 percent to $203.5 million and represented 12.1 percent of consolidated net sales. Case volume for premium wine increased 7.5 percent and was the main driver for the net sales increase. The Company’s two leading brands, Chateau Ste. Michelle and Columbia Crest, had increased case volume of 14.4 percent and 1.8 percent, respectively, and together comprised 78.5 percent of the Company’s total case volume.

      In 2002, the Company reaffirmed its status as one of the world’s leading wine companies by placing five of its wines on Wine Spectator magazine’s list of “Top 100 Wines of 2002.” Columbia Crest Grand Estates Chardonnay achieved the Company’s highest ranking at 16 on this prestigious list.

      Cost of products sold increased for the Wine segment in 2002 mainly due to higher case sales, partially offset by lower unit costs. The overall gross profit percentage increased in 2002 and was attributable to the Company’s long-range plan, implemented in 2002, to reduce product costs over the next several years.

      Selling, advertising and administrative expenses for the Wine segment decreased in 2002. Selling and advertising spending remained stable as compared to 2001. Indirect selling expenses increased due to higher salaries and related costs. Administrative and other spending was favorable in 2002, mainly due to a gain of approximately $1 million on the sale of an underutilized facility and lower compensation expense.

      The Wine segment reported an operating profit increase of 42 percent to $30.1 million.

      The Company believes that the wine industry’s competitive pressures relating to pricing, which include the effect of excess grape supply, will continue in 2003. Also, the favorable ratings received on its wines in

2002, new product introductions and product cost savings initiatives should drive premium case volume sales higher and grow Wine segment operating profit in the future.

     2001 compared with 2000

      Wine segment net sales increased 9.4 percent to $188.9 million and represented 11.6 percent of consolidated net sales. The net sales increase was attributable to higher premium case volume of 8.8 percent. The premium case volume increase was primarily driven by higher case sales for Columbia Crest and Chateau Ste. Michelle, the Company’s two leading brands, which accounted for 80.1 percent of 2001 total case volume sales. Columbia Crest case volume increased 13.7 percent and Chateau Ste. Michelle increased 9.3 percent over the corresponding 2000 period. These sales gains were achieved despite softness in the hospitality sector during the fourth quarter of 2001, which was caused by the events of September 11th.

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

      The Wine segment reported an operating profit increase of 22.1 percent to $21.2 million.

All Other Operations

	2002	2001	2000

Net sales	$32,243	$30,743	$29,393
Operating loss	(3,695)	(8,907)	(15,772)

     2002 compared with 2001

      Net sales for all other operations increased 4.9 percent to $32.2 million and accounted for 1.9 percent of consolidated net sales. The increase in net sales was attributable to higher cigar volume in 2002, partially offset by slightly lower sales by the international operations. All other operations reported a $3.7 million operating loss as compared to an $8.9 million loss in 2001. The decrease in operating loss in 2002 was mainly due to the effects of lower legal spending on cigar-related litigation and lower selling, advertising and administrative spending.

     2001 compared with 2000

      Net sales for all other operations increased 4.6 percent to $30.7 million and accounted for 1.9 percent of consolidated net sales. Net sales for both the cigar and international operations showed slight increases. Overall cigar unit volume increased in 2001. All other operations reported an operating loss of $8.9 million in 2001 as compared with a $15.8 million loss in 2000. The decreased operating loss was primarily due to the absence of the write-down of cigar inventory in 2000 and lower selling, advertising, administrative and other spending in 2001.

Financial Condition

Liquidity

	2002	2001	2000

Cash and cash equivalents	$382,003	$271,969	$96,034
Restricted deposits	1,242,431	659,897	505,755
Total debt	1,140,000	865,875	869,175

      The Company had $382 million in cash and cash equivalents at December 31, 2002, an increase of $110 million for the year. The major sources of cash were from net cash provided by operating activities of $796.6 million and the net proceeds from the issuance of senior notes of $593.3 million. The major uses of cash in 2002 were for additional restricted deposits of $582.5 million, the repayment of credit facility loans of $325.9 million and the payment of dividends of $324.2 million.

      Absent the litigation loss, cash was generated by net earnings from operations, primarily from the Smokeless Tobacco segment. This cash was sufficient to fund the Company’s day-to-day operational needs, dividend payments to stockholders and the Company’s share repurchase program.

      In 2003, the litigation liability was paid, however, the overall effect on cash and cash equivalents in 2003 will be minimal as the Company will utilize the funds held in restricted deposits, which are a component of financing activities on the Consolidated Statement of Cash Flows. At December 31, 2002, $1.242 billion in restricted deposits were held by the U.S. District Court in the qualified settlement fund, and were classified as a current asset on the Consolidated Statement of Financial Position.

	2002	2001	2000

Net cash provided by (used in)
Operating activities	$796,624	$566,088	$547,036
Investing activities	(54,067)	(45,987)	(35,467)
Financing activities	(632,523)	(344,166)	(490,524)

     Operating Activities

      In 2002, the Consolidated Statement of Cash Flows includes the effects of the antitrust litigation loss, which affected the operating activities amounts reported for net loss, litigation liability, and deferred income taxes. Net cash provided by operating activities, as reported, was $796.6 million. Adjusting these categories for the charge recorded for the antitrust litigation, and the deferred income tax effect of additional deposits made during the year into the qualified settlement fund, net cash provided by operating activities would have been approximately $519 million. In 2001, net cash from operating activities was positively impacted by additional net earnings due to the effect of the extra billing day and an income tax refund. In 2000, net cash from operating activities was positively affected by an increase in deferred income taxes, as a result of the restricted deposits into the court-administered qualified settlement fund.

      The Company carries significant amounts of leaf tobacco and grape inventories for use in the production of moist smokeless tobacco products and wine, respectively. The increases in inventories over the past several years were for leaf tobacco and wine inventories, net of usage. In 2002, the Company expended $76.8 million for leaf tobacco and related costs. Expenditures for leaf tobacco over the last three years were $253.1 million. Total costs of grapes harvested and purchased and purchases of bulk wine were $86.2 million in 2002 and $229.6 million over the last three years.

     Investing Activities

      The 2002 increase in net cash used in investing activities was due to higher purchases of property, plant and equipment in 2002. Over the last three years, capital expenditures for property, plant and equipment have averaged $51.8 million per year.

      Major areas of capital spending from 2000 through 2002 by segment were:

          Smokeless Tobacco segment

•	Manufacturing, processing and packaging equipment
•	Computer hardware and software
•	Building renovations and additions

          Wine segment

•	Building additions
•	Wine barrels and storage tanks
•	Processing equipment

      Over the past three years capital expenditures for the Smokeless Tobacco segment accounted for 58.5 percent of the consolidated total, while the Wine segment accounted for 39.6 percent and all other operations and corporate accounted for 1.9 percent.

      Capital expenditures for the Smokeless Tobacco and Wine segments over the last three years were mainly focused on increasing capacity.

     Financing Activities

      Net cash used in financing activities increased in 2002 to $632.5 million. The increase was attributable to additional restricted deposits, repayment of loans under the terminated credit facility, lower proceeds from the issuance of stock due to fewer exercises of employee stock options and the resumption of the share repurchase program in August 2002. These increases were partially offset by net proceeds from the issuance of new senior notes.

      In July 2002, the Company issued $600 million senior notes, resulting in net proceeds of $593.3 million. The proceeds from these senior notes were utilized to repay the remaining loan principal, fees and prepayment penalties associated with the terminated $1 billion credit facility, and for restricted deposits into the court-administered qualified settlement fund. The Company also utilized cash generated from operations for the additional restricted deposits during 2002. Cash dividends paid to stockholders were higher in 2002 due to the 4.3 percent increase in the 2002 dividend rate approved by the Board of Directors in December 2001 and higher common shares outstanding.

Capital Resources

	2002	2001	2000

Dividends paid	$324,233	$303,277	$287,009
Dividends per share	1.92	1.84	1.76

      In July 2002, the Company entered into a $300 million unsecured line of credit with various financial institutions (the “New Credit Facility”) comprised of a $150 million 364-day credit agreement and a $150 million three-year credit agreement. The credit agreements were entered into to primarily support commercial paper borrowings. There were no borrowings under the New Credit Facility during 2002.

      In July 2002, the Company issued $600 million aggregate principal amount of 6.625 percent senior notes at a price of 99.53 percent of the principal amount. The notes mature on July 15, 2012, with semiannual interest payments.

      Also in July 2002, the Company terminated its $1 billion senior secured credit facility entered into in October 2000. In October 2000, the Company borrowed $330 million of floating rate debt under the provisions of the terminated credit facility. The proceeds were used to fund the court-administered qualified settlement fund. During 2002, 2001 and 2000, the Company made scheduled quarterly principal payments under the terms of the loan facility of $.8 million per quarter. In July 2002, amounts outstanding under this loan facility were repaid.

      In March 2000, the Company issued $300 million aggregate principal amount of 8.8 percent fixed rate senior notes with semi-annual interest payments that mature on March 15, 2005. These notes were issued to refinance commercial paper borrowings outstanding at the time of issuance.

      The Company’s working capital increased at December 31, 2002 to $828.8 million as compared to $669.5 million at December 31, 2001. However, the ratio of current assets to current liabilities (current ratio) decreased significantly to 1.6 to 1, which was mainly due to the litigation liability, partially offset by the inclusion of restricted deposits in current assets. The current ratio, excluding these items, would have increased to approximately 5.2 to 1. The working capital increase in 2002 was mainly attributable to higher cash and cash equivalents.

      In January 2003, the Company paid its litigation liability related to its antitrust case in the amount of $1.262 billion. The Company utilized funds held in restricted deposits in the amount of $1.242 billion and $19.7 million in cash in satisfaction of this judgment.

      As a result of the charge taken in 2002 for the litigation loss, the Company reported a stockholders’ deficit of approximately $47 million as of December 31, 2002. As a general matter, a company could be restricted from paying dividends or repurchasing its common stock if it were insolvent or had insufficient capital. However, in light of the Company’s cash flows and the values inherent in the Company as a going concern, the Company does not anticipate that its reporting a stockholders’ deficit for accounting purposes will have any negative impact on its operations, cash flows, its ability to pay dividends or repurchase its common stock pursuant to its previously announced share repurchase program.

      In December 2002, the Board of Directors increased the Company’s first quarter 2003 dividend to stockholders to 50 cents per share with an indicated annual rate of $2.00 per share. This represents a 4.2 percent increase over 2002.

      In August 2002, the Company resumed its stockholder approved share repurchase program as the balance of funds required to satisfy the then pending judgment were deposited with the court. In 2002, the Company expended $50.3 million under the share repurchase program. The Company expects to spend $150 million in each of the next three years to buy back its common shares. Stock prices, market conditions and other factors will determine the actual amount expended.

      The Company estimates that amounts expended in 2003 for tobacco leaf purchases for moist smokeless tobacco products and grape purchases for wine will approximate amounts expended in 2002.

      In 2003, expenditures under the Company’s capital program are expected to be approximately $68 million.

      The Company anticipates that cash generated from net earnings in 2003 will be sufficient to meet its day-to-day operational cash requirements and for the share repurchase program. The Company will utilize short-term borrowings, if necessary, to fund shortfalls from operations.

Market Risk Disclosures

      In the normal course of business, the Company is exposed to market risk, primarily in the form of interest rate risk. The Company routinely monitors this risk, and has instituted policies and procedures to minimize the adverse effects of changes in interest rates on its net earnings and cash flows. To manage borrowing costs, the Company uses fixed rate debt and derivative instruments, primarily interest rate swaps and treasury locks. All derivative contracts are for non-trading purposes, and are entered into with major reputable financial institutions with high credit ratings, thereby minimizing counterparty risk.

      At December 31, 2002 and 2001, the Company had $1.1 billion and $500 million, respectively, in fixed rate senior notes and $40 million in floating rate senior notes outstanding. The fixed rate senior notes outstanding at December 31, 2002 were comprised of $600 million with an interest rate of 6.625 percent, $300 million at 8.8 percent and $200 million at 7.25 percent. Fixed rate senior notes outstanding at December 31, 2001 include the aforementioned $300 million and $200 million senior notes. In addition, the Company also had $325.9 million in floating rate debt outstanding under its $1 billion credit facility at December 31, 2001. Amounts outstanding under this credit facility were repaid in July 2002, and the $1 billion credit facility was terminated.

      In order to hedge the interest rate risk on the $40 million floating rate senior notes, the Company entered into an interest rate swap to pay a fixed rate of interest (7.25 percent) and receive a floating rate of interest on the notional amount of $40 million. This swap fixes the interest rate on the $40 million in long-term floating rate senior notes at 7.25 percent. The Company also entered into an intra-day treasury lock agreement with a notional amount of $600 million, in connection with the pricing of the $600 million senior notes, in order to hedge the risk of movement in interest rates that occurred from the time the agreement was executed until the time the senior notes were priced.

      The following provides a sensitivity analysis of interest rate risk and the effects of hypothetical sudden changes in the applicable market conditions on the succeeding year’s earnings, based upon year-end positions. Computations of the potential effects of the hypothetical market changes are based upon various assumptions, involving interest rate levels and other variables. The fair values of the Company’s fixed rate senior notes payable are sensitive to changes in interest rates. Based upon an immediate 100 basis point increase in the applicable interest rate at December 31, 2002, the fair value of the Company’s fixed rate senior notes would decrease by approximately $61.4 million. Conversely, a 100 basis point decrease in that rate would increase the fair value of these notes by $66.4 million.

      Taking into account the Company’s floating rate senior notes payable and interest rate swap outstanding at December 31, 2002, each 100 basis point increase or decrease in the applicable market rates of interest, with all other variables held constant, would not have any effect on interest expense. This is due to the full correlation of the terms of the notes with those of the swap.

      These hypothetical changes and assumptions may be different from what actually takes place in the future, and the computations do not take into account management’s possible actions if such changes actually occurred over time. Considering these limitations, actual effects on future earnings could differ from those calculated above.

      In addition, from time to time, the Company enters into foreign currency forward contracts to hedge the risk of variability in cash flows associated with foreign currency payments. Such payments are primarily made in connection with purchases of barrels for the Company’s wine operations. There were no such contracts outstanding at December 31, 2002 or 2001.

      The Company routinely invests portions of its cash in short-term commercial paper. It is the Company’s policy to ensure that this commercial paper is comprised of only investment grade securities (as determined by a third-party rating agency) which mature in three months or less. These factors, along with continual monitoring of the credit status of the investee companies and securities, reduce the Company’s exposure to investment risk associated with these securities. At December 31, 2002, the Company had approximately $370.2 million invested in short-term commercial paper.

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

      The Company carries significant amounts of leaf tobacco and grape inventories for use in the production of moist smokeless tobacco products and wine. The carrying value of these inventories includes management’s assessment of their estimated net realizable values. Management reviews these inventories to make judgments for potential write-downs for slow-moving, unsaleable or obsolete inventories.

      Amounts recognized in the financial statements for the Company’s noncontributory defined benefit pension plans are determined on an actuarial basis, which requires management to make assumptions for the expected long-term rate of return on plan assets and the discount rate used in calculating the applicable benefit obligation. The Company evaluates its actuarial assumptions on an annual basis and considers changes in these long-term factors based on market conditions and requirements of Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions. In 2002, the Company’s expected long-term rate of return on plan assets was 9.25 percent. The Company believes this assumption was reasonable based upon asset composition, information available at the time, and historical trends. The Company used a discount rate of 6.5 percent in determining plan liabilities at December 31, 2002. This rate approximates the current rate at which pension liabilities could be effectively settled. Pension expense will significantly increase in 2003 as compared with 2002, due to lower actual returns on plan assets than expected, a lower discount rate and a lower expected long-term rate of return on plan assets. In 2003, the Company is utilizing a 6.5 percent discount rate and an 8 percent expected long-term rate of return on plan assets. The following provides a sensitivity analysis, which demonstrates the impact that adverse changes in these assumptions would have had on the Company’s 2002 pension expense. A 50 basis point decrease in the expected long-term rate of return on plan assets would increase this expense by approximately $1 million, while the same basis point decrease in the discount rate would result in an increase of approximately $2.7 million.

      The Company’s primary business, moist smokeless tobacco, sells products with freshness dates. It is the Company’s policy to accept sales returns from its customers for products that have exceeded such dates. The Company’s assumptions regarding sales returns are based on historical experience and current sales trends, and there has not been a significant fluctuation between assumptions and actual return activity on a historical basis. Actual sales returns have averaged approximately 3.3 percent of moist smokeless tobacco can sales over the last three years. However, significant changes in moist smokeless tobacco can sales, promotional activities, consumer acceptance of new products and competition could affect net sales amounts in the future.

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

Aggregate Contractual Obligations

	Payments Due by Period

		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Contractual Obligations
Long-term debt	$1,140,000	$—	$300,000	$—	$840,000
Operating leases	42,551	10,329	12,430	4,543	15,249
Unconditional purchase obligations	500,536	95,537	123,212	100,844	180,943
Other long-term obligations	84,634	10,164	24,811	31,331	18,328

Total contractual obligations	$1,767,721	$116,030	$460,453	$136,718	$1,054,520

      The above table represents the Company’s total contractual obligations as of December 31, 2002. Unconditional purchase obligations relate primarily to contractual commitments for the purchase of grapes and leaf tobacco for use in the production of wine and moist smokeless tobacco products, respectively. Other long-term obligations relate to minimum amounts payable under the Smokeless Tobacco Master Settlement Agreement.

Controls and Procedures

      The Company, under the direction of the Chief Executive Officer and Chief Financial Officer, has reviewed and evaluated its disclosure controls and procedures and believes, as of the date of management’s evaluation, that the Company’s disclosure controls and procedures are reasonably designed to be effective for the purposes for which they are intended. The review and evaluation was performed within 90 days prior to the filing of its Annual Report on Form 10-K.

      There have not been any significant changes in the Company’s internal controls or any other factors that could significantly affect these controls subsequent to the date of management’s evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Cautionary Statement Regarding Forward-Looking Information

      The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a safe harbor for forward-looking information made on behalf of the Company. All statements, other than statements of historical facts, which address activities or actions that the Company expects or anticipates will or may occur in the future, and growth of the Company’s operations and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Act, the Company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company.

      Any one, or a combination, of these factors could materially affect the results of the Company’s operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the Company’s Annual Report on Form 10-K, in the Form 8-Ks and in the quarterly Form 10-Qs), and conditions in the capital markets. Forward-looking statements made by the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the Company, actual results may differ from those in the forward-looking statements. The forward-looking statements speak only as to the date when they are made.

EXHIBIT 13 — (Continued)

(Items 5 and 8)

QUARTERLY FINANCIAL DATA (Unaudited)

	First	Second	Third	Fourth	Year

2002
Net sales	$375,214	$432,306	$451,325	$424,032	$1,682,877
Gross profit	294,594	340,870	352,347	329,989	1,317,800
Net (loss) earnings	103,793	136,846	130,540	(642,648)	(271,469)
Basic (loss) earnings per share	.62	.81	.77	(3.82)	(1.61)
Diluted (loss) earnings per share	.61	.80	.77	(3.82)	(1.61)
Dividends per share	.48	.48	.48	.48	1.92
Market price per share:
High	39.00	41.35	35.10	34.01	41.35
Low	32.97	33.40	25.77	25.30	25.30

2001
Net sales	$376,244	$407,044	$407,419	$435,308	$1,626,015
Gross profit	295,455	321,370	317,311	342,298	1,276,434
Net earnings	108,007	121,668	124,222	137,705	491,602
Basic earnings per share	.66	.74	.76	.83	2.99
Diluted earnings per share	.66	.74	.75	.82	2.97
Dividends per share	.46	.46	.46	.46	1.84
Market price per share:
High	32.70	31.45	33.95	36.00	36.00
Low	23.38	26.93	27.40	32.50	23.38

The fourth quarter and full year of 2002 include a charge of $775.8 million for the litigation loss, net of the tax benefit, resulting in a decrease of $4.61 and $4.57 per diluted share, respectively. These results include a reduction to compensation expense as a result of the litigation loss, which was a benefit to operating results, favorably affecting diluted earnings per share by 3 cents for both 2002 periods.

The first quarter, fourth quarter and full year of 2002 include the effect of one less billing day in the Smokeless Tobacco segment versus the corresponding 2001 periods, resulting in a decrease of 8 cents per diluted share for each period.

The third quarter of 2002 includes the effect of one additional billing day in the Smokeless Tobacco segment versus the corresponding 2001 period, resulting in an increase of 8 cents per diluted share.

The Company’s common shares trade on the New York Stock Exchange and the Pacific Exchange, ticker symbol — UST. The number of stockholders of record at December 31, 2002 was 7,582.

Exhibit 13 — (Continued)

(Item 8)

UST

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31

	2002	2001	2000

Net Sales	$1,682,877	$1,626,015	$1,507,757
Costs and Expenses
Cost of products sold	321,533	312,304	294,802
Excise taxes	43,544	37,277	35,277
Selling, advertising and administrative	455,513	443,406	424,955

Total Costs and Expenses	820,590	792,987	755,034

Operating Income	862,287	833,028	752,723

Litigation Loss	1,260,510	—	—
Interest, net	46,140	33,760	34,288

(Loss) Earnings Before Income Taxes	(444,363)	799,268	718,435

Income Tax (Benefit) Expense	(172,894)	307,666	276,549

Net (Loss) Earnings	$(271,469)	$491,602	$441,886

Net (Loss) Earnings Per Share
Basic	$(1.61)	$2.99	$2.71
Diluted	$(1.61)	$2.97	$2.70
Average Number of Shares
Basic	168,786	164,250	163,181
Diluted	168,786	165,682	163,506

See Notes to Consolidated Financial Statements.

UST

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(In thousands)

	December 31

	2002	2001

Assets
Current assets
Cash and cash equivalents	$382,003	$271,969
Accounts receivable	77,617	85,423
Inventories	535,704	493,820
Deferred income taxes	29,181	16,855
Restricted deposits	1,242,431	—
Prepaid expenses and other current assets	24,331	23,892

Total current assets	2,291,267	891,959

Property, plant and equipment, net	389,866	369,568
Deferred income taxes	35,186	—
Restricted deposits	—	659,897
Other assets	48,956	90,278

Total assets	$2,765,275	$2,011,702

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Current portion of long-term debt	$—	$3,300
Accounts payable and accrued expenses	183,647	171,610
Income taxes payable	18,285	47,552
Litigation liability	1,260,510	—

Total current liabilities	1,462,442	222,462

Long-term debt	1,140,000	862,575
Postretirement benefits other than pensions	81,467	81,679
Deferred income taxes	—	183,524
Other liabilities	128,356	80,400
Contingencies (see note)	—	—

Total liabilities	2,812,265	1,430,640

Stockholders’ (deficit) equity
Capital stock(1)	102,720	101,710
Additional paid-in capital	696,905	635,380
Retained earnings	320,288	915,990
Accumulated other comprehensive loss	(62,879)	(18,256)

	1,057,034	1,634,824
Less treasury stock(2)	1,104,024	1,053,762

Total stockholders’ (deficit) equity	(46,990)	581,062

Total liabilities and stockholders’ (deficit) equity	$2,765,275	$2,011,702

(1)	Common Stock par value $.50 per share: Authorized — 600 million shares; Issued — 205,439,046 shares in 2002 and 203,420,506 shares in 2001. Preferred Stock par value $.10 per share: Authorized — 10 million shares; Issued — None.

(2)	37,419,861 shares in 2002 and 35,821,600 shares in 2001.

See Notes to Consolidated Financial Statements.

UST

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year ended December 31

	2002	2001	2000

Operating Activities
Net (loss) earnings	$(271,469)	$491,602	$441,886
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	49,653	43,196	39,603
Deferred income taxes	(207,008)	(7,478)	198,578
Changes in operating assets and liabilities:
Accounts receivable	7,806	(2,725)	(18,349)
Inventories	(41,884)	(44,536)	(45,815)
Prepaid expenses and other assets	8,448	(7,184)	(26,208)
Accounts payable, accrued expenses and other liabilities	14,389	20,877	16,357
Tax benefits from the exercise of stock options	5,446	10,262	1,190
Income taxes	(29,267)	62,074	(60,206)
Litigation liability	1,260,510	—	—

Net cash provided by operating activities	796,624	566,088	547,036

Investing Activities
Purchases of property, plant and equipment	(57,214)	(47,230)	(51,075)
Dispositions of property, plant and equipment	3,147	1,243	15,608

Net cash used in investing activities	(54,067)	(45,987)	(35,467)

Financing Activities
Proceeds from debt	593,292	—	630,000
Repayment of debt	(325,875)	(3,300)	(242,790)
Restricted deposits	(582,534)	(154,142)	(505,755)
Proceeds from the issuance of stock	57,089	116,553	12,500
Dividends paid	(324,233)	(303,277)	(287,009)
Stock repurchased	(50,262)	—	(97,470)

Net cash used in financing activities	(632,523)	(344,166)	(490,524)

Increase in cash and cash equivalents	110,034	175,935	21,045
Cash and cash equivalents at beginning of year	271,969	96,034	74,989

Cash and cash equivalents at end of year	$382,003	$271,969	$96,034

Supplemental disclosure of cash flow information
Cash paid during the year for:
Income taxes	$67,733	$284,822	$137,658
Interest	52,280	68,189	39,286

See Notes to Consolidated Financial Statements.

UST

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

(Dollars in thousands, except per share amounts)

				Accumulated		Total
				Other		Stock-	Compre-
		Additional		Compre-		holders’	hensive
	Common	Paid-in	Retained	hensive	Treasury	(Deficit)	Income
	Stock	Capital	Earnings	Loss	Stock	Equity	(Loss)

Balance at December 31, 1999	$104,468	$526,676	$861,816	$(12,277)	$(1,279,879)	$200,804
Comprehensive income:
Net earnings	—	—	441,886	—	—	441,886	$441,886
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	—	—	—	(66)	—	(66)	(66)
Minimum pension liability adjustment	—	—	—	(1,263)	—	(1,263)	(1,263)

Other comprehensive loss							(1,329)

Comprehensive income							$440,557

Cash dividends — $1.76 per share	—	—	(287,009)	—	—	(287,009)
Exercise of stock options — 801,100 shares and issuance of restricted stock — 5,550 shares	404	11,738	—	—	—	12,142
Income tax benefits and decrease in receivables from exercise of stock options	—	1,548	—	—	—	1,548
Stock repurchased — 4,692,100 shares	—	—	—	—	(97,470)	(97,470)
Retirement of treasury stock — 5,000,000 shares	(2,500)	(12,966)	(131,619)	—	147,085	—

Balance at December 31, 2000	102,372	526,996	885,074	(13,606)	(1,230,264)	270,572
Comprehensive income:
Net earnings	—	—	491,602	—	—	491,602	$491,602
Other comprehensive loss, net of tax:
Cumulative effect of accounting change — SFAS No. 133	—	—	—	(374)	—	(374)	(374)
Net deferred loss on cash flow hedges	—	—	—	(1,000)	—	(1,000)	(1,000)
Foreign currency translation adjustment	—	—	—	(933)	—	(933)	(933)
Minimum pension liability adjustment	—	—	—	(2,343)	—	(2,343)	(2,343)

Other comprehensive loss							(4,650)

Comprehensive income							$486,952

Cash dividends — $1.84 per share	—	—	(303,277)	—	—	(303,277)
Exercise of stock options — 4,671,800 shares and issuance of restricted stock — 5,470 shares	2,338	123,486	—	—	—	125,824
Income tax benefits, net of increase in receivables from exercise of stock options	—	991	—	—	—	991
Retirement of treasury stock — 6,000,000 shares	(3,000)	(16,093)	(157,409)	—	176,502	—

Balance at December 31, 2001	101,710	635,380	915,990	(18,256)	(1,053,762)	581,062
Comprehensive loss:
Net loss	—	—	(271,469)	—	—	(271,469)	$(271,469)
Other comprehensive loss, net of tax:
Net deferred loss on cash flow hedges	—	—	—	(3,199)	—	(3,199)	(3,199)
Foreign currency translation adjustment	—	—	—	(920)	—	(920)	(920)
Minimum pension liability adjustment	—	—	—	(40,504)	—	(40,504)	(40,504)

Other comprehensive loss							(44,623)

Comprehensive loss							$(316,092)

Cash dividends — $1.92 per share	—	—	(324,233)	—	—	(324,233)
Exercise of stock options — 2,013,000 shares and issuance of restricted stock — 5,540 shares	1,010	55,037	—	—	—	56,047
Income tax benefits and decrease in receivables from exercise of stock options	—	6,488	—	—	—	6,488
Stock repurchased — 1,598,261 shares	—	—	—	—	(50,262)	(50,262)

Balance at December 31, 2002	$102,720	$696,905	$320,288	$(62,879)	$(1,104,024)	$(46,990)

See Notes to Consolidated Financial Statements.

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share amounts or where otherwise noted)

Summary of Significant Accounting Policies

Basis of Presentation

      The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, as such, include amounts based on judgments and estimates made by management. Management believes that the judgments and estimates used in the preparation of the consolidated financial statements are appropriate, however actual results may differ from these estimates. The consolidated financial statements include the accounts of the Company and all of its subsidiaries after the elimination of intercompany accounts and transactions. An investment in a majority-owned partnership, where the Company is a limited partner, is accounted for by the equity method and is carried at an amount equal to the Company’s interest in the underlying net assets.

      The estimated fair values of amounts reported in the consolidated financial statements have been determined by using available market information or appropriate valuation methodologies. All current assets and current liabilities are carried at their fair values, which approximate market value, because of their short-term nature. The fair values of long-term assets and long-term liabilities approximate their carrying values, with the exception of the Company’s senior notes (see Borrowing Arrangements note).

      Certain prior year amounts reported on the Consolidated Statement of Operations have been reclassified to conform to the 2002 presentation.

Revenue Recognition

      The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the amount is fixed or determinable and collectability is reasonably assured. The Company’s revenues are derived principally from the sale of moist smokeless tobacco products and premium wines with immaterial sales from other products. Revenue from the sale of moist smokeless tobacco products is recognized, net of any discounts or rebates granted, when title passes, which corresponds with the arrival of the shipments at the customer’s location. Revenue from the sale of wine is recognized, net of allowances, at the time products are shipped to customers. Revenue from the sale of all other products is predominantly recognized when title passes, which occurs at the time of shipment to customers.

      Shipping and handling costs incurred by the Company in connection with products sold are included in “cost of products sold” on the Consolidated Statement of Operations.

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

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

useful lives of the related assets, while repairs and maintenance are expensed when incurred. Long-lived assets are reviewed for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable.

Income Taxes

      Income taxes are provided on all revenue and expense items included in the Consolidated Statement of Operations, regardless of the period in which such items are recognized for income tax purposes, adjusted for items representing permanent differences between pretax accounting income and taxable income. Deferred income taxes result from the future tax consequences associated with temporary differences between the carrying amounts of assets and liabilities for tax and financial reporting purposes.

Stock Options

      The Company adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS or Statement) No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, which amends SFAS No. 123, Accounting for Stock-Based Compensation, in 2002. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, which was originally provided under SFAS No. 123. The Statement also improves the timeliness of disclosures by requiring the information to be included in interim as well as annual financial statements. The adoption of these disclosure provisions had no impact on the Company’s 2002 consolidated results of operations, financial position or cash flows.

      At December 31, 2002, the Company maintained three stock-based employee compensation plans (see Stock Options note). The Company accounts for these employee stock compensation plans in accordance with the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. No stock-based employee compensation expense is reflected in net (loss) earnings as all options granted under these plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant.

      Consistent with the method described in SFAS No. 123, if compensation expense for the Company’s plans had been determined based on the fair value at the grant dates for awards under its plans, net (loss) earnings and (loss) earnings per share would have been (increased) reduced to the pro forma amounts indicated below:

	2002	2001	2000

Net (loss) earnings:
As reported	$(271,469)	$491,602	$441,886
Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effect	(4,422)	(4,896)	(6,566)

Pro forma	$(275,891)	$486,706	$435,320

Basic (loss) earnings per share:
As reported	$(1.61)	$2.99	$2.71
Pro forma	$(1.63)	$2.96	$2.67
Diluted (loss) earnings per share:
As reported	$(1.61)	$2.97	$2.70
Pro forma	$(1.63)	$2.95	$2.66

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Currency Translation

      In connection with foreign operations with functional currencies other than the U.S. dollar, assets and liabilities are translated at current exchange rates, while income and expenses are translated at the average rates for the period. The resulting translation adjustments are reported as a component of accumulated other comprehensive loss.

(Loss) Earnings Per Share

      Basic (loss) earnings per share is calculated by dividing net (loss) earnings by the weighted-average number of common shares outstanding during the period. The diluted earnings per share computation includes the effect of shares which would be issuable upon the exercise of outstanding stock options, reduced by the number of shares which are assumed to be purchased by the Company from the resulting proceeds at the average market price during the period. The diluted loss per share computation excludes all potential common shares, as their effect is antidilutive.

Accounting Pronouncements

      Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. The Company ceased amortization of its goodwill, as required, which did not materially impact its results of operations, financial position or cash flows. The Company performed the transitional goodwill impairment test (as of January 1, 2002), as well as the annual test for 2002, as required by the Statement, on its applicable reporting units. As the estimated fair values of these reporting units exceeded their respective net book values, including goodwill, no impairment charge was recognized. The Company performs an impairment review of its goodwill balances at least annually, or more frequently, if certain defined indicators exist.

      The Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective January 1, 2002, which provides a single accounting model for measuring impairment of long-lived assets and the disposal of such assets. Provisions outlined in this Statement supersede SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and certain provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The adoption of SFAS No. 144 had no impact on the Company’s consolidated results of operations, financial position or cash flows.

      The Company adopted Emerging Issues Task Force (EITF) Issue No. 01-9, Accounting For Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products, effective January 1, 2002. This Issue requires that costs associated with certain Company sales incentives be reclassified from selling, advertising and administrative expenses to a reduction in net sales for all periods presented on the Consolidated Statement of Operations. The income statement reclassification required by this Issue had no effect on the Company’s previously reported consolidated operating income or net earnings.

      There were no other recently issued accounting pronouncements with delayed effective dates that would currently have a material impact on the consolidated financial results of the Company.

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories

	December 31

	2002	2001

Leaf tobacco	$214,142	$215,728
Products in process	210,851	171,730
Finished goods	92,126	88,978
Other materials and supplies	18,585	17,384

	$535,704	$493,820

      At December 31, 2002 and 2001, $213.9 million and $215.6 million, respectively, of leaf tobacco inventories were valued using the LIFO method. The average costs of these inventories were greater than the amounts at which these inventories were carried in the Consolidated Statement of Financial Position by $63.9 million and $58.5 million, respectively.

Property, Plant and Equipment, Net

	December 31

	2002	2001

Land	$22,715	$22,126
Buildings	272,328	261,208
Machinery and equipment	441,051	406,878

	736,094	690,212
Less allowances for depreciation	346,228	320,644

	$389,866	$369,568

      Depreciation expense was $35.2 million for 2002, $35 million for 2001 and $36.5 million for 2000.

Commitments

Purchase Agreements

      At December 31, 2002, the Company had entered into unconditional purchase obligations in the form of contractual commitments. Unconditional purchase obligations are commitments that are noncancelable or cancelable only under certain predefined conditions.

      The Company is obligated to make payments in the upcoming year of approximately $31.8 million for leaf tobacco to be used in the production of moist smokeless tobacco products. Additionally, in connection with the acquisition of manufacturing machinery and equipment, the Company has a commitment to spend approximately $1.2 million during 2003.

      The Company is obligated to make future payments for purchases and processing of grapes for use in the production of wine, based upon estimated yields and market conditions, as follows:

	2003	2004	2005	2006	2007	Thereafter	Total

Grape commitments	$62,098	$62,660	$59,678	$55,095	$45,749	$180,943	$466,223

      In addition, the Company has a commitment to spend a minimum of approximately $.4 million in each of the next three years under an advertising-related contract.

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operating Leases

      The Company leases certain property and equipment under various operating lease arrangements. The following is a schedule of future minimum lease payments for operating leases as of December 31, 2002:

	2003	2004	2005	2006	2007	Thereafter	Total

Lease commitments	$9,973	$7,830	$4,600	$2,906	$1,637	$15,249	$42,195

      Lease expense for the years 2002, 2001 and 2000 was $12.8 million, $13.6 million and $11.2 million, respectively.

Restricted Deposits

      At December 31, 2002 and 2001, the Company had $1.242 billion and $513.2 million, respectively, on deposit in a qualified settlement fund with the U.S. District Court in connection with the antitrust litigation involving the Company’s smokeless tobacco subsidiary (see Other Matters note). In addition, the Company had $146.7 million on deposit at December 31, 2001 in a restricted collateral account established by the lenders of the terminated $1 billion credit facility (see Borrowing Arrangements note).

      During 2002, $572.1 million of additional funds were added to the restricted deposits, in addition to the interest income earned on the invested amounts, net of taxes paid. The Company utilized a portion of its net proceeds from its senior notes issued on July 15, 2002 (see Borrowing Arrangements note) and cash from operations for these deposits.

      In January 2003, deposits held in the qualified settlement fund, along with additional cash of $19.7 million, was utilized to pay the antitrust judgment.

Other Assets

	December 31

	2002	2001

Prepaid pension costs	$—	$29,818
Partnership investments	4,913	16,270
Capitalized debt costs	9,041	13,369
Goodwill	4,393	4,393
Other	30,609	26,428

	$48,956	$90,278

      Capitalized debt costs as of December 31, 2002 and 2001 included applicable fees incurred in connection with the Company’s senior notes and credit facilities outstanding as of such dates. These costs are being amortized over their applicable terms (see Borrowing Arrangements note).

Accounts Payable and Accrued Expenses

	December 31

	2002	2001

Trade accounts payable	$62,348	$55,991
Employee compensation and benefits	47,743	59,508
Interest payable on long-term debt	27,371	9,713
Tobacco settlement-related charges	11,798	10,690
Other accrued expenses	34,387	35,708

	$183,647	$171,610

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Borrowing Arrangements

      Long-term debt, less current maturities, consisted of the following:

	December 31

	2002		2001

	Carrying	Fair	Carrying	Fair
	Value	Value(1)	Value	Value(1)

Credit facility borrowing(2)	$—	$—	$325,875	$325,875
Senior notes, due March 15, 2005	300,000	333,576	300,000	325,922
Senior notes, due June 1, 2009	240,000	261,083	240,000	245,744
Senior notes, due July 15, 2012	600,000	641,753	—	—

	1,140,000	1,236,412	865,875	897,541
Less current maturities	—	—	(3,300)	(3,300)

	$1,140,000	$1,236,412	$862,575	$894,241

(1)	Represents amount at which liability could effectively be settled as of the respective year-end date. Calculation of this value is based upon present value of future cash flows.

(2)	This credit facility was terminated in July 2002.

      In July 2002, the Company issued $600 million aggregate principal amount of 6.625 percent senior notes at a price of 99.53 percent of the principal amount. These notes mature on July 15, 2012, with semiannual interest payments. Approximately $4.8 million of the costs associated with the issuance of the notes were capitalized and are being amortized over the term of the notes. The Company used a portion of the net proceeds from the $600 million senior notes to repay the remaining principal, fees and prepayment penalties associated with the $1 billion financing arrangement (the “Credit Facility”) in the amount of $325.8 million. In July 2002, the Credit Facility was terminated and the $7.3 million in related unamortized debt costs were expensed.

      Also in July 2002, the Company entered into a $300 million unsecured line of credit with various financial institutions (the “New Credit Facility”), comprised of a $150 million 364-day credit agreement and a $150 million three-year credit agreement. These credit agreements were executed primarily to support commercial paper borrowings. The Company had no commercial paper borrowings at December 31, 2002 or 2001. Costs of approximately $2.7 million associated with the New Credit Facility have been capitalized and are being amortized over their applicable terms. There were no borrowings under the New Credit Facility at December 31, 2002. The New Credit Facility requires the maintenance of certain financial ratios and the payment of commitment and administrative fees. As of December 31, 2002, the Company is in compliance with all covenants under the terms of the New Credit Facility. Commitment fees for the 364-day and the three-year credit agreements are ..25 percent and .375 percent of the unused portion per annum, respectively.

      The Credit Facility, which was entered into in 2000 with various financial institutions, was comprised of a $300 million 364-day credit facility, a $370 million three-year term loan facility and a $330 million four and one-third year term loan facility. The Company had borrowed the $330 million term loan in 2000 and deposited it with the U.S. District Court to satisfy the bonding requirement for the antitrust litigation (see Restricted Deposits note). During the years ended December 31, 2002, 2001 and 2000, the Company made scheduled principal payments totaling $1.7 million (prior to termination), $3.3 million and $.8 million, respectively. At December 31, 2001, the effective annual interest rate on the outstanding balance was 4.375 percent. Commitment fees associated with the Credit Facility were based upon unused capacity and were calculated as follows: .5 percent per annum on the 364-day revolving credit facility and .875 percent per annum on the three-year term loan. Commitment fees incurred were $2.6 million, $4.8 million and $1.6 million for the years ended December 31, 2002, 2001 and 2000, respectively.

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

      All derivatives are recognized as either assets or liabilities in the Consolidated Statement of Financial Position with measurement at fair value, and changes in the fair values of derivative instruments are reported in either net earnings or other comprehensive income depending on the designated use of the derivative and whether it meets the criteria for hedge accounting. The accounting for gains and losses associated with changes in the fair value of derivatives and the related effects on the consolidated financial statements is subject to their hedge designation and whether they meet effectiveness standards.

      The Company has hedged the interest rate risk on its $40 million aggregate principal amount of floating rate senior notes with a ten-year interest rate swap having a notional amount of $40 million and quarterly settlement dates over the term of the contract. The Company pays a fixed rate of 7.25 percent and receives a floating rate of three-month LIBOR plus 90 basis points on the notional amount. This interest rate swap has been designated as a cash flow hedge, and changes in the cash flows from the swap perfectly offset the changes in the cash flows associated with the floating rate of interest on the $40 million debt principal (see Borrowing Arrangements note). The fair value of the swap at December 31, 2002 and 2001 was a net liability of $6.5 million and $2.1 million, respectively, based on dealer quotes, considering current market rates and was included in “other liabilities” on the Consolidated Statement of Financial Position. “Accumulated other comprehensive loss” at December 31, 2002 and 2001 included the accumulated loss on the cash flow hedge (net of taxes) of $4.2 million and $1.4 million, respectively. This reflects $2.8 million and $1 million (net of taxes) of other comprehensive loss recognized for the year ended December 31, 2002 and 2001, respectively, in connection with the change in fair value of the swap.

      In July 2002, the Company entered into an intra-day treasury lock agreement with a notional amount of $600 million, in connection with the pricing of the $600 million senior notes (see Borrowing Arrangements note). This instrument was used to hedge the risk of movement in interest rates that occurred from the time the agreement was executed until the time the senior notes were priced. The treasury lock agreement was unwound simultaneously with the pricing of the senior notes, resulting in an immaterial loss, which has been

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recorded in accumulated other comprehensive loss and is being amortized over the life of the senior notes as an adjustment to interest expense.

      In addition, from time to time, the Company has entered into foreign currency forward contracts, designated as cash flow hedges, in order to hedge the risk of variability in cash flows associated with foreign currency payments required in connection with firm commitments to purchase oak barrels for its wine operations. There were no such contracts outstanding at December 31, 2002 or 2001.

      There were no other derivative contracts at December 31, 2002, with the exception of forward contracts to purchase leaf tobacco for use in manufacturing smokeless tobacco products and grapes and bulk wine for use in wine production. These forward contracts meet the normal purchases exception, exempting them from SFAS No. 133 accounting and reporting.

Capital Stock

      The Company has two classes of capital stock, preferred stock and common stock. Preferred stock carries a par value of $.10 and no shares have been issued. Common stock carries a $.50 par value. Authorized preferred stock is 10 million shares and authorized common stock is 600 million shares.

      Common stock issued and outstanding at December 31, 2002 and 2001 was 205,439,046 shares and 203,420,506 shares, respectively. Treasury shares held at December 31, 2002 and 2001 were 37,419,861 shares and 35,821,600 shares, respectively. In May 2001, the Company canceled 6 million shares held in treasury, in connection with the establishment of the 2001 Stock Option Plan (see Stock Options note).

      In August 2002, the Company resumed its share repurchase program as the balance of the funds required to satisfy the then pending judgment were deposited with the court. During the year ended December 31, 2002, the Company repurchased a total of 1.6 million shares at a cost of $50.3 million under this program. These repurchases were made pursuant to authorization by the Board of Directors to repurchase the Company’s common stock up to a maximum of 20 million shares. As of December 31, 2002, 8.8 million shares have been repurchased at a cost of $213.1 million under this program. The Company did not repurchase any shares of its common stock during the year ended December 31, 2001, as the Company’s share repurchase program was suspended due to the antitrust litigation.

      In connection with the Nonemployee Directors’ Restricted Stock Award Plan, up to 200,000 shares of the Company’s common stock may be granted to nonemployee directors. During 2002, 5,540 shares of the Company’s common stock were issued under this plan with a weighted-average grant date fair value of $33.84 per share.

      Events causing changes in the issued and outstanding shares are described in the Consolidated Statement of Changes in Stockholders’ (Deficit) Equity.

Stock Options

      In May 2001, the Company’s stockholders approved the 2001 Stock Option Plan, authorizing that 6 million shares of the Company’s common stock be reserved for issuance under the plan. The Company maintains two additional stock option plans, the 1992 Stock Option Plan and a Nonemployee Directors’ Stock Option Plan. Under the Company’s current plans, options may be granted at not less than the fair market value on the date of grant and therefore no compensation expense is recognized for the stock options granted.

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

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

      The fair value of each option grant, for pro forma disclosure purposes, was estimated on the date of grant using the modified Black-Scholes option pricing model with the following weighted-average assumptions:

	2002	2001	2000

Expected dividend yield	5.0%	6.5%	7.0%
Risk-free interest rate	4.9%	4.5%	6.1%
Expected volatility	17.2%	30.3%	31.2%
Expected life of option	7.5 years	7.5 years	7.5 years

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

      At December 31, 2002, 6 million shares were available for grant under the 2001 Stock Option Plan and 31,500 shares were available for grant under the Nonemployee Directors’ Stock Option Plan, while no shares were available under the 1992 Stock Option Plan.

      Receivables from the exercise of stock options in the amount of $21.5 million in 2002, $22.5 million in 2001 and $13.3 million in 2000 have been deducted from stockholders’ (deficit) equity.

      The following table presents a summary of the Company’s stock option activity and related information for the years ended December 31 (options in thousands):

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
	Options	Price	Options	Price	Options	Price

Outstanding at beginning of year	14,257.8	$27.64	17,537.4	$26.95	15,321.5	$28.74
Granted	751.1	40.93	1,563.8	32.28	3,119.0	15.06
Exercised	(2,013.0)	27.75	(4,671.8)	26.90	(801.1)	15.02
Forfeited	(89.1)	22.68	(149.0)	19.93	(100.2)	26.28
Expired	(81.3)	30.81	(22.6)	24.19	(1.8)	14.74

Outstanding at end of year	12,825.5	$28.41	14,257.8	$27.64	17,537.4	$26.95

Exercisable at end of year	10,169.3	$28.31	10,365.1	$29.16	13,008.1	$29.54
Weighted-average fair value of options granted during the year		$4.90		$5.13		$2.60

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes information about stock options outstanding at December 31, 2002 (options in thousands):

Options Outstanding				Options Exercisable

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
Range of	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	of Options	Contractual Life	Price	of Options	Price

$15.06 — 15.53	2,304.7	7.5 years	$15.06	1,391.6	$15.07
25.50 — 35.25	9,772.7	4.8 years	30.60	8,767.2	30.40
40.07 — 40.94	748.1	9.3 years	40.93	10.5	40.07

$15.06 — 40.94	12,825.5	5.6 years	$28.41	10,169.3	$28.31

Accumulated Other Comprehensive Loss

      The components of comprehensive (loss) income that relate to the Company are net (loss) earnings, foreign currency translation adjustments, minimum pension liability adjustments and the change in the fair value of derivatives designated as effective cash flow hedges, all of which are presented in the Consolidated Statement of Changes in Stockholders’ (Deficit) Equity. Changes in accumulated other comprehensive (loss) income are recorded directly to stockholders’ (deficit) equity and do not affect the net (loss) earnings or cash flows of the Company.

      Accumulated other comprehensive loss consists of the following components, net of taxes:

	Foreign	Minimum	Fair Value of	Accumulated
	Currency	Pension	Derivative	Other
	Translation	Liability	Instruments	Comprehensive
	Adjustment	Adjustment	Adjustment	Loss

Balance at December 31, 1999	$(2,481)	$(9,796)	$—	$(12,277)
Net change for the year	(66)	(1,263)	—	(1,329)

Balance at December 31, 2000	(2,547)	(11,059)	—	(13,606)
Cumulative effect of accounting change — SFAS No. 133	—	—	(374)	(374)
Net change for the year	(933)	(2,343)	(1,000)	(4,276)

Balance at December 31, 2001	(3,480)	(13,402)	(1,374)	(18,256)
Net change for the year	(920)	(40,504)	(3,199)	(44,623)

Balance at December 31, 2002	$(4,400)	$(53,906)	$(4,573)	$(62,879)

      The net change for the year in foreign currency translation adjustment is reflected net of tax benefits of $495, $503 and $36 in 2002, 2001 and 2000, respectively. The net change for the year in minimum pension liability adjustment is reflected net of tax benefits of $21,810, $1,261 and $680 in 2002, 2001 and 2000, respectively. The net change for the year in the fair value of derivative instruments is reflected net of tax benefits totaling $1,723 in 2002 and $740 in 2001, which also includes the cumulative effect of accounting change (for adoption of SFAS No. 133).

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

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

      The following table represents a reconciliation of the plans at December 31:

			Postretirement Benefits
	Pension Plans		Other than Pensions

	2002	2001	2002	2001

Change in Benefit Obligation
Benefit obligation at beginning of year	$361,810	$333,535	$68,829	$61,395
Service cost	12,548	10,935	3,613	3,458
Interest cost	25,673	24,793	4,454	4,096
Plan participants’ contributions	—	—	42	41
Plan amendments	625	599	(11,299)	(356)
Actuarial loss	24,626	10,113	7,778	3,616
Benefits paid	(18,137)	(18,165)	(3,812)	(3,421)

Benefit obligation at end of year	$407,145	$361,810	$69,605	$68,829

Change in Plan Assets
Fair value of plan assets at beginning of year	$260,838	$279,882	—	—
Actual return on plan assets	(21,715)	(6,275)	—	—
Employer contributions	7,168	6,602	—	—
Benefits paid	(18,137)	(18,165)	—	—
Administrative expenses	(1,085)	(1,206)	—	—

Fair value of plan assets at end of year	$227,069	$260,838	—	—

Funded Status
Funded status at end of year	$(180,076)	$(100,972)	$(69,605)	$(68,829)
Unrecognized actuarial loss/(gain)	138,502	73,016	4,780	(3,029)
Unrecognized prior service cost	(404)	(1,094)	(16,642)	(9,821)
Unrecognized transition obligation	181	396	—	—

Accrued benefit cost	$(41,797)	$(28,654)	$(81,467)	$(81,679)

Amounts Recognized in the Consolidated Statement of Financial Position:
Prepaid benefit asset	$—	$29,818	$—	$—
Accrued benefit liability	(126,386)	(81,443)	(81,467)	(81,679)
Intangible asset	1,656	2,352	—	—
Accumulated other comprehensive loss	82,933	20,619	—	—

Net amount recognized	$(41,797)	$(28,654)	$(81,467)	$(81,679)

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The weighted-average assumptions used for the year ended December 31 were:

			Postretirement Benefits
	Pension Plans		Other than Pensions

	2002	2001	2002	2001

Discount rate	6.50%	7.25%	6.50%	7.25%
Expected return on plan assets	9.25%	9.50%	—	—
Rate of compensation increase	4.80%	4.80%	—	—

      The rate of increase in per capita costs of covered health care benefits is assumed to be 9 percent for 2003 and is assumed to decrease gradually to 4.5 percent by the year 2007 and remain at that level thereafter.

      Net periodic benefit cost for the year ended December 31 includes the following components:

				Postretirement Benefits
	Pension Plans			Other than Pensions

	2002	2001	2000	2002	2001	2000

Service cost	$12,548	$10,935	$10,100	$3,613	$3,458	$3,057
Interest cost	25,673	24,793	23,811	4,454	4,096	4,227
Expected return on plan assets	(22,411)	(24,751)	(27,271)	—	—	—
Amortization of unrecognized transition obligation	215	118	(247)	—	—	—
Amortization of prior service cost	(65)	(144)	(228)	(4,478)	(3,432)	(3,404)
Recognized actuarial loss/(gain)	4,351	2,485	1,885	(30)	(741)	(382)

Net periodic benefit cost	$20,311	$13,436	$8,050	$3,559	$3,381	$3,498

      A plan’s projected benefit obligation (PBO) represents the present value of the pension obligation assuming salary increases. A plan’s accumulated benefit obligation (ABO) represents this obligation based upon current salary levels. The PBO and ABO for the pension plans with accumulated benefit obligations in excess of plan assets were $407.1 million and $353 million, respectively, as of December 31, 2002, and $170.1 million and $156.8 million, respectively, as of December 31, 2001. The fair value of plan assets for such plans as of December 31, 2002 and 2001 was $227.1 million and $76.1 million, respectively. The Company’s unfunded plans, maintained to provide additional benefits for certain employees, accounted for $90.6 million and $80.8 million of the PBO and ABO, respectively, at December 31, 2002.

      Other liabilities include the noncurrent portion of the pension liabilities at December 31, 2002 and 2001 of $120.9 million and $75.9 million, respectively.

      The assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. To illustrate, a one-percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 2002 by approximately $9.4 million and increase the service and interest cost components of expense by approximately $1.4 million. A one-percentage point decrease in the assumed health care cost trend rate would have decreased the accumulated postretirement benefit obligation at December 31, 2002 by approximately $8.2 million and decreased the service and interest components of expense by approximately $1.2 million.

      Plan assets of the Company’s pension plans include marketable equity securities, including common stock of the Company, and corporate and government debt securities. At December 31, 2002 and 2001, the fund held 1.3 million shares of the Company’s common stock having a market value of $42.8 million and $44.8 million, respectively. Dividends paid on shares held by the fund were $2.5 million and $2.4 million in 2002 and 2001, respectively.

      The Company sponsors a defined contribution plan (Employees’ Savings Plan) covering substantially all of its employees. Employees are eligible to participate in the plan from the commencement of their

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

employment provided they are scheduled to work at least 1,000 hours per year. Company contributions are based upon participant contributions and begin upon completion of one year of service. The expense associated with Company contributions was $5.3 million in 2002, $7.5 million in 2001 and $5.6 million in 2000.

      The Company has an Incentive Compensation Plan which provides for incentive payments to designated employees based on stated percentages of net earnings before income taxes as defined in the plan. In 2002, no Incentive Compensation Plan expense was generated as a result of the net loss. Expenses under the plan amounted to $41.9 million in 2001 and $37.6 million in 2000. In 2002, the Board of Directors established a contingent merit bonus fund if there was no incentive compensation fund established under the current terms of the Company’s Incentive Compensation Plan with respect to the 2002 calendar year. Expenses under the contingent merit bonus fund amounted to $33.5 million in 2002.

Income Taxes

      The income tax (benefit) provision consists of the following:

	2002	2001	2000

Current:
Federal	$41,544	$281,626	$76,366
State and local	(7,430)	33,518	1,605

Total current	34,114	315,144	77,971

Deferred:
Federal	(178,453)	(6,556)	171,604
State and local	(28,555)	(922)	26,974

Total deferred	(207,008)	(7,478)	198,578

	$(172,894)	$307,666	$276,549

      The tax provisions do not reflect $5.4 million, $10.3 million and $1.2 million for 2002, 2001 and 2000, respectively, of tax benefits arising from the exercise of stock options. These amounts were credited directly to additional paid-in capital.

      The deferred tax (benefit) provision amounts do not reflect the tax effects resulting from changes in accumulated other comprehensive loss (see Accumulated Other Comprehensive Loss note).

      Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

      Components of deferred tax assets and liabilities as of December 31 are as follows:

	2002	2001

Deferred tax assets:
Postretirement benefits other than pensions	$28,513	$28,588
Accrued pension liabilities	43,167	27,681
Litigation loss	14,009	—
Other accrued liabilities	22,962	5,501
All other, net	3,638	7,900

Total deferred tax assets	112,289	69,670

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2002	2001

Deferred tax liabilities:
Restricted deposit	—	175,000
Depreciation	43,592	43,780
Prepaid pension asset	—	10,436
Capitalized debt costs	3,164	4,679
Investment in limited partnerships	1,166	2,444

Total deferred tax liabilities	47,922	236,339

Net deferred tax (assets) liabilities	$(64,367)	$166,669

      Differences between the Company’s effective tax rate and the U.S. federal statutory income tax rate are explained as follows:

	2002	2001	2000

U.S. federal statutory income tax rate	(35.0)%	35.0%	35.0%
State and local taxes, net of federal tax benefit	(5.2)	2.7	2.6
Other, net	1.3	0.8	0.9

	(38.9)%	38.5%	38.5%

      State and local taxes, net of federal tax benefit, was favorably affected by the litigation loss in 2002.

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

      Smokeless Tobacco segment sales are principally to a large number of wholesalers and chain stores which are widely dispersed throughout the United States. Over the past three years, sales to one customer averaged approximately 21.9 percent of annual Smokeless Tobacco segment sales.

      Over the past three years, sales to two customers averaged approximately 39.5 percent of annual Wine segment sales.

      The Company operates primarily in the United States. Foreign operations and export sales are not significant. Net sales and operating profit are reflected net of intersegment sales and profits.

      Operating profit is net sales less operating expenses and an allocation of corporate expenses. Operating results for all other operations included a write-down of cigar inventory in 2000. Corporate assets consist mainly of cash and cash equivalents. Smokeless Tobacco segment assets include restricted deposits. The increase in Wine segment assets in 2002 and 2001 is mainly due to higher levels of inventories and property, plant and equipment. Corporate capital expenditures and depreciation expense are net of amounts which have been allocated to each reportable segment and all other operations for purposes of reporting operating profit and identifiable assets. Interest, net, the litigation loss and income taxes are not reported by segment since they are excluded from the measure of segment performance reviewed by management.

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Advertising Costs

      The Company expenses the production costs of advertising in the period in which they are incurred. Advertising expenses were $69.1 million in 2002, $69.6 million in 2001 and $60.6 million in 2000. Prior year amounts reflect reclassifications to conform to the 2002 presentation. At December 31, 2002 and 2001, $4.5 million of advertising-related materials are included in prepaid expenses and other current assets.

Interest, Net

	2002	2001	2000

Interest expense on debt	$69,963	$67,141	$48,113
Interest income from cash equivalents and restricted deposits	(22,970)	(32,469)	(13,128)
Capitalized interest	(853)	(912)	(697)

	$46,140	$33,760	$34,288

Net (Loss) Earnings per Share

      The following table presents the computation of basic and diluted (loss) earnings per share:

	2002	2001	2000

Numerator:
Net (loss) earnings	$(271,469)	$491,602	$441,886

Denominator:
Denominator for basic (loss) earnings per share — weighted-average shares	168,786	164,250	163,181
Dilutive effect of employee stock options	—	1,432	325

Denominator for diluted (loss) earnings per share	168,786	165,682	163,506

Basic (loss) earnings per share	$(1.61)	$2.99	$2.71

Diluted (loss) earnings per share	$(1.61)	$2.97	$2.70

      As the Company recorded a net loss for the year ended December 31, 2002, diluted loss per share is equal to basic loss per share, due to the exclusion of all potential common shares, which would reduce the net loss per share. There were 12.8 million employee stock options outstanding at December 31, 2002, including 8.4 million which had exercise prices lower than the average market price of Company common shares.

      Options to purchase .2 million shares and 12.8 million shares of common stock, outstanding as of December 31, 2001 and 2000, respectively, were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of Company common shares and, therefore, would be antidilutive.

Contingencies

      The Company has been named in certain health care cost reimbursement/ third party recoupment/class action litigation against the major domestic cigarette companies and others seeking damages and other relief. The complaints in these cases on their face predominantly relate to the usage of cigarettes; within that context, certain complaints contain a few allegations relating specifically to smokeless tobacco products. These actions are in varying stages of pretrial activities.

      The Company believes these pending litigation matters will not result in any material liability for a number of reasons, including the fact that the Company has had only limited involvement with cigarettes and

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

      The Company is named in a purported class action in Florida brought by six plaintiffs “on behalf of themselves and all others similarly situated” against various smokeless tobacco manufacturers including the Company and other organizations for personal injuries, including cancers of the mouth and larynx, oral lesions, leukoplakia, facial disfigurement, gum and tooth loss, fear of cancer, death and depression and other injuries allegedly resulting from the use of defendants’ smokeless tobacco products. Plaintiffs also claim nicotine “addiction” and seek unspecified compensatory damages and certain equitable and other relief, including but not limited to, medical monitoring.

      The Company believes, and has been so advised by counsel handling these cases, that it has a number of meritorious defenses to all such pending litigation. Except as to the Company’s willingness to consider alternative solutions for resolving certain regulatory and litigation issues, all such cases are, and will continue to be, vigorously defended. The Company believes that the ultimate outcome of all such pending litigation will not have a material adverse effect on its consolidated financial position, but may have a material impact on its consolidated financial results for a particular reporting period in which resolved.

      The Company has been named as a defendant in a number of purported class actions brought by direct purchasers (wholesalers and distributors) and indirect purchasers (both consumers and retailers) of its moist smokeless tobacco products. As direct purchasers of the Company’s smokeless tobacco products during the period January 1, 1990 to the present, plaintiffs in these consolidated actions allege individually and on behalf of a putative class of wholesalers and distributors that the Company violated the federal antitrust laws and has engaged in this conduct unilaterally and in concert with “its co-conspirators.” Plaintiffs seek to recover unspecified statutory damages, before trebling, and certain equitable and other relief. The Company has reached a settlement with more than 500 of its direct purchasing customers (wholesalers and distributors) who are potential class members in this putative class action whom represent more than 85 percent of the Company’s sales volume based on 2001 sales revenue. For those distributors who agreed to settle the lawsuit and release all claims against the Company, the Company agreed to delay a planned reduction of its prompt-payment discount terms. The effect of this settlement is to delay cost savings planned for 2003 and will have no material adverse effect on the Company’s consolidated financial results.

      As indirect purchasers of the Company’s smokeless tobacco products during various periods of time ranging from January 1990 to the date of potential certification of the proposed class, plaintiffs in those actions allege individually and on behalf of putative class members in a particular state that the Company has violated the antitrust laws, unfair and deceptive trade practices statutes and/or common law of those states. Plaintiffs seek to recover compensatory and statutory damages in an amount not to exceed $75,000 after trebling per

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

putative class member, and certain other relief. The indirect purchaser actions are similar in all material respects.

      The Company has also been named in an action in Mississippi by an individual plaintiff as an indirect purchaser of the Company’s smokeless tobacco products in the state of Mississippi for an unspecified period of time. Plaintiff alleges the Company has violated state antitrust and consumer protection laws and also asserts a claim for civil conspiracy. Plaintiff seeks unspecified statutory and compensatory damages in an amount not to exceed $75,000, and certain other relief.

      Each of the foregoing actions is derived directly from the Conwood litigation (see Other Matters note). For the plaintiffs in the putative class actions to prevail, they will have to obtain class certification. All of the plaintiffs in the above actions will have to obtain favorable determinations on issues relating to liability, causation and damages. The Company believes, and has been so advised by counsel handling these cases, that it has meritorious defenses in this regard, and they are and will continue to be vigorously defended. The Company believes that the ultimate outcome of these purported class actions will not have a material adverse effect on its consolidated financial position, although if plaintiffs were to prevail, these actions could have a material impact on its consolidated financial results for the particular reporting period in which resolved. The Company believes that the ultimate outcome of the individual case will not have a material adverse effect on its consolidated financial position, and even if plaintiff was to prevail, this action is not expected to have a material impact on its consolidated financial results for the particular reporting period in which resolved.

      The Company has been named in an action in Kentucky brought by one of its competitors alleging that certain actions and practices of the Company violate federal and state antitrust laws as well as the common law of Kentucky in connection with the marketing and sale of its moist smokeless tobacco products. Plaintiff seeks unspecified damages before trebling, punitive damages and injunctive and other relief.

      This action is also derived directly from the Conwood litigation. It is not possible to predict the outcome of the litigation pending against the Company and its subsidiaries. Litigation is subject to many uncertainties. In order to prevail, the Company’s competitor will have to obtain favorable determinations on issues relating to liability, causation and damages. The Company believes that it has meritorious defenses in this regard, and that the ultimate outcome of this action will not have a material adverse effect on its consolidated financial position, although if plaintiff was to prevail, this action could have a material impact on its consolidated financial results for the particular reporting period in which resolved. There can be no assurances, however, that we will be correct in our belief.

      On February 14, 2002, in a state court action in Miami, Florida involving a commercial dispute alleging breach of contract and other claims in connection with the sale of cigars, a jury rendered a verdict against U.S. Cigar Sales Inc. and other affiliated companies of the Company, awarding $43 million in compensatory and punitive damages to the plaintiff, a former distributor. On April 26, 2002, the court ruled on certain post-trial motions, thereby reducing the award to $7.4 million. On August 30, 2002, the court granted the Company’s motion for set-off reducing the award to $3.6 million (including prejudgment interest and costs), and entered final judgment. Both plaintiff and the Company have filed a notice of appeal to the Third District Court of Appeal.

      The Company believes, and has been so advised by counsel handling the case, that its appeal is well-founded and the trial court’s ruling on the post-trial motions that reduced the jury’s verdict and granted a set-off are supported by existing law and, as a result, believes that, while there can be no assurances, its appeal should ultimately be granted and the rulings on those post-trial motions should ultimately be affirmed on appeal. While the Company believes that its appeal should ultimately be granted and the rulings on those post-trial motions should ultimately be affirmed, if all or part of the adverse verdict is reinstated after all appeals, satisfaction of such a judgment is not expected to have a material adverse effect on the Company’s consolidated financial results for the particular reporting period in which resolved or its consolidated financial position.

UST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Matters

      In March 2000, a Kentucky jury rendered a verdict against the Company, awarding $350 million in compensatory damages to Conwood Company, L.P., for its claims under federal antitrust laws that the Company had engaged in exclusionary and anticompetitive conduct in the marketing and promotion of moist smokeless tobacco products. The verdict, when entered as a judgment, was subject to trebling under federal antitrust laws to $1.05 billion plus interest and other costs. On January 13, 2003, the Supreme Court of the United States declined to hear the Company’s appeal and let stand the $1.05 billion antitrust award, plus interest and other costs, against the Company. As a result, the Company included a $1.261 billion pretax charge in its net loss for 2002.

      In January 2003, the Company paid the antitrust award in the amount of $1.262 billion, which included additional interest charges for 2003. The Company utilized funds held in restricted deposits in the amount of $1.242 billion and $19.7 million of additional cash in satisfaction of the award.

      In November 1998, the Company entered into a Smokeless Tobacco Master Settlement Agreement (the “Settlement Agreement”) with the attorneys general of various states and U.S. territories to resolve the remaining health care cost reimbursement cases initiated against the Company. The Settlement Agreement required the Company to adopt various marketing and advertising restrictions and make payments totaling $100 million, plus a minimum 3 percent inflationary adjustment per annum, over 10 years for programs to reduce youth usage of tobacco and combat youth substance abuse and for enforcement purposes.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Directors and Stockholders

UST Inc.

      We have audited the accompanying consolidated statement of financial position of UST Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UST Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG LLP

Stamford, Connecticut

February 6, 2003